As filed with the Securities and Exchange Commission on May 28, 2026.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Entrata, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7372	86-1072180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
4205 Chapel Ridge Road
Lehi, Utah 84048
(801) 375-5522
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Edmunds
Chief Executive Officer
Entrata, Inc.
4205 Chapel Ridge Road
Lehi, Utah 84048
(801) 375-5522
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rezwan D. Pavri Richard C. Blake Colin G. Conklin Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Benjamin J. Cohen Kaj P. Nielsen Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Mark Hansen Erin Goodsell Entrata, Inc. 4205 Chapel Ridge Road Lehi, Utah 84048 (801) 375-5522	Rachel D. Phillips Tristan VanDeventer Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 (212) 596-9000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject To Completion. Dated       2026.
PRELIMINARY PROSPECTUS
      Shares
Entrata, Inc.
Class A Common Stock

This is the initial public offering of shares of Class A common stock of Entrata, Inc.
Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share will be between $      and $     . We have applied to list our Class A common stock on the New York Stock Exchange under the symbol “ENT”.
We have three classes of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock. Shares of Class C common stock have no voting rights, except as otherwise required by law, and each share of Class C common stock is convertible at any time into one share of Class A common stock, subject to the beneficial ownership limitations described herein. See “Description of Capital Stock” for additional information.
Upon the completion of this offering, entities affiliated with Silver Lake Group, L.L.C. (“Silver Lake”) will hold approximately      % of the voting power of our outstanding common stock (or approximately      % of the voting power of our outstanding common stock if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full). As a result, we expect to be a “controlled company” as defined in the corporate governance rules of the New York Stock Exchange and will be exempt from certain corporate governance requirements of such rules. As a result, Silver Lake will have significant power to control our affairs and policies and influence the outcome of matters that require stockholder approval, including with respect to the election of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger or sale of substantially all of our assets. See “Management—Controlled Company Status” and “Risk Factors—We expect to be a “controlled company” within the meaning of the listing standards of the New York Stock Exchange and the rules of the SEC and, as a result, would qualify for exemptions from certain corporate governance standards of the New York Stock Exchange.”
We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements in this prospectus and may elect to do so in future filings. See “Risk Factors” and “Prospectus Summary—Implications of Being an Emerging Growth Company.”
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 31 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
______________
(1)See the section titled “Underwriting” for additional information regarding underwriting compensation.
To the extent that the underwriters sell more than       shares of Class A common stock, we have granted the underwriters an option to purchase up to an additional       shares of Class A common stock at the initial public offering price less the underwriting discount within 30 days of the date of this prospectus.
The underwriters expect to deliver the shares against payment in New York, New York, on or about      , 2026.

Goldman Sachs & Co. LLC		J.P. Morgan		Barclays
(listed in alphabetical order)
BofA Securities	Needham & Company	Raymond James	UBS Investment Bank	Wells Fargo Securities	William Blair
(listed in alphabetical order)
KeyBanc Capital Markets		Stephens Inc.		Truist Securities
(listed in alphabetical order)

Prospectus dated      , 2026

entrata

The Operating System for multifamily real estate

OUR MISSION

Creating a better living experience in every community

homebody
Sloane Lofts
$1234.56
Pay Now
Move-in checklist
View checklist
Resident Hub
Amenities
Documents
Important Links
Contact Office
Events

entrata

Letter from Entrata's CEO, Adam Edmunds

To Our Future Shareholders,

I first encountered Property Solutions at the 2003 BYU business plan competition. The founder's pitch captivated me. He won the competition, and I cold-emailed to see if he needed a financially minded member of the team, as I was desperate to avoid a career in public accounting. Fresh from a Master of Accounting degree, I joined the fledgling company for a few months before striking out on my own. Over the years, I started and sold several businesses, but I never lost track of Property Solutions as it evolved, first into a provider of websites and payments for property managers, and eventually into Entrata.

By the time this letter is published, I will have served as Entrata's CEO for just over five years. When the founder recruited me, I didn't fully know what to expect. What I assumed was a niche apartment app had become something far larger. In those early months, I fell in love with the company and felt a profound obligation to ensure the world discovered what had been built here. From day one, I have carried the responsibility to honor everyone who poured their lives into Entrata.

None of my prior ventures were built to endure for generations. From my earliest days here, it was clear Entrata could become a true platform, one that would outlast any individual and continue creating value for customers, employees, and communities for decades.

I quickly fell in love with our mission. Leasing an apartment is rarely just paperwork and a moving truck. It accompanies life's pivotal and emotional moments: new schools, graduations, marriages, divorces, job changes, or a child needing specialized care in a new city. Our customers are not passionate about technology. They are passionate about guiding people through these important life transitions. Entrata's role is to deliver simple, powerful tools so they can focus on the human side of their work. My favorite of our company values is: Create value where life happens.

Given the vital role our customers play in residents' lives, they deserve nothing less than the best technology. For too long, this industry settled for fragmented, mediocre software: multiple logins, clunky interfaces, and siloed data that wasted valuable time. Entrata changed that. We are a true operating system, purpose-built for multifamily, native to the cloud, with a single login and a unified data layer.

From the beginning, we committed to AI not as a marketing checkbox, but as a foundational advantage. For the past few years, much of the industry has been bolting AI onto existing systems through chat tools, point solutions, and automations that sit outside core workflows. Those tools have helped, but they have not fundamentally changed how the work gets done. We took a different approach. Instead of adding AI to the platform, we completely architected the platform around it.

Because Entrata is already the system of record, the system of action, and the system of context, we can embed agents directly into the workflows where work actually happens. Leasing, accounting, maintenance, operations. Not as add-ons. Not as optional tools. Built directly into the core system. That is what an agentic property management system looks like.

The result is not just faster work. It is different work. Through more than 100 agents embedded throughout the OS, AI is capable of handling more of the repetitive but necessary tasks that used to require constant human involvement. This gives on-site teams more space to focus on residents, making judgment calls, and the moments where human interaction matters most. These are not future promises. They are live, measurable outcomes powering thousands of properties today.

entrata

Another source of pride has been our partnership with Utah Foster Care. What began as a small effort has grown into Room for Hope, which provides a free, furnished one-year lease to young adults aging out of foster care. More recently, customers have stepped in alongside us, volunteering units for transitioning youth. I have never worked in a more generous industry.

Becoming a public company represents an important milestone in this evolution. It does not change our mission, but it does increase our responsibility. Public ownership requires discipline, transparency, and sustained execution. Leading Entrata is not just a role for me. It is a responsibility I take seriously.

I am deeply grateful to the employees who have built this company over more than two decades and to the customers who trust us with their operations. Their partnership and commitment are what make long-term durability possible. Our platform supports operators serving millions of residents every day. That responsibility is not abstract to us. We built this company with intention, and we intend to continue leading it that way.

Thank you for your interest in Entrata and for considering becoming part of our next chapter.

Sincerely,

Adam Edmunds,
Chief Executive Officer
Entrata, Inc.

entrata

Managing rental communities is highly complex

Legal & Compliance
Accounting
Resident Self-Service
Utilities
Marketing
Community Access
Site Management
Maintenance
Procure-to-pay
Leasing
Asset Management

Accounting
Corporate & property general ledger
Bank reconciliation & close calendar
Invoice OCR & 3-way match
Tax & 1099 reporting
AP/AR automation
Budgeting

Asset Management
Forecasting & investment analytics
Escalations & strategic decisioning
Capital expenditure management
Risk & incident management
Debt management
Financial reporting

Community Access
Gate, intercom, & elevator control
Smart locks & guest codes
Key & fob management
Amenity setup

Leasing
Centralized call/chat/SMS
Tour scheduling & self-guided tours
Cross-property transfers & waitlists
Pricing, promotions & revenue tools

Legal & Compliance
Fair-housing & rent-control rules
Collections & eviction governance
Audit trails & documentation
Incident & claims oversight

Maintenance
Work order management
Preventative maintenance
Inspections & make-ready board
Technician dispatch & coordination
Asset & inventory tracking
Safety & incident logs

Marketing
Portfolio websites & SEO
Centralized lead routing & AI agents
Reputation & review management
Ad listings, social & email content
Campaigns & attribution
Brand templates

Procure-to-Pay
Vendor onboarding & COI tracking
AP payables & rebate processing
Purchase orders & approvals
SLA performance tracking

Resident Self-Serve
Digital move-in checklist
Rent payments
Renters insurance
Rent credit reporting
Deposit alternative
Transfer requests
Maintenance requests
Amenity booking
Lease renewals
Roommate updates
Move-out notice
Pet profiles

Site Management
Renewal offers & notices
Occupancy forecasting
Rent posting & deposits
Unit-level charges

Utilities
Utility billing
CAM/RUBS configuration
Consumption tracking

entrata

Company history

Entrata OS residential unit growth
3M
2.5M
2M
1.5M
1M
500K
0
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
OS beta launch
First annual Entrata Summit
Student functionality launch
OS GA launch
ResidentPortal app launch
Greystar goes live with owned assets
AI functionality announcement
Commercial functionality launch
First international customer
First institutional funding round by Silver Lake
Autonomous Property Management (APM) launch
Colleen AI acquisition and ELI launch
Rent Dynamics acquisition
Homebody launch
Affordable functionality launch
Strategic investment by Blackstone
Homebody RXP launch
Entrata OXP announcement

Customer impact

10%

Improvement in site team operational efficiency[1]

50%

Faster onboarding for new employees[1]

36%

Faster lead-to-lease conversion across all customers after implementing Leasing AI[2]

Source: [1]"The Total Economic Impact™ Of Entrata", a commissioned study conducted by Forrester Consulting, August 2025. Results are based on a composite organization of interviewed customers over three years. [2]Based on Entrata analysis comparing post-implementation Leasing AI performance to pre-implementation historical data across participating properties; measurement periods varied by property and spanned 2023-2025.

Entrata at a glance

$536M

Trailing twelve months 3/31/26 total revenue

23%

Trailing twelve months 3/31/26 YoY total revenue growth

$60M

Trailing twelve months 3/31/26 net income

2.5M

Units on Entrata OS as of 3/31/26

$216

ARPU as of 3/31/26

18%

Trailing twelve months 3/31/26 GAAP operating margin

25%

Trailing twelve months 3/31/26 non-GAAP operating margin

Note: Non-GAAP operating margin is a non-GAAP measure. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations".

entrata

entrata

Total revenue ($M)

YoY growth
25%
24%
23%
26%
24%
172
215
266
328
412
509
2020
2021
2022
2023
2024
2025

	2020	2021	2022	2023	2024	2025
Net income (loss)	14	(8)	(200)	(9)	22	51
GAAP operating income	21	13	(3)	(8)	53	83
Non-GAAP operating income	27	36	3	5	58	118

Note: Non-GAAP operating income is a non-GAAP measure. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Through and including      , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.
For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside the United States.
i

GLOSSARY OF TERMS
The following is a glossary of certain terms we use to discuss our business in this prospectus. Our definitions, including for our key operating metrics, may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of our key operating metrics as comparative measures.
“amortization of purchased intangible assets” refers to amortization expense that we recognize related to intangible assets acquired in connection with certain business combinations. Amortization of acquired intangible assets is a non-cash expense that is significantly affected by the timing and size of acquisitions and the inherent subjective nature of purchase price allocations. The use of intangible assets has contributed to our revenue during the periods presented, and we expect such use will contribute to revenue in future periods.
“annualized recurring revenue,” or “ARR” is defined at the end of a period as the annualized dollar value of our total invoiced billings from customers as of such period end date. ARR includes certain usage-based fees when such fees arise from ongoing customer contracts and reflect services that are routinely and by necessity used in the ordinary course of our customers’ operations. While not contractually recurring, these usage-based transactions fundamentally reoccur by nature (e.g., the payment processing revenue from processing monthly rental payment obligations) and align with the monthly payment cadence of residents at residential communities managed using our Operating System. All subscribers of our Operating System are required to use our payment solution for all payments processed through the Operating System. In addition, operators are charged a monthly subscription fee to access our payment solution. ARR also includes Embedded Technology Solutions revenue, such as insurance and resident screening, and Subscription-related revenue, such as monthly subscription fees for our Operating System, rent credit reporting, utility services, and payment processing fees. We believe that these usage-based fees are indicative of ARR based on consistent historical usage patterns, customer retention, and the recurring and fundamental nature of the underlying activities to customers’ businesses, rather than discrete or one-time events. Our ARR excludes usage-based fees that have been identified as episodic, highly variable, or not expected to recur, such as setup billings and billings related to contingent insurance commissions.
“ARPU” refers to average revenue per unit. ARPU is a key operating metric, and in that context, ARPU is calculated by dividing (a) trailing twelve month revenue by (b) total units as of the end of the applicable period. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics and Non-GAAP Financial Measures.” In addition, when we discuss our determination of our highest-ARPU customers, ARPU is calculated on a per-customer basis by dividing (x) the ARR generated by a particular customer by (y) the number of units that same customer has on our Operating System, in each case as of the end of the applicable period. We then sort our customers from highest to lowest ARPU and then only select customers that have 1,000 units or more on our Operating System. We focus on customers with 1,000 units or more on our Operating System because we believe smaller customers often have less representative ARPU than our target customer. Our highest-ARPU customers generated, in aggregate, approximately 3% of our total revenue during each of the twelve-month periods ended December 31, 2024 and 2025.
“ARR Churn” is calculated by first identifying the Prior Period ARR, then measuring the value of ARR from that same cohort of customers that churned or had reduced ARR during the selected period.
“Autonomous Property Management,” or “APM” refers to our proprietary approach designed to automate the entire lifecycle of property management. APM includes OXP and RXP, supported by our embedded payments infrastructure and our Unified Data Layer.
“contingent consideration change in fair value” refers to changes in the fair value of contingent consideration that we exclude because these adjustments are non-cash, vary based on factors outside of our core operations, and are unrelated to our current period operating performance. Such changes typically result from remeasurement of future earn-out obligations associated with past acquisitions, which can fluctuate due to changes in financial projections, discount rates, or other valuation assumptions. Excluding these fair value adjustments provides a clearer view of our underlying operating results, consistent with how management evaluates performance.
“Current Period ARR” is calculated by first identifying the Prior Period ARR, then calculating the value of ARR from that same cohort of customers at the end of the selected period, giving effect to expansions, reductions, and churn over the 12 months preceding the end of the period selected.
“customers” is defined as each unique customer account associated with an operator that has a contractual and billing relationship with Entrata. In certain cases, a single operator may have portfolios that operate independently requiring them to maintain multiple customer accounts. This may include instances where different property environments are operated by different internal customer teams, which is determined by the customer, as well as legacy constraints, such as data capacity and legal practices arising from customer acquisitions, whereby property managers continue to maintain separate accounts for newly acquired properties, which are each determined by us.
“designated cash” represents funds from payments we process on behalf of our customers.
“ELI+” refers to our suite of premium AI products, including functional agentic AI. ELI+ offerings include Leasing AI, Payments AI, Renewals AI, and Maintenance AI.
“ELI Essentials” is our free embedded set of AI functionality across the entire Operating System.
“enterprise operators” is defined as operators managing properties with units ranging from a thousand to hundreds of thousands.
“Entrata Layered Intelligence,” or “ELI” refers to our embedded agentic AI and automation engine that powers agentic AI across operational domains by converting a customer’s data into action through predictive insights and orchestrated workflows. ELI consists of ELI Essentials and ELI+.
“gross retention” is calculated by dividing (a) our Prior Period ARR less ARR Churn by (b) our Prior Period ARR. Our gross retention rate does not reflect property churn as we believe this is outside of our control and not a reflection of the operations of our business.
“net retention” is calculated by dividing (a) the total Current Period ARR by (b) the total Prior Period ARR.
“Operating System,” or “OS” refers to our unified, end-to-end system that connects owners, operators, residents, and vendors within a single platform. Our Operating System serves as the digital infrastructure of Autonomous Property Management.
“Operations Experience Platform,” or “OXP” refers to our guided workflows for operators that connect CRM, ERP, and Property Operations.
“operators” or “property managers” refer to the organizations responsible for the day-to-day operations of the property, whether a third-party management company or owner-operators.
“owners” refer to organizations and investment firms that own the property.
“owner-operator” refers to the in-house operations function of an ownership group.
“payments infrastructure” refers to the financial layer that unifies our payment rails, settlement logic, and accounting data into a single system.
“Prior Period ARR” is defined as ARR from the cohort of customers who were active 12 months prior to the end of the selected period.

“property churn” refers to the termination of a specific property without penalty by a customer from a list of properties that will utilize our Operating System identified in such customer’s contract if that underlying property experiences a change in owner or operator.
“rental property ecosystem” or “residential ecosystem” refers to all housing verticals in which residents live, including student, affordable, conventional, military, active adult, and single-family build to rent (“BTR”) communities.
“Resident Experience Platform,” or “RXP” refers to our consumer-grade application, known by residents as Homebody, that offers a mobile-first interface for resident services, financial wellness, and loyalty.
“residential unit” refers to individual, self-contained living space within a larger residential building or complex.
“residents” refer to families and individuals that lease space and pay rent.
“stakeholders” refer to owners, operators, residents, and vendors.
“stock-based compensation” refers to the various forms of equity that we have granted to our employees including stock options and RSUs. We exclude stock-based compensation expense and related charges, including employer payroll taxes on employee stock transactions, to allow investors to make more meaningful comparisons of our performance between periods and relative to our peers. These expenses can vary significantly from period to period due to factors not directly related to our core business performance, including changes in valuation assumptions, the timing and magnitude of equity awards, and other non-operational variables.
“transaction-related expenses” is defined as expenses associated with transactions that are not recurring in nature, including acquisitions. We exclude transaction-related expenses because they are specific to individual acquisitions, investments, or other strategic transactions and are not reflective of our core, recurring operating performance. These costs, such as legal, accounting, valuation, and integration expenses, can vary significantly in timing and amount depending on the size and number of transactions in a given period. Excluding them provides greater visibility into our underlying operating results and trends, consistent with how management evaluates performance.
“Unified Data Layer” refers to our proprietary database architecture, including each customer’s system of record, complex industry-specific business logic, and resident profiles. Our Unified Data Layer captures and consolidates real-time profile attributes, property data, behavioral signals, transactions, and workflow activity.
“Units” are defined as the number of residential units currently being billed for use on our Operating System, and excludes units using ancillary Entrata products but not the Operating System. Units is a key metric. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics and Non-GAAP Financial Measures.”
“vendors” refers to third-party organizations that supply materials, equipment, or services to the property.

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Entrata,” “the company,” “we,” “us,” and “our” in this prospectus refer to Entrata, Inc. and its consolidated subsidiaries and references to our “common stock” include our Class A common stock, Class B common stock, and Class C common stock.
Overview
Our mission is to create a better living experience in every residential community.
Home is tied to life’s most important moments, whether forming a household, welcoming a child, starting a new job, navigating major life changes, or seeking a fresh start. Entrata’s technology empowers property owners and operators to run tens of thousands of thriving residential communities, delivering better experiences for millions of residents while strengthening the entire residential ecosystem.
Multifamily real estate is one of the largest and most complex industries in the world comprising housing types such as conventional, student, and affordable, yet for decades it has relied on fragmented tools and legacy systems that are not built for such an essential part of everyday life. Entrata provides a modern and autonomous Operating System (“Operating System” or “OS”) that connects the broader residential ecosystem within a single platform, including owners, operators, residents, and vendors. The Entrata Operating System replaces legacy systems and disconnected point solutions across Customer Relationship Management (“CRM”), Enterprise Resource Planning (“ERP”), Property Operations, and Resident Engagement with one unified, end-to-end system customizable by customers that streamlines property operations, strengthens the resident experience from move-in to move-out, addresses regulatory requirements, and delivers portfolio-level intelligence. The industry’s largest and most complex operators run their communities on Entrata—Entrata’s customers include 4 of the top 10 operators on the National Multifamily Housing Council’s list of Top 50 Managers, including the 2 largest.1
The Entrata Operating System works as a single, cloud-native system of record for each customer that also serves as a system of context and a system of action. Entrata is built on a Unified Data Layer, enabling every stakeholder to operate on the same data and creating the foundation for fully automated property operations. We refer to our proprietary approach designed to automate the entire lifecycle as Autonomous Property Management® (“APM”). Across Entrata-powered communities, the Unified Data Layer processes over 4.5 billion daily system transactions, enabling each customer’s dedicated system of record. Our Unified Data Layer underpins Entrata Layered Intelligence (“ELI”), our embedded agentic artificial intelligence (“AI”) and automation engine, which powers agentic AI across operational domains such as leasing, payments, renewals, and maintenance, enabling both visible tasks and background system workflows. Our agentic layer enables autonomous operational workflows, allowing property managers to supervise AI-led operations. Through the use of our Operating System, our customers improve their operating efficiency, grow their business, and provide better living experiences for their residents.
APM requires a depth of domain data, workflow context, and operational connectivity that general-purpose AI tools and vertical point solutions generally lack access to or receive in fragmented, delayed, and incomplete forms. We believe our purpose-built Operating System, which captures a customer’s real-time operational transactions, is uniquely positioned to deliver agentic automation at scale. This
1 Only includes operators for which data is available going back to 2020. National Multifamily Housing Council, NMHC Top 50 Managers.

automation requires an end-to-end Operating System that captures system transactions across CRM, ERP, Property Operations, and Resident Engagement to enable a continuous stream of repeatable and highly interdependent workflows. Entrata is the control point that powers daily operations, maintains the real-time dataset, and orchestrates the workflows that drive the multifamily industry.
While the Operating System supports a wide range of complex and interconnected capabilities with a single login user experience, usability is a core focus and is delivered through tailored experience layers for operators and residents. The Operations Experience Platform (“OXP”) provides guided workflows for operators that connect CRM, ERP, and Property Operations. The Resident Experience Platform (“RXP”), known by residents as Homebody, offers a mobile-first interface for resident services, financial wellness, and loyalty.
Each additional unit, workflow, and stakeholder (consisting of owners, operators, residents, and vendors) strengthens our Operating System and expands the benefits and utility for each customer. As connected units increase, our data and AI models grow more complete, which accelerates automation, reduces costs, and improves net operating income for the operator. Residents benefit from a more seamless and personalized living experience, and vendors gain efficiency from operating within a single connected ecosystem. As operators and residents benefit together, satisfaction and retention improve, driving portfolio consolidation onto Entrata and further expanding the overall network. These dynamics reinforce Entrata as the system of record at the center of modern multifamily operations.
Entrata pairs decades of multifamily experience with a technology-first approach built on innovation, agility, and rapid iteration. This combination of strengths allows us to deliver sophisticated functionality through a simple and intuitive product. This enterprise-grade, cloud-native foundation enables us to meet the full complexity of property operations while still prioritizing fast, intuitive implementation in ways that legacy systems and point solutions are not architected to replicate.
We participate in what we believe is one of the largest, most durable, and least digitized markets of the U.S. economy—the rental property market, which accounts for approximately $1 trillion of annual rental spend.2 Within this broader landscape, our core focus is on the U.S. multifamily housing sector, which includes approximately 23.4 million units as of 2023.3 As of March 31, 2026, we powered 2.5 million units, or roughly 10% of the U.S. multifamily market, with particular strength among the largest and most complex enterprise operators, which we define as operators managing properties with units ranging from thousands to hundreds of thousands. Our ability to scale with enterprise customers is evidenced by our 233 customers with annualized recurring revenue (“ARR”) exceeding $500,000 as of December 31, 2025, compared to 183 such customers as of December 31, 2024, representing an increase of 27% in the customer count. These customers with ARR exceeding $500,000 represented 84% of total ARR as of December 31, 2025, compared to 81% of total ARR as of December 31, 2024. The combination of a large and mission-critical market that is heavily regulated, accelerating demand for automation, and our unified Operating System positions us to lead the industry’s next phase of transformation. Our architecture,
2 Calculated by multiplying 46 million units by $1,742 average monthly rent times 12 months. Based on Entrata Internal Data as of December 31, 2025 and Federal Reserve Bank of St. Louis, Housing Inventory Estimate: Renter Occupied Housing Units in the United States.
3 National Multifamily Housing Council, Characteristics of Apartment Stock, Apartment Units by Number of Units in Structure.

scale, and customer momentum create a durable foundation for long-term growth, evidenced by our five-year CAGR of 24% illustrated in the chart below:
Since our founding in 2003 and the launch of our Operating System in 2015, we have rapidly scaled while delivering strong growth and improving profitability. Revenue grew from $412.0 million in 2024 to $509.3 million in 2025, an increase of 24%. We retain customers by building brand loyalty among our operators and creating positive experiences for our residents. This is evidenced by our gross retention of 99% and 97% as of December 31, 2024 and 2025, respectively. We intend to continue to prioritize efficient growth. We have historically invested in our product and go-to-market strategy and will continue to improve upon each. Our operating income grew from $52.5 million in 2024 to $82.6 million in 2025 and our non-GAAP operating income grew from $58.4 million in 2024 to $117.8 million in 2025. We have reached 13% and 16% operating margin in 2024 and 2025, respectively. In addition, we have reached 14% and 23% in non-GAAP operating margin in 2024 and 2025, respectively, reflecting the operating leverage inherent in our model.
Revenue grew from $116.6 million in the three months ended March 31, 2025 to $143.5 million in the three months ended March 31, 2026. Our operating income grew from $21.3 million in the three months ended March 31, 2025 to $37.0 million in the three months ended March 31, 2026. Our non-GAAP operating income grew from $24.8 million in the three months ended March 31, 2025 to $40.8 million in the three months ended March 31, 2026. We have reached 18% and 26% operating margin in the three months ended March 31, 2025 and 2026, respectively. In addition, we have reached 21% and 28% in non-GAAP operating margin in the three months ended March 31, 2025 and 2026, respectively.

Industry Background
Real estate is the world’s largest asset class.4 For most consumers in the United States, housing is not only the largest single expense of disposable income—comprising roughly 33%5 of total expenditures—but also fulfills essential human needs, including shelter, safety, comfort, and a sense of community. Specifically, rental properties are seeing strong structural demand and have become a critical component of the U.S. economy, representing over 46 million renter households6 and approximately $1 trillion in annual rental spend.7
In addition to its sheer scale, the rental property ecosystem consists of a wide range of interconnected stakeholders. Each of these stakeholders interact regularly and have unique needs that are essential to the ongoing success of any property. These stakeholders include:
•Owners: Organizations and investment firms that own the property, typically for ongoing income generation and capital appreciation. Some of these firms also act as operators, or owner-operators, as referenced below.
•Operators: Organizations responsible for the day-to-day operations of the property, whether a third-party management company or the in-house operations, or owner-operators, function of an ownership group. They are also referred to as property managers. Operators typically lead activities such as marketing, leasing, maintenance, lease renewals, accounting, budgeting, and facilitating an exceptional resident experience.
•Residents: Families and individuals that lease space and pay rent. Residents are the lifeblood of the property.
•Vendors: Third-party organizations that supply materials, equipment, or services to the property. For example, this may include a painter that is hired to renovate an apartment, a plumber dispatched to repair a unit’s kitchen faucet, or local suppliers and big box retailers.
Despite their distinct roles, these stakeholders stand to benefit from a centralized Operating System that unifies them and streamlines complex workflows within a single platform that manages everything needed to run a thriving property.
4 Savills, World’s real estate worth $393.3 trillion and is the world’s largest store of wealth.
5 U.S. Bureau of Labor Statistics, Consumer Expenditures—2023.
6 Federal Reserve Bank of St. Louis, Housing Inventory Estimate: Renter Occupied Housing Units in the United States.
7 Calculated by multiplying 46 million units by $1,742 average monthly rent times 12 months. Based on Entrata Internal Data as of December 31, 2025 and Federal Reserve Bank of St. Louis, Housing Inventory Estimate: Renter Occupied Housing Units in the United States.

Managing Rental Communities is Highly Complex

entrata

Legal & Compliance
Accounting
Resident Self-Service
Utilities
Marketing
Community Access
Site Management
Maintenance
Procure-to-pay
Leasing
Asset Management

Accounting
Corporate & property general ledger
Bank reconciliation & close calendar
Invoice OCR & 3-way match
Tax & 1099 reporting
AP/AR automation
Budgeting

Asset Management
Forecasting & investment analytics
Escalations & strategic decisioning
Capital expenditure management
Risk & incident management
Debt management
Financial reporting

Community Access
Gate, intercom, & elevator control
Smart locks & guest codes
Key & fob management
Amenity setup

Leasing
Centralized call/chat/SMS
Tour scheduling & self-guided tours
Cross-property transfers & waitlists
Pricing, promotions & revenue tools

Legal & Compliance
Fair-housing & rent-control rules
Collections & eviction governance
Audit trails & documentation
Incident & claims oversight

Maintenance
Work order management
Preventative maintenance
Inspections & make-ready board
Technician dispatch & coordination
Asset & inventory tracking
Safety & incident logs

Marketing
Portfolio websites & SEO
Centralized lead routing & AI agents
Reputation & review management
Ad listings, social & email content
Campaigns & attribution
Brand templates

Procure-to-Pay
Vendor onboarding & COI tracking
AP payables & rebate processing
Purchase orders & approvals
SLA performance tracking

Resident Self-Serve
Digital move-in checklist
Rent payments
Renters insurance
Rent credit reporting
Deposit alternative
Transfer requests
Maintenance requests
Amenity booking
Lease renewals
Roommate updates
Move-out notice
Pet profiles

Site Management
Renewal offers & notices
Occupancy forecasting
Rent posting & deposits
Unit-level charges

Utilities
Utility billing
CAM/RUBS configuration
Consumption tracking

Operators run highly complex businesses. In order to be successful, operators must maximize occupancy, deliver an excellent resident experience, and continually identify ways to improve efficiency and net operating income.
The rental property ecosystem in the United States is undergoing a period of significant transformation underscored by macroeconomic, demographic, industry-specific, regulatory, and technological changes. We believe the following themes are at the center of this transformation:
Demand for rental properties is outpacing demand for home ownership
Renter growth is expected to outpace homeowner growth by approximately 2x through 2040.8 The traditional view centered on homeownership is evolving. This shift is driven by a desire for greater flexibility, both in terms of mobility and personal finances, as consumers increasingly prioritize freedom from long-term mortgages and the burdens of property maintenance. Renting is no longer seen as a default or temporary option but as a deliberate and attractive path that aligns with modern consumer preferences and life goals across all ages.9 This allows operators to provide different types of housing to residents through their various stages of life from student housing near a university to first city apartment to active adult living.
Furthermore, the urban population has increased in recent years, with 84% of the U.S. population now living in urban areas compared to 70% in 196010, leading to a need for higher density development. In urban areas, over half (51%) of the housing inventory is rented, significantly more than in suburban (30%) and nonmetropolitan areas (28%).11 Millennials and Gen-Z are driving urban demand and are prioritizing convenience, connectivity, and sustainability.
8 Urban Institute, The Future of Headship and Homeownership.
9 The American Dream Survey. See the section titled “Industry, Market, and Other Data.”
10 World Bank Group, Urban population (% of total population)—United States.
11 Joint Center for Housing Studies of Harvard University, America’s Rental Housing.

Rising costs of homeownership driven by elevated home prices and substantial down payment requirements have made buying a home significantly less affordable than renting. The proportion of U.S. renter households able to afford a median-priced home dropped to just 13% in the second quarter of 2025, down from 17% in the same period in 2019, representing 1.8 million households priced out of the market.12 This lack of affordability has led younger generations to delay home purchases, pushing the average age of first-time buyers to a record 38 years old in 2024, up from the late 20s in the 1980s.13
Rising demand for rental properties has fueled increased investment in multifamily units, which are predominantly managed by enterprise operators
As the rental property market has evolved, enterprise operators have grown significantly. These sophisticated organizations require enterprise-grade solutions that prioritize reliability, configurability, security, and real-time data to streamline workflows and enhance overall business efficiency and profitability. From 2023 to 2024, new construction contributed an average annual increase in multifamily units of approximately 2% to 3%.14 Within the enterprise segment, operators continue to expand their portfolios significantly. According to the National Multifamily Housing Council, the top 50 operators as of 2025 have grown their managed units by 48% from 2020, representing an 8% CAGR.15 This expansion is driving demand for sophisticated, scalable technology platforms that can support complex, multi-property operations, deliver superior resident experiences, and ultimately contribute to higher net operating income per property.
The resident experience has become a vital component of competitive differentiation for operators
Delivering seamless support and service drives resident satisfaction, referrals, and ultimately retention, directly boosting net operating income per property. Recent studies have shown satisfied residents are nearly 3.5x more likely to renew their lease than dissatisfied residents.16
To improve the resident experience and increase retention, operators are focused on reducing friction for their residents. Residents can benefit from support across the entire resident lifecycle, including renters insurance, moving assistance, utility setup, streamlined maintenance requests, and access to automatic rent credit reporting. By capitalizing on these opportunities, operators can generate ancillary revenue while simultaneously enhancing resident satisfaction through personalized experiences, ultimately supporting higher retention. As a result, we believe there is growing demand for modern platforms that streamline operations, deliver consumer-grade experiences for residents, and create incremental value for all stakeholders involved.
Beyond the goal of increased retention, operators must also focus on the resident experience in response to recent regulatory and legislative developments, such as fee transparency laws, which have significantly expanded renter protections. As regulatory standards continue to evolve, operators are increasingly expected to prioritize transparency, fairness, and service quality, further reinforcing the critical role they play in supporting residents.
12 To determine how many renter households can afford a median-priced home, CBRE estimated an all-in monthly cost (including mortgage, insurance, taxes, and general maintenance) and compared that against renter incomes in each market. A threshold of 40% of gross monthly income was used to determine if the average payment for a median-priced home is affordable for a renter household. Based on this analysis, the proportion of U.S. renter households that can afford a median-priced home as of the second quarter of 2025 dropped to just 12.7% from 17.0% in 2019. CBRE, Fewer Renter Households Can Afford Homeownership.
13 National Association of Realtors, Profile of Home Buyers and Sellers.
14 Only takes into account new construction of privately-owned units in buildings with five or more total units. Federal Reserve Bank of St. Louis, New Privately-Owned Housing Units Completed: Units in Buildings with 5 Units or More.
15 Only includes operators for which data is available going back to 2020. National Multifamily Housing Council, NMHC Top 50 Managers.
16 Grace Hill, Measure What Matters, Ways you can leverage actionable survey insights to increase asset value.

The rental property market is facing increasing pressure on operating margins and is actively embracing technology to drive efficiency
Operators face ongoing pressure to improve operating margins against a backdrop of rising costs, either by introducing new ancillary revenue streams or reducing costs. Owners generate revenue from rental income; their largest expenses are property taxes and property management expenses (including personnel expenses, utilities, repairs, maintenance, advertising, and property insurance). The difference between rental income and expenses is net operating income, which is a critical factor for determining real estate valuations. Operators, on the other hand, typically receive a fixed percentage of rent collected defined in a contractual arrangement with the owner. We believe significant cost pressures across labor, insurance, and other property-related costs have outpaced growth in rental income in recent years. Cost pressures have risen, and the leveling of pandemic-era rent increases has forced a shift in how owners are operating.17 Creating new efficiencies will become the differentiator, allowing operators to deliver value by controlling expenses, increasing margins, and delivering a better customer experience. Meanwhile, as of October 2025, rent prices nationally are down 1.1% compared to one year prior, and national median rent has fallen from its 2022 peak by 5.2%.18 In response to these challenges, operators are diversifying and strengthening their business models by introducing new ancillary revenue streams and adopting centralized technology platforms to drive automation and efficiency across all facets of their portfolios.
As a result, software adoption is accelerating, with a particular focus on AI. Operators are increasingly seeing the need to utilize AI in their operations. According to industry research, the use of AI-generated marketing increased by 26% from 2024 to 2025, and operators are expected to adopt AI tools at scale in 2026 for lead nurturing, leasing assistance, fraud screening, virtual tours, reputation management, and improved resident retention.19
The fundamental architecture of current property management solutions fails to meet the comprehensive needs of the rental property market
Historically, operators have relied on legacy property management systems, other property management solutions, disconnected point solutions, and the status quo of spreadsheets, email, paper checks, and bespoke in-house systems. However, these existing alternatives fail to address the needs of the rental property market for multiple reasons:
•Legacy property management systems: Legacy systems typically rely on on-premise architectures or have developed a cloud alternative of their original on-premise architecture over time. These systems lack the scalability, flexibility, and on-demand updates offered by modern, cloud-native architectures. In addition, many legacy systems have patched together their product from a long history of acquisitions, resulting in significant technical debt, including siloed data and limited interoperability. We estimate that some legacy systems have completed over 50 acquisitions, many of which remain unintegrated.
•Property management solutions: Property management solutions focus on small and midsized businesses. These solutions typically lack the sophistication to serve enterprise customers.
•Point solutions: Point solutions often lead to fragmented technology stacks, increased cost pressures, overburdened employees, and structural inefficiencies by only addressing part of the property lifecycle. Point solutions further proliferate data gaps when stitched together, which results in a disjointed workflow across the property lifecycle, hindering operational efficiency.
17 Matthews Real Estate Investment Services, Multifamily Operating Expenses Continue to Climb: The Current Cost Landscape.
18 Apartment List, National Rent Report.
19 Apartments.com, What’s Ahead for Multifamily: 11 Trends to Watch in 2026.

As a result, many existing alternatives are unable to achieve true end-to-end automation. These alternatives often lack access to real-time, end-to-end data and do not offer a Unified Data Layer for each customer structured for effective AI training. Additionally, fragmented data sources, outdated architectures, and limited integration capabilities further hinder their ability to leverage AI-driven insights and automation. This creates significant barriers to innovation, preventing operators from unlocking the full potential of modern technologies to enhance operational efficiency and resident experience.
Market Opportunity
We participate in what we believe is one of the largest, most durable, and least digitized markets of the U.S. economy—the rental property market, which accounts for approximately $1 trillion of annual rental spend.20
Rental properties have historically lagged other industries in technology sophistication, relying on legacy systems, fragmented point solutions, and manual workflows. Technology spend in the global market was approximately $47.1 billion in 2025, and is expected to grow at a 16.4% CAGR through 203421 as the market continues to modernize and professionalize operations. As operators increasingly adopt cloud-based, AI-enabled solutions, we are well positioned to capture a larger share of this underpenetrated market.
Within this broader landscape, our current serviceable addressable market (“SAM”) reflects our core focus on the U.S. multifamily housing sector, which includes approximately 23.4 million units as of 2023.22 As of March 31, 2026, we served 2.5 million units, which represents approximately 10% of the addressable multifamily sector, underscoring the significant runway for expansion. Importantly, our strongest opportunity lies in the enterprise segment, where institutional ownership continues to accelerate as operators scale. Our highest average revenue per unit (“ARPU”) customers today generate approximately $580 in ARPU per year23, reflecting deep adoption of our unified Operating System, which includes more than 70 product offerings spanning payments, utilities management, insurance, resident engagement, accounting, and AI-powered operations. This level of spend is significantly higher than the average across our customer base, highlighting the substantial white space and opportunity to increase ARPU as more customers expand their use of our platform. We estimate our core SAM as the product of (a) the approximately 23.4 million multifamily units in the United States as of 202324 and (b) an ARPU of $580 based on the current highest levels of technology adoption. This equates to a core SAM of $13.6 billion.
Each incremental product offering on the Operating System expands our potential ARPU and SAM opportunity, improving our ability to increase customer wallet-share. Because these incremental offerings leverage our Unified Data Layer and single login, they reinforce the benefits and utility for each customer and drive durable, high-margin growth. For example, Homebody, our growing suite of resident-facing financial and lifestyle offerings, such as rent reporting, creates an ancillary revenue opportunity for
20 Calculated by multiplying 46 million units by $1,742 average monthly rent times 12 months. Based on Entrata Internal Data as of December 31, 2025 and Federal Reserve Bank of St. Louis, Housing Inventory Estimate: Renter Occupied Housing Units in the United States.
21 Precedence Research, PropTech Market Size and Forecast 2025 to 2034.
22 National Multifamily Housing Council, Characteristics of Apartment Stock, Apartment Units by Number of Units in Structure.
23 To identify our highest-ARPU customers, we first calculate ARPU on a per-customer basis by dividing (x) the ARR generated by a particular customer by (y) the number of units that same customer has on the Operating System, in each case as of the end of the applicable period. We then sort our customers from highest to lowest ARPU and then only select customers that have 1,000 units or more on our Operating System. We focus on customers with 1,000 units or more on our Operating System because we believe smaller customers often have less representative ARPU than our target customer. Our highest-ARPU customers generated, in aggregate, approximately 3% of our total revenue during each of the twelve-month periods ended December 31, 2024 and 2025.
24 National Multifamily Housing Council, Characteristics of Apartment Stock, Apartment Units by Number of Units in Structure.

operators that further drives ARPU uplift. In addition, as operators look to add more automation and AI, we believe there will be continued reallocation of property management expenses toward technology.
While we remain focused on the multifamily sector, we estimate significant white space across adjacent residential and commercial property types. These adjacencies form the next concentric layer of our total addressable market (“TAM”):
•Homeowners Associations and mixed-use commercial segments, which we estimate represent tens of millions of additional addressable units and properties globally. We currently have some nascent offerings that serve this segment;
•Mixed-use commercial real estate, where property owners and managers require robust solutions for managing office, retail, and industrial properties;
•International markets, where we believe large rental ecosystems in Europe, Canada, and the Asia-Pacific region remain under-served by modern cloud solutions; and
•Additional functionality for supporting ecosystem stakeholders, such as owners and vendors, which includes trades and suppliers.
Our total market opportunity is defined by a large, underpenetrated core market and powerful secular and technology tailwinds, and we believe we are uniquely positioned to capture value across the rental property ecosystem.

entrata

Units
2.4m
Current units
~10x
23.4m
Total addressable units
X
ARPU
$209
Current average ARPU per customer
~3x
$580
Highest current ARPU per customer[1]

Residents
Vendors
International
Property types
Enterprise segment
$13.6B
Serviceable addressable market (full adoption)
Long-term TAM opportunity

Units:
Runway with existing customers
4.5m
2.1m
Whitespace within customer base
2.4m
Current units on OS
Total customer units

Residents

Expanding resident offerings and experiences unlocks new wallet-share capture

Vendors

Enhancing vendor workflow and payment solutions expands our SAM across property operations spend

International

Entering international markets extends our Operating System into a large, underpenetrated TAM

Property types

Enhancing manufactured housing, HOA, and commercial properties opens new categories for OS adoption

Our Differentiated Approach
We are a technology company with deep domain expertise and a strong passion for our communities. We understand the challenges that have plagued the rental property ecosystem and are uniquely positioned to lead this ecosystem into the next era. We believe we have created the only purpose‑built Operating System for the rental property market, engineered from the ground up on a Unified Data Layer.

In an industry where stakeholders have been slow to adopt technology, we provide a modern and autonomous Operating System. APM represents a fundamental shift from reactive to self-directing operations. In this model, our agentic layer enables autonomous operational workflows, allowing property managers to supervise AI-led operations. AI learns from data and executes routine workflows automatically. The entire property lifecycle is automated—leases draft themselves, payments reconcile in real time, maintenance requests automatically route to the right technician, and insights surface before issues escalate. Operator teams are able to focus on managing outcomes rather than tasks, creating faster leasing cycles, higher accuracy, and better experiences for owners, operators, residents, and vendors. This is why our AI products have become some of the fastest-adopted solutions we have ever launched.
In this era of AI, the billions of transactions we collect every month continually strengthen our proprietary Unified Data Layer for each customer, providing an undeniable benefit to us. This Unified Data Layer better enables our native agentic AI solutions in ELI+, our suite of premium AI products, something AI point solutions have limited or no access to, positioning Entrata as the clear leader to achieve APM.
Our Operating System
We believe we have created the only system for Autonomous Property Management—the Entrata Operating System. The Entrata Operating System is built to power the future of APM by replacing disparate systems with one connected system of record for each customer, typically driving an average platform-related savings of 15%.25 Our Operating System acts as a system of context and system of action, transforming property operations from a labor-intensive, fixed-cost model into a scalable, technology-driven system that compounds efficiency as our customers grow their portfolios.
At its foundation, our Unified Data Layer consolidates every customer’s transactions and interactions into one structured system of record for that customer. Each action on the Operating System enriches this dataset, strengthening automation and AI across the Operating System. Entrata Layered Intelligence is our embedded agentic AI and automation engine that converts a customer’s data into action through predictive insights and orchestrated workflows. ELI consists of ELI Essentials and ELI+. ELI Essentials is our free embedded set of AI functionality across the entire Operating System, including content and communication, decision support, quality assurance, and reputation management. ELI+ is our suite of premium AI products, including functional agentic AI for operators looking to maximize automation of key workflows in their operations, including leasing, payments, renewals, and maintenance. ELI is powered by our Unified Data Layer and is the only way to have full and optimal access to all data and workflows in the Operating System. Our Unified Data Layer grows with scale and has given us the opportunity to develop
25 Forrester Consulting, The Total Economic Impact™ Of Entrata, a commissioned study.

best in class agentic AI technology and automation, reducing manual work for property managers and operators across leasing, accounting, maintenance, and operations.
Within the Operating System, we have tailored experience layers for operators and residents. Entrata OXP is an agentic property management system that provides operators with more than 100 intelligent agents to streamline property operations through digitized standard operating procedures, task routing, and workflow automation, with the goal of reducing onsite workload while improving satisfaction. Entrata RXP offers residents a consumer-grade application, known as Homebody, for resident services, financial wellness, and loyalty. We believe this is a key advantage to building a closer relationship with the resident that leads to future monetization and retention opportunities.

Through our extensible integration framework, our Operating System integrates with our growing partner network of over 500 active third-party technology and service providers, positioning our Operating System as the digital infrastructure of APM.

The Entrata OS

entrata

OXP Operations Experience Platform

System of Record

homebody

Resident Experience Platform **RXP**

Operators

B2B

CRM	ERP	Property Operations
Marketing	Accounting	Maintenance
Leasing	Budgeting	Utilities
Screening & Fraud	Procure-to-Pay	Workforce Orchestration

Entrata BI & reporting functionality available

Residents

B2B2C

Resident Services	Financial Wellness	Loyalty
Rent Payment	Rent Reporting	Rewards
Amenity Booking	Insurance	Move-in & Activation
Access Control	Deposit Alternatives	Marketplace

Unified Data Layer

Payments Infrastructure

Entrata Layered Intelligence (ELI)

Owners

Gain visibility and intelligence across every asset and portfolio

Vendors

Connect with operators, simplify payments, and unlock new opportunities for growth

Partner Network

Entrata's partnerships provide partner apps a chance to integrate with our ecosystem, enhancing efficiency, resident experiences, and business growth

Key Benefits to Our Ecosystem
We believe the Entrata Operating System delivers measurable, compounding value to every stakeholder in our ecosystem: owners, operators, residents, and vendors. Today, 2.5 million residential units run on Entrata across diverse housing verticals, including student, affordable, conventional, military, active adult, and single-family build to rent (“BTR”) communities.
Each new property added to our Operating System strengthens the platform for each customer. As connected units grow, so does the volume and quality of data flowing through the system of record, the system of action, and the system of context, compounding the intelligence of our Operating System. As operators and residents benefit together, retention and satisfaction increase, driving portfolio consolidation onto our Operating System and expanding the overall network.
Our Operating System drives multiple benefits across our ecosystem:
•Delivers a unified experience across every stakeholder. With one login, one data layer, and one system, the Entrata Operating System reduces silos and friction across the entire resident lifecycle.
•Efficiency and automation that redefine property management. Native agentic AI and automation are utilized to free up operators from repetitive and manual tasks. We believe this results in faster execution, lower costs, and more time for what matters most—improving the resident experience, increasing occupancy, and improving operational efficiencies.
•Unified data that translates insight into action. With all operational, financial, and resident data in one Operating System, Entrata turns insight into orchestration.
•A better, more modern resident experience. Residents enjoy a modern, seamless living experience from the ease of our self-service applications to our wide breadth of embedded product offerings.
•Scalable growth for every stakeholder. Our Operating System scales effortlessly for each operator, whether adding properties, integrating partner apps, or expanding services.
Our Operating System is designed to help operators drive stronger net operating income by filling units faster and keeping them full. Residents benefit from a seamless digital experience with a single login for applications, payments, maintenance, and renewals. Each new participant enhances the network effect, expanding use cases and deepening value for owners, operators, residents, and vendors alike—anchoring our Operating System at the center of the modern rental property ecosystem.

Why We Win
We have distinct competitive advantages that drive our continued success:
Our products serve the full ecosystem and are tailored to the needs of our stakeholders
Entrata is built on a modern, cloud-native architecture, and not assembled through legacy acquisitions, so we have minimal technical debt and can innovate with speed and scale.
Our Operating System unifies property management, resident-facing tools, and embedded payments at enterprise scale. Every customer is on the same version of Entrata. There is no custom code. Through the OXP and RXP layers, we align key workflows from marketing to move-out, creating efficiency and insight end-to-end. Payments are natively connected to core workflows and enhanced by ELI+ and resident tools, enabling faster reconciliation for operators and a frictionless experience for residents.
Our culture of innovation and our investment in AI keep our Operating System at the forefront of our customers’ needs
Entrata is a technology company first. Our approach blends the discipline of enterprise software with deep domain expertise in the rental property market and over the past several years we have embedded AI across the company, redesigning every function with an AI focus. We have built a modern, unified, cloud-based platform, designed around collaboration with customers and industry experts maintaining a continuous feedback loop that informs our roadmap.
Our unmatched data-enabled AI powers the Entrata flywheel
Our multi-tenant, single code base centralizes data and workflows across the multifamily lifecycle, creating a dataset that powers customizable customer-level automation and insight. As the single platform serves as the system of record, the system of action, and the system of context for every customer, our proprietary Unified Data Layer captures real-time profile attributes, property data, behavioral signals, transactions, and workflow activity, generating high-fidelity operational telemetry across the entire multifamily lifecycle. In addition to this AI-ready data, the Unified Data Layer continuously considers complex industry-specific business logic for more accuracy and effectiveness. APM is only possible on a platform that generates complete, real-time operational telemetry across the entire end-to-end lifecycle of a customer’s property portfolio. Entrata is the only system with this depth of data and business logic, which we believe will make us the AI winner in multifamily real estate.

First-party data
Identity & Profile
Resident identity
Household makeup
Lease history
Communication preferences
Financial
Rent charges
Payments and refunds
AR/AP activity
Ledger activities
Asset
Property attributes
Unit availability
Occupancy trends
Pricing settings
Behavioral
Online activity
Message interactions
Physical access logs
Prospect pathways
Workflow
Service requests
Leasing tasks
Turn processes
Task assignments
Compliance & Governance
Screening outcomes
Verification results
Required notices
Audit records
Self-improving data transactions
The OS learns and improves from every digital and physical transaction
Verified attributes feed the data layer in real time
All behavioral, conversational, and workflow transactions are captured in real time
Behavioral data flow
Unified Data Layer
System of record
Business logic
Resident profile
Attribute data flow
The OS ingests and processes data autonomously
AI agents take action based on always-current, unified data, and business logic
Intelligent workflows trigger autonomously based on OS orchestration

Our differentiated go-to-market strategy enables discipline and scalability
A scaled inside-sales motion reaches broad mid-market operators, while dedicated enterprise teams serve complex large operators. This segmented approach is designed to maintain disciplined customer acquisition costs and drive high engagement. Our embedded monetization model enables natural expansion within existing relationships and lowers acquisition costs.
Our customers’ success is paramount to our success
Our commitment to customer success over the decades is central to our differentiation. Our professional services teams ensure rapid onboarding and best-practice adoption with the largest multifamily operators, while our Operating System is designed to drive high retention and expansion. By embedding within existing relationship loops, we can create value and capture market share at near-zero incremental acquisition cost.
Our broad partner network is an extension of our Operating System
Our partner network extends the reach of our Operating System across the industry. We integrate with more than 500 third-party technology and service providers, all connected through a single Unified Data Layer to ensure performance and consistency.

The integration of regulatory compliance tools in our Operating System is designed to assist our customers in meeting their oversight and compliance requirements
Our focus on regulatory compliance helps operators prioritize transparency, fairness, and service quality to ensure support for their residents and maintain compliance with increased regulation at the local, state, and federal level.
During the years ended December 31, 2024 and 2025, Entrata won approximately 70% of formal competitive evaluations against other platforms. We believe this success reflects our competitive advantages and the strength of our Unified Data Layer, leading automation capabilities, and ability to serve enterprise-scale customers.
Our Growth Strategies
Our growth strategies are rooted in our commitment to technology innovation and our position as a trusted brand within the industry. The following key initiatives underpin our approach:
•Win new customers. We have a proven track record of acquiring new customers, and currently 4 of the top 10 NMHC operators and 10 of the top 50 are on our Operating System. We have built a sales and marketing strategy around brand awareness, platform credibility, and lead generation and will continue to invest in these efforts to acquire new customers.
•Expand with existing customers. We actively focus on expanding our footprint with existing customers through two primary means:
◦Unit growth. We have a significant opportunity to increase units from our existing customers on our Operating System. We benefit from the growth of our customers as they expand their units and bring them onto our Operating System.
◦Drive full Operating System adoption. We capture a greater wallet-share by selling additional products and developing new products that address their needs. We currently offer a broad set of products, which we can cross-sell to our customers. We have a history of building and launching new solutions where we see an opportunity to address gaps for our customers.
•Deepen our relationships across all owners, operators, residents, and vendors.
◦Residents. Entrata is focused on deepening our relationships with residents by continually expanding our offerings to better support their needs.
◦Owners and Vendors. We see opportunities to address the needs of other stakeholders in the ecosystem, including owners and vendors, by developing solutions tailored to their unique requirements.
•Serve new property types. We believe our Operating System is easily extensible beyond the rental property markets we currently serve. Expanding to additional property types provides a new avenue to capture and grow with these new customers.
•Grow internationally. Over time, we plan to continue to invest in our research and development and sales and marketing capabilities to grow internationally.
Risk Factors Summary
Our business is subject to numerous risks and uncertainties that you should consider before making an investment decision. These risks are described more fully in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:
•If we are unable to attract new customers, the growth of our revenue will be adversely affected and our business may be harmed.

•Our business depends substantially on our customers renewing their subscriptions and expanding their use of our Operating System. If our customers do not renew their subscriptions, if they renew on less favorable terms, or if they fail to add more units or utilize additional products or functionality in our Operating System, our business, financial condition, and results of operations will be adversely affected.
•We face intense competitive pressures and our failure to compete successfully could harm our business, financial condition, and results of operations.
•We face a number of risks in our payment processing business that could result in a reduction in our revenue and profitability.
•Our success depends on our ability to further enhance our Operating System and develop products to address the needs of our customers, and we may not be able to successfully make such enhancements or develop new products, which may adversely affect our business, financial condition, and results of operations.
•We rely on third parties and their systems for a variety of services, and we face risks associated with any failure by these third parties to adequately perform these services, which may adversely affect our business, financial condition, and results of operations.
•Our Operating System and products may not function as intended due to errors in our software, systems, or processes, or human error in administering these systems or processes, which may adversely affect our business, financial condition, and results of operations.
•System failures and interruptions in the availability of our Operating System may adversely affect our business, financial condition, and results of operations.
•We provide service level commitments to some of our customers, and our failure to meet the stated service levels could significantly harm our revenue and our reputation.
•We face risks in our resident screening and rent credit reporting services that could adversely affect our business, financial condition, and results of operations. We have in the past and we may in the future be subject to regulatory inquiries or enforcement actions, as well as putative class action lawsuits and indemnity demands alleging violations of the laws, as well as the related federal and state regulations, to which these services are subject.
•Our results of operations may fluctuate from period to period, which makes our future results difficult to predict and could cause the market price of our Class A common stock to decline.
•Our customers and their residents share, and we process, a high volume of sensitive and personal information through our Operating System. Our reputation, and therefore our success, depends upon the security of our Operating System and the security of the companies with which we share that information. We and our third-party service providers are exposed to cybersecurity risks and incidents, and any actual or perceived breach of our system, or of our service providers’ systems, or any other type of security breach or incident, could materially impact our reputation, brand, business, financial condition, and results of operations.
•Our business depends on our strong and trusted brand, and we may fail to maintain and protect our brand, which may adversely affect our business, financial condition, and results of operations.
•We identified a material weakness in our internal control over financial reporting. If our remediation of such material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to develop and maintain effective internal controls over financial reporting, our ability to produce timely and accurate financial reporting or comply with applicable laws and regulations could be impaired.

•The multi-class structure of our common stock will have the effect of concentrating voting power with Silver Lake and the other Class B Stockholders (as defined herein), which will limit your ability to influence the outcome of matters submitted to our stockholders for approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, sale of substantially all of our assets, or other major corporate transaction.
•We have been subject to litigation and regulatory investigations, actions, and settlements and we expect to continue to be subject to such proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.
These and other risks are more fully described in the section titled “Risk Factors” in this prospectus. If any of these risks actually occur, our business, financial condition, results of operations, cash flows, and prospects could be adversely affected. As a result, you could lose all or part of your investment in our Class A common stock.
Channels for Disclosure of Information
Investors, the media, and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission (the “SEC”), the investor relations page on our website, press releases, public conference calls, webcasts, and our corporate press page at entrata.com/press. Information contained on, or accessible through, our website is not a part of this prospectus, and the inclusion of our website and account addresses in this prospectus is only as inactive textual references.
The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.
Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.
Our Sponsor
Silver Lake Group, L.L.C. (“Silver Lake”, and affiliated entities that hold our common stock, the “Silver Lake Stockholders”) is a global technology investment firm, with more than $116 billion in combined assets under management and committed capital and a team of professionals based in North America, Europe, and Asia. Silver Lake’s portfolio companies collectively generate approximately $282 billion of revenue annually and employ approximately 437,000 people globally.
Upon the completion of this offering, Silver Lake will beneficially own approximately        % of the voting power of our outstanding common stock (or approximately        % of the voting power of our outstanding common stock if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full) and will therefore have significant power to control our affairs and policies and influence the outcome of matters that require stockholder approval, including with respect to the election of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger or sale of substantially all of our assets. Additionally, the Stockholders Agreement (as defined herein) will give the Silver Lake Stockholders the right to designate directors for nomination to our board of directors. The Silver Lake Stockholders will have the right to designate a number of directors, rounded up to the next whole number, determined by multiplying: (i) the total authorized number of directors on our board of directors at such time by (ii) the percentage of the total shares of our common stock then issued and outstanding that is beneficially owned by Silver Lake and its affiliates and permitted transferees under the Stockholders Agreement. The Silver Lake Stockholders will have the right to designate at least one director for nomination for so long as Silver Lake (together with its affiliates and permitted transferees under the Stockholders Agreement) beneficially owns at least 5% of the shares of our common stock issued and outstanding. Additionally, the Stockholders Agreement will provide that at least one Silver Lake designee will be entitled to serve on each committee of our board of directors for so long as Silver Lake has the right to designate at least one director for nomination to our board of directors, subject to applicable independence requirements. The Stockholders Agreement will also specify that we will not take certain significant actions specified therein, including, among other things, to increase or reduce the size of our board of directors, terminate, hire, or appoint our chief executive officer, issue equity or enter into certain transactions above specified size thresholds or any transaction or agreement that results in a change in control, incur indebtedness above a specified threshold, declare dividends, or amend our organizational documents, without the prior written consent of the Silver Lake Stockholders until the later of (i) the date the Silver Lake Stockholders (including their affiliates and permitted transferees under the Stockholders Agreement) cease to beneficially own at least 10% of the number of shares of our common stock outstanding immediately prior to giving effect to the closing of this offering, and (ii) the Sunset Date (as defined herein). As a result, even when Silver Lake ceases to own shares of our common stock representing a majority of the total voting power, for so long as Silver Lake continues to own a significant percentage of our common stock, it will still be able to significantly influence or effectively control the composition of our board of directors and the approval of certain corporate actions.
Silver Lake engages in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of its business activities, Silver Lake may engage in activities where its interests conflict with our interests or those of our other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. See “—Silver Lake will continue to have significant influence over the election of our board of directors and approval of any significant corporate actions, including any sale of the company” and “—Our amended and restated certificate of incorporation will provide that the doctrine of ‘corporate opportunity’ will not apply with respect to certain parties to our stockholders agreements and any director or stockholder who is not employed by us or our subsidiaries” under “Risk Factors—Risks Related to Ownership of Our Class A Common Stock.”
Controlled Company Status
Upon the completion of this offering, the Silver Lake Stockholders will continue to beneficially own shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we expect to qualify as a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. As a “controlled company”, we will remain subject to the rules of the Sarbanes-Oxley Act and the New York Stock Exchange, which require us to have an audit committee composed entirely of independent directors.
See “Management—Controlled Company Status” for additional discussion of the “controlled company” exemptions on which we expect to rely. In the event that we cease to be a “controlled company” and our shares of Class A common stock continue to be listed on the New York Stock Exchange, we will be required to comply with these provisions within the applicable transition periods.
Corporate Information
We were incorporated in 2003 as Property Solutions International, Inc., a Delaware corporation. In 2015, we changed our name to Entrata, Inc. The Silver Lake Stockholders acquired a majority of the outstanding shares of our common stock in March 2022 after Silver Lake made its initial investment in us in July 2021. Our principal executive offices are located at 4205 Chapel Ridge Road, Lehi, UT 84048, and our telephone number is (801) 375-5522. Our website address is www.entrata.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our Class A common stock.
“Entrata,” our logo and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Entrata, Inc. Other trademarks and trade names referred to in this prospectus are the property of their respective owners. We do not intend our use or display of the trademarks, service marks, or trade names of other parties to imply a relationship with, or endorsement or sponsorship of or by, these other parties. Solely for convenience, trademarks, service marks, and trade names referred to in this prospectus may appear without the ®, ℠ or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks, and trade names.
Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As such, we have taken and expect to continue to take advantage of certain reduced disclosure and other requirements otherwise generally applicable to public companies, including:
•presentation of only two years of audited financial statements and related financial disclosure;
•exemption from the requirement to have our registered independent public accounting firm perform an attestation of internal control over financial reporting under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) Section 404(b);
•exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements;
•reduced disclosure about our executive compensation arrangements; and
•exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.
We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in total annual gross revenue; (2) the date on which we are deemed to be a “large accelerated filer” (which, in addition to certain other criteria, means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year); (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of this offering.
As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus, we have provided only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations, and we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period for complying with new or revised accounting standards until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

THE OFFERING

Class A common stock offered by us	shares

Option to purchase additional shares of Class A common stock from us	shares

Class A common stock to be outstanding after this offering	shares (or shares if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full).
Class B common stock to be outstanding after this offering	shares
Class C common stock to be outstanding after this offering	shares
Class A, Class B, and Class C common stock to be outstanding after this offering	shares
Use of proceeds
We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $      (or approximately $      if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full), based upon the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, and enable access to the public equity markets for us and our stockholders. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. Additionally, we may use a portion of the net proceeds to acquire or invest in businesses, products, services, or technologies. However, we do not have agreements or commitments for any material acquisitions or investments at this time. We also intend to use a portion of the net proceeds to satisfy our anticipated tax withholding and remittance obligations related to the settlement of certain of our outstanding restricted stock units (“RSUs”). We may also use a portion of the net proceeds to repay $       of outstanding indebtedness under our Credit Agreement (as defined herein). See the section titled “Use of Proceeds” for additional information.

Controlled company
Upon the completion of this offering, the Silver Lake Stockholders will hold approximately      % of the voting power of our outstanding common stock (or approximately      % if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full). As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. See “Management—Controlled Company Status.”

Voting rights	Shares of our Class A common stock are entitled to one vote per share.

Shares of our Class B common stock are entitled to ten votes per share. Following the completion of this offering, each share of our Class B common stock will be convertible into one share of our Class A common stock at any time at the option of the holder thereof and upon certain transfers of such shares other than to permitted transferees thereof under our amended and restated certificate of incorporation. All of the shares of our Class B common stock will convert into shares of our Class A common stock automatically upon the first date (the “Sunset Date”) on which the number of shares of Class B common stock outstanding is less than 20% of the number of shares of our Class B common stock outstanding as of the date of the closing of this offering, after giving effect to the Class B Stock Exchange.

Shares of our Class C common stock have no voting rights, except as otherwise required by law. Following the completion of this offering, each share of our Class C common stock will be convertible into one share of our Class A common stock at any time at the option of the holder thereof and upon certain transfers of such shares other than to permitted transferees thereof under our amended and restated certificate of incorporation; provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.99% of the shares of our Class A common stock issued and outstanding following such conversion.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. Upon the completion of this offering, Silver Lake will hold approximately        % of the voting power of our outstanding common stock (or approximately       % of the voting power of our outstanding common stock if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full). As a result, Silver Lake will be able to significantly influence or determine any action requiring the approval of our stockholders, including the election of our directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, sale of substantially all of our assets, or other major corporate transaction. See “Description of Capital Stock” for additional information.

Risk factors	You should carefully read the “Risk Factors” section of this prospectus beginning on page 31 for a discussion of factors that you should consider before deciding to invest in our Class A common stock.

Proposed New York Stock Exchange trading symbol	“ENT”

The number of shares of our Class A common stock, Class B common stock, and Class C common stock that will be outstanding after this offering is based on 179,077,727 shares of our common stock outstanding as of March 31, 2026, which reflects:
•the reclassification of all shares of our common stock outstanding as of March 31, 2026 into shares of our Class A common stock (the “Reclassification”) after effectiveness of this registration statement and prior to the completion of this offering;
•     shares of our Class B common stock, which number of shares reflects shares of our common stock outstanding as of March 31, 2026 that will be reclassified into Class A common stock in the Reclassification, after which such shares of Class A common stock will be exchanged by each of the Silver Lake Stockholders, Adam Edmunds, Chase Harrington, and certain of their affiliated entities and estate planning vehicles (the “Class B Stockholders”) for an equal number of shares of our Class B common stock after effectiveness of this registration statement and prior to the completion of this offering (the “Class B Stock Exchange”);
•     shares of our Class C common stock, which number of shares reflects shares of our common stock outstanding as of March 31, 2026 that will be reclassified into Class A common stock in the Reclassification, after which such shares of Class A common stock will be exchanged by an entity affiliated with Dragoneer Investment Group (“Dragoneer”) (the “Class C Stockholder”) for an equal number of shares of our Class C common stock after effectiveness of this registration statement and prior to the completion of this offering (the “Class C Stock Exchange”); and
•the net issuance of         shares of Class A common stock subject to RSUs, for which the service-based vesting condition was satisfied as of March 31, 2026 and the performance-based vesting condition will be satisfied in connection with this offering, after giving effect to the withholding of         shares of Class A common stock subject to such RSUs to satisfy the associated estimated tax withholding and remittance obligations (based upon the assumed initial public offering price of $       per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and an assumed       % tax withholding rate) (the “RSU Settlement”).
The shares of our common stock outstanding as of March 31, 2026 exclude the following, in each case after giving effect to the Reclassification, the Class B Stock Exchange, the Class C Stock Exchange, and the RSU Settlement:
•12,882,903 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of March 31, 2026, with a weighted-average exercise price of $14.84 per share;
•5,476,838 shares of our Class A common stock subject to RSUs outstanding as of March 31, 2026, but for which the service-based vesting condition was not satisfied as of March 31, 2026;
•71,420 shares of our Class A common stock subject to RSUs granted after March 31, 2026; and
•     shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:
◦      shares of our Class A common stock to be reserved for future issuance under our 2026 Equity Incentive Plan (the “2026 Plan”), which will become effective prior to the completion of this offering; and
◦      shares of our Class A common stock to be reserved for future issuance under our 2026 Employee Stock Purchase Plan (the “ESPP”), which will become effective prior to the completion of this offering.

Our 2026 Plan and ESPP each provides for an annual automatic increase in the number of shares of our Class A common stock reserved thereunder, and our 2026 Plan provides for increases to the number of shares that may be granted thereunder based on any shares of our Class A common stock granted pursuant to awards under our 2021 Equity Incentive Plan (the “2021 Plan”) and 2012 Equity Incentive Plan (the “2012 Plan”) that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”
Except as otherwise indicated, all information in this prospectus assumes:
•the filing and effectiveness of our amended and restated certificate of incorporation (which includes the authorization of our Class A common stock, Class B common stock, and Class C common stock and the Reclassification) in Delaware and the effectiveness of our amended and restated bylaws, will each occur after effectiveness of this registration statement and prior to the completion of this offering;
•the occurrence, following the Reclassification, of the Class B Stock Exchange;
•the occurrence, following the Reclassification, of the Class C Stock Exchange;
•no exercise of outstanding stock options or settlement of outstanding RSUs subsequent to March 31, 2026, other than the RSU Settlement; and
•no exercise by the underwriters of their option to purchase up to an additional       shares of our Class A common stock from us in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2024 and 2025 from our audited consolidated financial statements and the summary consolidated statements of operations data for the quarters ended March 31, 2025 and 2026 and the balance sheet data as of March 31, 2026 from our unaudited condensed consolidated financial statements, each included elsewhere in this prospectus. The summary consolidated financial and other data in this section are not intended to replace our consolidated financial statements and related notes and our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.
Consolidated Statements of Operations Data

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
(in thousands, except per share data)	2024	2025	2025	2026
Revenue	$412,000	$509,295	$116,601	$143,483
Cost of revenue	183,272	203,143	47,655	53,459
Gross profit	228,728	306,152	68,946	90,024
Operating expenses
Sales and marketing	74,043	85,725	18,136	19,144
Research and product development	60,132	73,200	16,383	18,221
General and administrative	42,005	64,618	13,141	15,619
Total operating expenses	176,180	223,543	47,660	52,984
Operating income	52,548	82,609	21,286	37,040
Interest expense, net	(17,984)	(15,790)	(4,347)	(6,553)
Other (expense) income, net	(31)	(2,715)	557	13
Loss on debt extinguishment	—	(4,188)	—	—
Income before tax	34,533	59,916	17,496	30,500
Income tax expense	12,774	9,240	3,557	7,154
Net income	21,759	50,676	13,939	23,346
Net income per common share, basic	$0.13	$0.29	$0.08	$0.13
Net income per common share, diluted	$0.12	$0.28	$0.08	$0.13
Weighted average common shares outstanding, basic	172,282	176,275	171,540	179,062
Weighted average common shares outstanding, diluted	176,601	178,357	175,847	181,730
Pro forma net income per common share, basic(1)(2)(4)		$		$
Pro forma net income per common share, diluted(1)(2)		$		$
Pro forma weighted average common shares outstanding, basic(1)(3)
Pro forma weighted average common shares outstanding, diluted(1)(3)
_______________
(1)Pro forma net income per common share, basic and diluted, for the year ended December 31, 2025 and three months ended March 31, 2026 has been adjusted to reflect the deemed issuance of       shares of Class A

common stock at an assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, reflecting the number of shares the proceeds of which would have been necessary to fund the amount by which our $356.3 million dividend that was paid in November 2025 exceeded net income for the year ended December 31, 2025 and three months ended March 31, 2026, respectively (the “Dividend”). Pro forma net income per common share also gives effect to interest expense savings, net of tax of $     at an assumed rate of     %, as if we repaid $     of outstanding indebtedness under our Credit Agreement with the net proceeds from this offering, as if such payment and interest expense savings had been incurred on January 1, 2025 and 2026, respectively.
(2)Pro forma net income per common share, basic and diluted, for the year ended December 31, 2025 and three months ended March 31, 2026 has been adjusted to reflect stock-based compensation expense related to the RSU Settlement. If the performance-based vesting condition had been satisfied on January 1, 2025, we would have recognized stock-based compensation of approximately $       million for the year ended December 31, 2025. If the performance-based vesting condition had been satisfied on January 1, 2026, we would have recognized stock-based compensation of approximately $       million for the three months ended March 31, 2026. Both of the calculations are based on an assumed initial public offering price of $     per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and an assumed      % tax withholding rate.
(3)Pro forma weighted average common shares outstanding, basic and diluted for the year ended December 31, 2025 and three months ended March 31, 2026, has been adjusted to reflect the RSU Settlement as if the RSU Settlement had occurred on January 1, 2025 and 2026, respectively.
(4)Pro forma net income per share, basic and diluted, for the year ended December 31, 2025 and three months ended March 31, 2026 has been adjusted to reflect stock-based compensation expense related to certain stock options that are subject to performance-based, market-based, and service-based vesting conditions at an assumed initial public offering price of $       per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. Upon the completion of this offering, the performance-based vesting condition will be satisfied and we will recognize cumulative stock-based compensation expense for the portion of the derived service period rendered through the date of this offering (the “Performance Option SBC Expense”). If the performance-based vesting condition had been satisfied on January 1, 2025, we would have recognized stock-based compensation of approximately $       million for the year ended December 31, 2025. If the performance-based vesting condition had been satisfied on January 1, 2026, we would have recognized stock-based compensation of approximately $       million for the three months ended March 31, 2026. Both of the calculations are based on an assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

The following table sets forth the calculation of basic and diluted unaudited pro forma net income per common share for the year ended December 31, 2025 and three months ended March 31, 2026:

(in thousands, except per share data)	Year Ended December 31, 2025	Three Months Ended March 31, 2026
(unaudited)
Numerator:
Net income	$	$
Elimination of interest expense, net of tax, on the remainder of the term loan under the Credit Agreement partially used to fund the Dividend
Stock-based compensation expense related to the RSU Settlement
Stock-based compensation expense related to stock options subject to performance-based, market-based, and service-based vesting conditions, for which the performance-based vesting condition will be satisfied in connection with this offering
Pro forma net income	$	$
Denominator:
Weighted average common shares used to compute net income per common share, basic
Pro forma adjustment to reflect the assumed number of shares sold in this offering sufficient to pay the Dividend in excess of net income for the year ended December 31, 2025 and the three months ended March 31, 2026, and the portion funded by the term loan under the Credit Agreement that will remain unpaid after this offering
Pro forma adjustment to reflect the net shares issued in the RSU Settlement
Weighted average shares used to compute pro forma net income per common share, basic
Dilution due to employee equity awards
Weighted average common shares used to compute pro forma net income per common share, diluted
Pro forma net income per common share, basic	$	$
Pro forma net income per common share, diluted	$	$
Consolidated Balance Sheet Data

	As of March 31, 2026
	(unaudited)
(in thousands)	Actual	Pro forma(1)	Pro forma as adjusted(2)(3)
Cash and cash equivalents	$119,940
Total current assets	514,554
Total assets	839,509
Total long-term debt, current and noncurrent	389,638
Total liabilities	782,940
Total stockholders' equity	$56,569
______________
(1)The pro forma column above reflects (i) the RSU Settlement, as if it had occurred on March 31, 2026, (ii) stock-based compensation expense of $     million associated with the RSU Settlement, (iii) the Performance Option SBC Expense, (iv) $     to satisfy our tax withholding and remittance obligations related to the RSU Settlement, which amount is based upon the assumed initial public offering price of $     per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, (v) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective prior to the completion of this offering and will effect the Reclassification, as if the Reclassification had occurred on March 31, 2026, and (vi) the Class B Stock Exchange and the Class C Stock Exchange, as if such exchanges had occurred on March 31, 2026.
(2)The pro forma as adjusted column above reflects (i) the pro forma adjustments set forth in footnote (1) above, (ii) the sale and issuance by us of     shares of our Class A common stock in this offering, based upon the assumed initial public offering price of $     per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the application of the net proceeds from this offering to repay $       of outstanding indebtedness under our Credit Agreement.
(3)Each $1.00 increase (decrease) in the assumed initial public offering price of $     per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease), as applicable, the amount of our pro forma as adjusted cash and cash equivalents, total assets, and total stockholders’ equity by $     million, assuming that the number of shares of our Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease), as applicable, of 1.0 million in the number of shares offered by us would increase (decrease) the amount of our pro forma as adjusted cash and cash equivalents, total assets, and total stockholders’ equity by $     million, assuming an initial public offering price of $     per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease), as applicable, in the assumed initial public offering price of $     per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase (decrease) the amount of estimated tax withholding and remittance obligations related to the RSU Settlement by $     million. Each 1.0% increase (decrease) in the assumed tax withholding rates would increase (decrease) the amount of estimated tax withholding and remittance obligations related to the RSU Settlement by $     million.
Key Operating Metrics and Non-GAAP Financial Measures
We monitor our business using operating and financial metrics, including the following key operating metrics and non-GAAP financial measures, to assess both near-term and long-term performance of our business. This assessment allows us to identify trends, formulate financial projections, inform strategic decisions, and further evaluate operational efficiencies across our business. The non-GAAP financial measures set forth below should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP.

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
(in thousands, except percentages, Units, and ARPU)	2024	2025	2025	2026
GAAP gross profit	228,728	306,152	68,946	90,024
GAAP gross margin	56%	60%	59%	63%
GAAP sales and marketing expense	74,043	85,725	18,136	19,144
GAAP research and product development expense	60,132	73,200	16,383	18,221
GAAP general and administrative expense	42,005	64,618	13,141	15,619
GAAP operating income	52,548	82,609	21,286	37,040
GAAP operating margin	13%	16%	18%	26%
Net cash provided by (used in) operating activities	161,928	100,063	(34,769)	56,587
Operating cash flow margin	39%	20%	(30)%	39%
Non-GAAP gross profit	232,231	311,125	70,012	91,170
Non-GAAP gross margin	56%	61%	60%	64%
Non-GAAP sales and marketing expense	67,793	71,625	16,508	17,457
Non-GAAP research and product development expense	59,470	65,124	15,947	17,732
Non-GAAP general and administrative expense	46,571	56,531	12,748	15,149
Non-GAAP operating income	58,397	117,845	24,809	40,832
Non-GAAP operating margin	14%	23%	21%	28%
Non-GAAP operating cash flow	17,239	95,472	19,666	29,546
Non-GAAP operating cash flow margin	4%	19%	17%	21%
Free cash flow	152,354	87,089	(37,877)	53,832
Free cash flow margin	37%	17%	(32)%	38%
Adjusted free cash flow	7,665	82,498	16,558	26,791
Adjusted free cash flow margin	2%	16%	14%	19%
Units	2,126,338	2,440,976	2,211,659	2,487,004
ARPU	194	209	197	216
See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics and Non-GAAP Financial Measures” for a description of units, ARPU, non-GAAP gross profit, non-GAAP gross margin, non-GAAP sales and marketing expense, non-GAAP research and product development expense, non-GAAP general and administrative expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP operating cash flow, non-GAAP operating cash flow margin, free cash flow, free cash flow margin, adjusted free cash flow, and adjusted free cash flow margin, as well as a comparison of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, as applicable.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before making a decision to invest in our Class A common stock. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Business
If we are unable to attract new customers, the growth of our revenue will be adversely affected and our business may be harmed.
Our ability to maintain significant growth in revenue in the future will depend, in large part, on our ability to attract new customers. This can be particularly challenging in the rental property ecosystem where legacy property management systems and point solutions are often deeply embedded in the businesses of owners and operators. Given the perceived complexity and disruption of switching to a more modern technological solution, owners and operators may be reluctant or unwilling to invest in new technology solutions like the Entrata Operating System. Furthermore, as the rental property ecosystem faces increasing pressure on operating margins and the need to drive efficiency, if competitors introduce lower cost and/or differentiated technologies or solutions that compete, or are perceived to compete, with our Operating System, our ability to sell to new customers could be impaired. As a result, we may be unable to attract new customers at rates or on terms that would be favorable or comparable to prior periods, and our business, financial condition, and results of operations could be adversely affected.
Our business depends substantially on our customers renewing their subscriptions and expanding their use of our Operating System. If our customers do not renew their subscriptions, if they renew on less favorable terms, or if they fail to add more units or utilize additional products or functionality in our Operating System, our business, financial condition, and results of operations will be adversely affected.
In order for us to maintain or improve our results of operations, it is important that our customers renew their subscriptions when the initial contract term expires, add additional units, and utilize additional products or functionality on our Operating System. In addition to monthly subscription fees, we derive significant revenue from payment processing fees, given we require subscribers of our Operating System to use our payment solution for payments. The integration of our payment processing operations with our subscription offerings compounds the impact that subscription renewal and expansion have on our results of operations. Our customers generally enter into agreements with three- to five-year subscription terms and have no obligation to renew their subscriptions after the expiration of their initial subscription period. Additionally, as is customary in our industry, our customer contracts identify a list of properties that will utilize our Operating System, and our customers are entitled to terminate a specific property without penalty if that underlying property experiences a change in owner or operator. We do not control whether properties on our Operating System experience changes in ownership or operators and therefore we may experience contract turnover for reasons unrelated to the utility or performance of our Operating System. If our customers do not renew their subscriptions, if they renew on less favorable terms, or if they fail to add more units or pay for additional products or functionality, our business, financial condition, and results of operations could be adversely affected.
Many of our existing and potential customers are price sensitive. Uncertain global economic conditions, as well as decreased leasing velocity, have contributed to increased price sensitivity in the multifamily housing market and the other markets that we serve. As a result, our customers may decide not to renew their subscriptions with a similar contract period, at the same prices or on the same terms, or they may decline to purchase additional products or functionality on our Operating System. Additionally, as market dynamics change, or as new and existing competitors introduce more competitive pricing or pricing models, we may be unable to renew our agreements with existing customers or customers of the businesses we may acquire. We also may not be able to attract new customers at the same price or based on the same pricing model as previously used. As a result, we may be required to change our pricing model, offer price incentives, or reduce our prices, which could adversely affect our business, financial condition, and results of operations.
In addition, part of our growth strategy is a land-and-expand strategy that depends on our customers expanding the use of our Operating System through the addition of more units via new constructions or acquisitions, and the purchase of additional products or functionality. To succeed with our land-and-expand strategy, we will need to introduce new features and functionality to more comprehensively address the needs of customers deploying our Operating System in a heavily regulated industry that is undergoing rapid technological advancement. If our customers do not realize, or do not believe they will realize, benefits through their adoption of our Operating System, our ability to expand our relationships with our customers and increase our revenue will be adversely affected. Achieving incremental sales to our current customer base requires increasingly sophisticated and costly sales efforts targeted at cost-conscious, repeat industry players focused on the current macroeconomic environment and on driving efficiency. If we are not able to attract the attention of key decision makers at our customers that are repeat industry players or convince them of our value proposition, our sales efforts may not be effective and our ability to increase our revenue will be adversely affected.
We face intense competitive pressures and our failure to compete successfully could harm our business, financial condition, and results of operations.
We operate in a large, fragmented, and rapidly evolving market within the rental property ecosystem. We compete in a number of markets, including property management systems and other point solutions, which include products such as accounting, property operations, leasing, customer relationship management, marketing, maintenance, resident screening, utilities, reporting, vendor payment, rent payment, renters insurance, deposit alternatives, resident rewards, revenue management, rent reporting, and amenity booking. The markets for property management systems and point solutions, including our Operating System and products, are intensely competitive and rapidly changing. With the introduction of new technologies and market entrants, we expect competition to intensify in the future. Increased competition could result in pricing pressures, reduced sales, reduced margins, and customer turnover. We often compete to sell our Operating System against existing legacy property management solutions or other point solutions that our potential customers have already made significant expenditures to install.
Our competitors have historically fallen into four primary categories (i) legacy incumbent property management solutions, including Yardi, Inc., RealPage, Inc., MRI Software LLC, AMSI Software, Inc., and other competitors, (ii) property management solutions focused on small and midsized businesses including AppFolio, Inc., Buildium and Propertyware (both owned by RealPage, Inc.), and Yardi Breeze (owned by Yardi, Inc.), (iii) point solutions that address discrete workflows that compete with us in a single offering or category of offerings, and (iv) the status quo of spreadsheets, email, paper checks, and bespoke in-house systems that do not leverage technology-enabled workflows. We compete in various markets, with different competitive considerations in these various markets.
We compete based on a number of factors, including: total cost; time to value; ability to connect and serve the whole ecosystem, including owners, operators, residents, and vendors; ability to serve enterprise customers; industry expertise and resulting tailored products and functionality; ease of integration and implementation; scale and reach of customer base and level of Operating System adoption; product breadth and depth; ability to improve and expand products and functionality; ability to offer customizations and configurations; ability to automate complex processes; security and reliability; scalability and reliability of service; brand awareness and reputation; sales and marketing capabilities; customer experience and success; and financial resources. Some of our existing competitors and new market entrants may enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, larger customer bases, and larger sales and marketing budgets, as well as greater financial, technical, and other resources. In addition, any number of our existing competitors or new market entrants could combine or consolidate, or obtain new financing through public or private sources, to become a more formidable competitor with greater resources. As a result of such competitive advantages, our existing and future competitors may be able to:
•develop superior offerings, gain greater market acceptance, and expand their offerings more efficiently or more rapidly;
•adapt to new or emerging technologies and changes in customer requirements more quickly;
•take advantage of acquisition and other opportunities more readily;
•adopt more aggressive pricing policies, such as offering discounted pricing for purchasing multiple bundled offerings;
•devote greater resources to the promotion of their brand and marketing and sales of their offerings; and
•devote greater resources to the research and development of their offerings.
As a result, increased competition could result in fewer new customers, price reductions, reduced operating margins, and loss of market share. Additionally, from time to time, we have faced and may in the future face pricing pressure as competitors seek to attract or retain customers. Our competitors also may be able to provide customers with functionality or benefits different from or greater than those we can currently provide in areas such as technical qualifications or geographic presence, or provide customers a broader range of offerings and prices. Some of our larger potential competitors have the financial or other resources to develop substantially broader offerings and could leverage their relationships based on other offerings or incorporate functionality into existing offerings to gain business in a manner that discourages customers from purchasing our Operating System, including through selling at zero or negative margins, product bundling, or closed technology operating systems. These potential competitors may also have more extensive relationships within existing and potential customers that provide them with an advantage in competing for business with those customers. Our ability to compete will depend, in large part, on our ability to provide better offerings than our competitors at a competitive price. Additionally, advances in AI could enable existing or emerging competitors to rapidly develop products or services that eliminate the technological advantages we currently possess. If competitors leverage AI to accelerate product development or enhance their products faster than us, our business, financial condition, and results of operations could be adversely affected.
To remain competitive, we are likely to be required to make additional investments in research and development as well as sales and marketing, together with potential enforcement of our intellectual property and proprietary rights in order to respond to competition, and there can be no assurance that these investments will be made, or if made, will achieve any returns or that we will be able to compete successfully in the future. We cannot assure you that we will be able to maintain our current position in the markets in which we compete or continue to compete successfully against current and future sources of competition.
We face a number of risks in our payment processing business that could result in a reduction in our revenue and profitability.
In connection with our payment processing business, we process payments and subsequently submit these payments to our customers after varying clearing times established by our sponsor banks and us. These payments are settled through payment providers or card payment processors, and, in the case of electronic funds transfers (“EFTs”), through our Originating Depository Financial Institutions (“ODFIs”) pursuant to agreements with one or more national banking institutions that we may contract with from time to time. Our payment processing business subjects us to a number of risks, including, but not limited to:
•liability for customer costs related to disputed or fraudulent transactions if those costs exceed the amount of the customer reserves we have during the clearing period or after resident payments have been settled to our customers;
•electronic processing limits on the amount of custodial balances that any single ODFI, or collectively all of our ODFIs, will underwrite;
•reliance on our ODFIs, payment providers, our card payment processor, and other payment service provider partners to process electronic transactions in accordance with the terms of their agreements with us and their continued willingness to renew these agreements on commercially reasonable terms;
•failure by us, our ODFIs, payment providers, or our card payment processor to adhere to applicable laws and regulatory requirements or the standards of the electronic payments rules and regulations and other rules and regulations that may impact the provision of our payment processing business;
•failure to comply with continually evolving laws and regulations governing payment processing and money transmission, the application or interpretation of which is not clear in some jurisdictions, and the possibility that changes in such laws and regulations could impact our ability to charge for certain of our offerings;
•system outages or service interruptions that impact the availability of our Operating System for processing payments;
•incidences of fraud or money laundering;
•security breaches or other security compromises;
•our failure to comply with required external audit standards;
•our reliance on regional banks and the stability of regional banks overall;
•our inability to increase or modify our fees at times when our payment providers, card payment processor, third-party payment processors, or associations increase their transaction processing fees or impose restrictions on the type, structure, or amount of fees we can charge;
•repricing actions taken by, or changes in rules and practices by, card associations or payment networks or imposed as a result of governmental regulation or due to competitive pressures, which could negatively impact the prices we can charge customers for our offerings or, if inconsistent with the way we or our payment service provider partners operate, could require us to make changes to our business that could be costly or difficult to implement; and
•inconsistent and conflicting laws, regulations, and card association or payment network rules that may result in fee structures that cause consumer confusion, complaints, or litigation.
If any of these risks related to our payment processing business were to materialize, our business, financial condition, and results of operations could be adversely affected. Although we attempt to structure and adapt our payment processing business to comply with complex and evolving laws, regulations, and standards, including by maintaining money transmitter (or equivalent) licenses in several jurisdictions, our efforts do not guarantee compliance. If we are found to be in violation of our legal or contractual requirements, we may be subject to monetary fines or penalties, cease and desist orders, mandatory product changes, or other liabilities that could have an adverse effect on our business, financial condition, and results of operations.

Additionally, with respect to the processing of EFTs and card transactions, we are exposed to financial risk. EFTs or card payments between an operator or owner and its residents may be returned for various reasons such as insufficient funds or stop payment orders. These returns are charged back to the customer by us. However, if we or our payment providers are unable to collect such amounts from the account or if the customer refuses or is unable to reimburse us for the return, we bear the risk of loss for the amount of the transfer. While we have not experienced material losses resulting from returns in the past, there can be no assurance that we will not experience significant losses from returns in the future.
Our success depends on our ability to further enhance our Operating System and develop products to address the needs of our customers, and we may not be able to successfully make such enhancements or develop new products, which may adversely affect our business, financial condition, and results of operations.
We compete in an industry in which legacy incumbent property management solutions, including Yardi, Inc., RealPage, Inc., MRI Software LLC, AMSI Software, Inc., and other competitors, and property management solutions focused on small and midsized businesses, including AppFolio, Inc., Buildium and Propertyware (both owned by RealPage, Inc.), and Yardi Breeze (owned by Yardi, Inc.), are deeply entrenched, with various new entrants seeking to innovate and enhance traditional property management systems. Accordingly, it is particularly important for us to keep pace with, and lead in, the rapid technological change, frequent introductions of new products, and evolving industry standards and regulatory requirements that characterize our industry, including developments in mobile, ecommerce, payment processing, and affordable housing compliance. In order to maintain our competitive positioning, we will need to continue to broaden the scope and functionality of our Operating System and invest in and innovate our technology stack. The introduction of new functionality and products involves a number of risks. For example, new products may not perform as intended or designed or may have a different revenue and margin profile than existing products and could entail additional expenses, such as headcount or compliance costs, and could expose us to different and new risks and liabilities or additional regulatory scrutiny. Additionally, certain customers may have unique needs, and we need to maintain flexibility in our Operating System to serve these varying needs. These ongoing development efforts to enhance our Operating System and our adoption of them may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these efforts in a timely manner or at all. We must maintain adequate research and development resources, such as the appropriate personnel and development technology. If we are unable to adequately forecast and invest in the necessary research and development resources, we may be unable to enhance our Operating System to meet customer demand or develop new products or functionality in a timely manner or at all. There can be no assurance that any new products or functionality, or enhancements to our Operating System, we develop and offer to our customers will achieve significant commercial acceptance or generate revenue sufficient to offset our investments.
Our continued success will depend in part on our ability to keep pace with rapid technological changes and innovations, including with respect to developments in AI and machine learning. It will also depend in part on our ability to develop new products or functionality in a timely manner that leverage these technologies, implement successful enhancements to our Operating System, and improve our technological infrastructure. We have incorporated and may in the future incorporate traditional AI, machine learning, and GenAI solutions into our Operating System and products, including those based on large language models (“LLMs”), and these applications may become more important to our operations or to our future growth over time. We expect to rely on AI and automation capabilities to help drive future growth in our business, but there can be no assurance that we will realize the desired or anticipated benefits from AI or at all. We may also fail to properly implement or market our AI solutions or our AI solutions may not function as intended, which could expose us or our customers to liability. Our competitors or other third parties may incorporate AI into their products more quickly or more successfully than us, which could impair our ability to compete effectively and adversely affect our results of operations.

Further, our ability to enhance our Operating System, develop new products or functionality, and improve our technological infrastructure may be inhibited by industry-wide standards, laws, and regulations, litigation developments, resistance to change from legacy systems, or third parties’ intellectual property rights. Because our Operating System and products are designed to operate with a variety of systems, infrastructures, and devices, including, for example, mobile operating systems such as Android and iOS operating systems and their respective application stores, such as the Google Play Store and Apple App Store, we need to continuously modify and enhance our products and functionality to keep pace with changes in mobile, software, communication, and database technologies. We may not be successful in either developing these modifications and enhancements, or in bringing them to market in a timely and cost-effective manner.
Any failure to accurately anticipate or respond effectively to trends and developments in our industry, or to keep pace with rapid technological change, innovation, and industry or regulatory standards may harm our ability to develop new products or functionality or enhancements to existing products, which may adversely affect our business, financial condition, and results of operations.
We rely on third parties and their systems for a variety of services, and we face risks associated with any failure by these third parties to adequately perform these services, which may adversely affect our business, financial condition, and results of operations.
We rely on third parties to power and continuously make available our Operating System and other solutions. These third parties include, but are not limited to: data center facilities, payment providers, card payment processors, sponsor banks, background check providers, insurance carriers, communications providers, credit bureaus, and security vendors. We rely on these third parties for a variety of services, including to transmit transaction data and settle funds to our customers, and to support our ability to maintain the confidentiality, integrity, compliance, and availability of our Operating System and infrastructure, including websites, information, and related systems. For example, payments are processed by multiple third-party payment processors, including a “buy now, pay later” process, and our bill pay offering is sponsored by one regional bank. We currently host our Operating System and support our operations using Amazon Web Services, a third-party provider of cloud infrastructure services.
In addition, we utilize Worldpay, a third-party card payment processor, to process card transactions. We have partnered with Worldpay since 2012, primarily under payment facilitator or bank card merchant agreements. The term of the current bank card merchant agreement (the “Worldpay Agreement”) expires in December 2026. The agreement will continue to automatically renew for successive three-year periods unless either party provides written notice of non-renewal, which must be provided at least 90 days prior to the end of any such term, or unless earlier terminated for an event of default. We expect the Worldpay Agreement to automatically renew in December 2026.
In the event that Worldpay increases or adds fees or charges pursuant to the Worldpay Agreement, we can terminate the agreement without penalty or additional fees within 90 days of the date the applicable fee change becomes effective. Upon occurrence of an event of default, Worldpay or the applicable member bank may terminate the Worldpay Agreement by giving us written notice thereof.
Worldpay is currently our only third-party provider that processes card transactions through our Operating System in the United States and Canada. If Worldpay were to cease operations, terminate its relationship with us, or fail to effectively provide services to us, until we could find an alternative provider our Operating System would be adversely affected and this would impair our ability to generate revenue and would negatively impact our brand, business, financial condition, and results of operations. Other companies provide comparable offerings to Worldpay and while we expect we could find a new card payment processor if our agreement with Worldpay was terminated, any transition to a new processor could be time-consuming, distracting, and costly.
The data center facilities, payment providers, card payment processors, sponsor banks, and other third parties we work with may fail to process transactions, breach their agreements with us, or refuse to renew or renegotiate our agreements with them on terms that are favorable, commercially reasonable, or at all. They may also take actions that impact the functionality of our Operating System and other products, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services or those of their affiliates. For example, we are required to comply with card network operating rules, which are set solely by the card networks and interpreted or changed at their discretion. While changes in the network rules often relate to pricing, other types of changes may require us to take steps to comply or adapt, which may be costly or otherwise harm our business. If we fail to comply with such changes or otherwise resolve issues with the card networks, the card networks may fine us or prohibit us from processing payment cards on their network. All of these outcomes may adversely affect our business, financial condition, and results of operations.
We do not have control over the operations of the facilities of our third-party service providers and their facilities are vulnerable to product or technological defects, damage, or interruption from infrastructure changes or failures, failure to comply with relevant regulations, introductions of new functionality, human or software errors, capacity constraints, loss of assets, natural disasters, data breaches, malware and other security or hacking incidents, terrorist attacks, power outages, and similar events or acts of misconduct. In addition, any changes in their service levels may adversely affect our ability to meet certain regulatory requirements or provide contractual services to our customers in a timely manner. Since our Operating System’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures stemming from our third-party service providers would harm our brand and reduce the attractiveness of our Operating System. Additionally, if a third-party service provider is a sole source provider for us, such as Worldpay, or one of a limited number of sources of its services, and is unable to provide all or any portion of services, we may incur significant costs to either internalize such services or to find a suitable alternative and may not be able to do so in a timely manner.
Our reliance on third parties also creates additional risks that include legal, regulatory, information security, reputational, operational, or any other risks inherent in engaging and relying upon a third party. If we are unable to effectively manage our third-party relationships, these third parties are unable to meet their obligations to us, or we experience substantial disruptions in these relationships, or we change providers as a result of any of these, our business, financial condition, and results of operations may be adversely affected. In addition, while we have policies and procedures for managing these relationships, we inherently have a lesser degree of control over third parties’ internal business operations, governance, and compliance, thereby potentially increasing our financial, legal, reputational, and operational risk as a result of our reliance on third parties.
Our Operating System and products may not function as intended due to errors in our software, systems, or processes, or human error in administering these systems or processes, which may adversely affect our business, financial condition, and results of operations.
Our Operating System and products, and those of the third parties on which we rely, may contain errors or vulnerabilities that may adversely affect our business, financial condition, and results of operations, particularly to the extent such errors and vulnerabilities are not detected or remedied quickly or cause harm or losses to our customers. Our Operating System and products, and the infrastructure on which they depend, are highly technical and complex and are often used (directly or indirectly) to store information critical to our customers. Our Operating System and products, and those of other third parties on which we rely, may not function as intended due to undetected errors, defects, security vulnerabilities, or human errors that may result in data unavailability, loss, or permanent or temporary corruption, lack of Operating System access by customers, or other harm to our customers, as well as unexpected credits or refunds to our customers. Some errors in our Operating System and products, and those of third parties on which we rely, may only be discovered after they have been installed and/or used by customers. Any errors, defects, compliance failures, or security vulnerabilities discovered in our Operating System or products after commercial release, or those of third parties on which we rely, or any perception of the same in the marketplace, may harm our brand and cause a loss of customers or increased service costs, any of which may adversely affect our business, financial condition, and results of operations. In addition, we may face negative publicity, disclosure obligations, litigation, regulatory scrutiny, government investigations, and/or other actions and monetary payments or fines in connection with such errors, defects, or security vulnerabilities. Our insurance coverage may also prove inadequate or may be subject to coverage exclusions or deductibles with respect to claims resulting from such errors, defects, or security vulnerabilities, and future coverage may be unavailable to us on economically reasonable terms, or at all. We, and the third party service providers on which we rely, have experienced these types of errors, defects, and vulnerabilities in the past and expect that as we continue to grow and scale our Operating System and product offerings we will continue to experience these types of events from time to time, any of which may harm our brand, impair our ability to retain or expand relationships with customers, and adversely affect our business, financial condition, and results of operations.
System failures and interruptions in the availability of our Operating System may adversely affect our business, financial condition, and results of operations.
Our customers depend on the integrity and availability of our Operating System. Accordingly, our continued growth and success depends, in large part, on our ability to maintain the confidentiality, integrity, compliance, and availability of our systems and infrastructure, and particularly our Operating System. Our business involves processing large numbers of transactions and the management of large amounts of sensitive data, including personally identifiable information, and as a result any performance problem, system outage, service interruption, data loss, data breach, malware, or other security or hacking incident may adversely affect our business, financial condition, and results of operations.
We have in the past experienced, and may continue to experience, performance problems, system outages, and service interruptions, and we may in the future experience data loss, data breaches, malware, or other security or hacking incidents. These events may be caused by a variety of factors, including from infrastructure changes or failures, introductions of new functionality, human or software errors, service failures, operational and technological outages, capacity constraints, loss or theft of assets, the seasonality of our business, natural disasters, terrorist attacks, power outages, data breaches, malware and other security or hacking incidents, and similar events or acts of misconduct. In some instances, we may not be able to identify the cause or causes of these performance problems immediately or in short order, and we may face difficulties detecting, mitigating, remediating, and otherwise responding to any such issues.
We may not be able to maintain the level of service uptime and performance needed by our customers, especially as the number of units on our Operating System increases, customer engagement with our Operating System continues to increase, and we continue to expand the products and functionality we offer to our customers. If we are unable to maintain sufficient processing capacity or other fundamental technological infrastructure, customers may face downtime. Furthermore, any efforts to further scale our Operating System or increase its complexity to handle a larger number or more complicated products and functionality may result in performance issues, including downtime. Customers have in the past experienced, and may in the future experience, interruptions or delays in the use of our Operating System due to a failure by our third-party service providers, such as our data center, payment processor, and card payment processor. If our Operating System is unavailable or if customers are unable to access the Operating System within a reasonable amount of time, or at all, our business would be adversely affected. Our customers rely on the full-time availability of our Operating System, and a system outage, service interruption, data loss, data breach, malware or other security or hacking incident, or performance problem on our Operating System may impair the ability of our customers to use our Operating System. Therefore, any such performance problem on our Operating System may harm our brand, decrease customer satisfaction, and subject us to financial penalties and liabilities.
We may be forced to expend significant financial and operational resources in response to any of the above circumstances or events. While we maintain insurance, our insurance may be insufficient in scope or amount to cover all liabilities incurred and we may not be able to maintain insurance coverage cost-effectively or at all. The foregoing circumstances or events may also harm our brand, cause customers to stop using our Operating System, impair our ability to grow our customer base, subject us to financial penalties and liabilities, and otherwise adversely affect our business, financial condition, and results of operations.
We provide service level commitments to some of our customers, and our failure to meet the stated service levels could significantly harm our revenue and our reputation.
Some of our customer agreements provide that we maintain certain service level commitments to such customers relating primarily to product functionality, network uptime, and critical infrastructure availability. If we are unable to meet the stated service level commitments, we may be contractually obligated to provide some of our customers with refunds or credits. We have previously experienced instances in which we have had to issue refunds and credits to certain of our customers as a result of outages, although these have, to date, been insignificant to our business, financial condition, and results of operations. Additionally, if we fail to meet our service level commitments a specified number of times within a given time frame or for a specified duration, some of our customers may terminate their agreements with us or extend the term of their agreements at no additional fee. As a result, a failure to deliver our offerings for a relatively short duration could cause us to issue credits or refunds to a large number of affected customers or result in the loss of customers. In addition, we cannot ensure that our customers will accept these credits, refunds, termination, or extension rights in lieu of other legal remedies that may be available to them.
Additionally, our customers depend on our customer success and customer support teams to provide implementation, training, and support services. If we do not provide effective onboarding services or ongoing support, customers may not receive the full benefits of our Operating System, may delay or forgo future expansion of their use of our Operating System, or may seek to terminate their agreements with us. Our reputation with prospective or current customers or the rental property ecosystem could also be damaged. The number of our customers and units on our Operating System has grown significantly and due to the complexity of our Operating System, they often rely heavily on our customer success and customer support teams, even for routine matters, which has put additional pressure on our teams. If we experience increased customer demand for support, we may face increased costs that may harm our results of operations. As a result, if we are unable to provide efficient, high-quality customer support services, if we need to hire additional support resources, or if there is a market perception that we do not maintain high-quality customer support, our business, financial condition, and results of operations could be adversely affected.
We face risks in our resident screening and rent credit reporting services that could adversely affect our business, financial condition, and results of operations. We have in the past and we may in the future be subject to regulatory inquiries or enforcement actions, as well as putative class action lawsuits and indemnity demands alleging violations of the laws, as well as the related federal and state regulations, to which these services are subject.
Our resident screening and rent credit reporting services are subject to a number of complex laws that are subject to varying interpretations, including the Fair Credit Reporting Act (the “FCRA”), the Fair Housing Act, the federal Credit Repair Organizations Act, and related federal and state regulations. The FCRA continues to be the subject of multiple class-based litigation proceedings, as well as numerous regulatory inquiries and enforcement actions. In addition, entities such as the U.S. Department of Justice (“DOJ”), Federal Trade Commission (the “FTC”), and the Consumer Financial Protection Bureau (the “CFPB”) have the authority to investigate and enforce compliance with laws that may impact our customers and our business and have made various public statements that resident screening is an area of focus for such agencies. Although we attempt to structure our resident screening and rent credit reporting services to comply with relevant laws and regulations, including with respect to relevant licensing requirements, we have in the past and may in the future be subject to regulatory inquiries or enforcement actions, and we may also be accused or found to be in violation of certain laws and regulations. In addition, we have been and may in the future be subject to putative class action lawsuits and indemnity demands alleging violations of these laws and other similar state laws.

Our potential liability in any enforcement action, class action lawsuit, or significant single plaintiff action could have a material impact on our business, especially given that certain applicable laws and regulations provide for fines or penalties on a per occurrence basis and we participate in a large number of resident screening and rent credit reporting transactions. We may not always have adequate insurance to defend all claims. Even if a claim is not successful, any claim brought against us would be time-consuming and costly to defend. If we are found liable in any such actions or proceedings, we may be required to pay substantial damages and change the way we conduct our business, any of which might have a material adverse effect on our business, financial condition, and results of operations. In addition, the existence of any such proceeding, whether meritorious or not, may also adversely affect our ability to attract customers, result in the loss of existing customers, or harm our reputation.
Our results of operations may fluctuate from period to period, which makes our future results difficult to predict and could cause the market price of our Class A common stock to decline.
Our results of operations may vary significantly from period to period, which could adversely affect our business and financial condition and cause the market price of our Class A common stock to decline. As a result, you should not rely upon our historical results of operations as indicators of future performance. We expect that our results of operations may vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:
•the number of units customers have on our Operating System;
•our ability to increase the number of new customers and expand our existing customers’ use of our Operating System and additional products or functionality;
•our ability to retain existing customers;
•the number of vacant units in our customers’ properties and fluctuations in leasing activity by our customers;
•the amount and timing of operating expenses related to maintaining and expanding our business, operations, and infrastructure, including acquiring new and maintaining existing customers;
•the timing and success of new products or features introduced by us or our competitors;
•technological advances and changes in practices and processes across the rental property ecosystem;
•changes in the competitive landscape of our market, including consolidation among competitors or real estate organization and investment firms;
•changes in our pricing policies or those of our competitors;
•general economic conditions, particularly those affecting the rental property ecosystem, including interest rate fluctuations;
•changes in spending on property management systems, including increased owner and operator focus on operating efficiency and the willingness to change from legacy systems and point solutions to our Operating System;
•our ability to attract, develop, motivate, and retain management and other skilled personnel;
•our ability to successfully expand our business geographically and across other property types;
•significant cybersecurity breaches or other incidents impacting, technical difficulties with, or interruptions to, the use of our Operating System;

•litigation or other disputes, investigations, or inquiries, and the cost of such events, including settlement payments, regulatory fines, or penalties;
•our ability to integrate acquisitions in a cost-effective, secure, and timely manner;
•our ability to comply with relevant laws and regulations in the United States and abroad;
•future accounting pronouncements or changes in our accounting policies or practices; and
•changes in governmental or other regulations, including local, state, and federal laws that affect our business and operations and those of our customers, including those related to the rental property ecosystem or the markets in which we operate, including without limitation changes related to fair credit reporting, payment processing, data protection and privacy, utility billing, insurance, e-commerce, licensing, telemarketing, electronic communications, consumer protection, and state and local laws related to rent control or regulation, and our ability to quickly and cost-effectively update our Operating System to account for such changes.
Our financial results and cash needs may vary greatly from quarter to quarter and year to year depending on, among other things, the business performance of our customers, the seasonality inherent in some of our customers’ businesses and general economic conditions. For example, we often see seasonally higher leasing activities in the third quarter largely due to leasing season, as residents move in prior to the start of the school year. Specifically, higher resident applications in the third quarter typically result in increased use of our resident screening services. The increase in the number of move-ins also typically results in sequentially higher revenue from our payments and resident insurance services. Additionally, we see increased activity on our Operating System during the first week of each month when rent is due. As a result, revenue growth rates and other metrics may fluctuate from period to period and these fluctuations could cause the price of our Class A common stock to decline.
The variability and unpredictability of our results of operations from quarter to quarter and year to year could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other results of operations for a particular period. If we fail to meet or exceed such expectations, the market price of our Class A common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.
Our customers and their residents share, and we process, a high volume of sensitive and personal information through our Operating System. Our reputation, and therefore our success, depends upon the security of our Operating System and the security of the companies with which we share that information. We and our third-party service providers are exposed to cybersecurity risks and incidents, and any actual or perceived breach of our system, or of our service providers’ systems, or any other type of security breach or incident, could materially impact our reputation, brand, business, financial condition, and results of operations.
We rely on our Operating System, computer systems, hardware, software, underlying technology infrastructure and online sites and networks (such systems generally, “IT Systems”), and the IT Systems of service providers and other third parties on which we rely, for both internal and external operations that are critical to our business. Because we make use of third-party suppliers and service providers, unauthorized access to, other security breaches or intrusions of, or security incidents affecting, systems, networks, and data used in our business, including those of our vendors and contractors, even if not resulting in an actual or perceived breach of networks, systems, or data, could adversely affect our business. Any of these or other systems-related problems could, in turn, adversely affect our reputation and brand, business, financial condition, and results of operations.
We may rely on third parties when deploying, servicing, or otherwise operating our IT Systems, and in doing so, expose them and therefore us to security risks outside of our direct control. Specifically, certain third parties who create applications that integrate with our Operating System may collect, use, disclose, store, retain, transmit, transfer, and otherwise process our and our customers’ and their residents’ data and information, including confidential, sensitive, personal information and other data or information about individuals, such as our customers, employees, contractors, and business partners, including email addresses, physical addresses, phone numbers, Social Security numbers, and personally identifiable information, as well as trade secrets and other proprietary business information (collectively, “Sensitive Information”). Our third-party service providers may fail to adequately secure their or our IT Systems or Sensitive Information. Our third-party service providers’ IT Systems have been, and may in the future be, breached or negatively affected by vulnerabilities present in integrated systems and technologies, contain exploitable defects or “bugs” that could result in a breach of, incident impacting, or disruption to our or our third-party service providers’ IT Systems and other security risks discussed below. Our ability to monitor our service providers’ security is limited, and, in any event, third parties may be able to circumvent those security measures. Moreover, techniques used in attacks and intrusions on systems and networks, as discussed in more detail below, change frequently and may not be known until or well after they are launched against us or our third-party service providers. These risks also are heightened when service providers work remotely.
The use of our Operating System involves the collection, use, disclosure, storage, retention, transmission, transfer, and other processing of Sensitive Information. The secure collection, use, disclosure, storage, retention, transmission, transfer, and other processing of Sensitive Information is critical to us, and we devote various resources to protecting this information. Additionally, remote working arrangements at our company, and at our third-party service providers, increase security risks due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks. The scale of remote work may require additional personnel and resources, which nevertheless cannot be guaranteed to materialize or to fully safeguard all IT Systems and information, including Sensitive Information, upon which we rely. Moreover, any integration of AI in our or any third-party service providers’ operations, products, or services may pose new or unknown cybersecurity risks and challenges.
We face numerous and evolving security risks that threaten the confidentiality, integrity, and availability of our IT Systems and Sensitive Information. We face threats from a variety of sources, including sophisticated nation-state and nation-state supported actors, organized cybercrime groups and individuals, ransomware operators, malicious and negligent insiders, supply-chain compromise actors, automated bots and botnets, fraud rings, and politically motivated groups or individuals. From these threat sources, we are exposed to a variety of diverse attack techniques such as malware (including ransomware) and technical exploitation, social engineering, identity, and account compromise, network availability, and data oriented attacks (denial-of service, exfiltration, automated bots, and scraping), malfeasance by insiders, unauthorized parties, rogue human or technological error, or other techniques used to obtain unauthorized access, disable or degrade services or sabotage systems, and as a result of malicious code embedded in open-source software, or misconfigurations, “bugs” or other vulnerabilities in commercial software that is integrated into our (or our service providers’) IT Systems, products, or services. Cyberattacks are expected to accelerate on a global basis in frequency, complexity, and magnitude as threat actors are becoming increasingly sophisticated in using techniques and tools, including AI, that circumvent security controls, evade detection, and remove forensic evidence. As a result, we may be unable to detect, investigate, remediate, or recover from future attacks or security breaches or incidents, or to avoid a material adverse impact upon our IT Systems and information.
Notwithstanding the evolving threat landscape, we have implemented measures designed to identify, evaluate, and manage cyber risks, including a review of our third-party service providers’ measures. We cannot, however, guarantee that such measures or our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with, or operate effectively to protect our and our third-party service providers’ infrastructure, systems, networks, and physical facilities from unauthorized access due to the actions of outside parties or human error, malfeasance, insider threats, system errors or vulnerabilities, insufficient security controls, a combination of the foregoing, or otherwise. Moreover, if we pursue acquisitions, the businesses and assets we acquire may have less mature information technology systems and/or less sophisticated measures in place to detect and prevent cybersecurity breaches or incidents, which could expose us to increased cybersecurity risk until we integrate them onto our information technology standards. As a result, unauthorized parties may obtain access to our, our third-party service providers’, or our customers’ systems, networks, or data. Further, in these or other circumstances, we or our third-party service providers may suffer security breaches and incidents or other unauthorized or illegal access to or collection, use, disclosure, storage, transmission, transfer, or other processing of, or loss or unavailability of Sensitive Information.
Third parties may attempt to compromise our employees and their access into internal IT Systems to gain unauthorized access to accounts, IT Systems, and Sensitive Information. Employee error, malfeasance, or other errors could result in an actual or perceived security breach or incident. This risk may be heightened as we transition to an increasingly distributed workforce or integrate new systems in connection with acquisitions. In addition, our employees, customers, or our customers’ residents may also be subject to cyberattacks (including social engineering/phishing) or otherwise disclose or lose control of their credentials or use the same or similar credentials on third parties’ systems, which could lead to unauthorized access to their accounts on our Operating System.
Our security controls and processes are subject to technical, operational, and organizational limitations, and may not prevent all security incidents or vulnerabilities. Any unauthorized or inadvertent access to, or an actual or perceived security breach or incident impacting, our IT Systems or those of our service providers could result in an actual or perceived loss or unavailability of, unauthorized access to, or unauthorized use, disclosure, modification, or other processing of Sensitive Information, regulatory investigations and other proceedings, orders and other obligations, claims, demands and litigation (including putative class action lawsuits), indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations, and other liabilities. As a result our Operating System may be perceived as insecure and we may lose existing customers or fail to attract and retain new customers. We also could be required to divert substantial resources to prevent further security breaches or incidents. While no incidents to date have had a material impact on our operations or results of operations, we cannot guarantee that material incidents will not occur in the future. Any such security breach or incident affecting us, our third-party service providers, customers, or our customers’ residents, or the perception that one has occurred, could also materially damage our reputation and adversely affect our business, financial condition, and results of operations, including reducing our revenue, causing us to issue credits to customers, negatively impacting our ability to accept and process Sensitive Information, eroding our customers’ trust in our Operating System and other products, subjecting us to costly notifications to customers and individuals, and costly restoration or remediation measures, resulting in loss of, and harming our ability to retain customers, harming our brand or increasing our cost of acquiring new customers, or subject us to claims by third parties that we have breached our privacy-, data protection-, security-, or confidentiality-related obligations that could materially increase our costs, adversely impact how we operate our IT Systems and collect, retain, use, disclose, store, transfer, transmit, and otherwise process customer information, and competitively disadvantage our business.
In addition, many governments, including all fifty states in the United States, have enacted laws requiring companies to notify individuals and regulators of certain security breaches or incidents involving various types and volumes of information, including Sensitive Information. These mandatory disclosures are costly to implement and often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our security measures. The release of Sensitive Information may also lead to identity theft and related fraud, litigation, enforcement actions, investigations, claims, or other proceedings against us by affected individuals, customers, and/or by regulators, or public statements against us by advocacy groups or others, and the outcome of such proceedings, which could include penalties, fines, and other liabilities or obligations, and could have an adverse effect on our business, financial condition, and results of operations. In addition, we may incur large expenditures to investigate or remediate, to recover Sensitive Information, to repair or replace networks or IT Systems, to protect against similar future events, or to comply with existing and future security, data protection, and privacy laws and regulations. In addition, the costs of maintaining protection and insurance coverage against such threats, as they develop in the future (or as legal requirements related to security increase), could be material, and such coverage may not cover any or all of the resulting financial loss.
We currently maintain technology errors, omissions, and cyber liability insurance policies covering certain damages typical for companies in our industry. However, we cannot be certain that our coverage will be adequate for liabilities actually incurred relating to any breach or incident relating to privacy, data protection, or security, or that insurance will continue to be available to us on economically reasonable terms, or at all, such that it is possible we would not continue to have coverage. Further, if another company within our industry experiences a high-profile breach or incident this might lead to a loss of trust in our industry generally, which could adversely impact our reputation and brand, and adversely affect our business, financial condition, results of operations, and prospects.
Our business depends on our strong and trusted brand, and we may fail to maintain and protect our brand, which may adversely affect our business, financial condition, and results of operations.
We have developed a strong and trusted brand that has contributed significantly to the success of our business. We believe that maintaining and protecting our brand identity and reputation is critical to our ability to attract and retain customers. Our ability to maintain and promote our brand will depend largely on our continued investment in marketing and our ability to continue to provide an Operating System and products that address our customers’ most critical needs, as well as our ability to maintain trust and be a technology leader.
Harm to our brand can arise from many sources, including but not limited to the following:
•failure by us or third parties to satisfy customer expectations of service and quality;
•inadequate protection, misuse, or disclosure of confidential, proprietary, personal, or sensitive data by us or third parties;
•employee misconduct and misconduct by others affiliated or perceived to be affiliated with us;
•fraud committed by third parties using our Operating System;
•compliance failures by us or third parties; and
•litigation, investigations, regulatory activity, and other claims relating to us or others in our industry.
We may also introduce or make changes to products, privacy and data protection practices, or terms of service that customers do not like. Customers could become dissatisfied with the decisions we make with respect to our Operating System, which may harm our brand. We have spent, and expect to continue to spend, resources on branding and other marketing initiatives, which may not be successful or cost effective. These activities may not generate customer awareness, attract new customers, or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in maintaining and promoting our brand. If we fail to successfully maintain and promote our brand, or if we incur excessive expenses in this effort, our business, financial condition, and results of operations may be adversely affected.
Further, negative or unfavorable publicity, media coverage, and social media postings about us or our industry, including with respect to the quality and reliability of our Operating System, customer experience, our ability to effectively manage and resolve complaints, as well as privacy, data protection and data security matters, litigation, governmental investigations, and regulatory activity relating to us or our industry, may harm our brand, even if inaccurate. In addition, negative or unfavorable publicity, media coverage, and social media postings about our current or former employees, directors or other service providers, or the actions of or statements by our current or former employees, directors or other service providers in their personal or non-Entrata capacity, may harm our brand, reputation, and our business, even if inaccurate. We have in the past received, and may continue to receive, a high degree of media coverage and social media conversation, including coverage that is not directly attributable to statements made by our officers and employees, that incompletely or inaccurately reports on us or our industry, or that is misleading as a result of omitting information. Any negative or unfavorable publicity, media coverage, or social media postings may adversely affect our ability to attract new customers and retain our existing customers and maintain and increase use and adoption of our Operating System, which may adversely affect our business, financial condition, and results of operations.
We have historically experienced rapid growth, and such growth may not be indicative of our future growth.
We have historically experienced rapid growth. However, our recent revenue growth rate and financial performance may not be indicative of our future performance. Our revenue was $412.0 million and $509.3 million in the years ended December 31, 2024 and 2025, respectively, representing a year-over-year increase of 24%. Our revenue was $116.6 million and $143.5 million in the three months ended March 31, 2025 and 2026, respectively, representing a year-over-year increase of 23%. Our overall revenue growth depends on a number of factors, including our ability to:
•attract new customers or retain existing customers;
•expand our footprint with our existing customers by selling additional products and developing new products that address our existing customers’ needs;
•expand the number of units our customers have on our Operating System;
•provide our customers with the onboarding experience and ongoing level of support that they require;
•invest financial and operational resources to support future growth in our payment-processing and other third-party relationships;
•expand our operations domestically and internationally and to different property types;
•retain and motivate existing personnel, and attract, integrate, and retain new personnel;
•successfully identify, acquire, and integrate businesses, products, or technologies that we believe could complement or expand our Operating System;
•effectively plan for and model future growth;
•enhance our financial and accounting systems and controls; and
•compete with providers of legacy property management systems and point solutions.
You should not rely on our revenue, revenue growth, key business metrics, or key business metrics growth for any previous quarterly or annual period as any indication of our revenue, revenue growth, key business metrics, or key business metrics growth in future periods.
Our revenue growth rate may decline in future periods as the size of our business continues to grow and we achieve higher market adoption rates. Our opportunity for future growth also depends on other factors generally outside of our control, including changes in our customers’ budgetary constraints, changes in property owners or operators giving rise to contractual termination rights, regulatory and macroeconomic conditions, business practices within the rental property ecosystem, and increased competition and consolidation of businesses within the rental property ecosystem. We also expect to continue to make investments in the development and expansion of our business, which may not result in increased revenue. If we do not effectively address these risks and maintain revenue growth, the value of our Class A common stock could be adversely affected.

If we fail to manage our growth effectively, our brand and reputation, business, financial condition, and results of operations could be adversely affected.
Our rapid growth and organizational change have placed, and may continue to place, significant demands on our management and our operational and financial resources and could challenge our ability to develop and improve our operational, financial, and management controls, enhance our reporting systems and procedures, recruit, train, and retain highly skilled personnel, and maintain customer satisfaction. In addition, we have and may continue to pursue acquisitions to expand our business and operations.
Our ability to manage our growth effectively and to integrate new employees, technologies, and acquisitions into our existing business will require us to continue to expand our operational and financial infrastructure and to continue to effectively integrate, develop, and motivate a large number of new employees, while maintaining the beneficial aspects of our culture. As we serve a growing number of customers and facilitate a growing number of units on our Operating System, we must continue to improve and expand our IT and financial infrastructure, operating and administrative systems, and relationships with various partners and other third parties.
We currently maintain offices in multiple locations in the United States, as well as offices in Pune, India, Amsterdam, Netherlands, and Tel Aviv, Israel, and we may open additional offices in the future both in the United States and abroad. Because we employ personnel internationally, we are subject to additional risks customarily associated with foreign operations, such as labor- and employment-related risks, export compliance risks, and risks related to political or regional instability.
In addition, our organizational structure and business is becoming more complex as we grow. We will require significant capital expenditures and valuable management resources to further enhance our operational, financial, and management controls, as well as our reporting systems and procedures. We need to manage this growth so that it does not undermine the corporate culture of rapid innovation, teamwork, and attention to customer success that has been central to our growth so far. If we fail to manage our anticipated growth and change, the quality of our Operating System and services may suffer, which could negatively affect our brand and reputation. As a result, our ability to retain and attract customers could be negatively impacted, which could adversely affect our business, financial condition, and results of operations.
Our sales cycle is long and unpredictable, and our sales efforts require considerable time and expense.
Our ability to increase revenue and enhance profitability depends, in large part, on widespread acceptance of our Operating System by large, sophisticated real estate owners and operators. As we target our sales efforts at these customers, we face high costs, long sales cycles, and unpredictability in completing some of our sales. As a result of the variability and length of the sales cycle for our Operating System, we may not be able to forecast the precise timing of certain sales and it may be difficult to identify a regular cadence to our sales. The length of our sales cycle can vary substantially from customer to customer based on deal complexity, customer size, and customer needs. For example, our average sales cycle for enterprise customers is between six and twelve months, and our average sales cycle for mid-market customers is between three and six months. We are often required to spend significant time and resources to better educate and familiarize potential customers with the value proposition of our Operating System and how it can replace their existing solutions, which may be deeply embedded in their organizations. Customers often view the purchase of our Operating System and products as a strategic decision with multiple decision makers and a significant investment that can come with switching costs and, as a result, frequently require considerable time to evaluate, test, and qualify our Operating System and products, as well as those of our competitors, prior to purchasing our Operating System. Enterprise operators that manage a significant number of units all over the country often undertake a significant evaluation process that further lengthens the sales cycle. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which ultimately may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:
•the complexity and heavily regulated nature of the rental property ecosystem;
•lengthy purchasing approval processes;
•the evaluation of competing property management systems during the purchasing process;
•the time, complexity, and expense involved in replacing existing solutions;
•announcements or planned introductions of new products, features, or functionality by us or our competitors;
•personnel turnover at our customers or at our company; and
•evolving functionality demands.
Our sales force develops relationships directly with our customers and works on account penetration, account coordination, sales, and overall market development. We spend substantial time and resources on our sales efforts without any assurance that our efforts will produce a sale. An operator’s decision to change systems is frequently subject to budget constraints, multiple approvals, and unanticipated administrative, processing, and other delays. In addition, the impact of macroeconomic conditions on both us and our prospective customers could materially and adversely affect our business, financial condition, and results of operations by reducing sales, lengthening sales cycles, and lowering prices for our Operating System and products. As a result, it is difficult to predict whether and when a sale will be completed.
If our efforts in pursuing sales and customers are unsuccessful, or if our sales cycles lengthen, our revenue could be lower than expected, which would have an adverse effect on our business, financial condition, and results of operations.
We have incorporated and are incorporating traditional AI, machine learning, and generative AI into our Operating System. This technology is new and developing and may present operational and reputational risks or result in liability or harm our reputation, business, results of operations, or customers.
We have incorporated a number of AI features into our Operating System and believe that providing AI tools, features, functionality, and insights will become increasingly important to the value that our Operating System and products deliver to our customers. The AI functionality incorporated into our products is commercially available or open source and not proprietary, and we use a combination of public data and private data for individual customers in our LLMs and other AI solutions. We have built and continue to build our AI architecture with guardrails above our AI layer to increase security and mitigate potential risks of inaccuracy and algorithmic hallucinations resulting from our use of AI. These guardrails include, for example, evaluating models against benchmark and real customer data prior to deployment, monitoring model predictions, and incorporating red teaming security evaluations to identify potential vulnerabilities. As with many developing technologies, LLMs are a new and emerging technology that is in the early stages of commercial use and presents a number of inherent risks and challenges that could affect further development, adoption, and use, and therefore our business. Due to the evolving nature of the algorithms and technology underpinning LLMs, there is a risk that our AI solutions could produce inaccurate or misleading content or other discriminatory or unexpected results or behaviors (e.g., LLM hallucinatory behavior that can generate irrelevant, nonsensical, or factually incorrect results).
Further, the content, analyses, or recommendations generated by our LLMs could produce information or other content that infringes, misappropriates, or violates the intellectual property rights of others. In addition, increasing use of AI creates opportunities for the potential loss or unlawful or unauthorized collection, use, disclosure, storage, transmission, transfer, or other processing or misuse of data or information, including personal information and proprietary data that was used, disclosed, stored, transmitted, transferred, or otherwise processed to build our AI solutions. If our access to such data or information was blocked or materially impaired, we may also be unable to further build, train, and offer our AI solutions. The occurrence of any of the foregoing could harm our reputation, business, customers, or our customers’ residents and could result in litigation, regulatory investigations, enforcement and other actions, and reputational harm.
Moreover, our employees, customers, residents, third-party service providers, strategic partners, and other contractors or consultants may input inappropriate, illegal, confidential, or other sensitive data or information into an AI system (in particular, a system that is managed, owned, or controlled by a third party), thereby compromising our business operations, which may cause business operation disruptions, could divert the attention of management and key information technology resources, and possibly lead to security breaches or incidents or other unauthorized or illegal access to or collection, use, disclosure, storage, transmission, transfer, or other processing or loss or unavailability of our or our customers’ confidential or proprietary data or information.
In addition, the use of AI involves significant technical complexity and requires specialized expertise. This specialized expertise can be difficult and costly to obtain given the increasing industry focus on AI development and competition for talent. As a result, it could be expensive for us to maintain and advance our AI developments and we may not be able to do so. Further, our AI solutions rely on third-party proprietary algorithms and LLMs provided by third parties. If we are unable to continue to use such third-party assets, we may be unable to continue to provide our AI solutions which could adversely affect our business, financial condition, results of operations, and prospects.
Additionally, the use of AI applications introduces novel risks associated with the various methods of model delivery, integration, and functions leveraged for business purposes. These risks may result in security breaches or incidents, including the unauthorized disclosure or other processing of business and customer information. Any such security incidents related to our use of AI applications could lead to litigation or other proceedings and liability and may adversely affect our reputation, business, financial condition, and results of operations.
Our employees are currently using AI solutions and we believe that our partners, service providers, and contractors may also be using AI solutions. If any of our partners, service providers, employees, or contractors use any AI solutions in connection with our business or the services they provide to us, it may lead to the inadvertent disclosure of our confidential information, or that of our customers or their residents, into third-party training data sets, which may include publicly-available training data sets, which may impact our ability to adequately maintain, protect and enforce our intellectual property or confidential information, harming our customers and our competitive position and business. Our ability to mitigate risks associated with disclosure of confidential information, including in connection with AI solutions, will depend on our implementation, maintenance, monitoring, and enforcement of appropriate technical and administrative safeguards, policies, and procedures governing the use of AI in our business and we may not adequately mitigate such risks.
Additionally, any content created by using LLMs may not be subject to copyright protection, which may adversely affect our intellectual property rights in, or ability to commercialize or use, the content. In the United States, a number of civil lawsuits have been initiated related to the foregoing and other concerns, the outcome of any one of which may, amongst other things, require us to limit the ways in which we use AI in our business and may affect our ability to develop our AI solutions and features. While AI-related lawsuits to date have generally focused on the AI service providers themselves, our use of any output produced by a LLM may expose us to claims, increasing our risks of liability. For example, the output produced by LLMs may include information subject to certain rights of publicity or privacy laws or constitute an unauthorized derivative work of the copyrighted material used in training the underlying AI model, any of which could also create a risk of liability for us or adversely affect our customers and our business or operations. To the extent that we do not have sufficient rights to use the data or other material or content used in or produced by the generative AI tools used in our business, or if we experience security breaches or incidents in connection with our use of AI, this could adversely affect our reputation and expose us to legal liability or regulatory risk, including with respect to third-party intellectual property, privacy, publicity, contractual, or other rights.
Further, social and ethical issues relating to the use of new and evolving technologies such as AI in our offerings may result in reputational harm and liability and may cause us to incur additional research and development costs to resolve such issues. AI presents emerging ethical issues and if we enable or offer solutions that draw controversy due to their perceived or actual impact on society, we may experience brand or reputational harm, competitive harm, or legal liability. Failure to address AI ethics issues by us or others in our industry could undermine public confidence in AI and slow adoption of AI in our products.
Moreover, as the regulatory framework for AI (and machine learning technology) evolves, certain jurisdictions, such as the European Union (the “EU”) with its AI Act, and certain U.S. states, have adopted laws and regulations addressing aspects of the development, use, and deployment of AI. While the Trump Administration issued an executive order on December 11, 2025, designed to preempt state regulation of AI, the regulatory landscape at the state and federal levels is still evolving and the ultimate regulatory framework that will develop is difficult to predict or anticipate at this time. It is possible that new laws and regulations will be adopted in the United States and in non-U.S. jurisdictions, or that existing laws and regulations may be interpreted, addressing these matters in ways that would affect the operation of our business, including the way in which we use AI and machine learning technology. Our ability to provide AI-driven insights and products may also be constrained by current or future regulatory requirements that could restrict or impose burdensome and costly requirements on our ability to leverage data in innovative ways. Further, the cost to comply with such laws or regulations could be significant and could increase our operating expenses, which could adversely affect our business, financial condition, and results of operations.
We anticipate incurring increased expenses in the future, and we may not be able to meet profitability expectations.
We may not be able to maintain or continue to grow profitability in the future. Generally, we expect our costs will increase over time as we continue to invest additional funds in the growth of our business and adjust to operating as a public company.
In addition, we plan to continue to manage our business towards the achievement of long-term growth that we believe will positively impact long-term stockholder value. We have expended, and expect to continue to expend, financial and other resources on our research and product development organization, including for the development of new and innovative products for our Operating System and functionality to address our customers’ evolving business needs, and improved customer experience; our technology infrastructure, including systems architecture, management tools, scalability, availability, performance, and security, as well as disaster recovery measures; our sales, marketing, and customer success organizations; our onboarding and support organizations; acquisitions or strategic investments; expansion efforts, including geographic, market, and new industry expansion; and general administration, including legal and accounting expenses as well as the increased operating expenses due to being a public company. These efforts may be more costly than we expect, may not result in increased revenue, growth in our business, or enhanced profitability, and may cause significant fluctuations in our results of operations from period to period. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could negatively impact our gross margin and prevent us from maintaining or growing profitability or positive cash flows on a consistent basis. If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition, and results of operations could be adversely affected. Moreover, although we believe our investments in our business are consistent with our strategic objective to achieve long-term growth, these decisions may not be consistent with the short-term expectations of some investors, and if we are ultimately unable to maintain or grow profitability at the level anticipated by industry or financial analysts and our stockholders, the market price of our Class A common stock could decline.

The nature of our Operating System is complex and highly integrated, and if we fail to successfully manage releases or integrate new products or functionality, it could harm our business, financial condition, and results of operations.
We manage a complex Operating System that includes a large number of product centers that are highly integrated and require interoperability with products and services of third-party service providers. Additionally, we typically deploy new releases of the software underlying our Operating System on a quarterly schedule. Due to this complexity and the condensed development cycles under which we operate, we have in the past, and may in the future, experience errors in our software, corruption, or loss or compromise of our data, or unexpected performance issues from time to time. For example, our services may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes, or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other products. If we encounter integration challenges or discover errors in our products late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have an adverse effect on our business, financial condition, and results of operations.
We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel, hire qualified personnel, or maintain our corporate culture, we may not be able to grow effectively.
Our performance and ability to grow our business largely depend on the talents and efforts of highly skilled individuals, and our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our organization. Competition in our industry relating to hiring and retaining employees with appropriate qualifications and at an appropriate cost structure is intense, including in Utah, where our headquarters is located and where we have a substantial presence and need for highly skilled personnel, such as software engineers, computer scientists, and other technical personnel. Any changes to U.S. immigration policies that restrain the flow of technical and professional talent may inhibit our ability to recruit and retain highly qualified employees. Many of the companies we compete with for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of time and resources, and potential liability for us or our employees.
We may need to invest significant amounts of cash and equity to attract new and retain employees, and we may not do so, or, if we do, we may never realize returns on these investments. Some of our current employees hold RSUs that vest upon the satisfaction of both a service-based vesting condition and a performance-based vesting condition. The performance-based vesting condition of such RSUs will generally be satisfied in connection with our IPO, and as a result, such employees will vest with respect to a significant portion of these RSUs at such time. Many current employees also hold stock options that may begin to vest following our IPO. It may be difficult for us to continue to retain and motivate these employees and the value of their holdings could affect their decisions about whether they continue to work for us. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. If the actual or perceived value of our equity compensation declines, it may adversely affect our ability to hire or retain highly skilled employees, or we may need to incur additional stock-based compensation expense to do so. Further, our recent hires and planned hires may not achieve desired productivity within our expected timeframe, and we may not be able to hire or retain qualified personnel in a timely manner. We generally do not have employment agreements with our officers or employees and, therefore, they could terminate their employment with us at any time and obtain employment with a competitor. If we are unable to hire, train, and retain a sufficient number of qualified and successful personnel, our business, financial condition, and results of operations may be adversely affected.
In addition, we believe in the importance of our corporate culture, which fosters high performance by prioritizing our core values. As our organization grows and expands, and as employees’ workplace expectations evolve, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. Our inability to maintain our corporate culture may negatively affect our ability to attract and retain employees, harm our brand, or adversely affect our future growth.
We depend on the experience and expertise of our senior management team and key technical employees, and the loss of any key employee could adversely affect our business, financial condition, and results of operations.
Our success depends in part on the continued service of our senior management team and other key employees. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, potentially disrupting our business. Any employment agreements we have with our executive officers or other key personnel do not require them to continue to work for us for any specified period and, therefore, they may terminate their employment with us at any time. In addition, we do not maintain any key person life insurance policies. The loss of any member of our senior management team or key personnel may delay or prevent the achievement of our business objectives, and because of the nature of our business, the loss of any significant number of our existing engineering and project management personnel may also adversely affect our business, financial condition, and results of operations.
The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.
As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC, and the New York Stock Exchange listing standards. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. We anticipate that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, and increase demand on our systems, making some activities more time-consuming and costly. We also expect these rules and regulations to continue to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage, or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.
As a public company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In addition, as a public company, we may be subject to shareholder activism, which can lead to substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate.
Public company reporting and disclosure obligations and a broader stockholder base as a result of our status as a public company may expose us to a greater risk of claims by stockholders, and we may experience threatened or actual litigation from time to time, including by competitors and other third parties. If such claims are successful, our business, financial condition, and results of operations may be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, may divert the resources of our management and our board of directors, and adversely affect our business, financial condition, and results of operations.
Further, many members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws and regulations pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will continue to require significant attention from our management and may divert their attention away from the day-to-day management of our business, which may adversely affect our business, financial condition, and results of operations.
We may experience operational and financial risks in connection with acquisitions. In addition, acquisitions, strategic investments, partnerships, or ventures could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute stockholder value and adversely affect our business, financial condition, and results of operations.
As part of our business strategy, we will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services, and other assets as well as strategic investments that complement our business. We have previously acquired and continue to evaluate targets to enhance our Operating System and products, and there is no assurance that such acquired businesses will be successfully integrated into our business or generate substantial revenue. We may be unable to identify or complete prospective strategic transactions for many reasons, including competition from other potential acquirers, the effects of consolidation in our industry, and potentially high valuations of acquisition candidates. Even if we do identify strategic transactions or enter into agreements with respect to such transactions, applicable antitrust laws and other regulations may limit our ability to acquire targets or force us to divest all or a portion of our business or an acquired business. If we are unable to identify suitable targets or complete acquisitions, our growth prospects may suffer, and we may not be able to realize sufficient scale and technological advantages to compete effectively in all markets.
Acquisitions involve numerous risks, any of which may harm our business and adversely affect our financial condition and results of operations, including:
•intense competition for suitable acquisition targets, which may increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;
•unforeseen expenses, delays, or conditions imposed upon the acquisition or transaction, including due to required regulatory approvals or consents, or fees that may be triggered upon a failure to consummate an acquisition or transaction for certain reasons;
•failure to retain and obtain required regulatory approvals, licenses, and permits;
•transaction-related lawsuits or claims;
•difficulties in integrating the technologies, operations, existing contracts, and personnel of an acquired company;
•difficulties in retaining key employees or business partners of an acquired company;
•diversion of financial and management resources from existing operations or alternative acquisition opportunities;
•failure to realize the anticipated benefits or synergies of a transaction;
•the incurrence of debt or dilution related to equity issuances in connection with a transaction;
•failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, revenue recognition, or other accounting practices, security vulnerabilities, or employee issues;
•risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;

•theft of our trade secrets or confidential information that we share with potential acquisition candidates;
•risk that an acquired company or investment in new offerings cannibalizes a portion of our existing business; and
•adverse market reaction to an acquisition.
If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services, and other assets, strategic investments, and other strategic transactions, or if we fail to successfully integrate such acquisitions or investments, our business, financial condition, and results of operations may be adversely affected.
Financial and Tax Risks
We have incurred, and may continue to incur, substantial indebtedness and any failure to meet our debt obligations could adversely affect our business.
We have entered into, and may continue to enter into, arrangements pursuant to which we may incur significant indebtedness, including our credit agreement with JPMorgan Chase Bank, N.A. (the “Credit Agreement”), which provides for term loans in the aggregate principal amount of $400.0 million, revolving loans in an aggregate principal amount of $75.0 million, and letters of credit in an aggregate face amount at any time outstanding not in excess of $15.0 million. Under the Credit Agreement, our ability to make payments on such debt, to repay such indebtedness when due, and to fund our business, operations, and capital expenditures will depend on our ability to generate or raise cash in the future. If we cannot service our indebtedness, we may have to take actions such as utilizing available capital, selling assets, selling equity, or reducing or delaying capital expenditures, strategic transactions, investments, and partnerships, any of which may impede the implementation of our business strategy, prevent us from entering into transactions that would otherwise benefit our business, and may adversely affect our business, financial condition, and results of operations.
Our obligations under the Credit Agreement are required to be guaranteed by certain of our subsidiaries. Such obligations, including the guaranties, are secured by substantially all of our assets and those of the subsidiary guarantors. If we are unable to repay or otherwise refinance our indebtedness under the Credit Agreement when due, or if any event of default occurs under the Credit Agreement, the lender under our Credit Agreement could accelerate our outstanding obligations. In the event that the lender under our Credit Agreement accelerates the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness and the lender may seek to enforce their security interests in our assets as well as those of the subsidiary guarantors. Our ability to restructure or refinance any debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and could require us to comply with more onerous covenants, which could further restrict our business operations. We also may not be able to refinance indebtedness on commercially reasonable terms, or at all.
Our Credit Agreement contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations.
The terms of our Credit Agreement include a number of covenants that limit our ability and our subsidiaries’ ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate with other companies or sell substantially all of our assets, pay dividends, make investments, loans, and acquisitions, or engage in transactions with affiliates. The terms of the Credit Agreement also include financial covenants. The terms of the Credit Agreement may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy, including potential acquisitions, and compete against companies which are not subject to such restrictions.

We may require additional capital to support business growth, and this capital may not be available on favorable terms, or at all, to meet our future capital needs.
We intend to continue to make investments to support our business and may require additional funds to develop new products, enhance our Operating System and existing products, expand our operations, improve our infrastructure, or acquire complementary businesses, technologies, services, products, and other assets. In addition, we may use a portion of our cash to satisfy tax withholding and remittance obligations related to outstanding RSUs and outstanding options. Accordingly, we may need to engage in equity, equity-linked, or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our stockholders may suffer significant dilution, and any new equity securities we issue may have rights, preferences, and privileges superior to those of holders of our Class A common stock. Any debt financing that we may secure in the future may involve restrictive covenants relating to our capital raising activities and other financial and operational matters, potentially making it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, scale our infrastructure, develop new products, enhance our Operating System and existing products, and respond to business challenges may be impaired, and our business, financial condition, and results of operations may be adversely affected.
We identified a material weakness in our internal control over financial reporting. If our remediation of such material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to develop and maintain effective internal controls over financial reporting, our ability to produce timely and accurate financial reporting or comply with applicable laws and regulations could be impaired.
In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2024, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness had not been fully remediated as of March 31, 2026.
The material weakness identified relates to information technology general controls, specifically the restriction of privileged access and periodic user access reviews. We have concluded that this material weakness arose because, as a private company, we did not have the necessary business processes related to information technology general controls to satisfy the accounting and financial reporting requirements of a public company.
We have taken and will continue to take action to improve our internal controls over financial reporting and we intend to remediate this material weakness, including by:
•performing a risk assessment over the organization and information technology general controls used as part of financial reporting, and identifying control activities to be implemented in response to the identified risks, which will include improving information technology general controls; and
•engaging a third-party provider to support the implementation and ongoing maintenance of IT general control activities that respond to the identified risks, as determined through a risk assessment.
While we are undertaking efforts to remediate this material weakness, we cannot predict the success of such efforts or the outcome of our assessment of the remediation efforts at this time. We can give no assurance that our efforts will remediate this deficiency in internal control over financial reporting or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our Class A common stock.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable New York Stock Exchange listing standards.
The Sarbanes-Oxley Act and related Exchange Act rules require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to assure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to management, including our principal executive and financial officers, to allow timely decisions regarding disclosure. We are also continuing to improve our internal control over financial reporting. We have expended, and anticipate that we will continue to expend, significant resources to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting. If any of these new or improved controls and systems does not perform as expected, we may experience material weaknesses in our controls.
Our current controls, and any new controls that we may develop, may become inadequate because of changes in the conditions in our business. Further, we have discovered at least one material weakness in our internal controls in the past and weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, to remedy deficiencies in those controls, or any difficulties encountered in their implementation or improvement, may harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting may also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting may also cause investors to lose confidence in our reported financial and other information, which would likely adversely affect the market price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the New York Stock Exchange. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company as defined in the JOBS Act, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. When our independent registered public accounting firm does issue a report on the effectiveness of our internal control over financial reporting, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting may adversely affect our business, financial condition, and results of operations and may cause a decline in the market price of our Class A common stock.

Real or perceived inaccuracies in our operating metrics may harm our reputation and negatively affect our business.
We track certain operational metrics, including the number of units on our Operating System and ARPU, which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose. We may also discover unexpected errors in the data that we are using that resulted from technical or other errors. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. If we determine that any of our metrics or figures are not accurate, we may be required to revise or cease reporting such metrics or figures. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring these metrics. Limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. In addition, our methodology for calculating these metrics may differ from the methodology used by other companies to calculate similar metrics and figures. If our operating metrics are not accurate representations of our business, if investors do not perceive our operating metrics to be accurate or if we discover material inaccuracies with respect to these figures, we expect that our business, financial condition, and results of operations could be adversely affected.
If our estimates or judgments relating to our accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformance with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the recognition and measurement of certain assets and liabilities and the amount of revenue and expenses. Our accounting policies that involve judgment and use of estimates and are particularly sensitive to significant change in the near term relate to revenue recognition, cost of revenue, deferred contract costs, leases, debt issuance costs, business combinations, and stock-based compensation expense. If our assumptions change or if actual circumstances differ from those in our assumptions, our results of operations could be adversely affected, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.
The accounting rules and regulations with which we must comply are complex and subject to interpretation by the Financial Accounting Standards Board, the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. Changes in accounting principles applicable to us, or varying interpretations of current accounting principles, could have a significant effect on our reported results of operations. Further, any difficulties in the implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline, harm investors’ confidence in us, and result in a decline in the market price of our Class A common stock.

We are faced with increasingly complex tax issues in many jurisdictions, and we could be obligated to pay additional taxes in various jurisdictions.
New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Those enactments could harm our domestic and international business operations and our business, financial condition, and results of operations. Further, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. For example, U.S. H.R. 1 (119th Congress) signed into law in July 2025, commonly known as the One Big Beautiful Bill Act, made significant changes to U.S. federal tax law. Changes to tax laws (which in some cases may have retroactive applications), including with respect to net operating losses, expensing of research and development costs, certain other capital expenditures, and certain business interest expense, as well as rules relating to the taxation of “global intangible low-taxed income” and certain cross border payments, could adversely affect us, holders of our Class A common stock, or our customers. If we raise our prices to offset the costs of these changes, existing and prospective customers may elect not to purchase our offerings in the future. The Trump administration has also put into effect and has indicated that it may further increase retaliatory measures or tariffs with respect to jurisdictions that have, or are likely to, put in place tax rules that are extraterritorial or disproportionately affect U.S. companies. Such tariffs have, in some instances, been struck down by U.S. federal courts, including the U.S. Supreme Court. The likelihood of any such further retaliatory measures remains unclear. In addition, in 2021, the Organization for Economic Co-operation and Development (the “OECD”) announced an accord to set, among other things, a global minimum corporate tax, which is being or may be implemented in many jurisdictions, including the United States. On January 5, 2026, the OECD released a “side-by-side” package that generally establishes an exemption for U.S. multinationals from the global 15% minimum tax. However, implementation of the package depends on domestic legislation and regulation in OECD member countries and is subject to subsequent review. The OECD is issuing guidelines that are different in some respects from current international tax principles. Governmental action by countries to amend their tax laws to adopt all or part of the OECD guidelines may increase tax uncertainty and increase taxes applicable to us or our stockholders. We cannot predict whether the U.S. Congress, U.S. administration, or any other governmental body, whether in the United States or other jurisdictions, will adopt further tax legislation, regulations, or other rules, or whether the OECD or other intergovernmental organizations will publish additional guidelines or whether any jurisdiction will implement any such guidelines, nor can we predict what effect any such legislation, regulations, rules or guidelines might have. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase our customers’ and our own compliance, operating, and other costs, as well as the costs of our offerings. Further, these events could decrease the capital we have available to operate our business. Any or all of these events may harm our business, financial condition, and results of operations.
As we expand the scale of our international business activities, any changes in the taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations. We may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or revised interpretations of existing tax laws and precedents. An increase in our tax liabilities could harm our liquidity and results of operations. In addition, the authorities in these jurisdictions could review our tax returns and impose additional tax, interest, and penalties, and the authorities could claim that various withholding requirements apply to us or assert that benefits of tax treaties are not available to us, any of which may harm us and our results of operations.
If we are required to collect sales and use taxes on the offerings we sell in additional taxing jurisdictions, we may be subject to liability for past sales and our future sales may decrease.
States and some local taxing jurisdictions have differing rules and regulations governing sales and use and other taxes, such as gross receipts taxes, excise taxes, and telecom taxes, and these rules and regulations are subject to varying interpretations that may change over time. The application of federal, state, local, and international tax laws to services provided electronically is evolving. In particular, the applicability of sales taxes and other taxes to our Operating System in various jurisdictions is unclear. We collect and remit sales tax and other taxes in the United States and value-added tax in a number of international jurisdictions. However, we could face tax audits in which tax authorities in the United States and other jurisdictions could successfully assert that we are obligated to collect additional tax amounts from our paying customers and remit those amounts to those authorities. As a result, our liability for these taxes could exceed our estimates. We could also be subject to audits in states and international jurisdictions for which we have not accrued tax liabilities. A successful assertion that we should be collecting additional sales or other taxes on our Operating System in jurisdictions where we have not historically done so and do not accrue for such taxes could result in substantial tax liabilities for past sales, discourage organizations from using our Operating System, or otherwise harm our business, financial condition, and results of operations.
If we redeem or repurchase shares of our stock in the future, we could be subject to an excise tax.
The Inflation Reduction Act of 2022 imposed a 1% excise tax on the fair market value of stock on certain repurchases (including redemptions) of stock by publicly traded corporations on or after January 1, 2023, subject to certain exceptions (including an exception that allows netting the amount of stock redemptions or repurchases against certain new issuances of stock). Subsequently, the U.S. Department of the Treasury issued final regulations providing additional rules about this excise tax. If we redeem or repurchase shares of our stock in the future, we could be subject to this excise tax, unless we qualify for any of the exceptions that are provided in the Inflation Reduction Act, in the final regulations, or in other future laws, regulations, or rules. Any such excise tax would be our liability and could increase the amount of tax that we are required to pay.
The stock-based compensation expense related to our stock options and RSUs, as well as any other equity awards that may be granted in the future, will result in increases in our expenses in future periods and we may also expend substantial funds to satisfy a portion of our tax withholding and remittance obligations that will arise upon the vesting and/or settlement of certain of our stock options and RSUs, including in connection with this offering, which may have an adverse effect on our financial condition, and results of operations.
We have granted traditional stock options, which generally vest upon the satisfaction of a service-based vesting condition, and performance stock options, which generally vest upon the satisfaction of performance-based, market-based, and service-based vesting conditions occurring before the award’s expiration date, to our service providers. For performance options, the performance-based vesting condition is established by the administrator and set forth in the applicable award agreement and generally the options become eligible to vest upon the earlier of a sale event for us or the completion of this offering, provided that in certain sale events, the percentage of options that become eligible to vest is based on the level of participation by our majority owner in connection with such sale event. The percentage of options that vest from each grant is based on the market-based vesting condition, which requires specific results as measured on key measurement dates based on the rate of return to our majority owner, provided that no options will vest if the minimum rate of return is not achieved. In the event of a sale event for us, the key measurement date is the date of such sale event. In the event of the completion of this offering, the key measurement dates are determined based on one of the following sets of criteria: (i) if the offering occurs prior to the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the six-month anniversary of the offering and, so long as a change of control does not occur prior to such date, each of the next three six-month anniversaries thereafter, and if the offering occurs on or after the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the date that is 31 consecutive trading days following the offering and, so long as a change of control does not occur prior to such date, each of the first two six month anniversaries of the offering; or (ii) if the offering occurs prior to the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the first anniversary of the offering and, so long as a change of control does not occur prior to such date, the second anniversary of the offering, and if the offering occurs on or after the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the closing date of the offering and, so long as a change of control does not occur prior to such date, the first anniversary of the offering. The service-based vesting condition requires the option holder to be a service provider to us in order for their options to be eligible to vest. As of        , $        million of stock-based compensation expense had not been recognized for such performance options because a qualifying event as described above was not probable. During the quarter in which this offering is completed, we will begin recording cumulative stock-based compensation expense for those performance options for which the service-based vesting condition was satisfied as of the completion of this offering. If the performance-based vesting condition had occurred on        , we would have recorded $         million of cumulative stock-based compensation expense related to the performance options for which the service-based vesting condition was satisfied on that date, and would have an additional $        million of unrecognized stock-based compensation expense related to the performance options that would be recognized over a weighted-average period of        years. At the time of the offering, we expect to recognize stock-based compensation expense of $         million for which the service-based vesting condition was satisfied as of          and for which we expect the performance-based vesting condition to be satisfied in connection with this offering.
We have also granted RSUs, which generally vest upon the satisfaction of both service-based and performance-based vesting conditions occurring before the award’s expiration date, to our service providers. The performance-based vesting condition is generally satisfied on the earlier of: (i) a sale event for us or (ii) the completion of this offering. As of      , $      million of stock-based compensation expense had not been recognized for such RSUs because a qualifying event as described above was not probable. During the quarter in which this offering is completed, we will begin recording cumulative stock-based compensation expense for those RSUs for which the service-based vesting condition was satisfied prior to this offering. If the performance-based vesting condition had occurred on      , we would have recorded $      million of cumulative stock-based compensation expense related to the RSUs for which the service-based vesting condition was satisfied on that date, and would have an additional $      million of unrecognized stock-based compensation expense related to the RSUs that would be recognized over a weighted-average period of       years. At the time of the offering, we expect to recognize stock-based compensation expense of $         million for which the service-based vesting condition was satisfied or partially satisfied as of      and for which we expect the performance-based vesting condition to be satisfied in connection with this offering.
Following this offering, our future cost of revenue and operating expenses, particularly during the quarter in which this offering is completed, will include a substantial amount of stock-based compensation expense with respect to these stock options and RSUs, as well as any other equity awards we may grant in the future, which may have an adverse impact on our financial condition and results of operations, and our ability to maintain or show growth in profitability.
Additionally, we expect to expend substantial funds in connection with the tax withholding and remittance obligations that arise upon the settlement of our RSUs in connection with this offering. The service-based vesting condition for       RSUs is expected to be satisfied prior to the completion of this offering and the liquidity-based vesting condition will be satisfied in connection with the completion of this offering. To fund the tax withholding and remittance obligations arising in connection with the vesting and settlement of the RSUs, we will elect to withhold shares of our Class A common stock that would otherwise be issued with respect to such RSUs and pay the relevant tax authorities in cash to satisfy such tax obligations. Assuming that all such RSUs remain outstanding as of the applicable vesting date, at an assumed tax rate of      %, we expect to withhold up to an aggregate of       shares of our Class A common stock subject to the settlement of the RSUs and to pay $      to the relevant tax authorities in cash to satisfy our tax withholding and remittance obligations related to the settlement of the RSUs.

General and Macroeconomic Risks
Global and regional economic conditions could harm the rental property ecosystem and our business.
The rental property ecosystem is impacted by economic slowdowns, tightening of economic policies, tariffs on imported goods, fluctuations in interest rates (which can increase borrowing costs), fluctuations in utility rates, homeownership trends, and other actions that affect material pricing and availability, such as higher inflation. Unfavorable or deteriorating market conditions, reductions in the availability of business financing, or similar circumstances could have an adverse impact on our business. If the rental property ecosystem declines, or if our customers experience rising vacancies, declining rental income, or reduced property values, there will be a decrease in units on our Operating System and a corresponding decrease in payments revenue due to fewer residents making rent payments through our platform, and customers may decide not to renew their subscriptions. Our revenue may decrease because fewer rental payments are processed through our Operating System and/or customers may generally choose to delay or decide against purchases of software or information systems in times of unfavorable economic conditions, because workforce challenges or governmental policies prevent sufficient labor to meet demand or because fewer units are on our Operating System, resulting in reduced fees to us. Furthermore, we could lose customers as a result of acquisitions or consolidations, bankruptcies, or other financial difficulties facing our customers, new or enhanced legal or regulatory regimes that negatively impact the rental property ecosystem, and conditions or trends specific to the rental property ecosystem such as the economic factors that impact the rental market. To the extent we do not effectively address these risks and challenges, our business, financial condition, and results of operations could be adversely affected.
In addition, in the event of a general economic downturn or sudden disruption in business conditions, consumer confidence, spending levels, access to credit and interest rates could be adversely affected, which could result in customers delaying or forgoing adding units or renewing subscriptions. These effects could adversely affect our business, financial condition, and results of operations.
We may face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, financial condition, and results of operations.
The vast majority of our cash generated from revenue is denominated in U.S. Dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the United States, India, Israel, the Netherlands, and Canada. Our results of current and future operations and cash flows are, therefore, subject to the risk of fluctuations in foreign currency exchange rates. This exposure is the result of payment of personnel-related expenses and other operating expenses in countries where the functional currency is the local currency. Changes in foreign currency exchange rates could have an adverse impact on our financial results and cash flow. These exposures may change over time as business practices evolve and economic conditions change. As the impact of foreign currency exchange rates has not been material to our historical results of operations, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.
Catastrophic events could adversely affect our business, financial condition, and results of operations.
A significant natural disaster, such as an earthquake, fire, hurricane, tornado, flood, or significant power outage, may disrupt our operations, mobile networks, the internet, or the operations of our third-party service providers, and the impact of climate change may increase these risks. Any public health crises, political crises, terrorist attacks, war and other political or social instability and other geopolitical developments, or other catastrophic events, whether in the United States or abroad, may adversely affect our operations or macroeconomic conditions. The impact of any natural disaster, act of terrorism, or other disruption to us or other third parties may result in Operating System interruptions, our inability to process payments via our Operating System, reputational harm, delays in our technology development, lengthy interruptions in our products, data breaches, malware, and other security or hacking incidents, all of which may adversely affect our business, financial condition, and results of operations. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. Further, the insurance we maintain may be insufficient to cover our losses resulting from such business interruptions, and any incidents may result in loss of, or increased costs of, such insurance.
Our corporate structure and intercompany arrangements are subject to the tax laws of multiple jurisdictions, and we could be required to pay additional taxes, which would adversely affect our business, financial condition, results of operations, and future prospects.
As we continue to expand our international operations, we are, and may increasingly be, required to report taxable income in various jurisdictions around the world based on our business activities in those jurisdictions. Our corporate structure and associated transfer pricing policies reflect the functions, risks, and assets of the entities involved in our intercompany transactions. However, our tax position is subject to various risks, including increases in tax rates, new or revised tax laws (which may apply retroactively), and new interpretations of existing tax laws and policies by taxing authorities or courts, any of which could increase our overall tax obligations.
Our intercompany transactions are subject to complex transfer pricing rules administered by tax authorities in the jurisdictions in which we operate, many of which apply divergent, and sometimes conflicting, legal standards. Tax authorities may take inconsistent positions regarding the application of the arm’s-length principle, the characterization or valuation of our intellectual property, or the pricing of intercompany services and other transactions. If a tax authority successfully challenges our transfer pricing or the allocation of income and expenses among jurisdictions, we could be required to reallocate income or pay additional taxes, interest, and penalties. If the jurisdiction from which income is reallocated does not agree with the adjustment, we could also be subject to double taxation.
Although we believe our tax positions are reasonable, our tax reserves are adequate, and our transfer pricing practices reflect arm’s-length terms, tax authorities may disagree with our assumptions, judgments, and estimates. If a tax authority were to prevail in asserting that our intercompany arrangements do not satisfy applicable transfer pricing requirements, we could be required to pay additional taxes, interest, and penalties that exceed our reserves. Such an outcome could increase our effective tax rate, reduce our cash flows, and adversely affect our profitability.
Intellectual Property Risks
If we fail to adequately protect our intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights.
Our success depends in part on protecting our intellectual property rights. We rely on a combination of patents, trademarks, service marks, trade secrets, confidentiality procedures, and contractual restrictions to establish and protect our intellectual property and proprietary rights in our products. However, the steps we take to protect our intellectual property rights may be inadequate. We will not be able to protect our intellectual property rights if we are unable to obtain, maintain, or enforce our intellectual property rights or if we do not detect infringement, misappropriation, or other unauthorized use of our intellectual property rights. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and products and use information that we regard as proprietary to create products that compete with ours. Some license or other contractual provisions protecting against unauthorized use, copying, transfer, and disclosure of our technology, products, and proprietary information may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect intellectual property and other proprietary rights to the same extent as the laws of the United States, and changes to existing intellectual property laws may impact our ability to obtain protection for our technology and enforce our intellectual property rights. Further, the standards applied by agencies in the United

States (e.g., the USPTO) and foreign jurisdictions are not always applied uniformly or predictably within an organization, or between organizations. As such, we do not know the degree of future protection that we will have on our technologies, products, and services. To the extent we expand our international activities, our exposure to unauthorized use, copying, transfer, and disclosure of our technology, products, and proprietary information may increase. In addition, the growing use of generative AI by us, our partners, and our third-party developers presents an increased risk of unintentional and/or unauthorized use, copying, transfer, and disclosure of our intellectual property rights. In light of the current state of the law on the availability of copyright protection for AI-generated works, our use of generative AI also presents a risk that we may create assets that are not protectable and could be used by competitors. Additionally, proprietary rights in AI and machine learning models, datasets, weights, and biases are not fully understood, and intellectual property right protections and other protections may continue to change. To the extent that the foregoing are valuable to us, we may not be able to protect our rights in such technologies.
Any patents issued in the future may not provide us with any competitive advantages, and our patent applications may never be granted. For example, third parties, including our competitors, may assert patents relating to technologies that overlap or compete with our technology and seek to charge us a licensing fee or otherwise preclude the use of our technology. Additionally, the process of obtaining patent protection is expensive, time-consuming, and sometimes unpredictable, and we may not be able to file and prosecute all necessary or desirable patent applications, or we may not be able to do so at a reasonable cost or in a timely manner. Even if issued, these patents may not adequately protect our intellectual property rights, as the legal standards relating to the infringement, validity, enforceability, and scope of protection of patent and other intellectual property rights are complex and often uncertain.
Despite our efforts, unauthorized parties, including our competitors, may duplicate, mimic, reverse engineer, access, obtain, or use aspects of our technology, products, and proprietary information without our permission. Moreover, there can be no guarantee that our efforts will prevent unauthorized parties, including our competitors, from designing around our intellectual property rights or independently developing technologies that are substantially equivalent or superior to our technology or products.
We rely on both registrations and common law protections for trademarks and service marks. However, we may be unable to prevent competitors or other third parties from acquiring or using trademarks or service marks that are similar to, infringe upon, misappropriate, or otherwise violate or diminish the value of our trademarks and service marks. The value of our trademarks and service marks may diminish if others assert rights in or ownership of our trademarks or service marks that are similar to ours, which may harm our corporate or brand identity and lead to customer confusion. There is a risk that our trademarks and service marks may not be adequate to protect our brand or may conflict with the registered trademarks or other intellectual property rights of other companies, which may require us to rebrand our products (which may result in loss of goodwill and brand recognition and require additional advertising and marketing expenditures) or defend against third-party claims.
While our software and other proprietary works of authorship may be protected under copyright laws, we have not registered any copyrights in all of these works. While registration is not necessary to benefit from copyright protection, registration provides additional benefits in certain jurisdictions, and is required to bring a copyright infringement lawsuit in the United States. Further, our use of AI in the development of our software or other work would most likely preclude such registration. Accordingly, the remedies and damages available to us for unauthorized use of our software or other work may be limited in the United States.
We rely on technical measures and contractual measures to protect our proprietary software and proprietary or competitively sensitive information, technology or materials (such as trade secrets) and to maintain our competitive position. Our policy is to enter into confidentiality and invention assignment agreements with our employees and consultants who are involved in the development of intellectual property for us and may enter into confidentiality agreements with the parties with whom we engage in business discussions and in conjunction with definitive agreements. Such agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement, or misappropriation of our proprietary information, may be limited as to their term, or may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We also rely on physical and electronic security measures to protect our proprietary information, but we may not always be effective in controlling access to, use of, and distribution of our intellectual property rights, products, or proprietary information, including our trade secrets. In addition, our proprietary information may otherwise become known (whether lawfully or otherwise) or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, and other third parties use intellectual property rights or other technology or materials owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Use of generative AI tools by our employees, partners or service providers may unintentionally upload or reveal our confidential information to third-party AI providers, which could disclose trade secrets and weaken our competitive position.
Further, in order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights may be costly, time consuming, and distracting to management and may result in the impairment or loss of portions of our intellectual property rights. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity, enforceability, and scope of our intellectual property rights, which could lead to the invalidation of, or render unenforceable, our intellectual property rights, or may otherwise have negative consequences for us. Due to the significant amount of discovery required in connection with intellectual property litigation, our confidential information, including trade secrets, may be compromised by disclosure during litigation. Our inability to protect our technology, products, or proprietary information against unauthorized use, copying, transfer, or disclosure, as well as any costly litigation or diversion of our management’s attention and resources, may delay further the implementation of our products, impair the functionality of our products, delay introductions of new products, result in our substituting inferior or more costly technologies into our products, or harm our brand, all of which may adversely affect our business, financial condition, and results of operations.
Although it is our policy to require our employees and consultants who may be involved in the conception or development of intellectual property to execute agreements assigning the intellectual property and related rights to us, we may be unsuccessful in executing such an agreement with each party who conceives or develops intellectual property and related rights that we regard as our own or such party may breach the assignment agreement. We may be subject to lawsuits filed by employees or contractors claiming ownership of such intellectual property and related rights. Litigation may be necessary to obtain ownership or to defend against claims challenging inventorship. If we fail in any such litigation, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could substantially harm our business, financial condition, and results of operations. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees, and such claims could substantially harm our business, financial condition, and results of operations.
We are the registrants for domain names for websites that we use in our business. We may not be able to, or it may not be cost effective to, acquire or maintain all domain names that utilize the name “Entrata” or other business brands in all of the countries in which we currently conduct or intend to conduct business. Further, we may be unable to prevent competitors or other third parties from acquiring or using domain names that are similar to or diminishes the value of our domain names. If such third-party domain name incorporates any of the trademarks that we have registered in the relevant jurisdiction, then we may be able to bring a claim of trademark infringement. If we lose the ability to use a domain name or have to contend with the existence of confusingly similar domain names held by third parties, we could incur additional expenses to market our brand within that country. This could substantially harm our business, financial condition, and results of operations.

We have been, and may in the future be, subject to intellectual property rights claims by third parties, which are extremely costly and time-consuming to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of misappropriation, misuse, infringement, or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them than we do. The litigation may involve patent holding companies, non-practicing entities, or other adverse patent owners that have no relevant product and service revenues and against which our patents may therefore provide little or no deterrence. It has become common in recent years for third parties in the United States to purchase patents or other intellectual property rights for the sole purpose of making claims of misappropriation, misuse, infringement, or other violations in an attempt to extract settlements from companies such as ours. Patent holding companies may also have advantages in a lawsuit by limited costs, at least partially because of the lack of products and services. From time to time, third parties may assert patent, copyright, trademark, or other intellectual property rights against us, our partners, our customers, or other parties with which we have a relationship, including parties indemnified by us. We have in the past and may, in the future receive, notices that claim we have misappropriated, misused, infringed, or otherwise violated other parties’ intellectual property rights. To the extent we gain greater market visibility, including as a public company, and/or as new technologies, such as generative AI, impact the rental property ecosystem, we face a higher risk of being the subject of such claims.
Claims of misappropriation, misuse, infringement, or other violations of intellectual property rights may be extremely broad, and it may not be possible for us to conduct our business in such a way as to avoid all such claims. We also may be unaware of third-party intellectual property rights that cover or otherwise relate to some or all of our products. We cannot guarantee that we are not infringing or violating or have not infringed or violated, any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future.
Pending and future intellectual property claims, with or without merit, and even if we ultimately prevail, may be very time consuming, may be expensive to settle or litigate, and may divert our management’s attention and other resources. These claims may also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims may also result in our having to stop using technology or other intellectual property found to be in violation of a third party’s rights. We may be required to seek a license for the technology or other intellectual property, which may not be available on commercially reasonable terms, or at all, or on terms that resolve, in whole or in part, the potential risks of intellectual property rights infringement. Even if a license were available, we may be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology or other intellectual property, which may require significant effort, time, and expense and may not be successful. If we cannot license or develop technology or other intellectual property for any aspect of our business found to be in violation of a third party’s rights, we may be forced to limit or stop offering our products and may be unable to compete effectively. In addition, parties may claim that the names and branding of our products infringe their trademark rights in certain countries or territories. Although we intend to vigorously defend our intellectual property rights, if such a claim were to prevail, we may have to change the names and branding of our products in the affected territories and we could incur other costs. In addition, there can be no guarantee that a third party who may have agreed to indemnify us for costs associated with intellectual property-related litigation, if any at all, will not refuse or be unable to uphold its contractual obligations. Any of these results may adversely affect our business, financial condition, and results of operations.

We license technology from third parties and our inability to maintain those licenses could adversely affect our business, financial condition, results of operations, and prospects.
We currently incorporate, and will in the future incorporate, technology that we license from third parties into our products, services, and Operating System. We cannot be certain that our licensors do not or will not infringe on the intellectual property rights of third parties or that our licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions where we may sell subscriptions to use our products, services, or Operating System. Some of our agreements with our licensors may be terminated by them for convenience or otherwise provide for a limited term. Termination of our current or future agreements could cause us to have to negotiate new or amended agreements with potentially less favorable terms or cause us to lose our rights under the original agreements. If we are unable to continue our license agreements or enter into new licenses on commercially reasonable terms, our ability to develop and sell subscriptions to use products or services containing that technology would be limited, and our business could be harmed. For example, if we are unable to license technology from third parties, such as technology that helps enable our products, services, or Operating System, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner or at all, which may require us to use alternative technology of lower quality or performance standards. This could limit or delay our ability to offer certain existing, new, or competitive products or services and may increase our costs. As a result, our business, financial condition, and results of operations could be adversely affected.
We use open source materials in our products, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to sell our products or our use of those components could give rise to disclosure obligations of proprietary software, which may subject us to litigation or other actions, which may adversely affect our business, financial condition, and results of operations.
We use open source software and other materials in our products, including certain elements within our AI systems, and may use more open source materials in the future. From time to time, there have been claims challenging the manner of use or ownership of open source materials against companies that incorporate open source materials into their products and technologies. As a result, we may be subject to lawsuits by parties claiming misappropriation, misuse, infringement, ownership, misattribution, or other violations of what we believe to be open source materials, and in extreme situations our access to such open source materials could be limited or eliminated, which could materially affect our operations. Litigation may be costly for us to pursue or defend, adversely affect our business, financial condition, and results of operations, or require us to devote additional research and development resources to change our products. In addition, if we were to combine our products with open source materials in certain ways, we may, under certain open source licenses such as copyleft-style licenses, be required to release or license the source code of our products that incorporates the open source software at no cost, make available source code for modifications or derivative works we create based upon the open source software, incorporate or use the open source software, and/or license such modifications or derivative works under the terms of the particular open source license or otherwise unfavorable terms. Such release may allow our competitors or other third parties to create similar products with lower development effort, time, and costs. Further, the terms of various open source licenses have not been interpreted by U.S. courts and as such there is a risk that such licenses may be construed in a manner that imposes unanticipated conditions or restrictions on our business. Due to the nascency of AI and uncertainty and evolving legal and regulatory regimes, these risks may be heightened with respect to the use of open source materials within, or in connection with, our AI systems, and such use may pose additional risks relating to intellectual property ownership and license rights. For the same reasons, such use may also pose additional risk that open source licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to monetize our software or enforce our intellectual property rights. We have adopted an open source usage policy designed to mitigate risks associated with the use of open source software, including components integrated into or used in the development of our AI products, and we utilize specialized tools to assist in detecting vulnerabilities and enforcing security measures, but we cannot ensure that we have not incorporated open source materials in our software in a manner that is inconsistent with the terms of the applicable license or our current policies. If we inappropriately use open source materials, we may be required to re-engineer our products, discontinue all or a portion of our products, face injunctions or customer indemnity obligation, or take other remedial actions, any of which may adversely affect our business, financial condition, and results of operations.
In addition to risks related to license requirements, use of certain open source materials can lead to greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or other contractual protections regarding misappropriation, misuse, infringement, ownership, misattribution, or other violations, the quality of the code or the origin of the open source materials. Many of the risks associated with the use of open source materials cannot be eliminated and may adversely affect our business, financial condition, results of operations, and future prospects. For instance, open source software is developed by programmers beyond our control and often may have security vulnerabilities, defects, or errors of which we may not be aware. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security vulnerabilities or will not abandon further development and maintenance. Even if we become aware of any such vulnerabilities, defects, or errors, it may take a significant amount of time for either us or the relevant programmers to address such vulnerabilities, defects, or errors. Such a delay may negatively impact our products, including by adversely affecting the market’s perception of our products, impairing the functionality of our products, or delaying the launch of new products, any of which may adversely affect our business, financial condition, and results of operations.
Risks Related to Regulatory or Legal Matters
We are subject to significant governmental regulation, and failure to comply could subject us to enforcement actions, or other penalties, which could have a material adverse effect on our business, financial condition, and results of operations.
We are subject to a number of laws and regulations at the federal, state, county, and local levels. These laws and regulations, which continue to evolve, cover, among other things, taxation, money transmission, data protection, cybersecurity, pricing, antitrust and competition, content, intellectual property, distribution, mobile and telecommunications, advertising practices, electronic contracts, sales procedures, automatic subscription renewals, credit card processing procedures, credit reporting, consumer and business financial products, insurance products, consumer protection, fair housing, the provision of online payment services, payroll compliance, and the design and operation of websites. These and other laws also apply to our customers and so our customers look to us to provide functionality that allows them to be compliant. We cannot guarantee that we have been or will in the future be fully compliant with such laws and regulations in every jurisdiction, as it is not entirely clear in every jurisdiction how existing and developing laws and regulations governing such areas apply or will be enforced. Moreover, as the legal and regulatory landscape continues to evolve, increasing regulation and enforcement efforts by federal, state, county, local, and foreign authorities, and the prospects for private litigation claims, become more likely. In addition, court rulings, the adoption of new laws or regulations or the imposition of other legal requirements that adversely affect our ability to market, sell, or develop our Operating System or other products could harm our ability to offer, or negatively affect customer demand for, our Operating System and other products, which could impact our revenue, impair our ability to expand our Operating System and service offerings, and make us more vulnerable to competition. Future regulations, or changes in laws and regulations or to their interpretations or applications, could also require us to change our business practices, update our Operating System, and raise compliance costs or other costs of doing business. Any updates to our Operating System or other products may be difficult or take time, and if we are not able to update our Operating System or other products in a timely manner or at all, our customers will not be in compliance with such updated laws or regulations and would be at risk of regulatory action and private litigation claims.

Additionally, various federal, state, local, and foreign labor laws govern our relationships with our employees and affect operating costs. These laws include employee classifications as exempt or non-exempt, minimum wage requirements, unemployment tax rates, workers’ compensation rates, overtime, family leave, workplace health and safety standards, payroll taxes, citizenship requirements, and other laws and regulations. The number and type of laws applicable to us and our workforce will grow as our remote workforce increases.
In addition, changes in laws or regulations could negatively impact the business environment for the rental property ecosystem. Laws and regulations are rapidly evolving and may change significantly in the future. In particular, our customers are subject to a wide range of laws and regulations related to fair housing, data protection, privacy, competition, and marketing, and our business could be adversely affected should our Operating System not be able to keep pace with such regulatory changes. Also, we could be subject to liability if our Operating System is relied upon by customers and our customers are subject to claims that they have violated applicable laws, regulations, or resident rights. If we fail to quickly update our Operating System or products in response to evolving laws and regulations, our customers may not be in compliance while using our platform. Any resulting customer non-compliance could expose us to contractual or indemnification claims, and we may be subject to enforcement action by regulatory agencies or private litigation claims.
Expansion of our payment processing business may subject us to additional regulatory requirements and other risks, including with respect to enforcement actions or litigation that could adversely affect our business, financial condition, and results of operations.
We derive significant revenue from our payment processing operations, and as we continue to expand our payment processing business, we may become subject to additional risks and regulatory requirements, including laws governing money transmission, payment processing services, transaction monitoring, customer identification and verification, and sanctions screening. These requirements vary throughout the markets in which we operate and have increased over time as the geographic scope and complexity of our Operating System has expanded. While we maintain a compliance program focused on applicable laws and regulations throughout the payment processing industry, there is no guarantee that we will not be subject to fines, penalties, criminal and civil lawsuits, or other regulatory enforcement actions in one or more jurisdictions, or be required to adjust business practices to accommodate future regulatory requirements imposed by federal, state, or local regulators, including state Attorneys General. Evaluation of our compliance efforts, as well as the questions of whether and to what extent our products and services are considered money transmission, are matters of regulatory interpretation and could change over time. For example, we are subject to a consent order with the state of Oregon ordering the payment of civil penalties for noncompliance with the Oregon Money Transmitters Law. In addition, we are party to a putative class action litigation in the Circuit Court for Prince George’s County, Maryland alleging that we are not properly licensed under the Maryland Collection Agency Licensing Act.
Pending and future enforcement actions or litigation relating to our payment processing activities, with or without merit, and even if we ultimately prevail, may be time-consuming, may be expensive to settle or litigate, and may divert our management’s attention and other resources. Such enforcement actions and litigation may also subject us to significant liability, including for damages, and an adverse outcome could spur copycat litigation in other jurisdictions. These outcomes could adversely affect our business, financial condition, and results of operations.
In order to maintain flexibility in the growth and expansion of our payment processing operations, we maintain and may continue to obtain money transmitter licenses (or their equivalents) in certain jurisdictions. As a licensed money transmitter in several U.S. states, we are subject to obligations and restrictions with respect to the investment of customer funds, reporting requirements, minimum net worth requirements, bonding requirements, requirements for regulatory approval of controlling stockholders, and examination by state regulatory agencies. Our efforts to obtain and maintain these licenses may not be successful, and could result in significant management time, effort, and cost, and may still not guarantee compliance given the constant state of change in these regulatory frameworks. Further, in order to maintain flexibility in the growth and expansion of our payment processing operations, we maintain a money services business (“MSB”) registration with the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”). Accordingly, costs associated with changes in compliance requirements, regulatory audits, enforcement actions, reputational harm, or other regulatory limitations may impact our ability to grow our payment processing business and could adversely affect our business, financial condition, and results of operations.
The rental property ecosystem and many of our offerings are subject to extensive and evolving governmental regulation. Changes in regulations or our failure to comply with regulations could harm our results of operations.
The rental property ecosystem is subject to extensive and complex federal, state, local, and international laws and regulations. Our Operating System must work within the extensive and evolving legal and regulatory requirements applicable to us, our customers, or our third-party service providers, including, but not limited to, those under the FCRA; federal anti-money laundering and anti-terrorist financing laws, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001; state licensing requirements; card network and National Automated Clearing House Association rules; state insurance laws; the Telephone Consumer Protection Act; the Fair Housing Act; the Deceptive Trade Practices Act; the Drivers Privacy Protection Act; the Gramm-Leach-Bliley Act; the Fair and Accurate Credit Transactions Act; the Internal Revenue Code of 1986, as amended (the “Code”); the Privacy Rules, Safeguards Rule and Consumer Report Information Disposal Rule promulgated by the FTC; the FTC’s Telemarketing Sales Rule; the CAN-SPAM Act; the Electronic Communications Privacy Act; the regulations of the United States Department of Housing and Urban Development; rules and regulations of the CFPB; the Americans with Disabilities Act; and complex and divergent federal state, local, and international laws and regulations related to privacy, data protection, data security, credit and consumer reporting, deceptive trade practices, antitrust and competition, fair housing, telemarketing, electronic communications, call recording, utility billing, fee transparency, rent control or regulation, and energy and gas consumption. These laws and regulations are complex, change frequently, and may become more stringent over time. For example, the FTC indicated in December 2025 through warning letters to 13 property management software providers, including Entrata, that they intend to focus on companies’ fee transparency compliance. In addition, the Trump Administration issued an executive order on January 20, 2026, directing federal agencies to take actions intended to limit the ability of large institutional investors to buy single-family homes, with the exception of certain build to rent (“BTR”) single-family homes, which are excluded from the scope of such executive order. While we do not have any single-family homes on our Operating System that are subject to this executive order and fewer than 20,000 BTR single-family homes on our Operating System as of March 31, 2026, this executive order could have an adverse effect on the business of some enterprise owners and operators, which comprise a significant part of our customer base. We periodically undergo examinations, audits, and investigations by regulatory authorities related to our services, including those related to the affairs of insurance companies and agencies and electronic payment services providers. Such examining, auditing, and investigating regulatory authorities are generally vested with relatively broad discretion to grant, renew, and revoke licenses and approvals, to implement and interpret rules and regulations, levy fines and penalties, and bring enforcement actions. While we have implemented various programs, processes, and controls focused on compliance with applicable laws and regulations throughout our business, there is no guarantee that we will not be subject to fines, penalties, or other regulatory actions in one or more jurisdictions, or be required to adjust our business practices or obtain additional licenses to accommodate future regulatory requirements or innovative interpretations of existing regulations. In the event we are found to be in violation of our legal or regulatory requirements, we may incur unanticipated legal expenses, be subject to monetary fines or penalties, cease-and-desist orders, mandatory product changes, or other liabilities that could have an adverse effect on our business (including damage to our reputation), financial condition, and results of operations.
We provide software tools that use advanced models, proprietary algorithms, and aggregated public market data to recommend rent pricing and lease terms to property owners and managers. However,

these tools could be scrutinized and challenged under current or new antitrust and competition laws or targeted by legislation restricting the offering or use of such tools. We believe increased regulation is likely in states and local jurisdictions related to antitrust and competition, rent control, rent stabilization, and rent regulation. For example, Washington, California, New York, and Oregon have each adopted state legislation that regulates rent pricing, and other states and municipalities are increasingly considering or being urged by advocacy groups to consider similar legislation. Such legislation impacts our customers’ businesses as they determine rental rates and could impact the supply of rental units over time in markets impacted by such regulation. The impact of restrictions on rental rates could also depress demand and pricing for certain of our offerings designed to enable our customers to evaluate market conditions in determining rental rates. Further, if these risks materialize, our ability to retain and grow our customer base, to monetize our revenue-management products, and to sustain our competitive advantage in the market could be materially harmed.
We could face antitrust challenges and private litigation related to our product offerings, which could harm our business, financial condition, and results of operations.
There is an increasingly active litigation and regulatory environment regarding antitrust and competition matters in the United States and other jurisdictions in which we operate, including scrutiny of the business practices and pricing methods used by our peer companies and competitors in the rental property ecosystem. Allegations, even without merit, may be brought by federal or state regulatory authorities, including the DOJ and state attorneys general, by municipalities, or by private civil plaintiffs, and may take the form of criminal or civil investigations, regulatory enforcement actions, or private direct and class actions. These matters could allege, even without merit, violations of competition laws, including alleged market allocation or market sharing conduct, anticompetitive exclusionary conduct, exchange of competitively sensitive information, price-fixing, restraint of trade, unlawful use of pricing algorithms or practices, or unlawful conduct in connection with acquisitions or other transactions, among other things.
In particular, algorithmic revenue management tools used in our industry have been the subject of heightened antitrust scrutiny, including in the form of investigations, regulatory enforcement actions, and private class actions. For example, we are aware of several governmental investigations and lawsuits regarding antitrust matters in the multifamily rental market, including an antitrust lawsuit brought by the DOJ, along with the attorneys general of ten states, against multifamily rental providers to which we are not a party. Although we believe our Operating System and other products are compliant with applicable competition laws and the DOJ’s proposed consent decree in the referenced DOJ antitrust matter, we could nonetheless face challenges concerning the design, use, effect, or interpretation of our Operating System and other products. Regardless of whether we become the focus of any governmental investigation or lawsuit, we may incur substantial costs related to these lawsuits or investigations, whether as a target, defendant, third-party witness, or as a market participant whose products are impacted by any such investigation or litigation claims or resolutions. In addition, any settlements by the defendants in such cases could impact the rental property ecosystem in ways that have an adverse effect on us and our Operating System and practices. In addition, certain jurisdictions have recently enacted or considered laws and municipal measures, such as New York’s S.7882 and ordinances in San Francisco, Berkeley, Philadelphia, and Minneapolis, addressing certain pricing tools and practices, and additional laws, regulations, or local measures may be adopted in the future.

We are subject to stringent and changing laws, regulations, industry standards, and other legal and contractual obligations related to data privacy, data protection, security, AI, and the processing of personal information. Our actual or perceived failure to comply with such laws, regulations, standards, and obligations could lead to governmental investigations, enforcement actions, or other proceedings, a disruption of our Operating System and other products, private claims, and litigation, including class action lawsuits, changes to our business practices, increased costs of operations, adverse publicity, limitations on the use or adoption of our services, and other negative effects on our business, financial condition, and results of operations.
We and certain of our service providers are subject to numerous laws, regulations, industry standards, and other legal and contractual obligations relating to the collection, use, storage, disclosure, retention, transfer, transmission, and other processing of a wide variety of information, including personal information of our customers and their residents. We and certain of our service providers are also subject to laws, regulations, industry standards, and other legal and contractual obligations relating more generally to privacy, data protection, security, AI, and the processing of personal information, including requirements from our partners to safeguard personal information. The legal and regulatory environment, and our contractual and legal obligations relating to privacy, data protection, security, AI, and the processing of personal information are rapidly developing, expanding, and evolving and may develop, expand, and evolve in ways we cannot predict. Further, these requirements may apply generally to the handling of personal information or may be specific to industries, sectors, contexts, or locations. The continued proliferation of laws, regulations, industry standards, and other legal or contractual obligations relating to privacy, data protection, security, and AI in the jurisdictions in which we operate is likely to result in a disparate array of laws, regulations, industry standards, and requirements with misaligned or conflicting provisions, accountability requirements, individual rights, and national or local enforcement powers, which may subject us to increased regulatory scrutiny and business costs and may lead to unintended consumer confusion. In addition, we may become subject to additional laws, regulations, industry standards, and other legal or contractual obligations relating to privacy, data protection, security, or AI in jurisdictions in which we may operate in the future (including any non-U.S. jurisdictions), which may require us to change our business practices and result in increased compliance costs, which could ultimately hinder our ability to grow our business by extracting value from our data assets.
Many jurisdictions in which we operate have enacted, or are in the process of enacting, laws and regulations addressing privacy, data protection, security, and AI. In the United States, such laws and regulations are complex and changing rapidly. At the federal level, we may be subject to various industry-specific privacy laws in connection with our collection, use, storage, disclosure, retention, transfer, transmission, and other processing of personal information in the provision of our Operating System and other products. As one example, our resident screening and rent credit reporting services are subject to the FCRA, which applies to consumer reporting agencies as well as data furnishers and users of consumer reports, including in connection with background checks. The FCRA, among other things, limits what information may be reported by consumer reporting agencies, limits the distribution and use of consumer reports, establishes consumer rights to access and dispute their own credit files, includes provisions designed to prevent identity theft and assist fraud victims, and imposes many other requirements on consumer reporting agencies, data furnishers, and users of consumer report information. Violations of the FCRA can result in civil and criminal penalties, and the law provides for statutory damages of between $100 and $1000 per violation.
Additionally, numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal information. As applicable, such rights may include the right to access, correct, or delete certain personal information and to opt-out of certain data processing activities, such as targeted advertising, profiling and automated decision-making, and the sale or certain sharing of personal information, among other rights. The exercise of these rights may impact our business and ability to provide our Operating System and other products and grow our business. Certain states also impose stricter requirements for high-risk personal information processing activities or for processing certain personal information, including sensitive information, such as conducting data privacy impact assessments. These state laws generally allow for statutory fines for noncompliance on a per-violation basis.
For example, we are subject to the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (collectively, the “CCPA”), which gives California residents the right to access, delete, and opt-out of selling and certain sharing of their personal information, and to receive detailed information about how it is used and shared, among other rights. The CCPA provides for civil penalties and statutory damages for violations, and creates a private right of action for certain security breaches that result in the loss of personal information. The California Privacy Protection Agency continues to adopt new regulations implementing the CCPA, expanding into new areas such as certain applications of AI, among others. Additionally, the enactment of the CCPA has spurred a wave of similar legislative developments in other states, resulting in a complex patchwork of overlapping but sometimes differing privacy laws. Numerous laws and regulations relating to privacy, data protection, security, and AI have been enacted or are being considered in several states and at the federal level, reflecting a trend toward a more stringent privacy regulatory framework in the United States. Other state and federal laws and regulations govern the collection, use, disclosure, storage, retention, transmission, transfer, and other processing of personal information related to students. These laws restrict the circumstances in which certain entities can use and disclose student records, which may include information associated with some of our residents. Regulators have become increasingly focused on the protection and privacy of student data.
Moreover, our business relies significantly on our ability to accept credit and debit card payments. Payment card networks have adopted standards that apply to all entities that store, process, or transmit cardholder data, including merchants, processors, acquirers, issuers, and service providers. The Payment Card Industry Data Security Standard (“PCI DSS”), issued by the Payment Card Industry Security Standards Council, contains compliance guidelines for our security features and functions for the physical and electronic storage, processing, and transmission of cardholder data. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards, and it could disrupt or harm our business if these companies become unwilling or unable to provide these services to us, experience a security breach or incident, or fail to comply with applicable laws, regulations, rules, or industry standards, including the PCI DSS. We assess our compliance with the PCI DSS on a periodic basis and, as necessary, make improvements to our internal controls. Despite our compliance efforts, we may become subject to claims that we (or our third-party processors) have violated the PCI DSS, based on past, present, or future business practices. In addition, payment card networks may adopt changes to the PCI-DSS or change their interpretations of such rules in a way that we or our processors might find it difficult or even impossible to follow, or costly to implement. If we (or our third-party processors) violate the PCI-DSS or other applicable rules, we may incur fines, restrictions on our ability to accept payment cards, or suffer reputational harm, all of which could have an adverse impact on our business. Noncompliance with PCI-DSS can result in penalties ranging from $5,000 to $100,000 per month by credit card companies, litigation, enforcement actions, damage to our reputation, and revenue losses.
Furthermore, while we strive to publish and prominently display privacy policies and notices that are accurate, comprehensive, and materially compliant with applicable laws and regulations, we cannot ensure that our policies, notices, and other statements or representations regarding our practices will at all times be accurate, comprehensive, and materially compliant, or sufficient to protect us from claims, proceedings, liability, or adverse publicity relating to privacy, data protection, AI, or cybersecurity. Although we endeavor to comply with our applicable policies, notices, and statements, relating to these matters, we may at times fail to do so or be alleged to have failed to do so. Additionally, our customers may at times fail to display or comply with privacy policies and notices which may result in scrutiny of our products or services.
Enforcement actions and investigations by regulatory authorities (such as the Federal Trade Commission or U.S. states’ attorneys general) related to security breaches and incidents, alleged unfair or deceptive acts concerning privacy practices, and other matters relating to privacy, data protection, security, AI, and the processing of personal information continue to increase. If our public statements about our privacy, data protection, security, and AI practices or our use, collection, disclosure, retention, transfer, or other processing of personal information, whether made through our privacy notices, information provided on our website, press statements, or otherwise, are alleged to be deceptive, unfair or misrepresentative of our actual practices, or if our practices are not consistent or viewed as not consistent with legal and regulatory requirements, or requirements of certain rules, standards, or other actual or asserted obligations to which we may be or may become subject, including changes in laws, regulations, rules, standards, and obligations or new interpretations or applications of laws, regulations, rules, standards, and obligations, we may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, enforcement actions, claims for damages by affected individuals, other claims, demands, and proceedings, loss of export privileges, and fines, penalties, obligations to cease processing certain data or take other actions, other liabilities, or severe criminal or civil sanctions, any of which could have a material adverse effect on our business, financial condition, and results of operations.
All of these evolving compliance and operational requirements impose significant costs that are likely to increase over time, may require us to modify our privacy, data protection, security, AI, or data processing practices and policies, and divert resources from other initiatives and projects, all of which may adversely affect our results of operations. Our compliance efforts relating to these laws, regulations, industry standards, and other legal or contractual obligations may be more costly or take longer than we anticipate. We are also subject to the risk of non-compliance by the third parties that store, host, or otherwise process data on our behalf. Although we may enter into data processing agreements with such service providers, we may nonetheless fail to identify a third-party provider’s noncompliance with these obligations, and we cannot guarantee that our data processing agreements alone will be sufficient to protect us from complaints, claims, investigations, proceedings, adverse publicity, or other risks or liabilities relating to privacy, data protection, or security.
If we are not able to comply with these laws, regulations, industry standards, and other legal or contractual obligations, or if we are accused of or become liable for actual or perceived violations thereof, our business, financial condition, and reputation could be harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain products or services, which would negatively affect our business, financial condition, and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits, regulatory investigations, and other actions, and legislative proposals could harm our reputation or otherwise adversely affect the growth of our business. Furthermore, any costs incurred as a result of this potential liability could adversely affect our business, financial condition, results of operations, and prospects.
We are subject to anti-corruption and anti-bribery laws and anti-money laundering laws and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.
We are subject to the Foreign Corrupt Practices Act (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, and other anti-corruption and anti-bribery laws, U.S. anti-money laundering laws, and similar laws in foreign countries in which we conduct business activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly and prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from promising, authorizing, making, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector, including anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business, or otherwise obtaining favorable treatment. Anti-money laundering laws generally prohibit persons from engaging in transactions where the proceeds at issue derive from, or are intended to facilitate or conceal, illegal activity, or where a party to the transaction is “willfully blind” to the illegal sources of the proceeds. If and when we increase our international sales and operations, our risks under these laws may increase.

We, our employees, agents, representatives, and business partners may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and we can be held liable for the corrupt or other illegal activities of these employees, agents, representatives, or business partners, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees, agents, representatives, or business partners will not take actions in violation of applicable law for which we may be ultimately held responsible.
These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. We cannot assure you that none of our employees, agents, representatives, business partners, or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Further, U.S. federal anti-money laundering and anti-terrorist financing laws, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and its implementing regulations require certain institutions, including money transmitters, to register with FinCEN as MSBs. MSBs are required to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records, among other things. In order to maintain flexibility in the growth and expansion of our payment processing operations, we maintain an MSB registration with FinCEN. While we are not currently an MSB, we may choose to become an MSB in the future.
Any allegations or violations of the FCPA or other applicable anti-corruption laws, anti-money laundering laws, or other laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, and suspension or debarment from government contracts. Responding to any investigation or action will likely result in a materially significant diversion of management attention and resources and significant defense costs and other professional fees. Any of the foregoing may harm our reputation, growth prospects, business, financial condition, and results of operations.
We are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws.
Our Operating System and other products are subject to various restrictions under U.S. and foreign export control and economic sanctions laws and regulations, including the U.S. Export Administration Regulations and economic and trade sanctions regulations administered by the Office of Foreign Assets Control. The export of our software or provision of our hosted Operating System must be made in compliance with these laws and regulations. Although we take precautions to prevent our Operating System and other products from being provided in violation of such laws, our Operating System and other products could nonetheless be provided inadvertently in violation of such laws despite these precautions.
If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export privileges or fines, which may be imposed on us and responsible employees or managers, and, in extreme cases, the incarceration of responsible employees or managers. Obtaining the necessary authorizations, including any required license, for a particular deployment may be time consuming, is not guaranteed, and may result in the delay or loss of sales opportunities. In addition, changes in our software or services, or changes in applicable export or economic sanctions regulations may create delays in the introduction and deployment of our Operating System in international markets, or, in some cases, prevent the export or provision of our Operating System to certain countries or end customers. A change in export or economic sanctions regulations, shift in the enforcement or scope of existing regulations, or a change in the countries, governments, persons, or technologies targeted by such regulations could also result in decreased use of our hosted Operating System, or in our reduced ability to export our software or services to existing or prospective customers with international operations. Any decreased use of our Operating System or restrictions on our ability to export our software or services may harm our business, financial condition, and results of operations.

In addition, various countries regulate the import of certain encryption technology, including through permit and license requirements, and have enacted laws that may restrict our ability to distribute our Operating System and other products or may restrict our end customers’ ability to implement our Operating System and other products in those countries.
Compliance with applicable regulatory requirements governing the export of our software and services, and the provision of our hosted Operating System, may delay the introduction of our software and services in international markets, prevent our customers with international operations from using our software and services throughout their globally distributed systems, or, in some cases, prohibit the export of our software or provision of services to some countries altogether.
We have been subject to litigation and regulatory investigations, actions, and settlements and we expect to continue to be subject to such proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.
From time to time, we have, and may in the future become, involved in various investigations or legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower, fair housing, money transmission, and other litigation and claims and governmental and other regulatory investigations and proceedings. The number and significance of these potential claims and disputes may increase as our business expands. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and may harm our business, financial condition, and results of operations. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing may harm our business, financial condition, and results of operations.
The expansion of our operations outside the United States, which subjects us to additional costs and risks, could adversely affect our business, financial condition, and results of operations.
Our Operating System is currently available in the United States, Canada, certain western European countries, and certain Central and South American countries, and we have operations in the United States, Canada, India, Israel, and the Netherlands. Expanding into new markets and operating outside of the United States may require significant management attention to oversee operations over a broad geographic area with varying cultural norms and customs, in addition to imposing additional burdens on our research, systems development, finance, analytics, compliance, legal, engineering, and operations teams. We may incur significant operating expenses and may not be successful in our international expansion for a variety of reasons, including:
•recruiting and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;
•an inability to attract and retain customers;
•complying with varying laws and regulatory standards, including with respect to real estate, labor and employment, data privacy, data protection, information security, tax, and local regulatory restrictions;
•obtaining any required government approvals, licenses, or other authorizations;
•varying levels of Internet and mobile technology adoption and infrastructure;
•currency exchange restrictions or costs and exchange rate fluctuations;

•operating in jurisdictions that do not protect intellectual property rights in the same manner or to the same extent as the United States;
•public health concerns or emergencies; and
•limitations on the repatriation and investment of funds, as well as foreign currency exchange restrictions.
During the periods presented in this prospectus, we have not generated material amounts of revenue from any single country outside of the United States and our lack of experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake may not be successful. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, financial condition, and results of operations could be adversely affected.
In addition, international expansion may increase our risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, export controls, and trade and economic sanctions. If we experience difficulties as a result of political, social, economic, or environmental instability, change in applicable law, limitations of local infrastructure, or problems with our workforce or facilities at our or third parties’ international operations, our business, financial condition, and results of operations could be adversely affected.
Risks Related to Ownership of Our Class A Common Stock
Silver Lake will continue to have significant influence over the election of our board of directors and approval of any significant corporate actions, including any sale of the company.
Upon completion of this offering, Silver Lake will beneficially own approximately      % of the voting power of our outstanding capital stock, assuming an initial public offering price of $      per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, no exercise of the underwriters’ option to purchase additional shares of our Class A common stock and no exercise of outstanding options. Accordingly, the Silver Lake Stockholders will have significant power to control our affairs and policies and influence the outcome of matters that require stockholder approval, including with respect to the election of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger or sale of substantially all of our assets. The interests of Silver Lake may not always coincide with your interests or the interests of other stockholders. For example, our concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could cause the market price of our Class A common stock to decline or prevent our stockholders from realizing a premium over the market price for their shares of our Class A common stock.
In addition, the Stockholders Agreement will give the Silver Lake Stockholders the right to designate directors for nomination to our board of directors. The Silver Lake Stockholders will have the right to designate a number of directors, rounded up to the next whole number, determined by multiplying: (i) the total authorized number of directors on our board of directors at such time by (ii) the percentage of the total shares of our common stock then issued and outstanding that is beneficially owned by Silver Lake and its affiliates and permitted transferees under the Stockholders Agreement. The Silver Lake Stockholders will have the right to designate at least one director for nomination for so long as Silver Lake (together with its affiliates and permitted transferees under the Stockholders Agreement) beneficially owns at least 5% of the shares of our common stock issued and outstanding. Furthermore, the other Class B Stockholders that enter into the Stockholders Agreement, and who, together with Silver Lake, will collectively hold approximately       % of the voting power of our outstanding common stock (or       % of the voting power of our outstanding common stock if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full), will agree with us to cast all votes such parties are entitled to vote with respect to proposals submitted to our stockholders (whether at any annual or special meeting, by written consent, or otherwise), including with respect to the election of directors, in accordance with the recommendations of our board of directors. The Stockholders Agreement will also specify that we will not take certain significant actions specified therein, including, among other things, to increase or reduce the size of our board of directors, terminate, hire, or appoint our chief executive officer, issue equity or enter into certain transactions above specified size thresholds or any transaction or agreement that results in a change in control, incur indebtedness above a specified threshold, declare dividends, or amend our organizational documents, without the prior written consent of the Silver Lake Stockholders until the later of (i) the date the Silver Lake Stockholders (including their affiliates and permitted transferees under the Stockholders Agreement) cease to beneficially own at least 10% of the number of shares of our common stock outstanding immediately prior to giving effect to the closing of this offering, and (ii) the Sunset Date. For more information, see the section titled “Certain Relationships and Related Party Transactions—Related Party Agreements Entered into in Connection with the Initial Public Offering—New Stockholders Agreement.” Silver Lake and its affiliates may therefore have influence over management and control over matters requiring stockholder approval, including the annual election of directors and significant corporate transactions following the completion of this offering.
We expect to be a “controlled company” within the meaning of the listing standards of the New York Stock Exchange and the rules of the SEC and, as a result, would qualify for exemptions from certain corporate governance standards of the New York Stock Exchange.
After completion of this offering, assuming an offering size as set forth in “Prospectus Summary—The Offering” and an initial public offering price of $      (the midpoint of the estimated price range set forth on the cover page of this prospectus), we expect that Silver Lake will continue to control a majority of the voting power of our outstanding common stock. As a result, we would qualify as a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:
•a majority of our board of directors consist of “independent directors” as defined under the listing standards of the New York Stock Exchange;
•our director nominees be selected, or recommended for our board of directors’ selection, by a nominating and corporate governance committee comprised solely of independent directors; and
•the compensation of our executive officers be determined, or recommended to our board of directors for determination, by a compensation committee comprised solely of independent directors.
These exemptions do not modify the requirement for a fully independent audit committee. Following the completion of this offering, we intend to utilize certain of these exemptions. As a result, following the completion of this offering, we do not intend to have a nominating and corporate governance committee. To the extent we utilize the “controlled company” exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance standards of the New York Stock Exchange.
The multi-class structure of our common stock will have the effect of concentrating voting power with Silver Lake and the other Class B Stockholders, which will limit your ability to influence the outcome of matters submitted to our stockholders for approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, sale of substantially all of our assets, or other major corporate transaction.
Our Class A common stock, which is the stock we are offering by means of this prospectus, has one vote per share, our Class B common stock has ten votes per share, and our Class C common stock has no voting rights, except as otherwise required by law. Upon the completion of this offering, the Class B Stockholders will beneficially own approximately       % of the voting power of our outstanding common stock (or approximately       % of the voting power of our outstanding common stock if the underwriters’

option to purchase additional shares of our Class A common stock is exercised in full). In particular, Silver Lake will beneficially own approximately          % of the voting power of our outstanding common stock (or approximately      % of the voting power of our outstanding common stock if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full).
As a result, the Class B Stockholders, and in particular Silver Lake, will be able to determine or significantly influence any action requiring the approval of our stockholders, including the election of our directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, sale of substantially all of our assets, or other major corporate transaction. The Class B Stockholders, including Silver Lake, may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentrated voting control may have the effect of delaying, preventing, or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company, and might ultimately affect the market price of our Class A common stock.
Additionally, future transfers by holders of our Class B common stock and Class C common stock will generally result in those shares converting into our Class A common stock, subject to limited exceptions. The conversion of our Class B common stock and Class C common stock to our Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of our Class B common stock who retain their shares of Class B common stock in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B common stock could gain significant influence as other holders of our Class B common stock sell or otherwise convert their shares into our Class A common stock. In addition, the conversion of our Class B common stock and Class C common stock into our Class A common stock would dilute holders of our Class A common stock, including holders of shares purchased in this offering, in terms of voting power within our Class A common stock. Each share of Class B common stock will convert automatically into one share of Class A common stock upon certain events specified in our amended and restated certificate of incorporation. Furthermore, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue Class C common stock in the future, the holders of Class B common stock may be able to hold significant voting control over most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions. In addition, if we issue shares of Class C common stock in the future, such issuances would have a dilutive effect on the economic interests of our Class A common stock and Class B common stock.
The multi-class structure of our common stock may adversely affect the trading market for our Class A common stock.
Certain stock index providers have in the past excluded companies with multiple classes of shares of common stock from being added to certain stock indices. The multi-class structure of our common stock would make us ineligible for inclusion in indices with such restrictions and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices may not invest in our Class A common stock. In addition, several stockholder advisory firms and large institutional investors have been critical of the use of multi-class structures. Such stockholder advisory firms may publish negative commentary about our corporate governance practices or our capital structure, which may dissuade large institutional investors from purchasing shares of our Class A common stock. These actions could make our Class A common stock less attractive to other investors and may result in a less active trading market for our Class A common stock.
The market price of our Class A common stock may be volatile, and you may lose all or part of your investment.
The market price of our Class A common stock following this offering may fluctuate substantially, depending on a number of factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations may cause you to lose all or part of your investment in our common stock. Factors that may cause fluctuations in the market price of our Class A common stock include:
•price and volume fluctuations in the overall stock market from time to time, including fluctuations due to general economic uncertainty or negative market sentiment;
•volatility in the market and trading volumes of technology stocks;
•changes in the operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;
•sales of shares of our Class A common stock by us or our stockholders, as well as the anticipation of lock-up releases;
•rumors and market speculation involving us or other companies in our industry;
•failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•actual or perceived significant data breaches involving our business;
•the financial or non-financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;
•third-party data published about us or other companies in our industry, whether or not such data is accurate;
•announcements by us or our competitors of new products;
•the public’s reaction to our press releases, other public announcements, and filings with the SEC;
•changes in stock market valuations and operating performance of other technology companies generally, or those in our industry in particular;
•fluctuations in the trading volume of shares of our Class A common stock or the size of our public float;
•short selling of our Class A common stock or related derivative securities;
•actual or anticipated changes or fluctuations in our results of operations;
•actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;
•our issuance of shares of our common stock or expectations that such issuances could occur;
•litigation or regulatory action involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;
•developments or disputes concerning our intellectual property or other proprietary rights;
•announced or completed acquisitions of businesses or technologies, or similar strategic transactions, by us or our competitors;
•anticipated or actual changes in laws, regulations, or government policies or new interpretations of existing laws or regulations applicable to our business;
•changes in accounting standards, policies, guidelines, interpretations, or principles;

•major catastrophic events such as war, incidents of terrorism, pandemics, or responses to such events;
•any significant change in our management; and
•general economic conditions and slow or negative growth of our markets.
In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the market price of our Class A common stock may decline for reasons unrelated to our business, financial condition, and results of operations. The market price of our Class A common stock may also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired, or the prices that you may obtain for your shares of our Class A common stock.
In the past, stockholders have initiated securities class action lawsuits against companies following periods of stock price volatility. If the market price of our Class A common stock is volatile, we may become the target of securities litigation. Such litigation may subject us to substantial costs, divert resources and management’s attention, and adversely affect our business, financial condition, and results of operations.
There has been no prior public trading market for our Class A common stock, and an active trading market may not develop or be sustained following this offering.
We have applied to list our Class A common stock on the New York Stock Exchange under the symbol “ENT”. However, prior to this offering, there has been no public trading market for our Class A common stock. We cannot assure you that an active trading market for our Class A common stock will develop on such exchange or elsewhere or, if developed, that any market will be sustained. The initial public offering price of our Class A common stock will be determined through negotiation between us and the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our Class A common stock following this offering. We cannot assure you that an active trading market for our Class A common stock will develop or that the market price of our Class A common stock will not decline below the initial public offering price. If an active trading market for our Class A common stock does not develop after this offering, the market price and liquidity of our Class A common stock will be adversely affected.
Our management team will have broad discretion to use the net proceeds from this offering and its investment of these proceeds may not yield a favorable return. They may invest the proceeds of this offering in ways with which investors disagree.
Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of Proceeds” in this prospectus, our management team will have broad discretion in the application of the net proceeds from this offering and could spend or invest the proceeds in ways with which our stockholders disagree or that do not yield a favorable return. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. Accordingly, investors will need to rely on our management team’s judgment with respect to the use of these proceeds. The failure by management to apply these funds effectively could negatively affect our ability to operate and grow our business.
We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. In addition, the amount, allocation, and timing of our actual expenditures will depend upon numerous factors. Accordingly, we will have broad discretion in using these proceeds. Until the net proceeds are used, we may invest the net proceeds from this offering in a manner that does not produce significant income or that may lose value.

Delaware law and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer, or proxy contest difficult, thereby adversely affecting the market price of our Class A common stock.
We intend to elect in our certificate of incorporation not to be subject to Section 203 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”); however, our amended and restated certificate of incorporation will contain provisions that have generally the same effect as Section 203, which may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. Our amended and restated certificate of incorporation will explicitly exclude Silver Lake and its affiliates from the definition of “interested stockholder” for purposes of such provision. In addition, our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that may, following the Trigger Date (as defined herein), make the acquisition of our company more difficult, including the following:
•vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;
•our board of directors will be classified into three classes of directors with staggered three-year terms;
•our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;
•a special meeting of our stockholders will only be able to be called by a majority of our board of directors, the chairperson of our board of directors, or our Chief Executive Officer;
•subject to certain exceptions, advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;
•our amended and restated certificate of incorporation will not provide for cumulative voting;
•our amended and restated certificate of incorporation will allow stockholders to remove directors only for cause;
•certain amendments to our amended and restated certificate of incorporation will require the approval of the holders of at least two-thirds of the voting power of our then-outstanding common stock; and
•our amended and restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established and shares of which may be issued by our board of directors, without further action by our stockholders.
In addition, our Stockholders Agreement will provide that until the later of (i) the date the Silver Lake Stockholders (including their affiliates and permitted transferees under the Stockholders Agreement) cease to beneficially own at least 10% of the number of shares of our common stock outstanding immediately prior to giving effect to the closing of this offering, and (ii) the Sunset Date, the Silver Lake Stockholders’ consent will be required for us to take certain significant actions specified therein including, among other things, to increase or reduce the size of our board of directors, terminate, hire, or appoint our chief executive officer, issue equity or enter into certain transactions above specified size thresholds or any transaction or agreement that results in a change in control, incur indebtedness above a specified threshold, declare dividends, or amend our organizational documents. See “Certain Relationships and Related Party Transactions—Related Party Agreements Entered into in Connection with the Initial Public Offering—New Stockholders Agreement.”

These provisions, alone or together, may discourage, delay, or prevent a transaction involving a change in control of our company. These provisions may also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which may limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and may also affect the market price that some investors are willing to pay for our Class A common stock.
Our amended and restated certificate of incorporation contains exclusive forum provisions for certain claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation, which will become effective prior to the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any of our directors, stockholders, or officers to us or our stockholders, (iii) any action or proceeding arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws, or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine; provided that, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, such action or proceeding may be brought in the federal district court for the District of Delaware or other state courts of the State of Delaware.
Section 22 of the Securities Act establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to the foregoing provisions in the amended and restated certificate of incorporation. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our current or former directors, officers, or stockholders, which may discourage lawsuits with respect to such claims against us and our current and former directors, officers, or stockholders. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.
Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court of law may rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find either exclusive forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such dispute, as well as resolving such action in other jurisdictions, all of which may adversely affect our business, financial condition, and results of operations.

Our amended and restated certificate of incorporation will provide that the doctrine of “corporate opportunity” will not apply with respect to certain parties to our Stockholders Agreement and any director or stockholder who is not employed by us or our subsidiaries.
The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers or directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation. Pursuant to our amended and restated certificate of incorporation, which will be in effect prior to the closing of this offering, we will renounce, to the fullest extent permitted by law and in accordance with Section 122(17) of the Delaware General Corporation Law, all interest and expectancy that we otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any opportunity that may be presented to the Silver Lake Stockholders or their affiliates (other than us and our subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees, or other representatives (other than any such person who is also our employee or an employee of our subsidiaries), or any director or stockholder who is not employed by us or our subsidiaries. Silver Lake and any director or stockholder who is not employed by us or our subsidiaries will, therefore, have no duty to communicate or present corporate opportunities to us, and will have the right to either hold any corporate opportunity for their (and their affiliates’) own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, including to any director or stockholder who is not employed by us or our subsidiaries. As a result, certain of our stockholders or directors, and their respective affiliates, will not be prohibited from operating or investing in competing businesses. We, therefore, may find ourselves in competition with certain of our stockholders or directors or their respective affiliates, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could adversely affect our business, financial condition, and results of operations.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. In addition, our Credit Agreement contains, and any future credit agreement or financing we obtain may contain, terms limiting the amount of cash dividends that may be declared or paid on our capital stock. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and applicable contractual restrictions. As a result, stockholders should rely on sales of their Class A common stock after price appreciation, if any, as the only way to realize any future gains on their investment.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the market price of our Class A common stock and trading volume could be adversely affected.
The trading market for our Class A common stock will depend, in part, on the research and reports that securities or industry analysts publish about us, our business, our market, or our competitors. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If any of the analysts who cover us change their recommendation regarding our Class A common stock adversely, provide more favorable relative recommendations about our competitors, or publish inaccurate or unfavorable research about our business, the market price of our Class A common stock would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for our securities could decrease, which could cause the market price and volume of our Class A common stock to decline.
Sales of substantial amounts of our common stock in the public markets, such as when our lock-up restrictions are released, or the perception that such sales might occur, could cause the market price of our Class A common stock to decline.
The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market after this offering, and the perception that these sales could occur may also depress the market price of our Class A common stock. Based on       shares of our common stock outstanding as of      (after giving effect to the Reclassification, the Class B Stock Exchange, the Class C Stock Exchange, and the RSU Settlement, we will have a total of        shares of our Class A common stock,       shares of our Class B common stock, and       shares of our Class C common stock (with shares of Class B common stock and Class C common stock convertible at any time into shares of Class A common stock at the option of the holder)) outstanding following the completion of this offering. The shares of Class A common stock that we are selling in this offering may be resold immediately. The remaining shares of our capital stock will become available for sale under the terms of market standoff provisions in agreements with us, and lock-up agreements entered into between the holders of those shares and the underwriters of this offering.
Our executive officers, directors, and the holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock will enter into lock-up agreements with the underwriters of this offering under which they have agreed, subject to specific exceptions, not to dispose of or hedge any of our capital stock for 180 days following the date of this prospectus. We refer to this period as the restricted period. When the restricted period expires with respect to all or a portion of our shares, our security holders will be able to sell their shares in the public market. See the section titled “Shares Eligible for Future Sale” for additional information.
As a result of these agreements and subject to the provisions of Rule 144 or Rule 701, shares of our Class A common stock will become available for sale in the public market as follows:
•beginning on the date of this prospectus, all shares of our Class A common stock sold in this offering will be immediately available for sale in the public market; and
•beginning 181 days after the date of this prospectus, the remainder of the shares of our Class A common stock (including shares of Class A common stock issuable upon conversion of Class B common stock and Class C common stock) will become immediately available for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144.
Upon the completion of this offering, stockholders owning an aggregate of up to       shares of our common stock will be entitled, pursuant to the registration rights under our Existing Stockholders Agreement (as defined below), to require us to register shares owned by them for public sale. The terms of the Existing Stockholders Agreement relating to registration rights will survive the termination of the Existing Stockholders Agreement, which we expect to occur in connection with this offering. In addition, we intend to file a registration statement to register shares reserved for future issuance under our equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable exercise periods and the expiration or waiver of the lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options will be available for immediate resale in the United States in the open market.
Sales of our Class A common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. These sales also could cause the market price of our Class A common stock to fall and make it more difficult for you to sell shares of our Class A common stock.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans, or otherwise will dilute all other stockholders and could negatively affect our results of operations or the market price of our Class A common stock.
Our amended and restated certificate of incorporation that will become effective prior to the completion of this offering authorizes us to issue up to an aggregate of 2,000,000,000 shares of Class A common stock, 150,000,000 shares of Class B common stock, 150,000,000 shares of Class C common stock, and up to 100,000,000 shares of preferred stock with such rights, powers, and preferences as may be determined by our board of directors. Subject to compliance with applicable rules and regulations, we may issue shares of common stock or securities convertible into shares of our common stock from time to time in connection with a financing, acquisition, investment, our equity incentive plans, or otherwise. Any such issuances may result in substantial dilution to our existing stockholders and cause the market price of our Class A common stock to decline.
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting, reduced disclosure obligations about our executive compensation arrangements, and exemptions from the requirements to obtain a nonbinding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements. As an “emerging growth company,” we are also allowed to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. As a result, our financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates. Any difficulties in implementing these pronouncements could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us. We may take advantage of these exemptions for so long as we are an “emerging growth company,” which could be for as long as five full reporting years following the completion of this offering. We cannot predict if investors will find our Class A common stock less attractive to the extent we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be more volatile.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties about us and our industry. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition or results of operations, business strategy and plans, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include statements about:
•our future financial performance, including our expectations regarding our revenue, cost of revenue, and operating expenses, and our ability to maintain profitability;
•our ability to successfully execute our business and growth strategy;
•the sufficiency of our cash and cash equivalents, designated cash, and restricted cash to meet our liquidity needs;
•the demand for our Operating System and offerings;
•our ability to attract and retain customers;
•our ability to develop new offerings, products, and functionality, and bring them to market in a timely manner and make enhancements to our current offerings;
•our ability to compete with existing and new competitors in existing and new markets and offerings;
•our expectations regarding the effects of existing and developing laws and regulations;
•our ability to manage risk associated with our business, including with respect to litigation and regulatory investigations, actions, and settlements;
•our ability to develop and protect our brand;
•our ability to maintain the security and availability of our Operating System;
•our expectations and management of future growth;
•our expectations concerning relationships with third parties;
•our ability to maintain, protect, and enhance our intellectual property;
•the increased expenses associated with being a public company; and
•our anticipated uses of net proceeds from this offering.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, business strategy, prospects, and financial needs. The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties, and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in, or implied by, the forward-looking statements.
Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements in making your investment decision. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to place undue reliance upon these statements in making your investment decision.

INDUSTRY, MARKET, AND OTHER DATA
Unless otherwise indicated, estimates and information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations, market position, market opportunity, and market size, are based on industry publications and reports generated by third-party providers, other publicly available studies, and our management’s knowledge of the industry, internal sources, and estimates. All of the market data and industry information used in this prospectus involves a number of assumptions and limitations, and the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause our future performance to differ materially from our assumptions and estimates, and you are cautioned not to give undue weight to such estimates. Although we are responsible for all of the disclosure contained in this prospectus and we believe the information from the industry publications and other third-party sources included in this prospectus is reliable, we have not independently verified the accuracy or completeness of the data contained in such sources. The content of, or accessibility through, the below sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein and any websites are an inactive textual reference only.
The sources of the statistical data, estimates, and market and industry data contained in this prospectus are identified by superscript notations and are provided below:
•Apartments.com, What’s Ahead for Multifamily: 11 Trends to Watch in 2026, October 2025.*
•Apartment List, National Rent Report, December 2025, https://www.apartmentlist.com/research/category/data-rent-estimates.
•CBRE, Fewer Renter Households Can Afford Homeownership, September 2025.
•Federal Reserve Bank of St. Louis, Housing Inventory Estimate: Renter Occupied Housing Units in the United States, July 2025.
•Federal Reserve Bank of St. Louis, New Privately-Owned Housing Units Completed: Units in Buildings with 5 Units or More, April 2026.
•Forrester Consulting, The Total Economic Impact™ Of Entrata, a commissioned study, August 2025.
•Grace Hill, Measure What Matters, Ways you can leverage actionable survey insights to increase asset value.
•Joint Center for Housing Studies of Harvard University, America’s Rental Housing, 2024.
•Matthews Real Estate Investment Services, Multifamily Operating Expenses Continue to Climb: The Current Cost Landscape, February 2024.
•National Association of Realtors, Profile of Home Buyers and Sellers, 2024.
•National Center for Education Statistics, Total fall enrollment in degree-granting postsecondary institutions, by attendance status, sex of student, and control of institution: Selected years, 1947 through 2023, December 2024.
•National Multifamily Housing Council, Characteristics of Apartment Stock, Apartment Units by Number of Units in Structure, October 2024.
•National Multifamily Housing Council, NMHC Top 50 Managers, 2025.
•Precedence Research, PropTech Market Size and Forecast 2025 to 2034, May 2025.

•Savills, World’s real estate worth $393.3 trillion and is the world’s largest store of wealth, September 2025.
•Urban Institute, The Future of Headship and Homeownership, January 2021.
•U.S. Bureau of Labor Statistics, Consumer Expenditures—2023, September 2024.
•World Bank Group, Urban population (% of total population)—United States, 2024.
We also refer to data from, and the results of, surveys that we conduct or commission third parties to conduct from time to time in the ordinary course of business. The American Dream Survey is an Entrata commissioned survey conducted along with Method Research and PureSpectrum in January 2024, targeting Americans living in apartment communities consisting of 50 or more units.
The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the survey results and estimates made by the aforementioned third parties and by us.
*The Apartments.com Report, described herein is publicly available and represents data, research opinion, or viewpoints published by Apartments.com. The Apartments.com Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Apartments.com Report are subject to change without notice.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $        , based upon the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, we estimate that the net proceeds to us would be approximately $     , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase or decrease in the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by $     , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease the net proceeds that we receive from this offering by $     , assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.
The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, and enable access to the public equity markets for us and our stockholders.
We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. Additionally, we may use a portion of the net proceeds we receive from this offering to acquire or invest in businesses, products, services, or technologies. However, we do not have agreements or commitments for any material acquisitions or investments at this time.
We also intend to use a portion of the net proceeds we receive from this offering to satisfy our anticipated tax withholding and remittance obligations of $      related to the RSU Settlement. This amount is based upon the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and an assumed      % tax withholding rate. Each $1.00 increase or decrease in the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the amount we would be required to pay to satisfy our tax withholding and remittance obligations related to the RSU Settlement by $     .
We may also use a portion of the net proceeds we receive from this offering to repay $        of outstanding indebtedness under our Credit Agreement. As of March 31, 2026, we had borrowed $400.0 million on the term loan with a revolving loan commitment of up to $75.0 million. The term loan under our Credit Agreement has a maturity date of September 30, 2032. Quarterly payments of $1.0 million began in March 2026, with the remainder due on the maturity date. As of March 31, 2026, the interest rate was 6.4%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” for more information. Certain of the underwriters or their affiliates act as lenders under our Credit Agreement and may therefore receive a portion of the net proceeds from this offering.
We cannot further specify with certainty the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we may invest the net proceeds that we receive in this offering in short-term, investment grade, interest-bearing instruments such as money market funds, certificates of deposit, corporate bonds and commercial paper, and obligations of the U.S. government, including guaranteed obligations of the U.S. government, including treasuries and government-sponsored enterprises.

DIVIDEND POLICY
In November 2025, we paid a special, one-time cash dividend to holders of our common stock on a pro rata basis in the amount of $1.99 per share, or $356.3 million in the aggregate. The dividend was financed with cash on hand and a portion of the net proceeds from our $400.0 million term loan.
Although we have paid a cash dividend on our capital stock in the past, we currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. In addition, the terms of our Credit Agreement place certain limitations on the amount of cash dividends we can pay. Additionally, our ability to pay dividends may be further restricted by agreements we may enter into in the future.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, as well as our capitalization, as of March 31, 2026 as follows:
•on an actual basis;
•on a pro forma basis, after giving effect to (i) the RSU Settlement, as if it had occurred on March 31, 2026, (ii) stock-based compensation expense of $      million associated with the RSU Settlement, (iii) the Performance Option SBC Expense, (iv) the Reclassification, (v) the Class B Stock Exchange and the Class C Stock Exchange, as if they had occurred on March 31, 2026, and (vi) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective prior to the completion of this offering; and
•on a pro forma as adjusted basis, after giving effect to (i) the pro forma adjustments set forth above, (ii) the sale and issuance by us of       shares of our Class A common stock in this offering, based upon the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the use of net proceeds from this offering, together with existing cash and cash equivalents, if necessary, to (A) satisfy the estimated tax withholding and remittance obligations related to the RSU Settlement and (B) repay $       of outstanding indebtedness under our Credit Agreement.
The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing, the actual tax withholding rates and the actual number of RSUs settled in connection with this offering. You should read this table together with our consolidated financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of March 31, 2026
	Actual	Pro forma(1)	Pro forma as adjusted(2)
	(in thousands, except for share and per share data)
Cash and cash equivalents	$119,940	$	$
Long-term debt	389,638
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share: shares authorized, shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma; and no shares authorized, issued, and outstanding, pro forma as adjusted	179
Class A common stock, par value $0.001 per share: no shares authorized, issued, and outstanding, actual; 2,000,000,000 shares authorized, shares issued and outstanding, pro forma; and 2,000,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—
Class B common stock, par value $0.001 per share: no shares authorized, issued, and outstanding, actual; 150,000,000 shares authorized, shares issued and outstanding, pro forma; and 150,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—
Class C common stock, par value $0.001 per share: no shares authorized, issued, and outstanding, actual; 150,000,000 shares authorized, shares issued and outstanding, pro forma; and 150,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—
Additional paid-in capital	574,958
Accumulated other comprehensive income (loss)	8,201
Accumulated deficit	(526,769)
Total stockholders’ equity (deficit)	56,569
Total capitalization	446,207	$	$
_______________
(1)Each $1.00 increase or decrease in the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the amount we would be required to pay to satisfy our tax withholding and remittance obligations related to the RSU Settlement by $     .
(2)Each $1.00 increase or decrease in the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit), and total capitalization by $     , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by $     , assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.
If the underwriters’ option to purchase additional shares of our Class A common stock from us were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total

stockholders’ equity (deficit), total capitalization, and shares outstanding as of March 31, 2026 would be $     , $     , $     , $      , and      , respectively.
The pro forma and pro forma as adjusted columns in the table above are based on 179,077,727 shares of our Class A common stock, Class B common stock, and Class C common stock (after giving effect to the Reclassification, the Class B Stock Exchange, the Class C Stock Exchange, and the RSU Settlement) outstanding as of March 31, 2026, and exclude the following:
•12,882,903 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock outstanding as of March 31, 2026, with a weighted-average exercise price of $14.84 per share;
•5,476,838 shares of our Class A common stock subject to RSUs outstanding as of March 31, 2026, but for which the service-based vesting condition was not satisfied as of March 31, 2026;
•71,420 shares of our Class A common stock subject to RSUs granted after March 31, 2026; and
•      shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:
◦      shares of our Class A common stock to be reserved for future issuance under our 2026 Plan, which will become effective prior to the completion of this offering; and
◦      shares of our Class A common stock to be reserved for future issuance under our ESPP, which will become effective prior to the completion of this offering.
Our 2026 Plan and ESPP each provides for an annual automatic increase in the number of shares of our common stock reserved thereunder, and our 2026 Plan provides for increases to the number of shares that may be granted thereunder based on any shares of our Class A common stock granted pursuant to awards under our 2021 Plan and 2012 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.
Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value as of March 31, 2026 was $     , or $      per share. Our pro forma net tangible book value as of March 31, 2026 was $     , or $      per share, based on the total number of shares of our common stock outstanding as of March 31, 2026, after giving effect to the Reclassification and the RSU Settlement.
After giving effect to the sale by us of       shares of our Class A common stock in this offering at the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the use of net proceeds from this offering, together with existing cash and cash equivalents, if necessary, to (i) satisfy the estimated tax withholding and remittance obligations related to the RSU Settlement and (ii) repay $       of outstanding indebtedness under our Credit Agreement, our pro forma as adjusted net tangible book value as of March 31, 2026 would have been $     , or $      per share. This represents an immediate increase in pro forma net tangible book value of $      per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $      per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares of our Class A common stock):

Assumed initial public offering price per share of Class A common stock		$
Historical net tangible book value per share as of March 31, 2026	$
Increase per share attributable to the pro forma adjustments described above
Pro forma net tangible book value per share as of March 31, 2026
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares of Class A common stock in this offering
Pro forma as adjusted net tangible book value per share immediately after this offering
Dilution in pro forma net tangible book value per share to new investors in this offering		$
Each $1.00 increase or decrease in the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share to new investors by $     , and would increase or decrease, as applicable, dilution per share to new investors purchasing shares of Class A common stock in this offering by $     , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of our Class A common stock offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by $      per share and increase or decrease, as applicable, the dilution to new investors

purchasing shares of Class A common stock in this offering by $      per share, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, the pro forma as adjusted net tangible book value per share of our Class A common stock, as adjusted to give effect to this offering, would be $      per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of Class A common stock in this offering would be $      per share, assuming no change in the initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table presents, as of March 31, 2026, after giving effect to the Reclassification and the RSU Settlement, the differences between the existing stockholders and the new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of our Class A common stock and the average price per share paid or to be paid to us at the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Class A Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percentage
Existing stockholders		%	$	%	$
New investors					$
Totals		100%	$	100%
Each $1.00 increase or decrease in the assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by $     , assuming that the number of shares of our Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease the total consideration paid by new investors and total consideration paid by all stockholders by $     , assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.
Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us. If the underwriters’ option to purchase additional shares of our Class A common stock were exercised in full, our existing stockholders would own      % and our new investors would own      % of the total number of shares of our common stock outstanding upon completion of this offering.
The number of shares of our Class A common stock, Class B common stock, and Class C common stock that will be outstanding after this offering is based on 179,077,727 shares of our common stock outstanding as of March 31, 2026, and excludes:
•12,882,903 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock outstanding as of March 31, 2026, with a weighted-average exercise price of $14.84 per share;
•5,476,838 shares of our Class A common stock subject to RSUs outstanding as of March 31, 2026, but for which the service-based vesting condition was not satisfied as of March 31, 2026;

•71,420 shares of our Class A common stock subject to RSUs granted after March 31, 2026; and
•      shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:
◦      shares of our Class A common stock to be reserved for future issuance under our 2026 Plan, which will become effective prior to the completion of this offering; and
◦      shares of our Class A common stock to be reserved for future issuance under our ESPP, which will become effective prior to the completion of this offering.
Our 2026 Plan and ESPP each provides for an annual automatic increase in the number of shares of our common stock reserved thereunder, and our 2026 Plan provides for increases to the number of shares that may be granted thereunder based on any shares of our Class A common stock granted pursuant to awards under our 2021 Plan and 2012 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”
To the extent that any outstanding options to purchase our Class A common stock are exercised, RSUs are settled, or new awards are granted under our equity compensation plans, or if we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such differences include those identified below and those discussed in the section titled “Risk Factors” and other sections of this prospectus. Financial data as of and for the years ended December 31, 2024 and 2025 has been derived from our audited consolidated financial statements and financial data as of March 31, 2026 and for the quarters ended March 31, 2025 and 2026 has been derived from our unaudited condensed consolidated financial statements, each appearing at the end of this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
We launched our cloud-based Operating System in 2015 with a key focus on having a single login and a Unified Data Layer for each customer. Architecting from the ground up, we saw a unique opportunity to bring a cloud-native operating system to the largest and most complex operators in the United States that had historically been serviced by property management systems patched together as legacy providers acquired and attempted to combine various disparate assets through acquisitions that failed to deliver the operational efficiency that operators require. The Entrata Operating System works as a single, cloud-native system of record for each customer that also serves as a system of context and a system of action. Every stakeholder operates on the same data. Our Operating System has one login, one database, and one consistent foundation across CRM, ERP, property operations, and resident engagement. This unified architecture enables us to natively embed more than 100 intelligent agents directly into the mission-critical workflows that underpin property performance, reducing manual work for property managers and operators across leasing, accounting, maintenance and operations. This is agentic property management.
Over time, we have continued to innovate and broaden our reach to serve all stakeholders in the rental property ecosystem including owners, operators, residents, and vendors with our unified Operating System. As adoption grew, we scaled our Operating System to support a rapidly expanding customer base, especially among large enterprise operators. Our commitment to innovation has placed us at the forefront of property management technology, and we remain focused on expanding to new customers and products to support the future of the rental property ecosystem.

Our Track Record of Innovation and Growth

entrata
Units
2.5M
2M
1.5M
1M
500K
0
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
OS Beta Launch
Entrata debuts Operating System functionality
First Annual Entrata Summit
Entrata hosts its first user conference
Student Functionality Launch
First units go live on student functionality
OS GA Launch
Entrata rolls out Operating System functionality
ResidentPortal App Launch
Entrata releases its first native resident mobile app
Greystar Goes Live with Owned Assets
Greystar adds owned units to Entrata OS
AI Functionality Announcement
Entrata unveils first AI offerings
Commercial Functionality Launch
Functionality for commercial operators goes live
First International Customer
First billed customer in Canada
$507M Growth Round
First formal outside capital, led by Silver Lake Partners
Autonomous Property Management (APM) Announcement
Entrata outlines its plan and vision for AI in real estate
Colleen AI Acquisition
Entrata expands ELI+ and APM capabilities
Rent Dynamics Acquisition
Entrata expands resident financial-services offerings
Homebody Launch
Entrata consolidates resident services into one application
Affordable Functionality Launch
Affordable functionality goes live
$200M Blackstone Investment
Strategic investment fuels Entrata's next stage of growth
Homebody RXP Launch
Entrata launches new resident platform
Entrata OXP Announcement
Entrata showcases next evolution toward Autonomous Property Management

Our Business Model
Entrata’s business model is predicated on building the best technology for the rental property ecosystem. By expanding the capabilities of our purpose-built unified Operating System, we deliver transformative solutions that drive efficiency, automation, and value for our customers. Our growth is driven by long-term partnerships with some of the largest and most sophisticated operators in real estate who depend on our Operating System to support their growth and operational success.
We are dedicated to helping our customers grow and succeed as their own operations expand. A customer’s journey with Entrata begins through an efficient sales and marketing motion, which focuses on conveying the value of our Operating System. Once a customer selects our platform, they participate in a seamless implementation process that allows the customer to customize and adapt the system to their unique business needs. All Operating System implementations are completed by our professional services team. Many customers choose Entrata after experiencing the challenges of managing several disparate systems across the rental property ecosystem, such as leasing, marketing and payments, and they are looking to unify in one centralized Operating System. Our platform consolidates all of these functionalities, and the extensive range of settings and options available can be tailored to meet each customer’s unique operational requirements. Each new customer across our largest deals in 2025 to date replaced approximately seven systems on average by consolidating onto Entrata. As operators scale, many outgrow the limitations of other platforms meant for smaller operators and turn to us since our Operating System is uniquely equipped to support the complexity and scale of the largest operators in the industry. The average time to implement a new customer onto the Operating System is less than six months. Our hands-on, highly personalized approach to implementation represents a strategic investment in the customer relationship. For example, customers see an average of 50% faster onboarding times for new employees with Entrata compared to legacy systems.26 We believe this investment ensures successful adoption and enables greater use of our Operating System, higher retention, and more expansion opportunities over time.
Our commitment to customer success extends well beyond the initial implementation. Our customer success teams maintain proactive, ongoing relationships with customers, regularly engaging to understand evolving needs and identify opportunities for further value creation. Through data-driven insights and a consultative approach, we help each customer optimize their use of our Operating System and recommend additional products that address emerging challenges and unlock new efficiencies.
This high-touch model not only drives strong customer satisfaction but also supports significant account expansion. As customers realize the benefits of our integrated Operating System, they frequently adopt additional products, deepening their partnership with us.
Our Revenue Model
We believe the rental property ecosystem is among the most durable and predictable segments of real estate and is defined by frequent recurring activities at scale. Operators are constantly identifying prospective residents, filling leases, screening and onboarding new residents, accepting payments, managing maintenance requests, paying utilities, and closing the books. Likewise, residents must pay for rent, insurance, and utilities on a monthly basis, which are typically the largest components of their disposable income. This degree of consistency and stability, regardless of broader macroeconomic conditions, is hard to find in other industries.
Our revenue model is designed to harness this inherent predictability and stability. By aligning our business with these recurring activities, we generate the majority of our revenue from recurring subscriptions, payment processing, insurance commissions, and other ongoing services. Our pricing is based on the number of units that a customer manages on our Operating System, rather than to the number of individual users or seats. Therefore as our customers realize operational efficiencies from our Operating System and grow their multifamily portfolios, both organically and through acquisitions, and add more units on our Operating System, we benefit from their increased usage and deeper adoption that drive additional recurring revenue. This strong foundation, together with our focus on customer retention and expansion, has resulted in a net retention rate of 117% as of each of December 31, 2024 and 2025, reflecting our structural ability to deliver ongoing value and grow alongside our customers. Net retention rate is often impacted by the size of new customer deals that are signed and, due to this variability, management does not focus quarter-to-quarter on net retention rate in operating its business.
We generate revenue in two primary categories: Subscription-related revenue and Embedded Technology Solutions revenue.
Subscription-related revenue is generated from monthly subscription fees from our Operating System, rent credit reporting, utility services, and from payment processing fees, given we require all subscribers of our Operating System to use our payment solution for all payments processed through our Operating System. Contract terms for our products are generally three to five years in length and billed on a per unit per month basis, while the contract terms for rent credit reporting are month-to-month and can be cancelled at any time. The majority of our contracts include annual contractual pricing escalators. Our utility services provide software-enabled tools that allow operators to manage and allocate resident utility charges and are provided on a subscription basis. Our agreements for rent credit reporting are generally month to month and can be cancelled at any time. With regard to payment processing, we accept a wide range of payment methods, including electronic checks, ACH, debit card, and credit card. The payment processing fee payable to us is calculated as a fixed per-transaction fee. The only exception to this is credit cards, which have a payment processing fee that is a percentage of the total payment processed. In addition, operators are charged a monthly subscription fee to access our payment solution. Our payment processing fees are recorded gross of any interchange and payment processing fees due to
26 Forrester Consulting, The Total Economic Impact™ Of Entrata, a commissioned study.

third parties. Given these multi-year, long-term contracts and the monthly recurring nature of payment processing, which is integrated with our subscription offerings, this portion of our business represents a highly visible and predictable recurring revenue stream. The portion of Subscription-related revenue attributable to subscriptions grows with unit growth and cross-sell and upsell of our subscription products, while the portion associated with payment processing grows with unit growth, changes in payment mix, and changes in payment amounts. For each of the years ended December 31, 2024 and 2025, Subscription-related revenue represented 86% of our total revenue. For the three months ended March 31, 2025 and 2026, Subscription-related revenue represented 86% and 85% of our total revenue, respectively.
Embedded Technology Solutions revenue consists primarily of fees for software-enabled services, including insurance, resident screening, and contingent insurance commissions from our insurance underwriting partners. These solutions are contracted with operators, bundled with our property management software, and are generally coterminous with the related Operating System agreements. Contingent insurance commissions can vary depending on our volumes and the profitability of our insurance portfolios. We do not assume risk of loss in our insurance activities. All underwriting and risk of loss rests with our insurance partners, and we act as an agent. For each of the years ended December 31, 2024 and 2025, Embedded Technology Solutions revenue represented 14% of our total revenue. For the three months ended March 31, 2025 and 2026, Embedded Technology Solutions revenue represented 14% and 15% of our total revenue, respectively.
Key Operating Metrics and Non-GAAP Financial Measures
We monitor our business using operating and financial metrics, including the following key operating metrics and non-GAAP financial measures, to assess both near-term and long-term performance of our business. This assessment allows us to identify trends, formulate financial projections, inform strategic decisions, and further evaluate operational efficiencies across our business.
Units

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
Units	2,126,338	2,440,976	2,211,659	2,487,004
YOY Growth (%)		15%		12%
Units represents the number of residential units currently being billed for use on our Operating System, and excludes units using solely ancillary Entrata products that are integrated with other property management systems. A residential unit is an individual, self-contained living space within a larger residential building or complex. Management uses Units to assess the scale and growth of our platform. Increases in Units reflect both the addition of new customers and the expansion of deployments within our existing customer base, as customers add additional properties or units to our platform. Growth in Units also expands our revenue opportunity by increasing the number of Units to which we can cross-sell additional products and services. As of December 31, 2025, we had 2.4 million units, representing an increase of 15% compared to December 31, 2024. Of the 15% year-over-year growth in Units, approximately 60% was attributable to the expansion of existing customer deployments within the Operating System and approximately 40% was attributable to the addition of new customers. As of March 31, 2026, we had 2.5 million units, representing an increase of 12% compared to March 31, 2025. Of the 12% growth in Units, approximately 60% was attributable to the expansion of existing customer deployments within the Operating System and approximately 40% was attributable to the addition of new customers.

entrata
Total units (M)
YoY Growth
11%
15%
11%
15%
13%
1.99M
2.02M
2.11M
2.13M
2.21M
2.32M
2.35M
2.44M
2.49M
Q1-2024
Q2-2024
Q3-2024
Q4-2024
Q1-2025
Q2-2025
Q3-2025
Q4-2025
Q1-2026

ARPU

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
ARPU	$194	$209	$197	$216
YOY Growth (%)		8%		9%
ARPU represents trailing twelve month revenue divided by total units as of the end of the applicable period. Management uses ARPU to evaluate monetization of our platform. Changes in ARPU reflect our ability to (i) land new customer contracts at higher average revenue levels and (ii) drive incremental revenue from our existing installed base through the adoption of additional products and services. Accordingly, increases in ARPU are an indication of the effectiveness of our sales and go-to-market strategies in securing larger initial customer engagements and in expanding product and service penetration within our existing customers. As of December 31, 2025, our ARPU was $209, representing an increase of 8% compared to December 31, 2024. As of March 31, 2026, our ARPU was $216, an increase of 3% compared to December 31, 2025. Substantially all of the growth in ARPU in each of the comparative periods was attributable to the adoption of additional products and services by our existing customers.

Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to facilitate analysis of our financial trends and for internal planning and forecasting purposes.
We use non-GAAP gross profit, non-GAAP gross margin, non-GAAP sales and marketing expense, non-GAAP research and product development expense, non-GAAP general and administrative expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP operating cash flow, non-GAAP operating cash flow margin, free cash flow, free cash flow margin, adjusted free cash flow, and adjusted free cash flow margin in conjunction with GAAP measures to evaluate our operating performance, formulate business plans, prepare budgets and forecasts, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We believe that our non-GAAP financial measures provide useful information to investors, analysts and others about our business and financial performance, enhance their overall understanding of our performance, and can assist in providing a more consistent and comparable overview of our financial performance across periods. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected on our consolidated statements of operations.
We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view our non-GAAP financial measures in conjunction with their respective most directly comparable financial measure calculated in accordance with GAAP.
Non-GAAP Gross Profit and Non-GAAP Gross Margin
We define non-GAAP gross profit as GAAP gross profit, excluding stock-based compensation and amortization of purchased intangible assets. We define non-GAAP gross margin as non-GAAP gross profit divided by revenue. The following table presents a reconciliation of GAAP gross profit to non-GAAP gross profit for the periods presented (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
GAAP gross profit	$228,728	$306,152	$68,946	$90,024
Stock-based compensation	129	918	52	132
Amortization of purchased intangible assets	3,374	4,055	1,014	1,014
Non-GAAP gross profit	$232,231	$311,125	$70,012	$91,170
GAAP gross margin	56%	60%	59%	63%
Non-GAAP gross margin	56%	61%	60%	64%
Non-GAAP Sales and Marketing Expense
We define non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding stock-based compensation and amortization of purchased intangible assets. The following table presents a reconciliation of GAAP sales and marketing expense to non-GAAP sales and marketing expense for the periods presented (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
GAAP sales and marketing expense	$74,043	$85,725	$18,136	$19,144
Stock-based compensation	(59)	(7,998)	(106)	(156)
Amortization of purchased intangible assets	(6,191)	(6,102)	(1,522)	(1,531)
Non-GAAP sales and marketing expense	$67,793	$71,625	$16,508	$17,457
GAAP sales and marketing expense (% of revenue)	18%	17%	16%	13%
Non-GAAP sales and marketing expense (% of revenue)	16%	14%	14%	12%
Non-GAAP Research and Product Development Expense
We define non-GAAP research and product development expense as GAAP research and product development expense, excluding stock-based compensation. The following table presents a reconciliation of GAAP research and product development expense to non-GAAP research and product development expense for the periods presented (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
GAAP research and product development expense	$60,132	$73,200	$16,383	$18,221
Stock-based compensation	(662)	(8,076)	(436)	(489)
Non-GAAP research and product development expense	$59,470	$65,124	$15,947	$17,732
GAAP research and product development expense (% of revenue)	15%	14%	14%	13%
Non-GAAP research and product development expense (% of revenue)	14%	13%	14%	12%
Non-GAAP General and Administrative Expense
We define non-GAAP general and administrative expense as GAAP general and administrative expense, excluding stock-based compensation, transaction-related expenses, and contingent consideration changes in fair value. The following table presents a reconciliation of GAAP general and administrative expense to non-GAAP general and administrative expense for the periods presented (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
GAAP general and administrative expense	$42,005	$64,618	$13,141	$15,619
Stock-based compensation	(982)	(5,199)	(341)	(282)
Transaction-related expenses	(3,903)	(2,888)	(52)	(188)
Contingent consideration changes in fair value	9,451	—	—	—
Non-GAAP general and administrative expense	$46,571	$56,531	$12,748	$15,149
GAAP general and administrative expense (% of revenue)	10%	13%	11%	11%
Non-GAAP general and administrative expense (% of revenue)	11%	11%	11%	11%
Non-GAAP Operating Income and Non-GAAP Operating Margin
We define non-GAAP operating income as GAAP operating income, excluding stock-based compensation, amortization of purchased intangible assets, transaction-related expenses, and contingent consideration change in fair value. We define non-GAAP operating margin as non-GAAP operating income divided by revenue. The following table presents a reconciliation of GAAP operating income to non-GAAP operating income for the periods presented (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
GAAP operating income	$52,548	$82,609	$21,286	$37,040
Stock-based compensation	1,832	22,191	935	1,059
Amortization of purchased intangible assets	9,565	10,157	2,536	2,545
Transaction-related expenses	3,903	2,888	52	188
Contingent consideration change in fair value	(9,451)	—	—	—
Non-GAAP operating income	$58,397	$117,845	$24,809	$40,832
GAAP operating margin	13%	16%	18%	26%
Non-GAAP operating margin	14%	23%	21%	28%
Non-GAAP Operating Cash Flow and Non-GAAP Operating Cash Flow Margin
We define non-GAAP operating cash flow as GAAP net cash provided by operating activities, adjusted for the change in customer deposits. Customer deposits represents funds payable to our customers from payments we process on behalf of our customers. We define non-GAAP operating cash flow margin as non-GAAP operating cash flow divided by revenue. The following table presents a reconciliation of GAAP net cash provided by operating activities to non-GAAP operating cash flow (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
Net cash provided by (used in) operating activities	$161,928	$100,063	$(34,769)	$56,587
Net cash used in investing activities	(52,824)	(12,963)	(3,104)	(2,751)
Net cash provided by (used in) financing activities	18,285	(27,702)	(418)	(750)
Effect of exchange rate on cash	(294)	114	11	(522)
Net increase (decrease) in cash and cash equivalents	$127,095	$59,512	$(38,280)	$52,564

Net cash provided by (used in) operating activities	$161,928	$100,063	$(34,769)	$56,587
Change in customer deposits	(144,689)	(4,591)	54,435	(27,041)
Non-GAAP operating cash flow	$17,239	$95,472	$19,666	$29,546
Operating cash flow margin	39%	20%	(30)%	39%
Non-GAAP operating cash flow margin	4%	19%	17%	21%
Free Cash Flow and Free Cash Flow Margin
We define free cash flow as GAAP net cash provided by operating activities less purchase of property, equipment and software. We define free cash flow margin as free cash flow divided by revenue. The following table presents a reconciliation of GAAP net cash provided by operating activities to free cash flow and free cash flow margin (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
Net cash provided by (used in) operating activities	$161,928	$100,063	$(34,769)	$56,587
Less: Purchase of property, equipment and software	(9,574)	(12,974)	(3,108)	(2,755)
Free cash flow	$152,354	$87,089	$(37,877)	$53,832
Operating cash flow margin	39%	20%	(30)%	39%
Free cash flow margin	37%	17%	(32)%	38%
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
We define adjusted free cash flow as GAAP net cash provided by operating activities less purchase of property, equipment and software, adjusted for the change in customer deposits. Customer deposits represents funds payable to our customers from payments we process on behalf of our customers. We define adjusted free cash flow margin as adjusted free cash flow divided by revenue. The following table presents a reconciliation of GAAP net cash provided by operating activities to adjusted free cash flow and adjusted free cash flow margin (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
Net cash provided by (used in) operating activities	$161,928	$100,063	$(34,769)	$56,587
Less: Purchase of property, equipment and software	(9,574)	(12,974)	(3,108)	(2,755)
Change in customer deposits	(144,689)	(4,591)	54,435	(27,041)
Adjusted free cash flow	$7,665	$82,498	$16,558	$26,791
Operating cash flow margin	39%	20%	(30)%	39%
Adjusted free cash flow margin	2%	16%	14%	19%
Prior Period Non-GAAP Reconciliations
The following selected historical non-GAAP reconciliations for the years ended December 31, 2020 through December 31, 2023 are provided to supplement the non-GAAP financial measures and historical trends referenced elsewhere in this prospectus. Management believes these non-GAAP financial measures provide useful supplemental information to investors and others in evaluating our historical operating performance and trends because they exclude certain items that may not be indicative of our core operating performance or that may vary significantly from period to period.
Non-GAAP Gross Profit and Non-GAAP Gross Margin

Year Ended December 31, 2022
GAAP gross profit	$136,702
Stock-based compensation	706
Non-GAAP gross profit	$137,408
GAAP gross margin	51%
Non-GAAP gross margin	52%
Non-GAAP Research and Product Development Expense

Year Ended December 31, 2022
GAAP research and product development expense	$51,291
Stock-based compensation	(1,392)
Non-GAAP research and product development expense	$49,899
GAAP research and product development expense (% of revenue)	19%
Non-GAAP research and product development expense (% of revenue)	19%

Non-GAAP Operating Income and Non-GAAP Operating Margin

	Year Ended December 31,
	2020	2021	2022	2023
GAAP operating income	$20,738	$13,206	$(2,510)	$(7,886)
Stock-based compensation	2,545	19,401	5,065	1,555
Amortization of purchased intangible assets	—	—	—	4,263
Transaction-related expenses	3,843	2,988	150	6,593
Non-GAAP operating income	$27,126	$35,595	$2,705	$4,525
GAAP operating margin	12%	6%	(1)%	(2)%
Non-GAAP operating margin	16%	17%	1%	1%
Key Factors Affecting Our Performance
We believe that our technology‑first approach and relentless pace of innovation empower us to consistently deliver for both new and existing customers. By anticipating market needs and rapidly improving our platform, our customers can benefit from solutions that are configurable, scalable, and efficient.
Our commitment to innovation has enabled us to build a track record demonstrating that our Operating System can adapt as customers’ businesses grow. Whether onboarding a new property or optimizing operations across a large portfolio, our unified architecture and automation capabilities enable seamless transitions, faster decision‑making, and measurable outcomes for each customer. This agility is why enterprise operators continue to choose Entrata as their long‑term technology partner.
We believe that our technology-first approach and relentless pace of innovation are central to enabling us to grow our business through a number of key factors, including:
Increase the number of units on our Operating System
One factor that we expect to affect our long-term revenue growth is the number of units on our Operating System. As such, we are focused on prioritizing platform innovation in a manner that will allow us to grow new units. We add new units to our Operating System by acquiring new customers and by adding additional units from existing customers. As of December 31, 2025, we had 2.4 million units, representing an increase of 15% compared to December 31, 2024. As of March 31, 2026, we had 2.5 million units, representing an increase of 12% compared to March 31, 2025.
To add new customers to our platform, our sales and marketing strategy is designed to efficiently acquire new customers, deepen adoption of Entrata with existing customers, and expand our presence in the multifamily industry. We reach operators through a combination of relationship-driven selling, targeted demand generation, and a geographically segmented go-to-market model aligned to the needs of mid-market and enterprise operators. We generate demand through sales-driven outreach and marketing initiatives including digital programs, industry events, thought leadership, educational content, and our flagship customer event, Entrata Summit. These efforts are strengthened by our established reputation and long-standing presence in the industry. We have an inside-sales motion to reach mid-market operators, while dedicated enterprise teams support large, complex portfolios. In addition to our sales team focused on new customer acquisition, we have a sales team focused on expanding within our existing customer base through additional unit growth and full Operating System adoption. This segmented approach maintains a disciplined customer acquisition cost and high engagement throughout the customer lifecycle. Our direct-sales model is supported by digital tools and materials that clearly demonstrate the operational and financial impact of our Operating System, including improved efficiency, accelerated lead-to-lease conversion, and enhanced resident experience.

We acquire new units from existing customers by deepening our relationships with them, increasing loyalty among existing operators on our platform to motivate them to consolidate their portfolios on the Entrata Operating System. Enterprise operators are often focused on expanding their portfolios and leveraging standardized technology to streamline operations and ensure consistent processes across their properties. We benefit from the growth of our customers as they expand their units and bring them onto the Entrata Operating System. Each incremental unit on our Operating System increases engagement across leasing, resident lifecycle, accounting, and maintenance workflows, thereby also increasing the data we collect from customers. As we learn more about owners, operators, residents, and vendors, we can leverage this data to produce deeper insights for them, further reinforcing the benefit they enjoy from our Operating System and encouraging additional expansion.
Retain and expand our existing customer relationships and investing in customer experience
Our customer retention, especially among owners and operators, is one of the most critical factors in our go-to-market strategy. We retain customers by building brand loyalty among our owners and operators and creating positive experiences for residents. This is evidenced by our gross retention of 99% and 97% as of December 31, 2024 and 2025, respectively. Our gross retention rate is calculated using ARR, which can be impacted period to period by churn related to customers that are not on the Operating System and are only using certain of our offerings as legacy point solutions. ARR from these legacy point solutions, which are point solutions we did not acquire from a third-party, represented less than 3% of total ARR as of December 31, 2025, but approximately half of total churn and product downsell as of that same date. We believe that providing our gross retention rate as of December 31, 2024 and 2025 provides a sense of the enterprise nature of our customers.
To calculate our gross retention for a given period, we begin by identifying the annualized recurring revenue (“ARR”) from the cohort of customers who were active 12 months prior to the end of the selected period (“Prior Period ARR”). Next, we measure the value of ARR from that same cohort of customers that churned or were reduced during the selected period (“ARR Churn”). Gross retention is calculated by dividing (a) our Prior Period ARR less ARR Churn by (b) our Prior Period ARR. As is customary in our industry, our customer contracts identify a list of properties that will utilize our Operating System, and our customers are entitled to terminate a specific property without penalty if that underlying property experiences a change in owner or operator. We refer to this as property churn. Our gross retention rate does not reflect property churn as we believe this is outside of our control and not a reflection of the operations of our business.
We build loyalty among operators by driving value to their portfolios through our various offerings, continuous product innovation, and ease-of-use of our Operating System. Our Operating System is designed to increase efficiency and drive increased net operating income among operators through ELI, our AI-driven autonomous workflows, freeing owners and operators to focus on alternative workstreams that still require human touch and by providing ancillary revenue opportunities. Our platform efficiently scales for operators as they expand their portfolios, so we are able to smoothly grow with our customers.
Residents enjoy a modern, seamless living experience through our self-service applications and wide breadth of embedded product offerings. Everything from move-in to lease renewal is designed to feel intuitive and personalized for residents. By giving the resident control of their maintenance, leasing, payments, and other tools, we improve their engagement with our Operating System. This positive experience encourages them to renew their leases and stay within the Entrata ecosystem, reinforcing this mutually beneficial effect for owners, operators, residents, and vendors.

Pre-2018
2018
2019
2020
2021
2022
2023
2024
2025
ARR Expansion by cohort
2018
2019
2020
2021
2022
2023
2024
2025
2026

Our ability to continue to grow our business depends on our customers adding additional units, purchasing new products, and renewing and expanding their use of existing products. Historically, existing customers have grown by adding additional units and buying additional products, as displayed in the chart above. We define ARR at the end of a period as the annualized dollar value of our total invoiced billings from customers as of such period end date. ARR also includes Embedded Technology Solutions revenue, such as insurance and resident screening, and Subscription-related revenue such as monthly subscription fees for our Operating System, rent credit reporting, utility services, and payment processing fees. ARR should be viewed independently of revenue and does not represent our GAAP revenue on an annualized basis. ARR is not intended to be a replacement or forecast of revenue.
As we scale, we can also increase cross-sell and upsell of adjacent products, such as ELI+ (our suite of premium AI products), to improve the experience for owners, operators, residents, and vendors. We measure our customers’ growth and success on our platform based on our net retention rate which was 117% as of each of December 31, 2024 and 2025.
To calculate our net retention for a given period, we begin by identifying the Prior Period ARR. Next, we calculate the value of ARR from that same cohort of customers at the end of the selected period, giving effect to expansions, reductions, and churn over the 12 months preceding the end of the period selected ("Current Period ARR"). Net retention is calculated by dividing (a) the total Current Period ARR by (b) the total Prior Period ARR.
Our ability to cross-sell and upsell improves our customers’ lifetime value. We actively review the adoption of each component of our Operating System with each of our existing customers and look for opportunities to cross-sell and upsell. As a testament to our ability to scale with our customers, we had 233 customers with ARR exceeding $500,000 as of December 31, 2025, compared to 183 such customers as of December 31, 2024, representing an increase of 27% in the customer count. These customers with ARR exceeding $500,000 represented 84% of total ARR as of December 31, 2025, compared to 81% of total ARR as of December 31, 2024. A single operator may maintain multiple customer accounts, which means that a single operator could be counted as multiple customers in this metric if multiple accounts independently exceed the $500,000 ARR threshold. In certain cases, a single operator may have portfolios that operate independently requiring them to maintain multiple customer accounts. The number of customers with over $500,000 in ARR can fluctuate period to period due to factors outside of our control, certain of which are unique to our industry. For example, when customers sell owned properties or shift management of properties to other management companies, it is customary in our industry for such an event to allow the operator of a property to terminate their contract with us. The occurrence of these events, which given our scale can occur in each period, could impact the number of customers with over $500,000 in ARR in a manner that we believe does not reflect the underlying strength of our business. As such, we believe that providing information on customers with ARR exceeding $500,000 as of the end of the last two completed fiscal years provides the right balance of helpful context regarding the depth of our customer relationships without introducing quarterly variability that may have little relation to the overall health of our business.
Our ability to expand customer relationships is all made possible through our persistent innovation that is driven by our desire to create new offerings that benefit our customers. Not only do we invest in a go-to-market strategy that puts the operators in the driver’s seat, but we invest in the product to improve efficiencies at every stage of the customer lifecycle.
Driving efficient growth and operating leverage
We intend to continue prioritizing further efficient growth. We have historically invested in our product and go-to-market strategy and will continue to drive efficiencies in each. We have reached 13% and 16% operating margin in the years ended December 31, 2024 and 2025, respectively. We have reached 18% and 26% operating margin in the three months ended March 31, 2025 and 2026, respectively. In addition, we have reached 14% and 23% in non-GAAP operating margin in the years ended December 31, 2024 and 2025, respectively, and 21% and 28% in non-GAAP operating margin in the three months ended March 31, 2025 and 2026, respectively, reflecting the operating leverage inherent in our model.
In addition to leveraging machine learning and AI to support our customers and offer new SKUs, we deploy these technologies internally to drive efficiencies across our organization, including in research and development, professional services, utilities, internal operations, and recruiting. As a tech-native platform, we apply the same commitment to innovation to our internal processes and will continue to pursue opportunities to improve operational efficiency.
Serve new property types
Our Operating System is extensible beyond the verticals we currently serve, which include student, affordable, conventional, military, active adult, and single-family build to rent (“BTR”) communities. Expanding to additional property types provides new avenues to gain customers and grow with them over time. Beyond the residential multifamily market, we see significant opportunity across commercial segments, including office, industrial, retail, and mixed-use properties. Our Operating System is well-positioned to address the unique needs of these segments. Consistent with this strategy, we have launched an early-stage commercial offering used in several mixed-use developments, demonstrating our ability to expand into new markets.
Expand internationally
We view international expansion as a significant, underpenetrated opportunity to extend our Operating System beyond the United States in the future. We expanded our operations into Canada in 2021 to deepen our North American presence. In addition, we expanded our operations into Ireland and the UK in 2022 to support the planned growth of some of the largest operators on our platform. We expect to selectively enter international markets as our large customers expand their operations to international markets. We view our international opportunity as a further means to grow with our customers and meet their broadening needs.
Seasonality
We have historically experienced seasonality in some types of revenue due to seasonally higher leasing activities in the third quarter as residents move in prior to the start of the school year. In the rental property ecosystem, this is referred to as leasing season. Specifically, higher resident applications in the third quarter typically result in increased use of our resident screening services. The increase in the number of move-ins also typically results in sequentially higher revenue from our payments and resident insurance services. Additionally, we see increased activity on our Operating System during the first week of each month when rent is due, resulting in higher revenue from our payments services. Moreover, if macroeconomic factors in a given fiscal year impact resident behavior, our product portfolio mix, or the adoption rate of our other less seasonally impacted products, the effect that seasonal factors have on our revenue may be exacerbated. Although these seasonal factors are common in the multifamily market, these historical patterns could change and are not necessarily indicative of results we may see, or expect to see, in the future.
Components of Results of Operations
Revenue
Our revenue consists of Subscription-related revenue and Embedded Technology Solutions revenue. Our revenue is primarily driven by the number of units on our Operating System and the price we charge for access to our Operating System, as well as our Embedded Technology Solutions revenue.
Subscription-related revenue consists of monthly subscription fees for our Operating System, rent credit reporting, utility services, and payment processing fees, given we require all subscribers of our Operating System to use our payment solution for all payments processed through the Operating System. We generally recognize revenue for subscription fees on a ratable basis from the implementation completion date or start date through the end of the subscription term. Our subscription agreements generally are non-cancellable, have an initial term of three to five years and are generally billed monthly. Occasionally some contracts are billed quarterly or annually in advance. Our utility services provide software-enabled tools that allow operators to manage and allocate resident utility charges and are provided on a subscription basis. Our agreements for rent credit reporting are generally month to month and can be cancelled at any time. With regard to payment processing, we accept a wide range of payment methods, including electronic checks, ACH, debit card, and credit card. The payment processing fee payable to us is calculated as a fixed per-transaction fee. The only exception to this is credit cards, which have a payment processing fee that is a percentage of the total payment processed. In addition, operators are charged a monthly subscription fee to access our payment solution. Our payment processing fees are recorded gross of any interchange and payment processing fees due to third parties.
Embedded Technology Solutions revenue consists primarily of fees for software-enabled services, including insurance, resident screening, and contingent insurance commissions from our insurance underwriting partners. These solutions are contracted with operators, bundled with our property management software, and are generally coterminous with the related Operating System agreements. We generally invoice our usage-based services on a monthly basis or collect the fee at the time of service. Contingent insurance commissions can vary depending on our volumes and the profitability of our insurance portfolios.
Costs That May Impact Multiple Line Items
Employee Related Costs and Overhead Allocation. Employee related costs include salaries, cash bonuses, benefits, and stock-based compensation for cost of revenue and each operating expense category. Overhead costs represent shared costs that are not specific to a functional group and are allocated based on headcount. Costs that are allocated include office facilities and information technology infrastructure.
Stock-Based Compensation. We have granted various forms of equity to our employees including RSUs. The majority of RSUs generally vest upon the satisfaction of both service-based and performance-based vesting conditions. The performance-based vesting condition will generally be satisfied upon the completion of this offering. The stock-based compensation expense associated with RSUs that do not have a performance-based vesting condition is not material. As of March 31, 2026, no stock-based compensation expense had been recognized for RSUs still subject to a liquidity event, with the exception of $17.7 million in stock-compensation expense that was recognized during the year ended December 31, 2025 for 790,675 RSUs that were deemed to be fully vested in connection with an employee tender offer we completed in July 2025. During the quarter in which this offering is completed, we will begin recording cumulative stock-based compensation expense for those RSUs for which the service-based vesting condition was satisfied with this offering. At the time of the offering, we expect to recognize stock-based compensation expense of $      million for which the service-based vesting condition was satisfied or partially satisfied as of     and for which we expect the performance-based vesting condition to be satisfied in connection with this offering. In addition, we expect to incur additional stock-based compensation expense in periods following the completion of this offering as RSUs meet their service-based vesting condition, calculated using the accelerated attribution method for RSUs with a performance-based vesting condition and using the straight-line method for RSUs granted following the completion of this offering and without a performance-based vesting condition.
Cost of Revenue
Our cost of revenue consists primarily of payment processing fees, employee related costs for our employees focused on customer service and the support of our operations, Operating System infrastructure and hosting costs, allocated overhead costs, depreciation, and amortization of purchased intangible assets and internal-use software. We expect that our cost of revenue will increase in absolute dollars as our business grows and will fluctuate as a percentage of revenue depending on the timing of investments we are making in the business.
Gross Profit and Gross Margin
Gross profit represents revenue less cost of revenue. Gross margin is gross profit expressed as a percentage of revenue. Our gross margin may fluctuate from period to period as our revenue fluctuates and as a result of certain investments we are making in the business.
Operating Expenses
Sales and Marketing. Our sales and marketing expenses consist primarily of employee related costs, allocated overhead costs, and amortization of purchased intangible assets. Commissions earned by our sales force are capitalized and amortized over a period of benefit of three years. Other sales and marketing costs include customer and user events and other industry events. We expect that our sales and marketing expenses will increase in absolute dollars and may fluctuate as a percentage of our revenue from period to period as we hire additional sales and marketing employees, increase our marketing activities, and grow our operations. However, we expect sales and marketing expenses to decrease as a percentage of revenue over the long term.
Research and Product Development. Our research and product development expenses consist principally of employee related costs, costs associated with Operating System development efforts, and allocated overhead costs. Research and product development costs are expensed as incurred, except for certain costs relating to the development of internal-use software that meet the criteria for capitalization. We expect research and product development expenses to continue to increase in absolute dollars for the foreseeable future as we continue to increase the functionality of and enhance our Operating System and develop new content and features. Research and product development expenses may fluctuate as a percentage of our revenue from period to period. However, we expect research and product development expenses to decrease as a percentage of revenue over the long term.
General and Administrative. Our general and administrative expenses consist of employee related costs for our executive, finance, legal, people operations, and administrative functions. In addition, general and administrative costs include professional fees for external legal and other consulting services, bad debt expense, and allocated overhead costs. Following the completion of this offering, we expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and listing standards of the New York Stock Exchange, additional insurance expenses, investor relations activities, and increased legal, audit, and consulting fees. We also expect to increase the size of our general and administrative function to support our increased compliance requirements and the growth of our business. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of our revenue from period to period. However, we expect general and administrative expenses to decrease as a percentage of revenue over the long term.
Interest expense
Interest expense consists primarily of interest expense on our borrowings, including amortization of debt discount and issuance costs related to our outstanding debt. This is offset by interest income earned on our cash and cash equivalents. We expect our interest expense to fluctuate based on the variable interest rate and the timing of principal payments.
Other expense, net
Other expense, net primarily consists of gains or losses on foreign currency transactions.
Loss on debt extinguishment
Loss on extinguishment of debt consists of losses incurred on the extinguishment of debt instruments.
Income tax expense
Income tax expense consists of income taxes in certain federal, state, and foreign jurisdictions in which we conduct business. We expect our income tax expense to fluctuate based on our profitability, the jurisdiction in which income is earned and the statutory tax rates in effect at the time.

Results of Operations
The following tables set forth selected consolidated statements of operations data and such data as a percentage of revenue for each of the periods indicated:

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
(in thousands)	2024	2025	2025	2026
Revenue	$412,000	$509,295	$116,601	$143,483
Cost of revenue	183,272	203,143	47,655	53,459
Gross profit	228,728	306,152	68,946	90,024

Operating expenses
Sales and marketing	74,043	85,725	18,136	19,144
Research and product development	60,132	73,200	16,383	18,221
General and administrative	42,005	64,618	13,141	15,619
Total operating expenses	176,180	223,543	47,660	52,984
Operating income	52,548	82,609	21,286	37,040

Other expense
Interest expense, net	(17,984)	(15,790)	(4,347)	(6,553)
Other (expense) income, net	(31)	(2,715)	557	13
Loss on debt extinguishment	—	(4,188)	—	—
Income before tax	34,533	59,916	17,496	30,500
Income tax expense	12,774	9,240	3,557	7,154
Net income	21,759	50,676	13,939	23,346
Stock-based compensation is included in the following components of expenses within the consolidated statements of operations (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
Cost of revenue	$97	$1,506	$48	$28
Sales and marketing	67	7,718	72	141
Research and product development	652	7,929	403	462
General and administrative	975	4,861	340	279
Total stock-based compensation	1,791	22,014	863	910

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
Revenue	100%	100%	100%	100%
Cost of revenue	44	40	41	37
Gross profit	56	60	59	63

Operating expenses
Sales and marketing	18	17	16	13
Research and product development	15	14	14	13
General and administrative	10	13	11	11
Total operating expenses	43	44	41	37
Operating income	13	16	18	26

Other expense
Interest expense, net	(4)	(3)	(4)	(5)
Other (expense) income, net	—	(1)	—	—
Loss on debt extinguishment	—	(1)	—	—
Income before tax	8	12	15	21
Income tax expense	3	2	3	5
Net income	5%	10%	12%	16%
Disaggregated Revenue for periods presented

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
(in thousands)	2024	2025	2025	2026
Subscription-related revenue	$354,701	$437,742	$100,525	$121,937
Embedded Technology Solutions revenue	57,299	71,553	16,076	21,546
Total	$412,000	$509,295	$116,601	$143,483
Comparison of the Three Months Ended March 31, 2025 and 2026
Revenue

	Three Months Ended March 31,		Change
	(unaudited)
(in thousands, except percentages)	2025	2026	Amount	%
Subscription-related revenue	$100,525	$121,937	$21,412	21%
Embedded Technology Solutions revenue	16,076	21,546	$5,470	34%
Total Revenue	$116,601	$143,483
Revenue was $143.5 million for the three months ended March 31, 2026, compared to $116.6 million for the three months ended March 31, 2025, an increase of $26.9 million, or 23%. The increase in revenue was primarily driven by the 12% year-over-year growth in the number of Units on our Operating System, which was the primary contributor to the $21.4 million, or 21%, increase in Subscription-related revenue. Of the 12% year-over-year growth in Units, approximately 60% was attributable to the expansion of existing customer deployments within the Operating System, and the remaining approximately 40% was attributable to the addition of new customers. Embedded Technology Solutions revenue increased by $5.5 million, or 34%, primarily due to increased transaction volumes processed through the Operating System as the number of Units increased, including higher volumes of insurance and resident screening transactions associated with those Units.
Cost of Revenue and Gross Profit

	Three Months Ended March 31,		Change
	(unaudited)
(in thousands, except percentages)	2025	2026	Amount	%
Cost of revenue	$47,655	$53,459	$5,804	12%
Gross profit	68,946	90,024	21,078	31%
Gross margin	59%	63%
Cost of revenue was $53.5 million for the three months ended March 31, 2026, compared to $47.7 million for the three months ended March 31, 2025, an increase of $5.8 million, or 12%. The increase in cost of revenue was primarily due to an increase of $4.6 million in payment processing fees due to additional volume of payments processed, an increase in infrastructure and hosting costs of $0.4 million due to customer growth and increased usage of our Operating System, and an increase of $0.2 million in amortization of capitalized software development costs primarily due to an increase in amounts capitalized for internal-use software related to features added to our Operating System.
Gross profit was $90.0 million for the three months ended March 31, 2026, compared to $68.9 million for the three months ended March 31, 2025, an increase of $21.1 million, or 31%. The increase in gross profit was the result of the product mix shifting in the three months ended March 31, 2026 such that our higher gross margin products represented a greater percentage of total revenue when compared to the three months ended March 31, 2025. The increase is also due to the increase in our revenue during the three months ended March 31, 2026 combined with improved margins on our subscription-related revenue. Gross margin improved from 59% to 63% when comparing the three months ended March 31, 2025 and 2026, respectively.
Operating Expenses

	Three Months Ended March 31,		Change
	(unaudited)
(in thousands, except percentages)	2025	2026	Amount	%
Sales and marketing	$18,136	$19,144	$1,008	6%
Research and product development	16,383	18,221	1,838	11%
General and administrative	13,141	15,619	2,478	19%
Total operating expenses	$47,660	$52,984
Sales and Marketing
Sales and marketing expenses were $19.1 million for the three months ended March 31, 2026, compared to $18.1 million for the three months ended March 31, 2025, an increase of $1.0 million, or 6%. The increase was primarily due to an increase of $0.7 million in employee related costs as we grew headcount to support our growth and an increase of $0.2 million related to trade shows and other marketing activities.

Research and Product Development
Research and product development expenses were $18.2 million for the three months ended March 31, 2026, compared to $16.4 million for the three months ended March 31, 2025, an increase of $1.8 million, or 11%. The increase was primarily due to an increase of $0.9 million in employee related costs as we grew headcount to support our growth and AI-related platform updates, an increase of $0.6 million in software related costs as we continue to invest in our technology stack, including the use of AI, and an increase of $0.3 million in office rent related to new office leases in Tel Aviv, Israel and Pune, India.
General and Administrative
General and administrative expenses were $15.6 million for the three months ended March 31, 2026, compared to $13.1 million for the three months ended March 31, 2025, an increase of $2.5 million, or 19%. The increase was primarily due to an increase of $1.0 million in employee related costs as we grew headcount to support our growth, an increase of $0.6 million in bad debt expense, an increase of $0.5 million in legal fees, and an increase of $0.2 million in audit and compliance fees as we prepare to operate as a public company.
Other Income (Expense)

	Three Months Ended March 31,		Change
	(unaudited)
(in thousands, except percentages)	2025	2026	Amount	%
Interest expense, net	$(4,347)	$(6,553)	$(2,206)	51%
Other income, net	557	13	(544)	(98)%
Interest expense, net
Interest expense, net was $6.6 million for the three months ended March 31, 2026, compared to $4.3 million for the three months ended March 31, 2025, an increase of $2.2 million, or 51%. Interest expense, net increased primarily as a result of a higher average principal balance following the refinancing of our long-term debt, partially offset by lower interest rates.
Other income, net
Other income, net was de minimis for the three months ended March 31, 2026, compared to $0.6 million for the three months ended March 31, 2025. The primary driver of the decrease in other income, net is a reduction in unrealized gains on foreign currency.
Comparison of the Year Ended December 31, 2024 and 2025
Revenue

	Year Ended December 31,		Change
(in thousands, except percentages)	2024	2025	Amount	%
Subscription-related revenue	$354,701	$437,742	$83,041	23%
Embedded Technology Solutions revenue	57,299	71,553	$14,254	25%
Total Revenue	$412,000	$509,295
Revenue was $509.3 million for the year ended December 31, 2025, compared to $412.0 million for the year ended December 31, 2024, an increase of $97.3 million, or 24%. The increase in revenue was primarily driven by the 15% year-over-year growth in the number of Units on our Operating System, which was the primary contributor to the $83.0 million, or 23%, increase in Subscription-related revenue. Of the 15% year-over-year growth in Units, approximately 60% was attributable to the expansion of existing customer deployments within the Operating System, and the remaining approximately 40% was attributable to the addition of new customers. Embedded Technology Solutions revenue increased by $14.3 million, or 25%, primarily due to increased transaction volumes processed through the Operating System as the number of Units increased, including higher volumes of insurance and resident screening transactions associated with those Units.
Cost of Revenue and Gross Profit

	Year Ended December 31,		Change
(in thousands, except percentages)	2024	2025	Amount	%
Cost of revenue	$183,272	$203,143	$19,871	11%
Gross profit	228,728	306,152	77,424	34%
Gross margin	56%	60%
Cost of revenue was $203.1 million for the year ended December 31, 2025, compared to $183.3 million for the year ended December 31, 2024, an increase of $19.9 million, or 11%. The increase in cost of revenue was primarily due to an increase of $13.6 million in payment processing fees due to additional volume of payments processed, an increase in amortization of purchased intangibles of $0.7 million from our acquisitions of Rent Dynamics and Colleen AI, an increase of $0.8 million in stock-based compensation expense for an RSU release related to an employee tender offer completed in July of 2025 and an increase of $0.8 million in amortization of capitalized software development costs primarily due to an increase in amounts capitalized for internal-use software related to features added to our Operating System.
Gross profit was $306.2 million for the year ended December 31, 2025, compared to $228.7 million for the year ended December 31, 2024, an increase of $77.4 million, or 34%. The increase in gross profit was the result of the increase in our revenue during the year ended December 31, 2025 combined with improved margins on our payment processing products. Additionally, the product mix shifted in the year ended December 31, 2025 such that our higher gross margin products represented a greater percentage of total revenue when compared to the year ended December 31, 2024. Gross margin improved from 56% to 60% when comparing the years ended December 31, 2024 and 2025, respectively.
Operating Expenses

	Year Ended December 31,		Change
(in thousands, except percentages)	2024	2025	Amount	%
Sales and marketing	$74,043	$85,725	$11,682	16%
Research and product development	60,132	73,200	13,068	22%
General and administrative	42,005	64,618	22,613	54%
Total operating expenses	$176,180	$223,543
Sales and Marketing
Sales and marketing expenses were $85.7 million for the year ended December 31, 2025, compared to $74.0 million for the year ended December 31, 2024, an increase of $11.7 million, or 16%. The increase was primarily due to an increase of $7.9 million in stock-based compensation expense for an RSU release related to an employee tender offer completed in July of 2025, an increase of $1.8 million related to trade shows and other marketing activities, and an increase of $1.5 million in employee related costs as we grew headcount to support our growth.
Research and Product Development
Research and product development expenses were $73.2 million for the year ended December 31, 2025, compared to $60.1 million for the year ended December 31, 2024, an increase of $13.1 million, or 22%.

The increase was primarily due to an increase of $7.7 million in stock-based compensation expense for an RSU release related to an employee tender offer completed in July of 2025, an increase of $4.6 million in employee related costs as we grew headcount to support our growth, and an increase of $1.1 million in office rent related to a new office lease in Tel Aviv, Israel.
General and Administrative
General and administrative expenses were $64.6 million for the year ended December 31, 2025, compared to $42.0 million for the year ended December 31, 2024, an increase of $22.6 million, or 54%. The increase was primarily due to the year ended December 31, 2024 period having a $9.5 million reduction in expense related to the change in fair value of the Rent Dynamics earnout, a $4.3 million increase in stock-based compensation expense for an RSU release related to an employee tender offer completed in July of 2025, and an increase of $3.6 million in employee related costs as we grew headcount to support our growth.
Other Expense

	Year Ended December 31,		Change
(in thousands, except percentages)	2024	2025	Amount	%
Other Expense
Interest expense, net	$(17,984)	$(15,790)	$2,194	(12)%
Other expense, net	(31)	(2,715)	(2,684)	8,658%
Loss on debt extinguishment	—	(4,188)	(4,188)	NM
Interest expense, net
Interest expense, net was $15.8 million for the year ended December 31, 2025, compared to $18.0 million for the year ended December 31, 2024, a decrease of $2.2 million, or 12%. Interest expense, net decreased primarily as a result of lower interest rates, partially offset by a higher average principal balance following the refinancing of our long-term debt.
Other expense, net
Other expense, net was $2.7 million for the year ended December 31, 2025, compared to $0.0 million for the year ended December 31, 2024. The primary driver of the increased expense is unrealized losses on foreign currency.
Loss on debt extinguishment
We also incurred a loss on debt extinguishment resulting from the refinancing of our long-term debt in the year ended December 31, 2025. This loss is primarily the result of unamortized debt issuance costs and accrued interest on the date of extinguishment.
Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, which include non-GAAP gross profit, non-GAAP gross margin, non-GAAP sales and marketing expense, non-GAAP research and product development expense, non-GAAP general and administrative expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP operating cash flow, non-GAAP operating cash flow margin, free cash flow, free cash flow margin, adjusted free cash flow, and adjusted free cash flow margin, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different from similarly-titled measures used by other companies, are presented to enhance investors’ overall understanding of our operating performance and should not be considered substitutes for, or superior to, the financial information prepared and presented in accordance with GAAP.

We include these non-GAAP financial measures in this prospectus because they are important measures upon which our management assesses our operating performance and the operating leverage in our business. We believe that these non-GAAP financial measures provide useful information to investors, analysts and others about our business and financial performance, enhance their overall understanding of our performance, and can assist in providing a more consistent and comparable overview of our financial performance across periods.
Non-GAAP financial measures have limitations in their usefulness to investors and should not be considered in isolation or as substitutes for financial information presented under GAAP. Non-GAAP financial measures have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.
For the reasons set forth below, we believe that excluding the following items provide information that is helpful in understanding our operating results, evaluating our future prospects, comparing our financial results across accounting periods, and comparing our financial results to our peers, many of which provide similar non-GAAP financial measures.
•Stock-based compensation. We exclude stock-based compensation expense and related charges, including employer payroll taxes on employee stock transactions, to allow investors to make more meaningful comparisons of our performance between periods and relative to our peers. These expenses can vary significantly from period to period due to factors not directly related to our core business performance, including changes in valuation assumptions, the timing and magnitude of equity awards, and other non-operational variables.
•Amortization of purchased intangible assets. We recognize amortization expense related to intangible assets acquired in connection with certain business combinations. Amortization of acquired intangible assets is a non-cash expense that is significantly affected by the timing and size of acquisitions, and the inherent subjective nature of purchase price allocations. The use of intangible assets has contributed to our revenue during the periods presented, and we expect such use will contribute to revenue in future periods.
•Transaction-related expenses. We incur expenses associated with transactions that are not recurring in nature, including acquisitions. We exclude transaction-related expenses because they are specific to individual acquisitions, investments, or other strategic transactions and are not reflective of our core, recurring operating performance. These costs, such as legal, accounting, valuation, and integration expenses, can vary significantly in timing and amount depending on the size and number of transactions in a given period. Excluding them provides greater visibility into our underlying operating results and trends, consistent with how management evaluates performance.
•Contingent consideration change in fair value. We exclude changes in the fair value of contingent consideration because these adjustments are non-cash, vary based on factors outside of our core operations, and are unrelated to our current period operating performance. Such changes typically result from remeasurement of future earn-out obligations associated with past acquisitions, which can fluctuate due to changes in financial projections, discount rates, or other valuation assumptions. Excluding these fair value adjustments provides a clearer view of our underlying operating results, consistent with how management evaluates performance.
Non-GAAP Gross Profit and Non-GAAP Gross Margin
We define non-GAAP gross profit as GAAP gross profit, excluding stock-based compensation and amortization of purchased intangible assets. We define non-GAAP gross margin as non-GAAP gross profit divided by revenue. We use non-GAAP gross profit and non-GAAP gross margin in conjunction with

GAAP financial measures to assess our performance, including in the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. The following table reflects the reconciliation of GAAP gross profit to non-GAAP gross profit and gross margin to non-GAAP gross margin for the periods presented (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
GAAP gross profit	$228,728	$306,152	$68,946	$90,024
Stock-based compensation	129	918	52	132
Amortization of purchased intangible assets	3,374	4,055	1,014	1,014
Non-GAAP gross profit	$232,231	$311,125	$70,012	$91,170
GAAP gross margin	56%	60%	59%	63%
Non-GAAP gross margin	56%	61%	60%	64%
Non-GAAP Sales and Marketing Expense
We define non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding stock-based compensation and amortization of purchased intangible assets. The following table presents a reconciliation of GAAP sales and marketing expense to non-GAAP sales and marketing expense for the periods presented (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
GAAP sales and marketing expense	$74,043	$85,725	$18,136	$19,144
Stock-based compensation	(59)	(7,998)	(106)	(156)
Amortization of purchased intangible assets	(6,191)	(6,102)	(1,522)	(1,531)
Non-GAAP sales and marketing expense	$67,793	$71,625	$16,508	$17,457
GAAP sales and marketing expense (% of revenue)	18%	17%	16%	13%
Non-GAAP sales and marketing expense (% of revenue)	16%	14%	14%	12%
Non-GAAP Research and Product Development Expense
We define non-GAAP research and product development expense as GAAP research and product development expense, excluding stock-based compensation. The following table presents a reconciliation of GAAP research and product development expense to non-GAAP research and product development expense for the periods presented (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
GAAP research and product development expense	$60,132	$73,200	$16,383	$18,221
Stock-based compensation	(662)	(8,076)	(436)	(489)
Non-GAAP research and product development expense	$59,470	$65,124	$15,947	$17,732
GAAP research and product development expense (% of revenue)	15%	14%	14%	13%
Non-GAAP research and product development expense (% of revenue)	14%	13%	14%	12%
Non-GAAP General and Administrative Expense
We define non-GAAP general and administrative expense as GAAP general and administrative expense, excluding stock-based compensation, transaction-related expenses, and contingent consideration changes in fair value. The following table presents a reconciliation of GAAP general and administrative expense to non-GAAP general and administrative expense for the periods presented (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
GAAP general and administrative expense	$42,005	$64,618	$13,141	$15,619
Stock-based compensation	(982)	(5,199)	(341)	(282)
Transaction-related expenses	(3,903)	(2,888)	(52)	(188)
Contingent consideration changes in fair value	9,451	—	—	—
Non-GAAP general and administrative expense	$46,571	$56,531	$12,748	$15,149
GAAP general and administrative expense (% of revenue)	10%	13%	11%	11%
Non-GAAP general and administrative expense (% of revenue)	11%	11%	11%	11%
Non-GAAP Operating Income and Non-GAAP Operating Margin
We define non-GAAP operating income as GAAP operating income, excluding stock-based compensation, amortization of purchased intangible assets, transaction-related expenses, and contingent consideration change in fair value. We define non-GAAP operating margin as non-GAAP operating income divided by revenue. We use non-GAAP operating income and non-GAAP operating margin in conjunction with GAAP measures to assess our performance, including in the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. The following table presents a reconciliation of GAAP operating income to non-GAAP operating income for the periods presented (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
GAAP operating income	$52,548	$82,609	$21,286	$37,040
Stock-based compensation	1,832	22,191	935	1,059
Amortization of purchased intangible assets	9,565	10,157	2,536	2,545
Transaction-related expenses	3,903	2,888	52	188
Contingent consideration change in fair value	(9,451)	—	—	—
Non-GAAP operating income	58,397	117,845	24,809	40,832
GAAP operating margin	13%	16%	18%	26%
Non-GAAP operating margin	14%	23%	21%	28%
Non-GAAP Operating Cash Flow and Non-GAAP Operating Cash Flow Margin
We define non-GAAP operating cash flow as GAAP net cash provided by operating activities, adjusted for the change in customer deposits. Customer deposits represents funds payable to our customers from payments we process on behalf of our customers. We define non-GAAP operating cash flow margin as non-GAAP operating cash flow divided by revenue. We believe non-GAAP operating cash flow and non-GAAP operating cash flow margin are useful indicators of liquidity that provide our management, board of directors, and investors with information about our future ability to generate or use cash to enhance the strength of our balance sheet and further invest in our business and pursue potential strategic initiatives. The following table presents a reconciliation of GAAP net cash provided by operating activities to non-GAAP operating cash flow for the periods presented (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
Net cash provided by (used in) operating activities	$161,928	$100,063	$(34,769)	$56,587
Net cash used in investing activities	(52,824)	(12,963)	(3,104)	(2,751)
Net cash provided by (used in) financing activities	18,285	(27,702)	(418)	(750)
Effect of exchange rate on cash	(294)	114	11	(522)
Net increase (decrease) in cash and cash equivalents	$127,095	$59,512	$(38,280)	$52,564

Net cash provided by (used in) operating activities	$161,928	$100,063	$(34,769)	$56,587
Change in customer deposits	(144,689)	(4,591)	54,435	(27,041)
Non-GAAP operating cash flow	$17,239	$95,472	$19,666	$29,546
Operating cash flow margin	39%	20%	(30)%	39%
Non-GAAP operating cash flow margin	4%	19%	17%	21%

Free Cash Flow and Free Cash Flow Margin
We define free cash flow as GAAP net cash provided by operating activities less purchase of property, equipment and software. We define free cash flow margin as free cash flow divided by revenue. We believe free cash flow and free cash flow margin are useful indicators of liquidity that provide our management, board of directors, and investors with information about our ability to generate cash after necessary investments in our business. The following table presents a reconciliation of GAAP net cash provided by operating activities to free cash flow for the periods presented (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
Net cash provided by (used in) operating activities	$161,928	$100,063	$(34,769)	$56,587
Less: Purchase of property, equipment and software	(9,574)	(12,974)	(3,108)	(2,755)
Free cash flow	$152,354	$87,089	$(37,877)	$53,832
Free cash flow margin	37%	17%	(32)%	38%
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
We define adjusted free cash flow as GAAP net cash provided by operating activities less purchase of property, equipment and software, adjusted for the change in customer deposits. Customer deposits represents funds payable to our customers from payments we process on behalf of our customers. We define adjusted free cash flow margin as adjusted free cash flow divided by revenue. We believe adjusted free cash flow and adjusted free cash flow margin are useful indicators of liquidity that provide our management, board of directors, and investors with insight into our ability to generate cash excluding the impact of necessary investments in our business and cash movements related to customer deposits, which we do not consider reflective of our core operating performance. The following table presents a reconciliation of GAAP net cash provided by operating activities to adjusted free cash flow for the periods presented (in thousands, except percentages):

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
	2024	2025	2025	2026
Net cash provided by (used in) operating activities	$161,928	$100,063	$(34,769)	$56,587
Less: Purchase of property, equipment and software	(9,574)	(12,974)	(3,108)	(2,755)
Change in customer deposits	(144,689)	(4,591)	54,435	(27,041)
Adjusted free cash flow	$7,665	$82,498	$16,558	$26,791
Adjusted free cash flow margin	2%	16%	14%	19%

Quarterly Non-GAAP Financial Information
Non-GAAP Gross Profit and Non-GAAP Gross Margin

	Three Months Ended
(in thousands, except percentages)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
GAAP gross profit	$49,733	$54,567	$59,952	$64,476	$68,946	$72,541	$79,133	$85,532	$90,024
Stock-based compensation	28	37	8	56	52	561	156	149	132
Amortization of purchased intangible assets	675	708	977	1,014	1,014	1,014	1,014	1,013	1,014
Non-GAAP gross profit	$50,436	$55,312	$60,937	$65,546	$70,012	$74,116	$80,303	$86,694	$91,170
GAAP gross margin	54%	55%	55%	57%	59%	59%	60%	62%	63%
Non-GAAP gross margin	55%	56%	56%	58%	60%	61%	61%	63%	64%
Non-GAAP Sales and Marketing Expense

	Three Months Ended
(in thousands, except percentages)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
GAAP sales and marketing expense	$17,459	$19,473	$19,837	$17,274	$18,136	$27,457	$21,650	$18,482	$19,144
Stock-based compensation	(27)	(23)	(6)	(3)	(106)	(7,602)	(190)	(100)	(156)
Amortization of purchased intangible assets	(1,565)	(1,573)	(1,531)	(1,522)	(1,522)	(1,524)	(1,527)	(1,529)	(1,531)
Non-GAAP sales and marketing expense	$15,867	$17,877	$18,300	$15,749	$16,508	$18,331	$19,933	$16,853	$17,457
GAAP sales and marketing expense (% of revenue)	19%	20%	18%	15%	16%	22%	16%	13%	13%
Non-GAAP sales and marketing expense (% of revenue)	17%	18%	17%	14%	14%	15%	15%	12%	12%
Non-GAAP Research and Product Development Expense

	Three Months Ended
(in thousands, except percentages)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
GAAP research and product development expense	$14,485	$14,824	$15,395	$15,428	$16,383	$22,478	$16,773	$17,566	$18,221
Stock-based compensation	(111)	(116)	(122)	(313)	(436)	(6,488)	(795)	(357)	(489)
Non-GAAP research and product development expense	$14,374	$14,708	$15,273	$15,115	$15,947	$15,990	$15,978	$17,209	$17,732
GAAP research and product development expense (% of revenue)	16%	15%	14%	14%	14%	18%	13%	13%	13%
Non-GAAP research and product development expense (% of revenue)	16%	15%	14%	13%	14%	13%	12%	12%	12%

Non-GAAP General and Administrative Expense

	Three Months Ended
(in thousands, except percentages)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
GAAP general and administrative expense	$10,108	$9,399	$9,896	$12,602	$13,141	$19,840	$14,304	$17,333	$15,619
Stock-based compensation	(237)	(244)	(247)	(254)	(341)	(3,839)	(688)	(331)	(282)
Transaction-related expenses	(35)	(3,545)	(197)	(126)	(52)	(2,527)	(73)	(236)	(188)
Contingent consideration changes in fair value	1,351	5,650	2,450	—	—	—	—	—	—
Non-GAAP general and administrative expense	$11,187	$11,260	$11,902	$12,222	$12,748	$13,474	$13,543	$16,766	$15,149
GAAP general and administrative expense (% of revenue)	11%	10%	9%	11%	11%	16%	11%	13%	11%
Non-GAAP general and administrative expense (% of revenue)	12%	11%	11%	11%	11%	11%	10%	12%	11%
Non-GAAP Operating Income and Non-GAAP Operating Margin

	Three Months Ended
(in thousands, except percentages)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
GAAP operating income	$7,681	$10,871	$14,824	$19,172	$21,286	$2,766	$26,406	$32,151	$37,040
Stock-based compensation	403	420	383	626	935	18,490	1,829	937	1,059
Amortization of purchased intangible assets	2,240	2,281	2,508	2,536	2,536	2,538	2,541	2,542	2,545
Transaction-related expenses	35	3,545	197	126	52	2,527	73	236	188
Contingent consideration change in fair value	(1,351)	(5,650)	(2,450)	—	—	—	—	—	—
Non-GAAP operating income	$9,008	$11,467	$15,462	$22,460	$24,809	$26,321	$30,849	$35,866	$40,832
GAAP operating margin	8%	11%	14%	17%	18%	2%	20%	23%	26%
Non-GAAP operating margin	10%	12%	14%	20%	21%	22%	23%	26%	28%

Non-GAAP Operating Cash Flow and Non-GAAP Operating Cash Flow Margin

	Three Months Ended
(in thousands, except percentages)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Net cash provided by operating activities	$(5,230)	$(7,054)	$89,677	$84,535	$(34,769)	$(263)	$112,828	$22,267	$56,587
Net cash used in investing activities	(2,314)	(46,274)	(2,416)	(1,820)	(3,104)	(2,860)	(2,437)	(4,562)	(2,751)
Net cash provided by (used in) financing activities	31,567	(427)	(348)	(12,506)	(418)	143,704	183,557	(354,545)	(750)
Effect of exchange rate on cash	(81)	(31)	27	(210)	11	424	(522)	201	(522)
Net increase in cash and cash equivalents	$23,942	$(53,786)	$86,940	$69,999	$(38,280)	$141,005	$293,426	$(336,639)	$52,564

Net cash provided by operating activities	$(5,230)	$(7,054)	$89,677	$84,535	$(34,769)	$(263)	$112,828	$22,267	$56,587
Change in customer deposits	5,899	9,962	(77,207)	(83,343)	54,435	17,219	(80,812)	4,567	(27,041)
Non-GAAP operating cash flow	$669	$2,908	$12,470	$1,192	$19,666	$16,956	$32,016	$26,834	$29,546
Operating cash flow margin	(6)%	(7)%	83%	75%	(30)%	—%	85%	16%	39%
Non-GAAP operating cash flow margin	1%	3%	11%	1%	17%	14%	24%	19%	21%
Free Cash Flow and Free Cash Flow Margin

	Three Months Ended
(in thousands, except percentages)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Net cash provided by operating activities	$(5,230)	$(7,054)	$89,677	$84,535	$(34,769)	$(263)	$112,828	$22,267	$56,587
Less: Purchase of property, equipment and software	(2,337)	(2,675)	(2,445)	(2,117)	(3,108)	(2,864)	(2,439)	(4,563)	(2,755)
Free cash flow	$(7,567)	$(9,729)	$87,232	$82,418	$(37,877)	$(3,127)	$110,389	$17,704	$53,832
Free cash flow margin	(8)%	(10)%	80%	73%	(32)%	(3)%	83%	13%	38%
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin

	Three Months Ended
(in thousands, except percentages)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Net cash provided by operating activities	$(5,230)	$(7,054)	$89,677	$84,535	$(34,769)	$(263)	$112,828	$22,267	$56,587
Less: Purchase of property, equipment and software	(2,337)	(2,675)	(2,445)	(2,117)	(3,108)	(2,864)	(2,439)	(4,563)	(2,755)
Change in customer deposits	5,899	9,962	(77,207)	(83,343)	54,435	17,219	(80,812)	4,567	(27,041)
Adjusted free cash flow	$(1,668)	$233	$10,025	$(925)	$16,558	$14,092	$29,577	$22,271	$26,791
Adjusted free cash flow margin	(2)%	—%	9%	(1)%	14%	12%	22%	16%	19%
Quarterly Results of Operations
The following tables set forth selected unaudited quarterly consolidated statements of operations data for each of quarters indicated, as well as the percentage of revenue that each line item represents. The information for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal and recurring adjustments, necessary for the fair statement of the results of operations for these periods in accordance with GAAP. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results of operations are not necessarily indicative of our results of operations for a full year or any future period.
Quarterly Consolidated Statements of Operations

(in thousands)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Revenue	$92,065	$98,730	$108,496	$112,709	$116,601	$122,210	$132,443	$138,041	$143,483
Cost of revenue	42,332	44,163	48,544	48,233	47,655	49,669	53,310	52,509	53,459
Gross profit	49,733	54,567	59,952	64,476	68,946	72,541	79,133	85,532	90,024

Operating expenses
Sales and marketing	17,459	19,473	19,837	17,274	18,136	27,457	21,650	18,482	19,144
Research and product development	14,485	14,824	15,395	15,428	16,383	22,478	16,773	17,566	18,221
General and administrative	10,108	9,399	9,896	12,602	13,141	19,840	14,304	17,333	15,619
Total operating expenses	42,052	43,696	45,128	45,304	47,660	69,775	52,727	53,381	52,984
Operating income	7,681	10,871	14,824	19,172	21,286	2,766	26,406	32,151	37,040

Other expense
Interest expense, net	(4,332)	(4,281)	(4,800)	(4,571)	(4,347)	(3,220)	(3,033)	(5,190)	(6,553)
Other expense, net	(47)	(43)	113	(54)	557	(1,951)	(531)	(790)	13
Loss on debt extinguishment	—	—	—	—	—	—	(4,188)	—	—
Income before tax	3,302	6,547	10,137	14,547	17,496	(2,405)	18,654	26,171	30,500
Income tax expense	284	1,186	1,849	9,455	3,557	(395)	(144)	6,222	7,154
Net income	$3,018	$5,361	$8,288	$5,092	$13,939	$(2,010)	$18,798	$19,949	$23,346

Quarterly Consolidated Statements of Operations, as a Percentage of Revenue

	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	46	45	45	43	41	41	40	38	37
Gross profit	54	55	55	57	59	59	60	62	63

Operating expenses
Sales and marketing	19	20	18	15	16	22	16	13	13
Research and product development	16	15	14	14	14	18	13	13	13
General and administrative	11	10	9	11	11	16	11	13	11
Total operating expenses	46	44	42	40	41	57	40	39	37
Operating income	8	11	14	17	18	2	20	23	26

Other expense
Interest expense, net	(5)	(4)	(4)	(4)	(4)	(3)	(2)	(4)	(5)
Other expense, net	—	—	—	—	—	(2)	—	(1)	—
Loss on debt extinguishment	—	—	—	—	—	—	(3)	—	—
Income before tax	4	7	9	13	15	(2)	14	19	21
Income tax expense	—	1	2	8	3	—	—	5	5
Net income	3%	5%	8%	5%	12%	(2)%	14%	14%	16%
Quarterly Disaggregated Revenue

(in thousands)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Subscription-related revenue	$80,047	$84,556	$94,472	$95,626	$100,525	$104,804	$114,157	$118,256	$121,937
Embedded Technology Solutions revenue	12,018	14,174	14,024	17,083	16,076	17,406	18,286	19,785	21,546
Total	$92,065	$98,730	$108,496	$112,709	$116,601	$122,210	$132,443	$138,041	$143,483
Units by Quarter

	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Units	1,986,537	2,024,800	2,112,131	2,126,338	2,210,991	2,320,955	2,350,888	2,440,976	2,487,004
ARPU by Quarter

	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
ARPU	$175	$182	$183	$194	$197	$198	$206	$209	$216
Quarterly Revenue Trends
Between January 1, 2024 and March 31, 2026, Subscription-related revenue represented between 85% and 87% of our revenue, and Embedded Technology Solutions revenue represented between 13% and 15% of our revenue. Our quarterly revenue increased sequentially across all periods, primarily due to increased adoption of our product offerings from both new and existing customers.

Quarterly Costs and Expenses Trends
Costs of revenue generally increased sequentially across the quarters presented due primarily to the continued increase in revenue for all periods and the associated direct costs to fulfill the revenue, including payment processing costs and employee related costs for customer service and the support of our operations.
Our sales and marketing expenses generally increased but had fluctuations primarily due to the timing of trade shows and field events to support the growth of our business. For the three months ended June 30, 2025, sales and marketing expenses increased compared to the preceding three-month periods due to stock-based compensation expense for an RSU release related to an employee tender offer completed in July of 2025.
Our research and product development expenses generally increased sequentially across the quarters presented, primarily due to the addition of employees to support expanded operations and the development of our Operating System. For the three months ended June 30, 2025 research and product development expenses increased compared to the preceding three-month periods due to stock-based compensation expense for an RSU release related to an employee tender offer completed in July of 2025.
Our general and administrative expenses generally increased sequentially across the quarters presented, primarily due to the addition of employees to support our growth. General and administrative expenses increased significantly in the three months ended June 30, 2025 due to stock-based compensation expense for an RSU release related to an employee tender offer completed in July of 2025.
Interest Expense Trends
Interest expense decreased across the periods presented, primarily reflecting a lower average interest rate driven by a decline in the Secured Overnight Financing Rate (“SOFR”) and a reduction in principal balances as a result of scheduled debt repayments.
Other expense, net and loss on debt extinguishment
Other expense, net in the quarters presented are primarily driven by fluctuations in foreign currency translation rates. We also incurred a loss on debt extinguishment resulting from the refinancing of our long-term debt in September 2025. This loss is primarily the result of unamortized debt issuance costs and accrued interest on the date of extinguishment.
Seasonality
We have historically experienced seasonality in some types of revenue due to seasonally higher leasing activities in the third quarter as residents move in prior to the start of the school year. In the rental property ecosystem, this is referred to as leasing season. Specifically, higher resident applications in the third quarter typically result in increased use of our resident screening services. The increase in the number of move-ins also typically results in sequentially higher revenue from our payments and resident insurance services. Additionally, we see increased activity on our Operating System during the first week of each month when rent is due, resulting in higher revenue from our payments services. Moreover, if macroeconomic factors in a given fiscal year impact resident behavior, our product portfolio mix, or the adoption rate of our other less seasonally impacted products, the effect that seasonal factors have on our revenue may be exacerbated. Although these seasonal factors are common in the multifamily market, these historical patterns could change and are not necessarily indicative of results we may see, or expect to see, in the future.
Key Business Metrics
We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions:

Units

	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Units	1,986,537	2,024,800	2,112,131	2,126,338	2,210,991	2,320,955	2,350,888	2,440,976	2,487,004
Unit count represents the residential units currently being billed for use of our Operating System, and excludes units using ancillary Entrata products but not the Operating System. A residential unit is an individual, self-contained living space within a larger residential building or complex. Management uses Units to assess the scale and growth of our platform. Increases in Units reflect both the addition of new customers and the expansion of deployments within our existing customer base, as customers add additional properties or units to our platform. Growth in Units also expands our revenue opportunity by increasing the number of Units to which we can cross-sell additional products and services.
ARPU

	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
ARPU	$175	$182	$183	$194	$197	$198	$206	$209	$216
ARPU represents trailing twelve month revenue divided by total units as of the end of the applicable period. Management uses ARPU to evaluate monetization of our platform. Changes in ARPU reflect our ability to (i) land new customer contracts at higher average revenue levels and (ii) drive incremental revenue from our existing installed base through the adoption of additional products and services. Accordingly, increases in ARPU are an indication of the effectiveness of our sales and go-to-market strategies in securing larger initial customer engagements and in expanding product and service penetration within our existing customers.
Liquidity and Capital Resources
As of December 31, 2025 and March 31, 2026, our principal source of liquidity was cash of $95.1 million and $119.9 million, respectively. Designated cash represents funds from payments we process on behalf of our customers and restricted cash represents funds associated with underwriting deposits and premiums collected for insurance policies sold. Cash is comprised of bank deposits and money market funds. Cash is held primarily for working capital purposes. In addition, we have access to a revolving line of credit of $75.0 million. As of December 31, 2025 and March 31, 2026, we had no outstanding borrowings from the line of credit.
Since our inception, we have financed our operations primarily through net cash provided by operating activities and long-term debt facilities. We believe our existing cash will be sufficient to meet our projected operating requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our pace of growth, subscription renewal activity, the timing and extent of spend to support the expansion of sales and marketing activities, research and product development efforts, and the continuing market adoption of our Operating System. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.
Credit Facility
On September 30, 2025, we entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, and issuing bank. We borrowed $400.0 million on a term loan with a revolving loan commitment of up to $75.0 million. We did not draw on the revolver during the year ended December 31, 2025 or the three months ended March 31, 2026. We also have up to $15.0 million in letters of credit under the Credit Agreement, none of which has been drawn during the periods presented. The borrowings are collateralized by the equity interests of certain of our wholly owned subsidiaries and by substantially all of our assets, including accounts receivable, cash accounts, equipment, and intellectual property.
The term loan has a maturity date of September 30, 2032. Quarterly payments of $1.0 million began in March 2026, with the remainder due on the maturity date. The term loan bears interest at 3.00% + SOFR if the first-lien leverage ratio is greater than 2.75 and 2.75% + SOFR if the first-lien leverage ratio is less than or equal to 2.75. As of December 31, 2025 and March 31, 2026, the interest rate was 6.7% and 6.4%, respectively. Fees on the unused portion of the revolver are 0.50% per annum. The debt has a 1.0% prepayment penalty, which expired on March 30, 2026.
The following table shows cash flows for the years ended December 31, 2024 and 2025 and three months ended March 31, 2025 and 2026 (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
Net cash provided by (used in) operating activities	$161,928	$100,063	$(34,769)	$56,587
Net cash used in investing activities	(52,824)	(12,963)	(3,104)	(2,751)
Net cash provided by (used in) financing activities	18,285	(27,702)	(418)	(750)
Effect of exchange rate on cash	(294)	114	11	(522)
Net increase (decrease) in cash, designated cash and restricted cash	$127,095	$59,512	$(38,280)	$52,564
Operating Activities
Cash provided by operating activities for the year ended December 31, 2025 of $100.1 million was primarily due to net income of $50.7 million and non-cash add backs totaling $92.2 million, primarily from depreciation, amortization, and stock-based compensation, partially offset by a change in operating assets and liabilities of $42.8 million, primarily from a $33.8 million change in deferred contract costs due to capitalized costs to obtain and fulfill customer contracts.
Cash provided by operating activities for the year ended December 31, 2024 of $161.9 million was primarily due to net income of $21.8 million, non-cash add backs of depreciation and amortization of $52.8 million in aggregate, and a $144.7 million change in the customer deposit liability, offset by a net decrease of $46.1 million from changes in other assets and liabilities and $9.5 million in non-cash add backs for the change in fair value of contingent consideration.
Cash provided by operating activities for the three months ended March 31, 2026 of $56.6 million was primarily due to net income of $23.3 million and changes in assets and liabilities that increased cash by $15.2 million, primarily from an increase in customer deposits of $27.0 million, partially offset by an increase in deferred contract costs and a decrease in accrued expenses and other liabilities of $7.7 million and $8.8 million, respectively, and non-cash add backs totaling $18.1 million, primarily from depreciation and amortization of $14.5 million in aggregate.
Cash used in operating activities for the three months ended March 31, 2025 of $34.8 million was primarily due to net income of $13.9 million and changes in assets and liabilities that reduced cash by $61.1 million, primarily from a decrease in customer deposits of $54.4 million, partially offset by non-cash add backs of $12.4 million, primarily from depreciation and amortization of $13.6 million.
Investing Activities
Cash used in investing activities for the year ended December 31, 2025 of $13.0 million was primarily related to purchases of property, equipment, and software of $13.0 million.

Cash used in investing activities for the year ended December 31, 2024 of $52.8 million was primarily related to the business acquisition of Colleen AI of $43.3 million and purchases of property, equipment, and software of $9.6 million.
Cash used in investing activities for the three months ended March 31, 2026 of $2.8 million was related to purchases of property, equipment and software of $2.8 million.
Cash used in investing activities for the three months ended March 31, 2025 of $3.1 million was related to purchases of property and equipment of $3.1 million.
Financing Activities
Cash used in financing activities for the year ended December 31, 2025 of $27.7 million was due to $399.0 million in borrowings on long-term debt and $200.0 million from the issuance of common stock to an investor, partially offset by our November 2025 cash dividend of $356.3 million, repayments of long-term debt of $173.3 million, repurchases of common stock of $93.3 million, and payments of debt issuance costs of $8.9 million.
Cash provided by financing activities for the year ended December 31, 2024 of $18.3 million consisted primarily of proceeds from related party stock subscriptions of $31.9 million, partially offset by $12.1 million in repurchases of common stock and $1.8 million in principal payments on long-term debt.
Cash used in financing activities for the three months ended March 31, 2026 of $0.8 million was primarily due to $1.0 million in repayments of long-term debt, partially offset by $0.3 million from the issuance of common stock for cash.
Cash used in financing activities for the three months ended March 31, 2025 of $0.4 million was due to $0.4 million in repayments of long-term debt.
Commitments and Contractual Obligations
Our principal commitments and contractual obligations consist of obligations under leases for office facilities and repayments of long-term debt. The following table summarizes our non-cancelable contractual obligations as of March 31, 2026 (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Lease obligations	$44,262	$7,849	$10,227	$8,202	$17,984
Long-term debt	399,000	4,000	8,000	8,000	379,000
Interest payments related to long-term debt	163,831	25,673	51,062	49,950	37,146
	$607,093	$37,522	$69,289	$66,152	$434,130
On September 30, 2025, we entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, and issuing bank. We borrowed $400.0 million on a term loan with a revolving loan commitment of up to $75.0 million. We did not draw on the revolver during the three months ended March 31, 2026. We also have up to $15.0 million in letters of credit under the Credit Agreement, none of which has been drawn during the periods presented. The borrowings are collateralized by the equity interests of certain of our wholly owned subsidiaries and by substantially all Company assets, including accounts receivable, cash accounts, equipment, and intellectual property.
The term loan has a maturity date of September 30, 2032. Quarterly payments of $1.0 million began in March 2026, with the remainder due on the maturity date. The term loan bears interest at 3.00% + SOFR if the first-lien leverage ratio is greater than 2.75 and 2.75% + SOFR if the first-lien leverage ratio is less than or equal to 2.75. As of March 31, 2026, the interest rate was 6.4%. Interest payments are made monthly. Fees on the unused portion of the revolver are 0.50% per annum. The debt has a 1.0% prepayment penalty, which expired on March 30, 2026.
We incurred debt issuance costs of $9.9 million, inclusive of $1.0 million in original issuance discounts. These costs have been capitalized and are being amortized using the effective interest method over the life of the term loan.
During the year ended December 31, 2025, we terminated our existing lease agreement for our India office facility prior to the contractual expiration date and entered into a new lease for a different location with the same lessor. The termination of the previous lease resulted in the derecognition of the related right-of-use asset and lease liability and the recognition of a gain of $0.2 million. The gain is included in Other income, net in the accompanying consolidated statements of operations and comprehensive income. The new India office lease had a right-of-use asset and corresponding lease liability of $18.7 million and has a term of 10 years. The lease contains fixed monthly payments subject to annual escalations. We classified this lease as an operating lease.
Additionally, during the year ended December 31, 2025, we entered into a new office lease in Israel, which had a right-of-use asset and corresponding lease liability of $1.0 million. The lease contains fixed quarterly payments subject to annual escalations. We classified this lease as an operating lease.
During the three months ended March 31, 2026, we commenced the second phase of our lease for office space in India, which was originally entered into during the year ended December 31, 2025. We recognized an additional right-of-use asset and corresponding operating lease liability of approximately $7.4 million. The second phase of the office space lease in India is coterminous with the India phase one lease described above. The lease contains fixed monthly payments subject to annual escalations. We classified this lease as an operating lease.
Additionally, during the three months ended March 31, 2026, we entered into a new office lease in Logan, Utah, which had a right-of-use asset and corresponding lease liability of $0.6 million. The lease contains fixed monthly payments subject to annual escalations. We classified this lease as an operating lease.
Off-Balance Sheet Arrangements
Through March 31, 2026, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Qualitative and Quantitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
Interest Rate Risk
We had cash of $119.9 million as of March 31, 2026. The cash is held primarily for working capital purposes. Such interest-earning instruments carry a degree of interest rate risk. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. Due to the short-term nature of our investments in money market funds, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 100 basis points change in interest rates would not have had a material impact on our consolidated financial statements.

Foreign Currency Exchange Risk
Our reporting currency is the U.S. dollar and the functional currency of our wholly owned foreign subsidiaries is the local currency. For subsidiaries whose functional currency is not the U.S. dollar, assets and liabilities are translated into U.S. dollars using foreign currency exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates prevailing during the period. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income (loss) within stockholders’ equity. Monetary assets and liabilities denominated in currencies other than a subsidiary’s functional currency are remeasured at end-of-period exchange rates, and the resulting gains or losses are recognized in other expense, net in our consolidated statements of operations. Because our consolidated financial statements are reported in U.S. dollars, fluctuations in exchange rates between the U.S. dollar and these currencies can impact our reported results. The volatility of exchange rates depends on many factors outside our control, including macroeconomic conditions, changes in interest rates, governmental policies such as tariffs, and geopolitical events. We have experienced, and expect to continue to experience, fluctuations in foreign currency translation and remeasurement gains and losses as exchange rates change. We do not currently utilize derivative instruments or engage in hedging activities to mitigate potential foreign currency exposure, although we may choose to do so in the future. A hypothetical 10% change in foreign currency exchange rates during any of the periods presented would not have had a material impact on our consolidated financial statements.
Inflation Risk
We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations, or financial condition.
Critical Accounting Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Revenue Recognition
We include estimated variable consideration in revenue to the extent that it is probable that a significant reversal of cumulative revenue will not occur. We estimate and accrue an allowance for customer credits for potential adjustments as a reduction to revenue based on several factors, including past history.
Embedded Technology Solutions revenue gives rise to variable consideration. The rate per transaction is stated and fixed within the contract; however, the quantity of transactions in any given month by our customers is unknown at the inception of the contract.
We allocate all variable revenue associated with our resident screening product to the underlying transactions pursuant to the variable consideration allocation exception and recognize such revenue in the month in which the transactions occur. We believe that allocating the variable amount entirely to the transactional services performance obligation is consistent with the allocation objective documented in ASC 606.
We allocate the total amount of variable revenue from our insurance products to two distinct performance obligations. For the first performance obligation, selling the policy, we recognize revenue at a point-in-time for the total estimated future collections associated with this performance obligation. The second performance obligation, administration of the policy, includes payment processing and carrying out the end-to-end operation of carrier policy programs, which are combined as a series and recognized over time. Variable consideration is constrained until the risk of significant revenue reversal is not probable. Any changes in these judgments and estimates could impact the amount of revenue recognized.
Deferred Contract Costs
Capitalized contract costs are deferred and amortized on a straight-line basis over an estimated period of benefit of three years, which is commensurate with the pattern of revenue recognition. We determined the period of benefit by taking into consideration our customer contract term, the useful life of the associated technology, average customer life, and other factors.
Leases
We determine if an arrangement contains a lease at its inception by assessing whether there is an identified asset and whether the arrangement conveys the right to control the use of the identified asset in exchange for consideration. As the implicit rate of our leases is not determinable, we calculate an incremental borrowing rate based on the information available at the lease commencement date or standard effective date in determining the present value of lease payments. We generally use the non-cancellable lease term when recognizing the right-of-use assets and lease liabilities unless it is reasonably certain that a renewal option or termination option will be exercised. We account for lease components and non-lease components as a single lease component.
Business Combinations
We allocate the fair value of the purchase consideration of our acquisitions to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Purchase consideration includes assets and equity transferred and liabilities assumed, all of which are measured at their fair value as of the date of acquisition. Certain business combination transactions are structured to include a combination of up-front and contingent payments to be made at specified dates subsequent to the date of acquisition. These cash payments will be settled within two years from the date of acquisition. Deferred and contingent payments determined to be purchase consideration are recorded at fair value as of the acquisition date. Our contingent consideration arrangements are obligations to make future payments to the seller contingent upon the achievement of future operational or financial targets and are remeasured to fair value at the end of each reporting period until the obligations are settled.
The valuation of the net assets acquired as well as certain elements of purchase consideration requires management to make significant estimates and assumptions, especially with respect to future expected cash flows, useful lives, and discount rates. We engaged third-party valuation specialists to assist in management’s analysis of the fair value of the acquired intangibles. We reviewed all estimates, key assumptions, and forecasts. While we chose to utilize a third-party valuation specialist for assistance, the fair value analysis and related valuations reflect the conclusions of management and not those of any third party.
Stock-Based Compensation
We recognize stock-based compensation expense for stock-based awards granted to employees based on the estimated fair value of the awards on the date of grant. The fair value of traditional stock options is estimated on the grant date using the Black Scholes option-pricing model or, for awards with a performance-based vesting condition, a Monte Carlo valuation model. These valuation models require the use of subjective assumptions, including expected volatility, expected term, risk-free interest rate, and expected dividends.
The fair value of restricted stock units is based on the estimated fair value of our common stock on the grant date. Because our common stock is not publicly traded, management must estimate the fair value of our common stock at each grant date. In estimating the fair value of our common stock, we have utilized both the income approach and market approach. The income approach is based on the present value of projected future cash flows. The market approach estimates value by reference to comparable publicly traded companies and, when available, recent transactions involving our equity securities or those of comparable companies. In determining the fair value of our common stock, management considers multiple factors, including contemporaneous valuations prepared in accordance with Section 409A of the Code, our financial performance and projections, recent equity transactions, market conditions, and the probability and timing of a potential liquidity event, including an initial public offering.
The estimation of the fair market value of our common stock is complex and subjective due to the absence of a public trading market, the uncertainty inherent in forecasting future operating performance, and the judgment required to assess the likelihood and timing of future liquidity events. Changes in these assumptions could materially affect the estimated fair value of our common stock and, therefore, the amount of stock-based compensation expense recognized.
Once our common stock begins trading in a public market, the determination of the fair market value of our common stock for purposes of stock-based compensation will no longer require these estimates, as the fair market value used in determining the fair value of new awards will be based on the observable market price of our common stock on the grant date.
Recently Accounting Pronouncements
See Note 1 to our consolidated financial statements included elsewhere in this prospectus for more information

BUSINESS
Overview
Our mission is to create a better living experience in every residential community.
Home is tied to life’s most important moments, whether forming a household, welcoming a child, starting a new job, navigating major life changes, or seeking a fresh start. Entrata’s technology empowers property owners and operators to run tens of thousands of thriving residential communities, delivering better experiences for millions of residents while strengthening the entire residential ecosystem.
Multifamily real estate is one of the largest and most complex industries in the world comprising housing types such as conventional, student, and affordable, yet for decades it has relied on fragmented tools and legacy systems that are not built for such an essential part of everyday life. Entrata provides a modern and autonomous Operating System (“Operating System” or “OS”) that connects the broader residential ecosystem within a single platform, including owners, operators, residents, and vendors. The Entrata Operating System replaces legacy systems and disconnected point solutions across Customer Relationship Management (“CRM”), Enterprise Resource Planning (“ERP”), Property Operations, and Resident Engagement with one unified, end-to-end system customizable by customers that streamlines property operations, strengthens the resident experience from move-in to move-out, addresses regulatory requirements, and delivers portfolio-level intelligence. The industry’s largest and most complex operators run their communities on Entrata─Entrata’s customers include 4 of the top 10 operators on the National Multifamily Housing Council’s list of Top 50 Managers, including the 2 largest.27 Every day, millions of people rely on Entrata to power their living experience and the operations that keep multifamily communities running.
The Entrata Operating System works as a single, cloud-native system of record for each customer that also serves as a system of context and a system of action. Entrata is built on a Unified Data Layer, enabling every stakeholder to operate on the same data and creating the foundation for fully automated property operations. We refer to our proprietary approach designed to automate the entire lifecycle as Autonomous Property Management® (“APM”). Across Entrata-powered communities, the Unified Data Layer processes over 4.5 billion daily system transactions, enabling each customer’s dedicated system of record. Our Unified Data Layer underpins Entrata Layered Intelligence (“ELI”), our embedded agentic AI and automation engine, which powers agentic AI across operational domains such as leasing, payments, renewals, and maintenance, enabling both visible tasks and background system workflows. Our agentic layer enables autonomous operational workflows, allowing property managers to supervise AI-led operations. Through the use of our Operating System, our customers improve their operating efficiency, grow their business, and provide better living experiences for their residents.
APM requires a depth of domain data, workflow context, and operational connectivity that general-purpose AI tools and vertical point solutions generally lack access to or receive in fragmented, delayed, and incomplete forms. We believe our purpose-built Operating System, which captures a customer’s real-time operational transactions, is uniquely positioned to deliver agentic automation at scale. This automation requires an end-to-end Operating System that captures system transactions across CRM, ERP, Property Operations, and Resident Engagement to enable a continuous stream of repeatable and highly interdependent workflows. Entrata is the control point that powers daily operations, maintains the real-time dataset, and orchestrates the workflows that drive the multifamily industry.
While the Operating System supports a wide range of complex and interconnected capabilities with a single login user experience, usability is a core focus and is delivered through tailored experience layers for operators and residents. The Operations Experience Platform (“OXP”) provides guided workflows for operators that connect CRM, ERP, and Property Operations. The Resident Experience Platform (“RXP”), known by residents as Homebody, offers a mobile-first interface for resident services, financial wellness,
27 Only includes operators for which data is available going back to 2020. National Multifamily Housing Council, NMHC Top 50 Managers.

and loyalty. These tailored experiences, supported by an embedded payments infrastructure and our Unified Data Layer, form the foundation for APM.
Each additional unit, workflow, and stakeholder (consisting of owners, operators, residents, and vendors) strengthens our Operating System and expands the benefits and utility for each customer. As connected units increase, our data and AI models grow more complete, which accelerates automation, reduces costs, and improves net operating income for the operator. Residents benefit from a more seamless and personalized living experience, and vendors gain efficiency from operating within a single connected ecosystem. As operators and residents benefit together, satisfaction and retention improve, driving portfolio consolidation onto Entrata and further expanding the overall network. These dynamics reinforce Entrata as the system of record at the center of modern multifamily operations.
Entrata pairs decades of multifamily experience with a technology-first approach built on innovation, agility, and rapid iteration. This combination of strengths allows us to deliver sophisticated functionality through a simple and intuitive product. With more than 3,000 configurable settings available, our Operating System supports diverse operating models and immense customizability while maintaining a unified architecture. This enterprise-grade, cloud-native foundation enables us to meet the full complexity of property operations while still prioritizing fast, intuitive implementation in ways that legacy systems and point solutions are not architected to replicate.
We participate in what we believe is one of the largest, most durable, and least digitized markets of the U.S. economy—the rental property market, which accounts for approximately $1 trillion of annual rental spend.28 Within this broader landscape, our core focus is on the U.S. multifamily housing sector, which includes approximately 23.4 million units as of 2023.29 As of March 31, 2026, we powered 2.5 million units, or roughly 10% of the U.S. multifamily market, with particular strength among the largest and most complex enterprise operators, which we define as operators managing properties with units ranging from thousands to hundreds of thousands. Our ability to scale with enterprise customers is evidenced by our 233 customers with annualized recurring revenue (“ARR”) exceeding $500,000 as of December 31, 2025, compared to 183 such customers as of December 31, 2024, representing an increase of 27% in the customer count. These customers with ARR exceeding $500,000 represented 84% of total ARR as of December 31, 2025, compared to 81% of total ARR as of December 31, 2024. The combination of a large and mission-critical market that is heavily regulated, accelerating demand for automation, and our unified Operating System positions us to lead the industry’s next phase of transformation. Our architecture,
28 Calculated by multiplying 46 million units by $1,742 average monthly rent times 12 months. Based on Entrata Internal Data as of December 31, 2025 and Federal Reserve Bank of St. Louis, Housing Inventory Estimate: Renter Occupied Housing Units in the United States.
29 National Multifamily Housing Council, Characteristics of Apartment Stock, Apartment Units by Number of Units in Structure.

scale, and customer momentum create a durable foundation for long-term growth, evidenced by our five-year CAGR of 24% illustrated in the chart below:
Since our founding in 2003 and the launch of our Operating System in 2015, we have rapidly scaled while delivering strong growth and improving profitability. Revenue grew from $412.0 million in 2024 to $509.3 million in 2025, an increase of 24%. We retain customers by building brand loyalty among our operators and creating positive experiences for our residents. This is evidenced by our gross retention of 99% and 97% as of December 31, 2024 and 2025, respectively. We intend to continue to prioritize efficient growth. We have historically invested in our product and go-to-market strategy and will continue to improve upon each. Our operating income grew from $52.5 million in 2024 to $82.6 million in 2025 and our non-GAAP operating income grew from $58.4 million in 2024 to $117.8 million in 2025. We have reached 13% and 16% operating margin in 2024 and 2025, respectively. In addition, we have reached 14% and 23% in non-GAAP operating margin in 2024 and 2025, respectively, reflecting the operating leverage inherent in our model.
Revenue grew from $116.6 million in the three months ended March 31, 2025 to $143.5 million in the three months ended March 31, 2026. Our operating income grew from $21.3 million in the three months ended March 31, 2025 to $37.0 million in the three months ended March 31, 2026. Our non-GAAP operating income grew from $24.8 million in the three months ended March 31, 2025 to $40.8 million in the three months ended March 31, 2026. We have reached 18% and 26% operating margin in the three months ended March 31, 2025 and 2026, respectively. In addition, we have reached 21% and 28% in non-GAAP operating margin in the three months ended March 31, 2025 and 2026, respectively.

Industry Background
Real estate is the world’s largest asset class.30 For most consumers in the United States, housing is not only the largest single expense of disposable income—comprising roughly 33%31 of total expenditures—but also fulfills essential human needs, including shelter, safety, comfort, and a sense of community. Specifically, rental properties are seeing strong structural demand and have become a critical component of the U.S. economy, representing over 46 million renter households32 and approximately $1 trillion in annual rental spend.33
In addition to its sheer scale, the rental property ecosystem consists of a wide range of interconnected stakeholders. Each of these stakeholders interact regularly and have unique needs that are essential to the ongoing success of any property. These stakeholders include:
•Owners: Organizations and investment firms that own the property, typically for ongoing income generation and capital appreciation. Some of these firms also act as operators, or owner-operators, as referenced below.
•Operators: Organizations responsible for the day-to-day operations of the property, whether a third-party management company or the in-house operations, or owner-operators, function of an ownership group. They are also referred to as property managers. Operators typically lead activities such as marketing, leasing, maintenance, lease renewals, accounting, budgeting, and facilitating an exceptional resident experience.
•Residents: Families and individuals that lease space and pay rent. Residents are the lifeblood of the property.
•Vendors: Third-party organizations that supply materials, equipment, or services to the property. For example, this may include a painter that is hired to renovate an apartment, a plumber dispatched to repair a unit’s kitchen faucet, or local suppliers and big box retailers.
Despite their distinct roles, these stakeholders stand to benefit from a centralized Operating System that unifies them and streamlines complex workflows within a single platform that manages everything needed to run a thriving property. A centralized platform fosters better communication and alignment among stakeholders, making it easier to manage the many moving parts involved in property operations. In addition, a unified operating system purpose-built for the rental property ecosystem helps these stakeholders navigate complexity and multi-jurisdictional regulation across leasing, resident screening, payments, maintenance, accounting, compliance, data privacy, and consumer protection.
30 Savills, World’s real estate worth $393.3 trillion and is the world’s largest store of wealth.
31 U.S. Bureau of Labor Statistics, Consumer Expenditures—2023.
32 Federal Reserve Bank of St. Louis, Housing Inventory Estimate: Renter Occupied Housing Units in the United States.
33 Calculated by multiplying 46 million units by $1,742 average monthly rent times 12 months. Based on Entrata Internal Data as of December 31, 2025 and Federal Reserve Bank of St. Louis, Housing Inventory Estimate: Renter Occupied Housing Units in the United States.

Managing Rental Communities is Highly Complex
Operators run highly complex businesses. In order to be successful, operators must maximize occupancy, deliver an excellent resident experience, and continually identify ways to improve efficiency and net operating income.
The rental property ecosystem in the United States is undergoing a period of significant transformation underscored by macroeconomic, demographic, industry-specific, regulatory, and technological changes. We believe the following themes are at the center of this transformation:
Demand for rental properties is outpacing demand for home ownership
The U.S. rental market is undergoing robust, secular growth, driven by evolving consumer preferences, demographic shifts, and urbanization. As a result, renter growth is expected to outpace homeowner growth by approximately 2x through 2040.34
The traditional view centered on homeownership is evolving, with a growing number of consumers now choosing to rent, even when financially able to buy a home. This shift is driven by a desire for greater flexibility, both in terms of mobility and personal finances, as consumers increasingly prioritize freedom from long-term mortgages and the burdens of property maintenance. Many consumers value the ability to relocate for career or lifestyle reasons, avoid tying up wealth in illiquid assets, and enjoy a less stressful, more flexible lifestyle. Today’s consumers also seek vibrant communities and social connections while leveraging their financial freedom to invest in experiences, career growth, and retirement savings. Renting is no longer seen as a default or temporary option but as a deliberate and attractive path that aligns with modern consumer preferences and life goals across all ages.35 This allows operators to provide different types of housing to residents through their various stages of life from student housing near a university to first city apartment to active adult living.
34 Urban Institute, The Future of Headship and Homeownership.
35 The American Dream Survey. See the section titled “Industry, Market, and Other Data.”

Furthermore, the urban population has increased in recent years, with 84% of the U.S. population now living in urban areas compared to 70% in 196036, leading to a need for higher density development. In urban areas, over half (51%) of the housing inventory is rented, significantly more than in suburban (30%) and nonmetropolitan areas (28%).37 Millennials and Gen-Z are driving urban demand and are prioritizing convenience, connectivity, and sustainability. Unlike previous generations, we believe they are more likely to rent, live in smaller units, and seek locations near public transit and workplaces.
Rising costs of homeownership driven by elevated home prices and substantial down payment requirements have made buying a home significantly less affordable than renting. As a result, many consumers are turning to renting as a more accessible and cost-effective alternative. The proportion of U.S. renter households able to afford a median-priced home dropped to just 13% in the second quarter of 2025, down from 17% in the same period in 2019, representing 1.8 million households priced out of the market.38 This lack of affordability has led younger generations to delay home purchases, pushing the average age of first-time buyers to a record 38 years old in 2024, up from the late 20s in the 1980s.39
These trends underscore a fundamental transformation, positioning rental properties as an increasingly preferred and practical choice across the United States.
Rising demand for rental properties has fueled increased investment in multifamily units, which are predominantly managed by enterprise operators
As the rental property market has evolved, enterprise operators have grown significantly. These sophisticated organizations require enterprise-grade solutions that prioritize reliability, configurability, security, and real-time data to streamline workflows and enhance overall business efficiency and profitability. These operators also bring a level of professionalization, best practices, and economies of scale to the property management function. As a result, they are typically better equipped to manage large properties with high unit density and multi-city, multi-state geographic footprints. From 2023 to 2024, new construction contributed an average annual increase in multifamily units of approximately 2% to 3%.40 Within the enterprise segment, operators continue to expand their portfolios significantly. According to the National Multifamily Housing Council, the top 50 operators as of 2025 have grown their managed units by 48% from 2020, representing an 8% CAGR.41 This expansion is driving demand for sophisticated, scalable technology platforms that can support complex, multi-property operations, deliver superior resident experiences, and ultimately contribute to higher net operating income per property.
The resident experience has become a vital component of competitive differentiation for operators
The resident experience is a core element of success for operators. Delivering seamless support and service drives resident satisfaction, referrals, and ultimately retention, directly boosting net operating income per property. Recent studies have shown satisfied residents are nearly 3.5x more likely to renew their lease than dissatisfied residents.42
36 World Bank Group, Urban population (% of total population)—United States.
37 Joint Center for Housing Studies of Harvard University, America’s Rental Housing.
38 To determine how many renter households can afford a median-priced home, CBRE estimated an all-in monthly cost (including mortgage, insurance, taxes, and general maintenance) and compared that against renter incomes in each market. A threshold of 40% of gross monthly income was used to determine if the average payment for a median-priced home is affordable for a renter household. Based on this analysis, the proportion of U.S. renter households that can afford a median-priced home as of the second quarter of 2025 dropped to just 12.7% from 17.0% in 2019. CBRE, Fewer Renter Households Can Afford Homeownership.
39 National Association of Realtors, Profile of Home Buyers and Sellers.
40 Only takes into account new construction of privately-owned units in buildings with five or more total units. Federal Reserve Bank of St. Louis, New Privately-Owned Housing Units Completed: Units in Buildings with 5 Units or More.
41 Only includes operators for which data is available going back to 2020. National Multifamily Housing Council, NMHC Top 50 Managers.
42 Grace Hill, Measure What Matters, Ways you can leverage actionable survey insights to increase asset value.

Residents use mobile apps for every aspect of their lives and we believe they expect a similarly seamless experience for every aspect of managing their home from move-in to rental payment to maintenance to move-out. In addition, operators are seeking ways to deliver this experience in a consistent interface through all phases of the resident’s life.
To improve the resident experience and increase retention, operators are focused on reducing friction for their residents. Residents can benefit from support across the entire resident lifecycle, including renters insurance, moving assistance, utility setup, streamlined maintenance requests, and access to automatic rent credit reporting. By capitalizing on these opportunities, operators can generate ancillary revenue while simultaneously enhancing resident satisfaction through personalized experiences, ultimately supporting higher retention. As a result, we believe there is growing demand for modern platforms that streamline operations, deliver consumer-grade experiences for residents, and create incremental value for all stakeholders involved.
Beyond the goal of increased retention, operators must also focus on the resident experience in response to recent regulatory and legislative developments, such as fee transparency laws, which have significantly expanded renter protections. These changes reflect a growing focus on renters’ rights and underscore the importance of fostering a positive resident experience. As regulatory standards continue to evolve, operators are increasingly expected to prioritize transparency, fairness, and service quality, further reinforcing the critical role they play in supporting residents.
The rental property market is facing increasing pressure on operating margins and is actively embracing technology to drive efficiency
Operators face ongoing pressure to improve operating margins against a backdrop of rising costs, either by introducing new ancillary revenue streams or reducing costs. To understand how these dynamics affect both owners and operators, it is critical to understand how each stakeholder generates its respective revenue and profit. Owners generate revenue from rental income; their largest expenses are property taxes and property management expenses (including personnel expenses, utilities, repairs, maintenance, advertising, and property insurance). The difference between rental income and expenses is net operating income, which is a critical factor for determining real estate valuations. Operators, on the other hand, typically receive a fixed percentage of rent collected defined in a contractual arrangement with the owner. We believe significant cost pressures across labor, insurance, and other property-related costs have outpaced growth in rental income in recent years. Cost pressures have risen, and the leveling of pandemic-era rent increases has forced a shift in how owners are operating.43 Creating new efficiencies will become the differentiator, allowing operators to deliver value by controlling expenses, increasing margins, and delivering a better customer experience. Meanwhile, as of October 2025, rent prices nationally are down 1.1% compared to one year prior, and national median rent has fallen from its 2022 peak by 5.2%.44 In response to these challenges, operators are diversifying and strengthening their business models by introducing new ancillary revenue streams and adopting centralized technology platforms to drive automation and efficiency across all facets of their portfolios.
As a result, software adoption is accelerating, with a particular focus on AI. Operators are increasingly seeing the need to utilize AI in their operations. According to industry research, the use of AI-generated marketing increased by 26% from 2024 to 2025, and operators are expected to adopt AI tools at scale in 2026 for lead nurturing, leasing assistance, fraud screening, virtual tours, reputation management, and improved resident retention.45 Automation, especially through the use of AI, has become an essential path to streamline operations, allowing operators to focus more on the resident experience and portfolio performance.
43 Matthews Real Estate Investment Services, Multifamily Operating Expenses Continue to Climb: The Current Cost Landscape.
44 Apartment List, National Rent Report.
45 Apartments.com, What’s Ahead for Multifamily: 11 Trends to Watch in 2026.

The fundamental architecture of current property management solutions fails to meet the comprehensive needs of the rental property market
Historically, operators have relied on legacy property management systems, other property management solutions, disconnected point solutions, and the status quo of spreadsheets, email, paper checks, and bespoke in-house systems. However, these existing alternatives fail to address the needs of the rental property market for multiple reasons:
•Legacy property management systems: Legacy systems typically rely on on-premise architectures or have developed a cloud alternative of their original on-premise architecture over time. These systems lack the scalability, flexibility, and on-demand updates offered by modern, cloud-native architectures. In addition, many legacy systems have patched together their product from a long history of acquisitions, resulting in significant technical debt, including siloed data and limited interoperability. This results in a disjointed view of property operations, data gaps, and an inability to deliver seamless, data-driven workflows. We estimate that some legacy systems have completed over 50 acquisitions, many of which remain unintegrated.
•Property management solutions: Property management solutions focus on small and midsized businesses. These solutions typically lack the sophistication to serve enterprise customers.
•Point solutions: Point solutions often lead to fragmented technology stacks, increased cost pressures, overburdened employees, and structural inefficiencies by only addressing part of the property lifecycle. Point solutions further proliferate data gaps when stitched together, which results in a disjointed workflow across the property lifecycle, hindering operational efficiency. These point solutions span categories such as AI and automation, resident loyalty, leasing, and ancillary resident offerings.
As a result, many existing alternatives are unable to achieve true end-to-end automation. These alternatives often lack access to real-time, end-to-end data and do not offer a Unified Data Layer for each customer structured for effective AI training. Additionally, fragmented data sources, outdated architectures, and limited integration capabilities further hinder their ability to leverage AI-driven insights and automation. This creates significant barriers to innovation, preventing operators from unlocking the full potential of modern technologies to enhance operational efficiency and resident experience.
These industry dynamics are creating strong tailwinds for technology adoption and operational transformation, positioning modern, unified operating systems to play a central role in the future of rental properties.
Market Opportunity
We participate in what we believe is one of the largest, most durable, and least digitized markets of the U.S. economy—the rental property market, which accounts for approximately $1 trillion of annual rental spend.46
Rental properties have historically lagged other industries in technology sophistication, relying on legacy systems, fragmented point solutions, and manual workflows. Today, the rental housing market is characterized by an ongoing digital transformation, which we believe will be accelerated by increasing adoption of generative AI and automation. Technology spend in the global market was approximately $47.1 billion in 2025, and is expected to grow at a 16.4% CAGR through 203447 as the market continues to modernize and professionalize operations. As operators increasingly adopt cloud-based, AI-enabled solutions, we are well positioned to capture a larger share of this underpenetrated market.
46 Calculated by multiplying 46 million units by $1,742 average monthly rent times 12 months. Based on Entrata Internal Data as of December 31, 2025 and Federal Reserve Bank of St. Louis, Housing Inventory Estimate: Renter Occupied Housing Units in the United States.
47 Precedence Research, PropTech Market Size and Forecast 2025 to 2034.

Within this broader landscape, our current serviceable addressable market (“SAM”) reflects our core focus on the U.S. multifamily housing sector, which includes approximately 23.4 million units as of 2023.48 As of March 31, 2026, we served 2.5 million units, which represents approximately 10% of the addressable multifamily sector, underscoring the significant runway for expansion. Importantly, our strongest opportunity lies in the enterprise segment, where institutional ownership continues to accelerate as operators scale.
We believe our continued expansion into direct adjacencies has created a durable vector for our SAM to grow as customers adopt additional products that meaningfully increase average revenue per unit (“ARPU”). Our highest-ARPU customers today generate approximately $580 in ARPU per year49, reflecting deep adoption of our unified Operating System, which includes more than 70 product offerings spanning Entrata Layered Intelligence, our Operations Experience Platform (“OXP”) including ERP, CRM, and Property Operations, and our Resident Experience Platform (“RXP”) including Resident Services, Financial Wellness, and Loyalty. This level of spend is significantly higher than the average across our customer base, highlighting the substantial white space and opportunity to increase ARPU as more customers expand their use of our platform. We estimate our core SAM as the product of (a) the approximately 23.4 million multifamily units in the United States as of 202350 and (b) an ARPU of $580 based on the current highest levels of technology adoption. This equates to a core SAM of $13.6 billion.
Each incremental product offering on the Operating System expands our potential ARPU and SAM opportunity, improving our ability to increase customer wallet-share. Because these incremental offerings leverage our Unified Data Layer and single login, they reinforce the benefits and utility for each customer and drive durable, high-margin growth. For example, Homebody, our growing suite of resident-facing financial and lifestyle offerings, such as rent reporting, creates an ancillary revenue opportunity for operators that further drives ARPU uplift. In addition, as operators look to add more automation and AI, we believe there will be continued reallocation of property management expenses toward technology.
While we remain focused on the multifamily sector, we estimate significant white space across adjacent residential and commercial property types. These adjacencies form the next concentric layer of our total addressable market (“TAM”):
•Homeowners Associations (“HOA”) and mixed-use commercial segments, which we estimate represent tens of millions of additional addressable units and properties globally. We currently have some nascent offerings that serve this segment;
•Mixed-use commercial real estate, where property owners and managers require robust solutions for managing office, retail, and industrial properties;
•International markets, where we believe large rental ecosystems in Europe, Canada, and the Asia-Pacific region remain under-served by modern cloud solutions; and
•Additional functionality for supporting ecosystem stakeholders, such as owners and vendors, which includes trades and suppliers.
48 National Multifamily Housing Council, Characteristics of Apartment Stock, Apartment Units by Number of Units in Structure.
49 To identify our highest-ARPU customers, we first calculate ARPU on a per-customer basis by dividing (x) the ARR generated by a particular customer by (y) the number of units that same customer has on the Operating System, in each case as of the end of the applicable period. We then sort our customers from highest to lowest ARPU and then only select customers that have 1,000 units or more on our Operating System. We focus on customers with 1,000 units or more on our Operating System because we believe smaller customers often have less representative ARPU than our target customer. Our highest-ARPU customers generated, in aggregate, approximately 3% of our total revenue during each of the twelve-month periods ended December 31, 2024 and 2025.
50 National Multifamily Housing Council, Characteristics of Apartment Stock, Apartment Units by Number of Units in Structure.

Our total market opportunity is defined by a large, underpenetrated core market and powerful secular and technology tailwinds, and we believe we are uniquely positioned to capture value across the rental property ecosystem. When combining our U.S. multifamily SAM, the wallet-share expansion opportunity and our broader opportunity in adjacent property types and international expansion, we believe the global rental property operating system represents a significant TAM opportunity. As digital transformation accelerates and we continue to innovate, we believe we are poised for sustained, multi-dimensional growth.
Our Differentiated Approach
We are a technology company with deep domain expertise and a strong passion for our communities. We understand the challenges that have plagued the rental property ecosystem and are uniquely positioned to lead this ecosystem into the next era. We believe we have created the only purpose‑built Operating System for the rental property market, engineered from the ground up on a Unified Data Layer.
In an industry where stakeholders have been slow to adopt technology, we provide a modern and autonomous Operating System. APM represents a fundamental shift from reactive to self-directing operations. In this model, our agentic layer enables autonomous operational workflows, allowing property managers to supervise AI-led operations. AI learns from data and executes routine workflows automatically. The entire property lifecycle is automated—leases draft themselves, payments reconcile in real time, maintenance requests automatically route to the right technician, and insights surface before issues escalate. Operator teams are able to focus on managing outcomes rather than tasks, creating faster leasing cycles, higher accuracy, and better experiences for owners, operators, residents, and vendors. This is why our AI products have become some of the fastest-adopted solutions we have ever launched.
In this era of AI, the billions of transactions we collect every month continually strengthen our proprietary Unified Data Layer for each customer, providing an undeniable benefit to us. This Unified Data Layer better enables our native agentic AI solutions in ELI+, our suite of premium AI products, something AI point solutions have limited or no access to, positioning Entrata as the clear leader to achieve APM.

Our Operating System
We believe we have created the only system for Autonomous Property Management—the Entrata Operating System. The Entrata Operating System is built to power the future of APM by replacing disparate systems with one connected system of record for each customer, typically driving an average platform-related savings of 15%.51 Our single login user experience unifies every customer workflow across marketing, leasing, accounting, operations, and resident engagement, improving efficiency and transparency while reducing repetitive and routine tasks, and increasing net operating income. Our Operating System acts as a system of context and system of action, transforming property operations from a labor-intensive, fixed-cost model into a scalable, technology-driven system that compounds efficiency as our customers grow their portfolios.
At its foundation, our Unified Data Layer consolidates every customer’s transactions and interactions into one structured system of record for that customer. Each action on the Operating System enriches this dataset, strengthening automation and AI across the Operating System. Entrata Layered Intelligence is our embedded agentic AI and automation engine that converts a customer’s data into action through predictive insights and orchestrated workflows. ELI consists of ELI Essentials and ELI+. ELI Essentials is our free embedded set of AI functionality across the entire Operating System, including content and communication, decision support, quality assurance, and reputation management. ELI+ is our suite of premium AI products, including functional agentic AI for operators looking to maximize automation of key workflows in their operations, including leasing, payments, renewals, and maintenance. ELI is powered by our Unified Data Layer and is the only way to have full and optimal access to all data and workflows in the Operating System. Our Unified Data Layer grows with scale and has given us the opportunity to develop best in class agentic AI technology and automation, reducing manual work for property managers and operators across leasing, accounting, maintenance, and operations. Building on this foundation, the Entrata Operating System processes over 4.5 billion system transactions per day providing accurate and contextual data that powers agentic AI and automated workflows at scale.
The Operating System is highly configurable across asset types and geographies as it adapts to each customer’s unique business model while still maintaining a unified architecture. Within the Operating
51 Forrester Consulting, The Total Economic Impact™ Of Entrata, a commissioned study.

System, we have tailored experience layers for operators and residents. Entrata OXP is an agentic property management system that provides operators with more than 100 intelligent agents to streamline property operations through digitized standard operating procedures, task routing, and workflow automation, with the goal of reducing onsite workload while improving satisfaction. Entrata RXP offers residents a consumer-grade application, known as Homebody, for resident services, financial wellness, and loyalty. This consolidated experience makes payments and everyday tasks simple and intuitive. We believe this is a key advantage to building a closer relationship with the resident that leads to future monetization and retention opportunities.
Through our extensible integration framework, our Operating System integrates with our growing partner network of over 500 active third-party technology and service providers, positioning our Operating System as the digital infrastructure of APM.
These features of our product and platform have been built and cultivated since our founding, and serve as a differentiator against incumbents as well as new entrants in the space. By unifying a continuously growing data set, integrated AI and automation, and customizable user experiences in one Operating System, we are redefining property management and ultimately how millions of people experience where they live.
Key Benefits to Our Ecosystem
We believe the Entrata Operating System delivers measurable, compounding value to every stakeholder in our ecosystem: owners, operators, residents, and vendors. Today, 2.5 million residential units run on Entrata across diverse housing verticals, including student, affordable, conventional, military, active adult, and single-family build to rent (“BTR”) communities. By unifying data and workflows within a single-instance, multi-tenant architecture with one database and one login, the Entrata Operating System reduces friction across the resident lifecycle, enables automation at scale, and drives faster, smarter decisions for growing and enterprise customers.

Entrata powers every aspect of operating a property and the broader rental property ecosystem. The Entrata Operating System connects marketing, leasing, accounting, maintenance, utilities, compliance, and resident services within a single platform—enabling owners, operators, residents, and vendors to work from one system of record for each customer. By integrating data and workflows across all of these touchpoints, Entrata drives consistency, automation, and insight throughout the entire ecosystem.
Each new property added to our Operating System strengthens the platform for each customer. As connected units grow, so does the volume and quality of data flowing through the system of record, the system of action, and the system of context, compounding the intelligence of our Operating System. This in turn helps us deliver more value to our customers by addressing needs that directly drive property performance: maximizing occupancy, improving operational efficiency, and expanding ancillary revenue streams to increase net operating income. In tandem, we believe residents benefit from and appreciate a more seamless living experience with faster service resolution, convenient payments, personalized engagement, embedded contextualized offers, and more. As operators and residents benefit together, retention and satisfaction increase, driving portfolio consolidation onto our Operating System and expanding the overall network.
Our Operating System drives multiple benefits across our ecosystem:
•Delivers a unified experience across every stakeholder. The Entrata Operating System connects owners, operators, residents, and vendors in a single, seamless ecosystem. With one login, one data layer, and one system, the Entrata Operating System reduces silos and friction across the entire resident lifecycle. Everyone works from the same system of record, creating consistency, speed, and a more connected community.
•Efficiency and automation that redefine property management. Native agentic AI and automation are utilized to free up operators from repetitive and manual tasks. We believe this results in faster execution, lower costs, and more time for what matters most—improving the resident experience, increasing occupancy, and improving operational efficiencies. The Entrata Operating System transforms operations from reactive to proactive, scaling efficiency across every property.

•Unified data that translates insight into action. With all operational, financial, and resident data in one Operating System, Entrata turns insight into orchestration. Decisions are faster, actions are more accurate, and outcomes are more measurable, enabling every team to act with confidence, clarity, and speed.
•A better, more modern resident experience. Residents enjoy a modern, seamless living experience from the ease of our self-service applications to our wide breadth of embedded product offerings. Everything from move-in to lease renewal is designed to feel intuitive and personalized. It’s not just easier to live; it’s easier to stay, building satisfaction and long-term loyalty.
•Scalable growth for every stakeholder. Our Operating System scales effortlessly for each operator, whether adding properties, integrating partner apps, or expanding services. Owners grow portfolios without fragmentation; vendors reach new customers through a unified platform. Every new connection strengthens the network, compounding value across the entire ecosystem.
Our Operating System is designed to help operators drive stronger net operating income by filling units faster and keeping them full. The Operating System streamlines marketing, leasing, and renewals through automation and unified workflows that contribute to reduced vacancy, accelerated rent collection, and improved on-time payments. Residents benefit from a seamless digital experience with a single login for applications, payments, maintenance, and renewals. As automation expands and data becomes increasingly connected, performance compounds across the ecosystem. Each new participant enhances the network effect, expanding use cases and deepening value for owners, operators, residents, and vendors alike—anchoring our Operating System at the center of the modern rental property ecosystem.
Why We Win
We have distinct competitive advantages that drive our continued success:
Our products serve the full ecosystem and are tailored to the needs of our stakeholders
We believe our Operating System is the only cloud native purpose-built platform for APM, engineered from the ground up on our Unified Data Layer. A single database and single login deliver a consistent, intuitive experience across CRM, ERP, Property Operations, and Resident Engagement. Entrata is built on a modern, cloud-native architecture, and not assembled through legacy acquisitions, so we have minimal technical debt and can innovate with speed and scale.
Our Operating System unifies property management, resident-facing tools, and embedded payments at enterprise scale. Every customer is on the same version of Entrata. There is no custom code. Through the OXP and RXP layers, we align key workflows from marketing to move-out, creating efficiency and insight end-to-end. Payments are natively connected to core workflows and enhanced by ELI+ and resident tools, enabling faster reconciliation for operators and a frictionless experience for residents. With more than 3,000 available settings, Entrata’s Operating System adapts to each customer’s unique business model while still maintaining a unified architecture. In addition, Entrata operates as a payment facilitator and licensed insurance agency in all 50 states and partners with more than 1,000 utility companies and all three credit reporting bureaus, enabling us to further diversify the breadth and integration of our offerings. This level of flexibility is what truly makes Entrata an enterprise-grade platform that is difficult to replicate and impossible to match through point solutions or off-the-shelf products.
Our culture of innovation and our investment in AI keep our Operating System at the forefront of our customers’ needs
Entrata is a technology company first. Our approach blends the discipline of enterprise software with deep domain expertise in the rental property market and over the past several years we have embedded AI across the company, redesigning every function with an AI focus. We have built a modern, unified, cloud-based platform, designed around collaboration with customers and industry experts maintaining a continuous feedback loop that informs our roadmap. Our high-cadence release cycle, accelerated by AI-driven development and testing, allows us to deliver frequent updates and respond rapidly to changing regulations or customer needs.
AI has transformed how we operate. Between the years ended December 31, 2022 to December 31, 2025, total employee headcount decreased from 2,316 to 2,148, net income (loss) grew from $(199.5) million to $50.7 million, revenue grew from $266.3 million to $509.3 million, GAAP gross margin expanded from 51% to 60%, non-GAAP gross margin expanded from 52% to 61%, GAAP operating margin expanded from (1)% to 16%, and non-GAAP operating margin expanded from 1% to 23%, which we attribute in substantial part to AI-enabled efficiency. We have also realized significant research and product development productivity gains. Between the years ended December 31, 2022 to December 31, 2025, research and product development expense as a percentage of revenue decreased from 19% to 14%, and non-GAAP research and product development expense as a percentage of revenue decreased from 19% to 13%. In addition, between the years ended December 31, 2024 to December 31, 2025, output from our research and product development team increased by approximately 86% compared to a 4% increase in research and product development headcount during the same period. This pace of innovation, supported by a robust product roadmap and agile technology, keeps Entrata ahead of slower, fragmented competitors and disjointed point solutions.
Our unmatched data-enabled AI powers the Entrata flywheel
Our multi-tenant, single code base centralizes data and workflows across the multifamily lifecycle, creating a dataset that powers customizable customer-level automation and insight. As the single platform serves as the system of record, the system of action, and the system of context for every customer, our proprietary Unified Data Layer captures real-time profile attributes, property data, behavioral signals, transactions, and workflow activity, generating high-fidelity operational telemetry across the entire multifamily lifecycle. In addition to this AI-ready data, the Unified Data Layer continuously considers complex industry-specific business logic for more accuracy and effectiveness. This data layer enables APM, converting portfolio, asset, and resident data into real-time, actionable intelligence. As adoption grows, every transaction enriches our models, expanding our automation runway. ELI uses this live operational telemetry to power coordinated AI products (Leasing AI, Payments AI, Renewals AI, Maintenance AI) that strengthen the Unified Data Layer and compound performance as adoption grows. APM is only possible on a platform that generates complete, real-time operational telemetry across the entire end-to-end lifecycle of a customer’s property portfolio. Entrata is the only system with this depth of data and business logic, which we believe will make us the AI winner in multifamily real estate.
Our differentiated go-to-market strategy enables discipline and scalability
Our go-to-market strategy combines efficiency and precision. A scaled inside-sales motion reaches broad mid-market operators, while dedicated enterprise teams serve complex large operators. This segmented approach is designed to maintain disciplined customer acquisition costs and drive high engagement. Our embedded monetization model, in which payments, insurance, rent reporting, and utilities are part of daily workflows, enables natural expansion within existing relationships and lowers acquisition costs. We also benefit from the growth of our customers. As they add more properties to their portfolios, those units are typically added to Entrata. We also benefit from effective conversion and referral dynamics. We operate a repeatable, data-driven go-to-market engine that scales across portfolio sizes.
Our customers’ success is paramount to our success
Our commitment to customer success over the decades is central to our differentiation. Our professional services teams ensure rapid onboarding and best-practice adoption with the largest multifamily operators, while our Operating System is designed to drive high retention and expansion. Our business model is fundamentally aligned with the goals of each customer: we sit at the center of daily interactions among owners, operators, residents, and vendors since we are the system of record for each customer. By embedding within existing relationship loops, we can create value and capture market share at near-zero incremental acquisition cost.
Our broad partner network is an extension of our Operating System
Our partner network extends the reach of our Operating System across the industry. We integrate with more than 500 third-party technology and service providers, all connected through a single Unified Data

Layer to ensure performance and consistency. This architecture delivers flexibility for customers while maintaining the seamless experience of a single system. Each new integration strengthens our position as the Operating System for property management and compounds the value of our ecosystem, benefitting all stakeholders.
The integration of regulatory compliance tools in our Operating System is designed to assist our customers in meeting their oversight and compliance requirements
Our focus on regulatory compliance helps operators prioritize transparency, fairness, and service quality to ensure support for their residents and maintain compliance with increased regulation at the local, state, and federal level. Entrata provides customers with relevant resources and tools to keep them informed and equipped to handle compliance-related tasks. Additionally, our extensive partner network enables our customers to manage third-party compliance. Our prioritization of regulatory compliance is a key benefit to our customers in streamlining their operations.
During the years ended December 31, 2024 and 2025, Entrata won approximately 70% of formal competitive evaluations against other platforms. We believe this success reflects our competitive advantages and the strength of our Unified Data Layer, leading automation capabilities, and ability to serve enterprise-scale customers.
Our Growth Strategies
Our growth strategies are rooted in our commitment to technology innovation and our position as a trusted brand within the industry. We have a proven history of product development and a successful track record of implementing transformative innovations that drive value for our customers. Looking ahead, we intend to further accelerate growth by investing in advanced technologies, expanding our Operating System functionality, and deepening customer engagement. We will also continue to thoughtfully evaluate strategic acquisitions, investments, and partnerships that may accelerate our growth and enhance our value proposition, but without disrupting the integrity of our platform. The following key initiatives underpin our approach:
•Win new customers. We have a proven track record of acquiring new customers, and currently 4 of the top 10 NMHC operators and 10 of the top 50 are on our Operating System. Within these customers, we have varying levels of unit penetration and opportunities for expansion. We believe there is still a large opportunity to acquire new customers within our existing markets, especially amongst the top operators. We have built a sales and marketing strategy around brand awareness, platform credibility, and lead generation and will continue to invest in these efforts to acquire new customers.
•Expand with existing customers. We actively focus on expanding our footprint with existing customers through two primary means:
◦Unit growth. Large operators have expanded their portfolios significantly, with the top 50 operators as of 2025 growing their managed units by 48% from 2020, representing an 8% CAGR.52 We have a significant opportunity to increase units from our existing customers on our Operating System. We benefit from the growth of our customers as they expand their units and bring them onto our Operating System. Our customers prefer to operate with our Operating System, rather than a legacy PMS, to streamline operations, reduce complexity, and ensure consistency across their expanding portfolios. As operators grow their units, our Operating System naturally scales with them.
◦Drive full Operating System adoption. We capture a greater wallet-share within our existing customers by selling additional products and developing new products that address their
52 Only includes operators for which data is available going back to 2020. National Multifamily Housing Council, NMHC Top 50 Managers.

needs. We currently offer a broad set of products including rent reporting, utilities, insurance and ELI+, which we can cross-sell to our customers. We have a history of building and launching new solutions where we see an opportunity to address gaps for our customers. For example, we launched ELI+ in 2024, and have seen strong traction, with over 40% of our most recent new logo wins including ELI+. This is all made possible through our persistent innovation to create new offerings that benefit our customers. Not only do we invest in a go-to-market strategy that puts the operators in the driver’s seat, but we invest in the product to improve efficiencies at every stage of the customer lifecycle.
•Deepen our relationships across all owners, operators, residents, and vendors.
◦Residents. Entrata is focused on deepening our relationships with residents by continually expanding our offerings to better support their needs. We started by servicing operators and then expanded to supporting residents’ needs. We plan to further invest in our resident offerings by launching new products that address their evolving end-to-end needs and create a consumer-grade experience.
◦Owners and Vendors. We see opportunities to address the needs of other stakeholders in the ecosystem, including owners and vendors, by developing solutions tailored to their unique requirements. We expect to continue to invest in those relationships by better serving their unique needs and connecting the entire ecosystem under one unified Operating System.
•Serve new property types. We believe our Operating System is easily extensible beyond the rental property markets we currently serve. Expanding to additional property types provides a new avenue to capture and grow with these new customers. Within residential real estate, we see an opportunity to address manufactured housing, and HOAs. Beyond residential real estate, we see significant opportunity across commercial segments, including office, industrial, retail, and mixed-use properties. Our Operating System is well-positioned to address the unique needs of these segments. Consistent with this strategy, we have launched an early-stage commercial offering used in several mixed-use developments, demonstrating our ability to expand into new markets.
•Grow internationally. While we remain focused on the United States, we expanded our operations into Canada in 2021 to deepen our North American presence. In addition, we expanded our operations into Ireland and the UK in 2022 to support the planned growth of some of the largest operators on our platform. Over time, we plan to continue to invest in our research and development and sales and marketing capabilities to grow internationally.
The Connected Foundation Powering Our Operating System
The Entrata Operating System is powered by connected, foundational layers that work together to power APM.
1.Unified Data Layer – this forms the foundation of our Operating System. It captures every transaction and interaction across CRM, ERP, Property Operations, and Resident Engagement into a single system of record built for AI-driven automation for each customer. Our Unified Data Layer eliminates the “data gaps” across workflows that have historically plagued other multifamily solutions. By centralizing a customer’s data, the platform enables comprehensive reporting and analytics, providing operators with real-time visibility and actionable insights across their entire portfolio.
2.Payments Infrastructure – this acts as the accounting and payments backbone of our Operating System, securely connecting owners, operators, residents, and vendors through one intelligent financial network. As a payment service provider, we facilitate payments across the ecosystem, ensuring secure and efficient transactions. Embedded across every workflow, our payments infrastructure powers rent collection, procure to pay, refunds, and reconciliation with precision.

Built for the complexity of multifamily operations, our financial layer unifies payment rails, settlement logic, and accounting data into a single system. This design ensures funds move seamlessly from residents to operators and from operators to vendors while supporting security and compliance standards. It transforms every transaction into structured, auditable data that drives transparency and financial optimization across a customer’s entire property portfolio.
3.Entrata Layered Intelligence (ELI) – this is our embedded agentic AI and automation engine that converts a customer’s data into action through predictive insights and orchestrated workflows. ELI consists of ELI Essentials and ELI+. ELI Essentials is our free embedded set of AI functionality across the entire Operating System, including content and communication, decision support, quality assurance, and reputation management. ELI+ is our suite of premium AI products, including functional agentic AI for operators looking to maximize automation of key workflows in their operations. ELI is powered by our Unified Data Layer and is the only way to have full and optimal access to all data and workflows in the Operating System. We currently have four distinct ELI+ offerings powering leasing, payments, renewals, and maintenance workflows and expect to develop more ELI+ offerings over time.
These layers enable our OXP and RXP, comprising countless functionalities for operators and residents. The Entrata OXP unifies ERP, CRM, and Property Operations through guided workflows and automation that simplify complexity and improve performance. The Entrata RXP delivers a modern, personalized experience through our Homebody application that enables residents to self-serve many aspects across Resident Services, Financial Wellness, and Loyalty. Both OXP and RXP are supplemented with ELI Essentials and can be enhanced by ELI+, which natively integrates across our Operating System. Together, these platforms form the digital infrastructure that makes APM possible.
Every Entrata implementation is highly configurable to accommodate operational diversity and complexity. With more than 3,000 available settings, our Operating System adapts to each customer’s unique business model while still maintaining a unified architecture. This level of flexibility is what truly makes Entrata an enterprise-grade platform that is difficult to replicate and impossible to match through single point solutions or off-the-shelf products.
Our Products
The Entrata Operating System is designed to deliver a comprehensive set of products for all aspects of the operator and resident experience. Functionality is aligned to three product categories: Entrata

Layered Intelligence (ELI), Operations Experience Platform (OXP), and Resident Experience Platform (RXP).

entrata

OXP Operations Experience Platform

Operators

ERP

Accounting & Payments
Rent roll
GL operations
Corporate accounting
Revenue posting
Reconciliation
Financial reporting

Budgeting
Budget planning
Dynamic revenue planning
Pricing modeling
Capex planning
Variance analysis
Custom assumptions
Budget approvals

Procure-to-Pay
Vendor onboarding
Purchase orders
Inventory tracking
Invoice capture
AP automation
Digital payments
Vendor marketplace

CRM

Marketing
Lead capture
Website CMS
Campaign orchestration
Audience segmentation
Tour scheduling
Reputation management
Marketing analytics

Leasing
Online applications
Digital e-signing
Lease workflows
Renewal automation
Offer management
Fee/deposit setup
Lease analytics

Screening & Fraud
Identity checks
Background screening
Fraud scoring
Policy rule enforcement
Exception workflows
Compliance audits
Risk reporting

Property Operations

Maintenance
Work order intake
Preventative maintenance
Make-ready workflows
Inspections
Priority workflows
Resident communications
Maintenance analytics

Utilities
Utility billing
Sub-meter support
Invoice automation
Cost & consumption audits
Tarriff/rate audits
ESG reporting
Vacant cost recovery

Workforce Orchestration
Skills-based routing
Onboarding & guidance
Front-desk triage
Field mobility
Escalation workflows
Complaint resolution
Event coordination

ELI

ELI Essentials
Leasing AI
Payments AI
Maintenance AI
Renewals AI

Entrata Layered Intelligence

homebody

Resident Experience Platform **RXP**

Residents

Resident Services

Rent Payment
Multiple payment methods
Auto-pay flows
Saved payment methods
Mobile checkout
Split/partial payments
Payment security
Delinquency analytics

Amenity Booking
Self-service booking
Real-time calendars
Paid amenities
Guest usage
Event RSVPs
Policy controls

Access Control
Mobile credentials
Keyless entry
Building access
Guest passes
Access rules
Lifecycle revocation

Financial Wellness

Rent Reporting
Credit bureau reporting
Credit progress indicators
On-time incentives
Score analytics
Configurable programs
Enrollment flows

Insurance
Renters insurance
In-flow enrollment
Coverage verification
Compliance tracking
Master-policy options
Add-on coverage
Force placement

Deposit Alternatives
Monthly fee options
In-flow enrollment
Instant qualification
Move-in cost reduction
Guarantor coverage options

Loyalty

Rewards
Behavior earning
Rent redemption
Rewards catalog
Promo campaigns
Local perks
Program ROI

Move-in & Activation
Move-in checklists
Task automation
Team coordination
Frictionless add-ons
Sentiment tracking

Marketplace
Move-in essentials
Lifestyle services
Personalized offers
Insurance add-ons
Protection plans

Entrata Layered Intelligence (ELI)
Entrata Layered Intelligence is our embedded agentic AI and automation engine that converts a customer’s data into action through predictive insights and orchestrated workflows. ELI consists of ELI Essentials and ELI+. ELI Essentials is our free embedded set of AI functionality across the entire Operating System, including content and communication, decision support, quality assurance, and reputation management. ELI+ is our suite of premium AI products including functional agentic AI for operators looking to maximize automation of key workflows in their operations. ELI is powered by our Unified Data Layer and is the only way to have full and optimal access to all data and workflows in the Operating System. We currently have four distinct ELI+ offerings: leasing, payments, maintenance, and renewals and expect to develop more ELI+ offerings over time.
•Leasing AI: Automates the lead-to-lease workflow using large language models to guide prospective residents through the leasing process. Leasing AI is driving 36% faster conversion from lead to signed lease.
•Payments AI: Automates rent recovery and improves on-time payments, boosts net operating income, and engages residents with empathetic, data-driven messaging. Payments AI is driving a 7.5% improvement in on-time rent collection in early rollouts.
•Renewals AI: Automates lease renewals and reduces manual work, boosts occupancy, and engages residents earlier with predictive, resident-focused communication. Between February 2025 and March 2026, Renewals AI delivered more than 20 days of improvement on renewal signing. Between February 2025 and February 2026, Renewals AI delivered 10% lift in renewal conversion.

•Maintenance AI: Automates maintenance requests with AI-powered triage, reduces ticket volume, streamlines workflows, and resolves work orders faster. Between January 2025 and January 2026, Maintenance AI cut order resolution time by more than 30%.
Operations Experience Platform (OXP)
OXP is designed to unify every aspect of property operations into one connected workflow, reflecting the depth and complexity of real-world management. Each product represents years of domain expertise encoded into software, integrating operational, financial, and regulatory requirements that make the Entrata system difficult to replicate. Comprehensive reporting and analytics are embedded throughout the platform, empowering operators with real-time insights and customizable dashboards of their own data to drive informed decision-making and optimize portfolio performance.
•CRM: Our CRM process centralizes lead management and communication, helping operators nurture prospective residents and maximize conversion.
◦Marketing: Empowers operators to attract and convert prospective residents through integrated digital tools for website management, advertising, and lead tracking. Centralized analytics deliver insight into campaign performance, increasing visibility and occupancy rates.
◦Leasing: Streamlines the entire leasing process for operators and prospective residents by offering digital tools for marketing, application management, and electronic lease execution. Integrated communication and analytics help leasing teams manage leads efficiently while providing residents a faster, transparent, and mobile-first experience.
◦Screening and Fraud: Provides advanced tools for resident screening, identity verification and fraud prevention. Integrates background checks, credit assessments, and automated risk scoring to help operators make informed leasing decisions and reduce exposure to fraudulent activity.
•ERP: Our ERP system integrates core financial and operational functions, streamlining accounting, budgeting, and procurement for operators.
◦Accounting: Automates financial management across accounts receivable, accounts payable, general ledger, and bank reconciliations which gives operators the ability to close the books faster. Our accounting capabilities are tightly integrated with operational data to enable accuracy, compliance, and real-time portfolio visibility for each customer, which makes accounting a core, sticky component of our system.
◦Budgeting: Enables operators to create, manage and track budgets across portfolios. Supports forecasting, variance analysis and real-time budget monitoring to improve financial planning and operational efficiency.
◦Procure-to-Pay: Automates the entire procurement lifecycle, from vendor selection and purchase order creation to invoice approval and electronic payment, centralizing vendor management and improving financial control.
•Property Operations: Our property operations tools coordinate maintenance, utilities, and leasing team productivity to ensure efficient property operations.
◦Maintenance: Centralizes maintenance requests, work orders, inspections, and vendor coordination in a single platform. Automated workflows and real-time visibility into performance help to reduce costs, increase uptime, and deliver a superior resident experience.

◦Utilities: Automates the process of utility invoice processing, data entry, and reporting, while helping to identify cost-saving opportunities by analyzing utility consumption data and highlighting areas for improvement.
◦Workforce Orchestration: Unifies task management, scheduling, and communication across leasing, maintenance, and front-office teams. Advanced skills-based routing and mobile tools ensure work is assigned quickly and accurately. Standardized operating procedures drive consistent execution, and performance analytics provide clear visibility into bottlenecks and service quality.
By integrating these functions into one connected platform, OXP is designed to transform operations from manual and reactive to proactive and autonomous, contributing to improved margins and scalability for operators of all sizes.
Resident Experience Platform (RXP)
RXP, which residents experience as Homebody, connects residents directly to the same unified Operating System used by operators, creating an integrated digital experience from move-in to renewal. Every resident interaction, whether a payment, request, or renewal, feeds directly into our Unified Data Layer, strengthening automation and AI models across the Operating System.
•Resident Services: Our resident services suite streamlines rent payments, allows residents to easily reserve community resources, and manage entry.
◦Rent Payment: Enables residents to pay rent online through electronic checks, ACH, debit card, and credit card with automated reminders.
◦Amenity Booking: Allows residents to reserve community amenities through an online platform or mobile app, reducing conflicts and optimizing property resource utilization.
◦Access Control: Provides residents the ability to manage home entry and shared spaces digitally.
•Financial Wellness: Our financial wellness tools help residents build credit and access insurance and deposit alternatives.
◦Rent Reporting: Enables residents to build credit by reporting on-time rent payments to major credit bureaus, which may contribute to improved financial wellness.
◦Insurance: Allows residents to easily purchase renters insurance directly, including HO4 renters insurance policies, master policies and other coverage types, and track insurance during the leasing process.
◦Deposit Alternatives: Allows residents to replace traditional security deposits, offering a more affordable and flexible option. Instead of paying a large upfront deposit, residents at supporting locations may pay a small, monthly insurance premium, which helps reduce move-in costs and makes renting more accessible.
•Loyalty: Our loyalty tools help residents access exclusive offers, assist with move-in and connect with valuable services to support their financial goals.
◦Rewards: Provides residents with access to exclusive discounts, promotions, and financial products tailored to their needs.
◦Move-in and Activation: Streamlines the onboarding and move-in process by simplifying tasks such as lease signing, utility setup, and payment collection, ensuring a smooth and efficient transition for new residents.

◦Marketplace: Connects residents to selection of local services and products for their convenience.
RXP, through Homebody, provides the consumer-grade interface residents expect, while connecting directly to operational data in OXP. This alignment creates a closed-loop experience where resident satisfaction, financial performance, and property operations continuously reinforce one another. We believe this is a key advantage to building a closer relationship with the resident that leads to future monetization and retention opportunities.
Sales and Marketing
Our sales and marketing strategy is designed to efficiently acquire new customers, deepen adoption of Entrata with existing customers, and expand our presence in the multifamily industry. We reach operators through a combination of relationship-driven selling, targeted demand generation, and a geographically segmented go-to-market model aligned to the needs of mid-market and enterprise operators.
We generate demand through sales-driven outreach and marketing initiatives including digital programs, industry events, thought leadership, educational content, and our flagship customer event, Entrata Summit. These efforts are strengthened by our established reputation and long-standing presence in the industry.
We have an inside-sales motion to reach mid-market operators, while dedicated enterprise teams support large, complex portfolios. In addition to our sales team focused on new customer acquisition, we have a sales team focused on expanding within our existing customer base through additional unit growth and full Operating System adoption. This segmented approach maintains a disciplined customer acquisition cost and high engagement throughout the customer lifecycle. Our direct-sales model is supported by digital tools and materials that clearly demonstrate the operational and financial impact of our Operating System, including improved efficiency, accelerated lead-to-lease conversion, and enhanced resident experience.
We have cultivated deep, trusted relationships across the multifamily industry over many years. These relationships reflect a level of commitment that differentiates Entrata and enables our teams to engage operators with credibility, empathy, and a genuine understanding of their business. Our sales and marketing teams, in partnership with our customer success team, invest significant time with our customers to become trusted resources.
Together, our sales and marketing teams operate an efficient and repeatable go-to-market motion that leverages deep industry expertise, trusted relationships, and targeted demand generation to drive customer acquisition, expand adoption, and position Entrata for continued growth. We expect to continue investing in these capabilities at an adequate rate to capture the significant opportunity ahead.
Customer Success
We are committed to empowering our customers and ensuring they achieve maximum value from our Operating System. Our customer success team serves as a primary resource for day-to-day customer needs. In addition, they assist customers with near- and long-term strategies on how to best utilize our Operating System to achieve their operational goals. Through regular check-ins and health monitoring, the team identifies adoption gaps, opportunities for improvement, and potential upsell or expansion opportunities that support long-term retention. Our customer success team guides new customers through implementation and onboarding and provides ongoing product support. Our customers benefit from dedicated customer success managers who build strong relationships, promote adoption of key features, and drive engagement to unlock the full potential of our platform over time.
In addition to responsive live support by phone, chat, and email, we offer a wide range of educational and community resources, including interactive training sessions, certification programs, on-demand learning modules, and on-site workshops, enabling customers to manage their needs effectively.

Greystar

Conventional + Student + Senior

"Entrata continues to demonstrate that a unified Operating System delivers meaningful efficiency gains. Our teams rely on Entrata for stability, reporting, and consistent workflows that support our operational goals across a diverse set of assets."

Tim Foley, Executive Director, US Property Management Support Services Group

Elevating operating performance at scale with a unified operating system

Greystar's property management business, as the largest operator of rental housing in the U.S., manages one of the most complex and diverse portfolios in the industry. Greystar has adopted the Entrata Operating System for a portion of its portfolio to modernize core workflows, unify digital experiences, and drive operational efficiency at scale.

The standardized foundation of Entrata's Operating System has also enabled Greystar to expand adoption of Entrata's analytics offerings and native AI solutions (ELI+).

Customer Tenure

7 Years

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AIR Communities

Conventional + Affordable + Commercial

A Blackstone portfolio company

> "Entrata gives us the flexibility to operate our complex portfolio without sacrificing control or consistency. Their configurable workflows, open architecture, and support across conventional, affordable, and commercial assets have been critical to how we run our business."

Kristina Howe, EVP of Operations, AIR Communities

COMPANY METRICS

100% Units on Entrata OS

6 YRS. Customer tenure

Operating a highly complex portfolio on a flexible, configurable operating system

AIR Communities operates a complex portfolio, spanning conventional multifamily, affordable housing, and commercial assets. Managing this level of diversity at scale requires an operating system that can support centralized control while enabling localized execution across distinct regulatory, financial, and operational models.

AIR selected Entrata to move beyond legacy systems that could not adapt to this complexity and to adopt a flexible Operating System with modern architecture, configurable workflows, and direct access to data. Over time, Entrata has supported AIR through significant portfolio evolution, ownership transitions, and organizational change while providing a consistent operating foundation across asset types.

Today, Entrata enables AIR to operate with greater standardization and confidence across its multifamily, affordable, and commercial assets, while retaining the flexibility to integrate best-in-class tools and maintain proprietary workflows where required.

Impact

$4M+ Recovered

Improved performance and confidence in affordable housing operations

Entrata's affordable functionality helped AIR recover more than $4M in delayed subsidy payments and restored operational confidence in managing voucher-based workflows.

Why Entrata?

- **Flexible Operating System** designed to support complex, multi-asset portfolios
- **Configurable workflows** that balance centralized control with localized execution
- **Open architecture and APIs** enabling direct access to data and integrations
- **Proven ability to support regulated environments**, including affordable housing and complex local compliance requirements

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Asset Living

Student + Conventional + Affordable

> Our partnership with Entrata has been about building for scale. What began with innovation in student housing has grown into a platform that supports our broader operating model as we continue to expand across diverse housing verticals."

Alex Abernathy,
Executive Vice President,
Asset Living

COMPANY METRICS

289K	Total units under management
41	U.S. states with units
28%	Units on Entrata OS
14 YRS.	Customer tenure

Scaling a diversified management platform through long-term partnership

Asset Living is the second-largest fee manager in the rental housing industry, with a portfolio that now spans student, conventional, and affordable housing across hundreds of thousands of units. More than a decade ago, Asset partnered with Entrata to modernize operations at a time when the student housing market lacked a purpose-built operating system and legacy systems could not support the complexity or pace required to scale.

That partnership helped establish Entrata as a platform capable of supporting diverse operating models, particularly in student housing, where Asset Living played a key role in shaping purpose-built functionality. As Asset Living expanded beyond student housing and accelerated growth through acquisitions, Entrata's Operating System continued to support the evolution of its operating model, enabling standardized workflows, operational scale, and extension into new verticals.

Asset Living has grown dramatically, moving from the middle of the NMHC Top 50 rankings to the second largest manager in the country in 2025, with Entrata serving as a key technology partner during this period of growth for both companies.

Impact

25% Efficiency gains

Accounting operations streamlined

Across its portfolios, Asset Living has observed a 25% improvement in accounting efficiency for properties operating on Entrata compared to those using other property management systems.

Why Entrata?

- **Long-term technology partnership** that evolved alongside Asset Living's growth
- **Proven ability to support complex operating models**, initially in student housing and now across multiple housing verticals
- **Flexible Operating System** capable of scaling workflows and standardizing processes
- **Willingness to co-develop functionality** to meet real-world operational needs

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Independence Realty Trust (“IRT”)

IRT LIVING

Conventional

> **Running a publicly traded REIT requires absolute confidence in the integrity of our systems. We trust Entrata as our core Operating System thanks to their track record delivering a scalable, reliable, and secure platform. That confidence, combined with Entrata’s extensive configurability and work-flow automation, has been critical as we continue to grow.**

Josh Kulick,
EVP and Head of Technology and Innovation,
Independence Realty Trust

COMPANY METRICS

34K	Total units under management
12	U.S. states with units
100%	Units on Entrata OS
5 YRS.	Customer tenure

Modernizing accounting operations for a public multifamily real estate investment trust (“REIT”)

Independence Realty Trust is a publicly traded multifamily REIT operating at national scale, where accuracy, compliance, and operational efficiency are essential to day-to-day performance. Prior to adopting Entrata, IRT relied on legacy systems and manual workflows that limited automation and slowed core operational and accounting processes across the organization.

IRT selected Entrata to centralize operations, automate high-volume workflows, and support enterprise-grade financial management at scale. Since implementation, Entrata has become the foundation for IRT’s operational and accounting processes and data strategy, enabling greater efficiency, consistency, and visibility across a publicly traded portfolio.

Why Entrata?

- **Workflow automation** that reduces manual operational effort
- **Enterprise-grade accounting capabilities** proven at public company scale
- **Native compliance and financial controls** embedded in the Operating System
- **Data access and analytics capabilities** enabling a more data driven operating model

Impact

40+

Automated workflows replaced over 40 distinct manual processes across the organization

Entrata enabled IRT to automate high-volume marketing, leasing, operations, and accounting workflows, reducing reliance on manual processes, improving consistency, and creating new efficiencies.

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Landmark Properties

Conventional + Student

> **"The ability to support our employees and residents through one unified Operating System has transformed the way we operate. As we've grown, so has Entrata's technology, enabling Landmark to consolidate point solutions in favor of native functionality to the Entrata Operating System. Their speed of innovation and access to new technology enables us to continue growing and innovating."**
>
> *Jonathan Bove, EVP, Landmark Properties*

COMPANY METRICS

22.4K	Total units under management
27	U.S. states with units
100%	Units on Entrata OS
10 YRS.	Customer tenure

Scaling a 70,000-bed portfolio on one unified operating system

Landmark operates one of the most operationally complex housing portfolios in the U.S., with high-volume leasing cycles, intense annual student turn periods, and rapid portfolio growth across student, conventional, and build-to-rent ("BTR") housing verticals. As they rapidly expanded from just over 10,000 beds to nearly 70,000 beds, Landmark needed an operating system that could support heavy daily workflows, reduce reliance on disjointed and data-deprived point solutions, and keep pace with their innovation roadmap.

Entrata became Landmark's operating foundation for leasing, operations, accounting, utilities, and resident experience. The pace of innovation and new product delivery has given Landmark a competitive advantage, enabling teams to operationalize new capabilities quickly within existing workflows as the portfolio continues to scale.

WORK
HARD
STAY
HUMBL

Impact

6X Portfolio growth

Operating at scale across a rapidly expanding portfolio

As Landmark grew its portfolio sixfold, Entrata provided the operational foundation needed to support increased leasing volume, resident activity, and onsite execution without adding fragmented systems.

Why Entrata?

- **Enterprise-grade operating system** proven at scale across high-volume portfolios
- **One connected Operating System** to support a broad portfolio of property types and functions
- **Consolidation** of utilities, procure-to-pay, analytics integrations, websites, and resident services
- **Accessible APIs and Unified Data Layer** powering automation and future AI adoption

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SimplyHome

Single-Family Rentals

> Entrata gives us the confidence that we can deliver a consistent, high-quality experience to residents even as our portfolio grows. Having a single platform that supports our teams and residents across thousands of individual homes has been critical to how we operate today and how we plan for the future."

Matt Hansen, President, SimplyHome

COMPANY METRICS

11.5K Units on Entrata OS

2 YRS. Customer tenure

Delivering a modern resident experience across a single-family rental portfolio

SimplyHome is a vertically-integrated single-family rental ("SFR") operator focused on delivering a consistent, high-quality resident experience across thousands of individual homes. As the SFR category continued to expand, SimplyHome recognized the need to move beyond fragmented systems and adopt a more unified operating model that could support residents, internal teams, and future growth.

SimplyHome selected Entrata to replace a patchwork of disconnected tools with a single platform capable of supporting leasing, resident engagement, screening, and certain financial services (including vendor payment and rent payment). Today, Entrata provides SimplyHome with a centralized Operating System that enables teams to collaborate more effectively and gives residents a modern, consumer-grade experience, while allowing SimplyHome to evolve its operating model as the SFR portfolio scales.

Impact

95% Digital adoption

Digital-first resident experience for single-family rentals

SimplyHome supports a fully digital resident journey, with 95% of rent payments completed online and nearly all leases executed digitally, including 100% of renewals and 98% of new leases.

Why Entrata?

- **Flexible, centralized operating system** capable of supporting single-family rental workflows across thousands of individual homes
- **Unified platform** replacing fragmented, manually connected systems
- **Resident-facing tools** that improve engagement and digital adoption
- **Long-term partnership approach** aligned with SimplyHome's growth strategy

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Preiss

Student Housing

> "Our transition to Entrata has not only greatly improved the resident, site staff, and corporate experiences, but provided our teams the ability to deliver innovation at record speed. Entrata's partner network, automation, API accessibility, and configurability, while still maintaining enterprise-grade software, far exceeds legacy PMS platforms in the industry."

Adam Byrley, COO, Preiss

COMPANY METRICS

14.5K Total units under management

12 U.S. states with units

100% Units on Entrata OS

3 YRS. Customer tenure

Transforming student housing operations after years of utilizing legacy systems

As one of the most technology-forward operators in student housing, Preiss is focused on continuous innovation, but legacy property management software ("PMS") platforms limited the speed and scale they needed. After evaluating various platforms, Preiss moved their entire portfolio to Entrata in 2023 to unlock automation, accelerate innovation cycles, and build a flexible foundation for upcoming data and AI initiatives.

Since transitioning from their previous provider, Preiss has already seen measurable improvements in lead conversion, responsiveness, and digital adoption. These gains give the company a stronger operating foundation as they prepare for additional product expansion in 2026.

Why Entrata?

- **One connected system** for leasing, payments, operations, analytics, and resident experience
- **Platform stability and rapid innovation cycles** that match Preiss technology goals
- **Ability to move** beyond closed legacy systems with limited data access
- **Flexible API and architecture** that supports integrations and custom automation

Impact

94%

Stronger leasing performance and portfolio responsiveness

Responded to 94% of student leads during peak leasing season

19%

Conversion rates well above student housing norms

New lead to lease conversion reached 19%, nearly double industry benchmarks

96%

High adoption of digital workflows

96% of student payments were made online and 92% of student new leases were signed digitally

2.25

Faster maintenance turnaround times

Student work orders resolved in an average of 2.25 days compared to 3 days in prior periods

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Westland Real Estate Group

WESTLAND

Conventional

> The technology needs to mirror the real-world processes that we use as a business. The most valuable part of Entrata's AI is that it can take over the administrative work our people struggle with most, so our teams can focus on the parts of the job only humans can do."

Shani Nowlin, CTO, Westland Real Estate Group

COMPANY METRICS

18K Total units under management	**3** U.S. states with units	**100%** Units on Entrata OS	**2 YRS.** Customer tenure

Advancing conventional operations with native AI and automation

Westland chose Entrata to support a more data-driven, automated approach to operating its portfolio. The company wanted an operating system that could give site teams, corporate teams, and executives a shared, reliable view of the business while creating more capacity for teams to spend less time on administrative work and more time on residents and property performance.

Entrata provided Westland with a more integrated Operating System and a stronger foundation for AI across core workflows. With better data controls, deeper audit visibility, and automation built into the platform, Westland has been able to reduce manual review, streamline accounting and administrative processes, surface issues faster, and use AI to drive more effective day-to-day operations.

Impact

12,480 **Annual hours saved**

Accounts receivable operations streamlined

Entrata reduced the work required to support accounts receivable, saving Westland an estimated 12,480 hours annually.

Why Entrata?

- **Native AI and automation embedded** directly into core workflows
- **Modern architecture and cleaner access to operational data**
- **Integrated accounting workflows and stronger system controls** that reduce manual review
- **Partner committed to continuous innovation and product improvement**

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Research and Development
Our research and development organization is focused on building and refining the technologies that power our Operating System. We maintain a robust global research and development footprint, with a development center in India and a strong presence in Israel, enabling us to tap into global AI talent pools. We are committed to delivering improvements that enhance functionality, performance, and customer experience, and we prioritize rapid, reliable deployment so our customers can benefit from ongoing innovation. Our research and development centers on advancing our core technologies and increasing the Operating System’s usability, reliability, and flexibility for owners, operators, residents, and vendors.
We employ a modern, cloud-native software architecture built on microservices, containerization, and continuous integration and deployment practices. Our development framework allows for rapid iteration, quality assurance, and secure delivery of new features and updates. AI and machine learning are embedded across our software development lifecycle, including with respect to automated code generation and testing, predictive issue detection, and intelligent deployment monitoring and optimization. We believe these capabilities enable greater engineering productivity, including increased output per software engineer, faster release cycles, and higher product reliability, while maintaining strong governance and security standards.
We maintain a strategic technology roadmap that guides the introduction of new features and functionality we believe will strengthen our Operating System and support long-term growth. As the needs of our customers evolve, we plan to continue investing in research and development to further expand and enhance our Operating System, ensuring we remain at the forefront of APM technology.
We believe sustained investment in research and development is critical to maintaining our competitive advantage and advancing our vision for APM. By prioritizing innovation and continuous improvement, we aim to deliver solutions that anticipate industry trends and reinforce Entrata’s leadership position.
Our Employees, Culture, and Values
We believe our team is our most valuable asset. Our success is driven by our dedicated employees and a vibrant culture that fosters innovation and collaboration. By investing in employee development and encouraging open communication, we cultivate a team-oriented atmosphere that supports both personal growth and organizational excellence.
We place a strong emphasis on the following core values, which guide decision-making and shape the workplace environment:
•Obsess over the living experience. Our singular focus is creating an Operating System that enables operators to be heroes to their residents. We’re obsessed with improving the process of finding a home—and we believe that process is the foremost value driver for our industry.
•Excellent alone, better together. The whole is greater than the sum of its parts. We make sure each person who joins the Entrata team is excellent on their own. Together, we develop solutions with quality and speed, and as we help our customers, we are accountable to each other.
•Be bold and finish strong. We think big and encourage innovation, continuously seeking new ways to improve and deliver results to reach our goals. Experimentation and learning are part of the work we do every day. Our ambition drives us to never settle for the status quo and get ideas across the finish line.
•Prioritize different perspectives. Our success depends on embracing different perspectives that enhance our products and team. We make sure each individual works in an atmosphere of respect and acceptance.
At Entrata, we are committed to creating better living experiences for millions of people worldwide through meaningful outreach and community support. Our initiatives include hosted events, community engagement, and volunteer activities through ongoing partnerships with organizations such as Utah Foster Care and participation in state initiatives such as the Care Communities Program in Utah that assists foster families. Together with our customers, we also help provide fully furnished, rent-free apartment units within their properties for youth aging out of foster care.
As of March 31, 2026, we had 2,198 employees, with 1,169 based in the United States and 1,029 in our international locations.
Competition
We operate in a large, fragmented, and rapidly evolving market within the rental property ecosystem. We compete in a number of markets, including legacy property management systems and point solutions, for the adoption of our Operating System and products. Our competitors have historically fallen into four primary categories:
•legacy incumbent property management solutions, including Yardi, Inc., RealPage, Inc., MRI Software LLC, AMSI Software, Inc., and other competitors;
•property management solutions focused on small and midsized businesses including AppFolio, Inc., Buildium and Propertyware (both owned by RealPage, Inc.), and Yardi Breeze (owned by Yardi, Inc.);
•point solutions that address discrete workflows that compete with us in a single offering or category of offerings; and
•the status quo of spreadsheets, email, paper checks, and bespoke in-house systems that do not leverage technology-enabled workflows.
We believe that the principal competitive factors in our market include:
•total cost;
•time to value;
•ability to connect and serve the whole ecosystem, including owners, operators, residents, and vendors;
•ability to serve enterprise customers;
•industry expertise and resulting tailored products and functionality;
•ease of integration and implementation;
•scale and reach of customer base and level of system adoption;
•product breadth and depth;
•ability to improve and expand products and functionality;
•ability to offer customizations and configurations;
•ability to automate complex processes;
•security and reliability;
•scalability and reliability of service;
•brand awareness and reputation;

•sales and marketing capabilities;
•customer experience and success; and
•financial resources.
We believe that we compete favorably with our competitors on the basis of these factors, specifically for the industry’s largest and most complex enterprise operators. However, some of our existing competitors have greater name recognition, longer operating histories, larger customer bases, and larger sales and marketing budgets, as well as greater financial, technical, and other resources. Nevertheless, we believe that our long-standing focus on solving owner, operator, resident, and vendor needs and our competitive advantages will enable us to continue building a modern Operating System that is difficult to replicate.
For additional information about the risks to our business related to competition, see the section titled “Risk Factors—Risks Related to Our Business—We face intense competitive pressures and our failure to compete successfully could harm our business, financial condition, and results of operations.”
Government Regulation
Our business, as well as our customers’ businesses, is subject to a wide variety of federal, state, local, and international laws and regulations. Compliance with these laws and regulations requires significant resources and attention.
As more fully described below, certain of our products are subject to laws and regulations related to fair credit reporting, anti-money laundering, money transmission, data protection and privacy, insurance, e-commerce, licensing, telemarketing, electronic communications, consumer protection, and other subjects. We also are subject to rules promulgated and enforced by multiple authorities and governing bodies in the United States, including federal, state, and local agencies, payment card networks, insurance carriers, and other authorities. With respect to our business, these laws and regulations include, but are not limited to:
•Fair Credit Reporting Act. The FCRA, as amended by the Fair and Accurate Credit Transactions Act, promotes the accuracy, fairness, and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer report and requires companies that furnish information to credit bureaus to report such information accurately. FCRA also imposes disclosure requirements on companies who take adverse action on resident applications based on information contained in a consumer report or received from a third party and requires companies who use consumer reports in establishing rental terms to provide credit score notices to affected consumers. FCRA also imposes rules and disclosure requirements on companies’ use of consumer reports for marketing purposes.
•BSA and FinCEN Regulation. Federal anti-money laundering and anti-terrorist financing laws, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and its implementing regulations, require certain institutions, including money transmitters, to register with the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) as MSBs. Such laws and regulations are intended to assist the government with the detection and prevention of money laundering and terrorist financing through the U.S. financial system and require MSBs to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records, among other things. We maintain an MSB registration with FinCEN but we have not commenced operations as an MSB. Notwithstanding, in connection with our MSB registration with FinCEN and obligations imposed on us by our bank partners and other third-party service providers, we have implemented a written anti-money laundering program to implement “know your customer” procedures and identify and address, among other things, any suspicious activity in the use of the Entrata Operating System.

•State Licensing Requirements. We maintain and may continue to obtain money transmitter licenses (or their equivalents) in multiple states in order to maintain flexibility in the growth and expansion of our payment processing operations, although we generally do not currently operate under such state money transmitter licenses. State laws impose a variety of requirements and restrictions on licensed money transmitters, including record-keeping requirements; bonding requirements; disclosure requirements; examination requirements; activity reporting and license renewal requirements; notification and approval requirements for certain changes in officers, directors, stock ownership, or corporate control; permissible investment requirements; minimum net worth requirements; qualified individual requirements; anti-money laundering and compliance program requirements; and data security and privacy requirements.
•Card Network and NACHA Rules. We rely on our relationships with financial institutions and third-party payment processors to access the payment card networks, such as Visa and Mastercard, which enable our acceptance of credit cards and debit cards. We are required by these third-party payment processors to register with Visa, Mastercard, and other card networks and to comply with the rules and the requirements of these card networks. Card networks routinely update, generally expand, and modify their requirements, including rules regulating data integrity, third-party relationships, merchant chargeback standards, and compliance with the PCI DSS. PCI DSS is a set of requirements designed to ensure that all companies that process, store, or transmit payment card information maintain a secure environment to protect cardholder data. We are also subject to the operating rules of the National Automated Clearing House Association (“NACHA”). NACHA is a private-sector organization which administers and facilitates the operating rules for ACH payments and defines the roles and responsibilities of financial institutions and other ACH network participants.
•State Insurance Laws. We are licensed to operate as an insurance agency in multiple states and we contract with carriers to offer insurance products, such as renters insurance, master policies, and security deposit alternatives, to our customers. State insurance laws impose a variety of requirements and restrictions on us, including licensing and registration requirements, compliance with certain standards of conduct, obligations to maintain certain records of customer information and transactions, disclosure requirements regarding the terms and conditions of insurance products, and regulations governing the solicitation and sale of insurance products.
•California Consumer Privacy Act and Other Comprehensive State Privacy Laws. The CCPA imposes requirements on the processing of personal information of California residents and gives California residents rights in their personal information, including to access and delete their personal information, opt out of sales of personal information or other personal information sharing, and receive detailed information about how their personal information is used, among other rights. Numerous other states have also passed comprehensive privacy laws similar to the CCPA, and similar laws are being considered in several other states, as well as at the federal and local levels.
•Telephone Consumer Protection Act. The federal Telephone Consumer Protection Act and the regulations promulgated thereunder impose various consumer consent requirements and other restrictions in connection with certain telemarketing activity and other types of communication with consumers by automated or prerecorded phone, fax, or text message, and provide guidelines designed to safeguard consumer privacy in connection with such communications. Several states have also enacted laws regulating the use of telephones, fax, or text messages to communicate with consumers.
Customers who use our products may be subject to certain of these laws and regulations as well as the Fair Housing Act and other laws and regulations that are related to fair housing, utility billing, fee transparency, state and local laws related to rent control or regulation, and other subjects. Customers depend on our products to support compliance with these laws and regulations and compliance is important both for our business and for our customers’ businesses. To this end, we work closely with customers and external advisors to monitor issues and stay up to date on regulatory developments.
Additional laws and regulations relating to these areas likely will be passed in the future, and these or existing laws and regulations may be interpreted or enforced in new or expanded manners, each of which could result in significant limitations on ways we operate our business and ways our customers operate their businesses. There is a risk that certain laws and regulations could become applicable to us as we expand the functionality of, and products offered through, our Operating System. New and evolving laws and regulations and changes in their enforcement and interpretation, may require changes to our platform, products, or business practices or those of our customers, and may significantly increase our compliance costs and otherwise adversely affect our business and results of operations. As our business expands either in functionality or geographic scope, our compliance requirements and costs may increase and we may be subject to increased regulatory scrutiny.
See the section titled “Risk Factors—Risks Related to Regulatory or Legal Matters—We are subject to significant governmental regulation, and failure to comply could subject us to enforcement actions, or other penalties, which could have a material adverse effect on our business, financial condition, and results of operations” for additional information about the laws and regulations we are subject to and the risks to our business associated with such laws and regulations.
Privacy, Data Protection, and Security
We strive to prioritize the trust of owners, operators, residents, and vendors and place an emphasis on privacy, data protection, and security. Our privacy compliance measures and security program are designed to address privacy, security, and compliance obligations relating to the collection, use, storage, disclosure, retention, transfer, transmission, and other processing of personal information related to owners, operators, residents, vendors, and employees.
We have a dedicated team of professionals that focus on application, network, and system security, as well as security compliance, monitoring, education, and incident response. We maintain a vulnerability management program designed to identify and remediate security vulnerabilities on servers, workstations, network equipment, and applications. We employ various security measures, such as encryption, multi-factor authentication and layered security controls as part of our efforts to protect data and control access to our resources containing confidential, sensitive, and personal information.
We design our Operating System, offerings, and policies to facilitate compliance with evolving privacy, data protection, and security laws, regulations, industry standards, and other legal and contractual obligations. We maintain a website privacy policy and various other policies and practices relating to data security and concerning our collection, use, storage, disclosure, retention, transfer, transmission, and other processing of personal information.
The publication of our website privacy policy and other public-facing policies, notices, statements, and representations regarding privacy, data protection, or security may subject us to lawsuits, regulatory investigations, enforcement, and other actions if they are found or perceived to be deficient, lacking transparency, deceptive, misleading, or misrepresentative of our practices. We and our vendors also are subject to numerous laws, regulations, industry standards, and other legal and contractual obligations regarding privacy, data protection, and security. These laws, regulations, industry standards, and obligations as well as their applications and interpretations, are rapidly developing, expanding, and evolving and may develop, expand, and evolve in ways we cannot predict.
For example, CCPA gives California residents the right to access, delete, and opt-out of selling and certain sharing of their personal information, and to receive detailed information about how it is used and shared, among other rights. CCPA provides for civil penalties and statutory damages for violations, and the law creates a private right of action for certain security breaches that result in the loss of personal information as a result of the failure to implement reasonable security measures. Additionally, the enactment of CCPA has spurred a wave of similar legislative developments in several other states, resulting in a complex patchwork of overlapping but sometimes differing laws regarding privacy, data protection, and security. Similar laws are being considered in several other states, as well as at the federal and local levels.
Other privacy, data protection, and security laws and regulations to which we or our vendors may be subject include, for example, the California Online Privacy Protection Act, Fair Credit Reporting Act, Canada’s Personal Information Protection and Electronic Documents Act, Controlling the Assault of Non-Solicited Pornography and Marketing Act, Canada’s Anti-Spam Law, Australia’s Privacy Act, the Telephone Consumer Protection Act, Section 5(c) of the Federal Trade Commission Act, Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), the EU General Data Protection Regulation, the EU ePrivacy Directive, and similar laws in the United Kingdom. More generally, the numerous privacy, data protection, and security laws, regulations, industry standards, and other obligations that apply to us or our vendors may evolve in a manner that relates to our practices or the features of our online platform or mobile app. Any failure or perceived failure to comply with these obligations, where applicable, can result in regulatory enforcement actions, the imposition of significant civil and/or criminal penalties, and private claims and litigation, including class action lawsuits. We may need to take additional measures to comply with the new and evolving legal and contractual obligations and to maintain, improve, and enhance our security posture in an effort to avoid security incidents or breaches affecting our confidential, sensitive, and personal information. This may require us to incur significant costs, implement new processes, or change our handling of information and business operations, which could ultimately hinder our ability to grow our business by extracting value from our data assets.
Furthermore, as we accept debit and credit cards for payment, we are required to comply with applicable obligations under PCI DSS. PCI DSS is a set of standards designed to ensure that all companies that process, store, or transmit payment card information maintain an appropriately secure environment to safeguard cardholder data. Compliance is an ongoing effort, and the requirements evolve as new threats are identified. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain services to some customers, be costly to implement, or difficult to follow. If we fail to comply with these rules or regulations, we may be subject to fines and higher transaction fees and lose our ability to offer our payment solution to customers. Costs and interruptions associated with the implementation of new or upgraded systems and technology could also disrupt or reduce the efficiency of our operations.
We also contract with third-party service providers, including shared cloud computing services, to store, host, or otherwise process data (including personal information) on our behalf in compliance with applicable laws and regulations. We take steps to enter into data processing agreements where required by law with all third-party providers who process personal information on our behalf that impose obligations on such third parties and include obligations for such third parties regarding privacy, data protection, and security. We also review and evaluate the services prior to adoption to verify that such services are aligned with the provider’s contractual obligations to us. Despite our efforts, however, we may fail to identify a third-party provider’s noncompliance with these obligations at times, and we cannot guarantee that our data processing agreements alone will be sufficient to protect us from complaints, claims, investigations, proceedings, adverse publicity, or other risks or liabilities relating to privacy, data protection, or security.
Despite our efforts to comply with applicable laws, regulations, industry standards, and other legal and contractual obligations relating to privacy, data protection, and security, it is possible that our interpretations of such laws or their applicability to our practices or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, and obligations. Our failure, or the failure by our third-party partners, vendors, service providers, or customers, to comply with applicable laws, regulations, industry standards, and any other legal and contractual obligations relating to privacy, data protection, or security, or any compromise of security that results in unauthorized access to, or use, modification, release, or other unauthorized processing of personal information or other confidential or sensitive information relating to customers, their employees, other personnel, or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation and brand, discourage new and existing owners, operators, residents, and vendors from using our platform, or result in fines, investigations, or proceedings by governmental agencies, and private claims and litigation, any of which could adversely affect our business, financial condition, and results of operations.
For additional information, see the sections titled "Risk Factors—Risks Related to Our Business—Our customers and their residents share, and we process, a high volume of sensitive and personal information through our Operating System. Our reputation, and therefore our success, depends upon the security of our Operating System and the security of the companies with which we share that information. Any actual or perceived breach of our system, or of our service providers’ systems, or any other type of security breach or incident, could materially impact our reputation, brand, business, financial condition, and results of operations” and “Risk Factors—Risks Related to Regulatory or Legal Matters—We are subject to stringent and changing laws, regulations, industry standards, and other legal and contractual obligations related to data privacy, data protection, security, AI, and the processing of personal information. Our actual or perceived failure to comply with such laws, regulations, standards, and obligations could lead to governmental investigations, enforcement actions, or other proceedings, a disruption of our Operating System and other products, private claims, and litigation, including class action lawsuits, changes to our business practices, increased costs of operations, adverse publicity, limitations on the use or adoption of our services, and other negative effects on our business, financial condition, and results of operations.”
Intellectual Property
We believe that our intellectual property and other proprietary rights, including those in our proprietary technology, software, data, know-how and brand, are valuable and important to our business. We rely on patents, copyrights, trademarks, service marks, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements, employee confidentiality and invention assignment agreements, and other contractual restrictions to establish and protect our intellectual property and other proprietary rights.
As of March 31, 2026, we had five U.S. patent applications pending and three PCT patent applications pending. We continually review our development efforts to assess the existence and patentability of new intellectual property.
As of March 31, 2026, we held 29 registered trademarks in the United States, and also held 112 registered trademarks in foreign jurisdictions. In addition, we have registered domain names for websites that we use in our business, such as www.entrata.com and other variations.
We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. Intellectual property laws and our efforts to protect our intellectual property and other proprietary rights may provide only limited benefits. Despite our efforts to protect our intellectual property and other proprietary rights, they may be invalidated, circumvented, reduced in scope, deemed unenforceable or otherwise challenged, or they may be infringed, misappropriated, or otherwise violated. The efforts undertaken to protect our intellectual property and other proprietary rights, including our confidential information, may not be sufficient or effective. For additional information, see the section titled “Risk Factors—Intellectual Property Risks—If we fail to adequately protect our intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights.”
Facilities
Our corporate headquarters is located in Lehi, Utah, where we currently lease approximately 106,000 square feet under a lease agreement that expires in 2038. We lease or license additional offices in the United States, including in Logan, Utah and Plano, Texas, as well as in Pune, India; Amsterdam, Netherlands; and Tel Aviv, Israel. We do not own any real property. We believe that these facilities are suitable to meet our needs and that we will be able to secure additional space, as needed, to accommodate expansion of our operations.
Legal Proceedings
From time to time, we are subject to legal proceedings and claims that arise in the ordinary course of business, as well as governmental and other regulatory inquiries, investigations, audits, and proceedings. In addition, third parties may from time to time assert claims against us in the form of letters and other communications. We are not currently subject to any legal proceedings that, if determined adversely to us, would, in our opinion, have an adverse effect on our business, results of operations, or financial condition. Future litigation may be necessary or warranted to defend ourselves or our partners or to establish or assert our rights, among other things. The results of any current or future legal proceedings or litigation cannot be predicted with certainty, and regardless of the outcome, legal proceedings or litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of May 15, 2026:

Name	Age	Position(s)
Executive Officers:
Adam Edmunds	47	Chief Executive Officer and Director
Chase Harrington	42	President, Chief Revenue Officer, and Director
Mark Hansen	46	Chief Financial Officer
Nico Dato	37	Chief Marketing Officer
Jason Taylor	49	Chief Technology Officer and Chief Information Security Officer
Catherine Wong	50	Chief Product Officer and Chief Operating Officer

Non-Employee Directors:
William Koefoed	61	Director
Kyle Paster	39	Director
John Rudella	55	Director
Executive Officers
Adam Edmunds. Adam Edmunds has served as our Chief Executive Officer since December 2020 and as a member of our board of directors since August 2021. Prior to joining us, Mr. Edmunds served as President at Podium Corporation, Inc., a cloud-based software company (“Podium”), from December 2015 to May 2020. Mr. Edmunds holds a B.S. and an M.S. in Accounting from Brigham Young University.
Mr. Edmunds was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer.
Chase Harrington. Chase Harrington has served as our President since July 2015, our Chief Revenue Officer since March 2026, and as a member of our board of directors since April 2022. Mr. Harrington previously served as our Chief Operating Officer from July 2015 to March 2023. Mr. Harrington holds a B.S. in Exercise Science and an M.B.A. from Brigham Young University.
Mr. Harrington was selected to serve on our board of directors because of the perspective and experience he brings as our President, Chief Revenue Officer, and former Chief Operating Officer.
Mark Hansen. Mark Hansen has served as our Chief Financial Officer since February 2021. Prior to joining us, Mr. Hansen served as the Head of Finance and Accounting at Pluralsight, Inc., an online education company, from January 2014 to February 2021 and also as its Interim Co-Chief Financial Officer from September 2016 to April 2017. Mr. Hansen holds a B.S. in Accounting from Westminster University and a Master of Accounting from the University of Utah.
Nico Dato. Nico Dato has served as our Chief Marketing Officer since April 2022. Prior to joining us, Mr. Dato served as Executive Vice President, Marketing of Podium from December 2018 to April 2022 and as its Vice President, Marketing from May 2015 to December 2018. Mr. Dato holds a B.S. in Economics from the University of Utah.
Jason Taylor. Jason Taylor has served as our Chief Technology Officer and Chief Information Security Officer since May 2021. Prior to joining us, Mr. Taylor served as Chief Technology Officer and Chief Information Security Officer of Podium from November 2019 to May 2021 and as its Chief Technology

Officer from March 2017 to November 2019. Mr. Taylor holds a B.S. in Computer Science from Brigham Young University and an M.B.A. from the David Eccles School of Business.
Catherine Wong. Catherine Wong has served as our Chief Operating Officer and Chief Product Officer since March 2023. Prior to joining us, Ms. Wong held various roles including Chief Operating Officer, Chief Product Officer, and Executive Vice President, Engineering at Domo, Inc., a cloud-based business intelligence platform, from November 2015 to January 2023 after serving as Senior Vice President, Engineering from September 2013 to November 2015. Prior to joining Domo, Ms. Wong was Vice President, Engineering at Adobe Inc., a software company, from August 2009 to August 2013, and previously held various roles at Omniture, Inc., an online marketing and web analytics company, prior to its acquisition by Adobe. Ms. Wong received a B.S. in Computer Science from Brigham Young University.
Non-Employee Directors
William Koefoed. William Koefoed has served as Chief Financial Officer of Harness, Inc., a software delivery platform since May 2026. Prior to joining Harness, Mr. Koefoed served as Chief Financial Officer of OneStream, Inc., an enterprise finance management software company, from November 2019 through December 2025 and Chief Financial Officer of Blue Nile, Inc., an e-commerce retailer of diamonds and fine jewelry, from February 2018 through November 2019. Prior to joining Blue Nile in 2018, he served as the Chief Financial Officer and partner of BCG Digital Ventures, part of Boston Consulting Group, and as the Chief Financial Officer of Puppet, Inc., an IT automation software development company. Mr. Koefoed also served in a variety of finance roles at Microsoft Corporation beginning in 2005, including as Chief Financial Officer of its Skype division, General Manager of Investor Relations and General Manager of IT Finance. Prior to joining Microsoft, Mr. Koefoed held leadership roles at Hewlett-Packard Company, PwC, and Arthur Andersen. Mr. Koefoed serves on the board of directors of Bank OZK. Mr. Koefoed received his B.S. and M.B.A. degrees from the University of California, Berkeley.
Mr. Koefoed was selected to serve on our board of directors because of his experience in financial and operational roles.
Kyle Paster. Kyle Paster has served as a member of our board of directors since July 2021. Mr. Paster is a Managing Director of Silver Lake, a global technology investment firm, where he has worked since July 2011. He currently serves on the board of directors of Qualtrics, LLC, a customer experience management company, and Altera Corporation, a leading fabless semiconductor company. He previously served on the board of directors of SecureWorks Corp., an information security services company and a public subsidiary of Dell Technologies, Inc., and ServiceMax, Inc., a cloud-based field service management software company. Mr. Paster holds a B.S. in Economics from The Wharton School of the University of Pennsylvania.
Mr. Paster was selected to serve on our board of directors because of his knowledge and understanding of business and corporate strategy, and his extensive experience serving as a board member to public and private companies within the software industry.
John Rudella. John Rudella has served as a member of our board of directors since February 2023. Mr. Rudella has been a Senior Advisor of Silver Lake since August 2025. He joined Silver Lake in 2014 and previously served as Director from January 2020 to July 2025. Prior to joining Silver Lake, Mr. Rudella served as a U.S. Navy SEAL, where he held a variety of leadership positions working in technology and development, and made multiple deployments to Africa and the Middle East. He currently serves on the board of directors and nomination and governance committee of EverCommerce Inc., a provider of integrated, vertically-tailored SaaS solutions, on the board of directors and compensation committee of First Advantage Corporation, a global provider of technology-enabled background and identity verification services, and as Chairman of the board of directors of the Station Foundation. He previously served on the board of directors of Ancestry.com. Mr. Rudella holds a B.S. in Aeronautical Engineering from the U.S. Naval Academy and an M.S. from the Industrial College of the Armed Forces.

Mr. Rudella was selected to serve on our board of directors because of his knowledge and understanding of business and corporate strategy, and his extensive experience serving as a board member to public and private companies within the software industry.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics will be posted on the investor relations page on our website at      . We intend to post on our website all disclosures that are required by law or the rules of the New York Stock Exchange concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics.
Controlled Company Status
Upon the completion of this offering, the Silver Lake Stockholders will continue to beneficially own shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we expect to qualify as a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. As a “controlled company,” we will remain subject to the rules of the Sarbanes-Oxley Act and the New York Stock Exchange, which require us to have an audit committee composed entirely of independent directors.
As a result, following the completion of this offering, we will not be required to have a majority of independent directors on our board of directors and will not be required to have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors. Accordingly, although we may elect to comply voluntarily with some or all of the foregoing corporate governance standards prior to the time we cease to be a “controlled company,” for any period of time during which we elect not to comply with such corporate governance standards you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements set by the New York Stock Exchange. In the event that we cease to be a “controlled company” and our shares of Class A common stock continue to be listed on the New York Stock Exchange, we will be required to comply with these provisions within the applicable transition periods.
Upon the completion of this offering, the Silver Lake Stockholders will hold approximately      % of the voting power of our common stock (or approximately      % if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full) and will have significant power to control our affairs and policies and influence the outcome of matters that require stockholder approval, including with respect to the election of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger or sale of substantially all of our assets.

Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of five directors. Pursuant to our current certificate of incorporation and Existing Stockholders Agreement, our current directors were elected as follows:
•Mr. Edmunds was elected as the CEO designee nominated by holders of our common stock;
•Messrs. Harrington and Koefoed were elected by holders of our common stock, and Mr. Koefoed is a non-employee Silver Lake Stockholders’ designee; and
•Messrs. Paster and Rudella were elected as the Silver Lake Stockholders’ designees nominated by holders of our common stock.
The provisions of our current certificate of incorporation by which our directors were elected will be amended and restated in connection with this offering. After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our Stockholders Agreement, amended and restated certificate of incorporation, and amended and restated bylaws that will become effective prior to the completion of this offering. Each of our current directors will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation or removal. Our amended and restated certificate of incorporation will also provide for a classified board of directors, with       directors in Class I (expected to be       and      ),       directors in Class II (expected to be       and      ) and       directors in Class III (expected to be       and      ). See “Description of Capital Stock.” The Stockholders Agreement, which we expect to enter into in connection with this offering, will also provide board designation rights to Silver Lake for so long as Silver Lake, together with its affiliates and permitted transferees under the Stockholders Agreement, beneficially owns at least 5% of the shares of our common stock issued and outstanding. See “Certain Relationships and Related Party Transactions—Related Party Agreements Entered into in Connection with the Initial Public Offering—New Stockholders Agreement.”
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment, and affiliations, our board of directors has determined that       and       do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Committees of the Board of Directors
Our board of directors has established an audit committee and a compensation committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors. The Stockholders Agreement will provide that at least one Silver Lake designee will be entitled to serve on each committee of our board of directors for so long as Silver Lake has the right to designate at least one director for nomination to our board of directors; provided that any such Silver Lake designee shall at all times remain eligible to serve on the applicable committee under applicable law and the listing standards of the New York Stock Exchange or any other exchange on which the Class A common stock is then listed, including any applicable general and heightened independence requirements.

Audit Committee
Following the completion of this offering, our audit committee will consist of      , with       serving as Chairperson, and each of whom will meet the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit committee will also meet the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that       is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following the completion of this offering, our audit committee will, among other things:
•select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discuss with our independent registered public accounting firm their independence and performance;
•discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•review our policies on risk assessment and risk management;
•review related party transactions; and
•approve or, as required, pre-approve, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. We intend to comply with the independence requirements of the New York Stock Exchange regarding the composition of our audit committee within the transition period specified above for newly public companies.
Compensation Committee
Following the completion of this offering, our compensation committee will consist of      , with       serving as Chairperson, and each of whom will meet the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our compensation committee will also be a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”). Following the completion of this offering, our compensation committee will, among other things:
•review, approve and determine, or make recommendations to our board of directors regarding, the compensation of our executive officers;
•administer our equity compensation plans;
•review and approve and make recommendations to our board of directors regarding incentive compensation and equity compensation plans; and
•establish and review general policies relating to compensation and benefits of our employees.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving transactions with certain of our directors and their affiliates.
Non-Employee Director Compensation
Our employee directors, Messrs. Edmunds and Harrington, have not received any compensation for their services as directors for the year ended December 31, 2025. The compensation received by Mr. Edmunds as an executive officer is set forth in the section titled “Executive Compensation—Summary Compensation Table.” We have provided certain information regarding the compensation of our non-employee directors for service as directors for the year ended December 31, 2025 in the section titled “Executive Compensation—Director Compensation,” and anticipate adopting new compensation arrangements, entitling non-employee directors to annual compensation as described in the section titled “Executive Compensation—Director Compensation.”
Compensation Recovery Policy
Prior to the completion of this offering, our board of directors will adopt a clawback policy in compliance with SEC rules and the listing standards of the New York Stock Exchange related to compensation recovery.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our named executive officers (also referred to herein as our “NEOs”). Our NEOs, consisting of our principal executive officer and the next two most highly compensated executive officers, for the year ended December 31, 2025 were:
•Adam Edmunds, our Chief Executive Officer;
•Chase Harrington, our President (and, as of March 2026, our Chief Revenue Officer); and
•Amanda Fumo, our former Chief Revenue Officer.
Although Ms. Fumo no longer serves as one of our executive officers, because she was an executive officer as of December 31, 2025, Ms. Fumo qualified as an NEO for the year ended December 31, 2025. In connection with Ms. Fumo’s departure, Mr. Harrington assumed the role of Chief Revenue Officer in March 2026. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Historically, our board of directors was responsible for designing and administering executive compensation programs and for making compensation decisions with respect to our NEOs. These compensation determinations were influenced by a variety of factors, including the relevant experience of the individual, competitive standards of pay, business conditions, and performance.
Summary Compensation Table
The following table shows the compensation awarded to, paid to, or earned by each of our NEOs for the year ended December 31, 2025:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Adam Edmunds
Chief Executive Officer	2025	700,000	─	(3)	835,927	40,923	1,576,850
Chase Harrington
President	2025	625,000	3,002,761(4)	1,251,147	537,382	16,281	5,432,571
Amanda Fumo
Chief Revenue Officer	2025	450,000	4,178,345(4)	1,501,375	537,382	77,451	6,744,553
_______________
(1)Amounts reported in this column represent (i) the grant date fair value of restricted stock units, each of which represents the right to receive one share of our common stock subject to the vesting and other terms and conditions of the applicable award agreement and equity plan (“RSUs”), granted to our NEOs in 2025 and (ii) the fair value of RSU awards that were released to our NEOs in June 2025, which was determined based on the fair value of the RSUs as of the date of the release in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). In order to allow holders of RSUs, including our NEOs, to participate in our June 2025 tender offer for shares of our common stock, which was completed in July 2025, we modified one-third of the RSUs held by employees and former employees for which the service-based vesting condition was satisfied, to remove the performance-based vesting condition as further described below under the section titled “—2025 Equity Grants.” These amounts reflect the accounting cost for these RSU awards and do not necessarily represent the actual economic value that may be realized by the NEO from the RSU awards. For information on the assumptions used to calculate the grant date fair value of the RSU awards, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations─Critical Accounting Estimates”.
(2)Amounts reported in this column represent the grant date fair value of options granted to our NEOs in 2025 as computed in accordance with ASC 718, rather than the amounts paid to or realized by the individuals. The assumptions used in calculating the grant date fair value of the options are described in Note 9 to our consolidated financial statements included elsewhere in this prospectus.
(3)In 2025, Mr. Edmunds was awarded options that were subject to performance-based, market-based, and service-based vesting conditions. As described more fully below under “2025 Equity Grants”, the applicable stock price goals were set by the board of directors and intended to reward outsized equity value creation. Attainment of the stock price goals is tested upon the first and second anniversaries of the completion of this offering, or an earlier change in control, and is not assured. As of the grant date of the performance options, we had not recognized stock-based compensation expense for such performance options because achievement of the performance-based vesting condition was not deemed probable. As a result, no value is included in the table above. Assuming achievement at the highest level of the market-based vesting condition, the aggregate grant-date fair value of such performance option award for 2025 would have been $46,505,759, computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the awards are described in Note 9 to our consolidated financial statements included elsewhere in this prospectus.
(4)For Mr. Harrington and Ms. Fumo, the grant date fair value of RSUs awarded in February 2025 and reflected in this column was $2,499,994 and $2,999,988, respectively. For Mr. Harrington the RSU awards that were released in June 2025 and reflected in this column relate to RSUs that were granted in April 2022, and the fair value of the RSUs that were released was $502,767. For Ms. Fumo, the RSU awards that were released in June 2025 and reflected in this column relate to RSUs that were granted in February 2023, and the fair value of the RSUs that were released was $1,178,357. See note (1) above.
Narrative to Summary Compensation Table
Elements of Our Executive Compensation Program
For 2025, the primary elements of our NEOs’ compensation were base salary, annual cash incentive bonuses and long-term equity compensation.
Base Salaries
Our NEOs do not have employment agreements providing for base salaries. Rather, the base salaries of our NEOs are determined by our board of directors and form an important part of their total compensation package. The base salaries are intended to provide a fixed component of compensation reflecting each NEO’s position, duties, responsibilities, skill set and experience. For 2025, the NEOs’ annual base salaries were:

Named Executive Officer	Annual Base Salary
Adam Edmunds	$700,000
Chase Harrington	$625,000
Amanda Fumo	$450,000
Annual Bonuses
In addition to base salaries, our NEOs are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve annual corporate goals established by our board of directors each year. The fiscal year 2025 annual bonus targets for Mr. Edmunds, Mr. Harrington and Ms. Fumo were 100%, 72%, and 100%, respectively, of their annual base salaries. At the end of the year, our board of directors reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals. The annual cash bonuses paid to our NEOs in 2025 are included in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table above.

Equity-Based Incentive Awards
Our equity-based incentive awards are designed to align the interests of our stockholders with those of our employees, including our NEOs. The board of directors or an authorized committee thereof is responsible for approving equity grants.
Prior to this offering, we have granted options and RSUs pursuant to the Entrata, Inc. 2012 Equity Incentive Plan, as amended and restated February 21, 2014 (the “2012 Plan”) and the Entrata, Inc. 2021 Equity Incentive Plan, as amended and restated April 14, 2022 (the “2021 Plan”), which together we refer to as our Existing Incentive Plans. Following this offering, we will grant equity awards under the terms of the Entrata, Inc. 2026 Equity Incentive Plan (the “2026 Plan”). The terms of the Existing Incentive Plans and the 2026 Plan are described in the subsection titled “—Employee Benefit and Stock Plans” below. All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award as determined by our board of directors based on an independent third-party valuation. Our stock option grants generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. From time to time, our board of directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees, as it did in 2025.
2025 Equity Grants
In 2025 we granted options and RSUs to certain of our executives pursuant to the 2021 Plan, including our NEOs, in order to attract and retain them, as well as to align their interests with the interests of our stockholders. Our options and RSUs may be subject to acceleration of vesting and exercisability, as applicable, under certain termination and change in control events, as further described below under “—Potential Payments upon Termination or Change of Control”.
On February 21, 2025, we granted to Mr. Harrington options to purchase 115,101 shares of our common stock and to Ms. Fumo options to purchase 138,121 shares of our common stock. In addition, on March 30, 2025, we granted to Mr. Edmunds a one-time multi-year performance option to purchase 5,510,161 shares of our common stock (the “Edmunds 2025 Performance Option”). All options were granted with an exercise price per share that was no less than the fair market value of one share of our common stock on the date of grant of such award, as determined by our board of directors based on an independent third-party valuation. The options vest as provided in the “Outstanding Equity Awards at 2025 Year-End” table below, and, for the Edmunds 2025 Performance Option, as further described below.
The Edmunds 2025 Performance Option will vest based on the achievement of stock price goals as set forth below (as adjusted for the dividend discussed below under “─2025 Dividend”):
•0% if our stock price is less than or equal to $25.24; and
•100% if our stock price is $40.15 or greater.
Achievement between each stock price goal will be determined based on linear interpolation.
The Edmunds 2025 Performance Option will only become vested to the extent the applicable stock price goals are achieved when tested on the first and second anniversaries of our IPO or upon an earlier change in control, subject to Mr. Edmunds’ continued employment with us though the applicable vesting date. Our board of directors set each stock price goal in order to incentivize overperformance and outsized equity value creation. If the performance goals have not been reached as of the second anniversary of the completion of this offering, the options will be forfeited, and Mr. Edmunds will not realize the value of such options. Determination of share price achievement will be based on the volume weighted average trading prices of our shares of Class A common stock over the 30 consecutive trading days immediately preceding the applicable measurement date. The vesting of the option is subject to Mr. Edmunds’ continued employment through the applicable measurement date and compliance with applicable restrictive covenants, including confidentiality, non-competition, and non-solicitation obligations.
On February 21, 2025, we granted Mr. Harrington 115,101 RSUs and Ms. Fumo 138,121 RSUs. The vesting schedule for these RSU grants is set forth in the “Outstanding Equity Awards at 2025 Year-End” table, below.
2025 RSU Release
On June 11, 2025, we waived the performance-based vesting condition to permit the vesting and settlement of 33% of outstanding RSUs held by our current and former employees, including our NEOs who had satisfied the applicable service-based vesting condition as of June 1, 2025. Accordingly, such RSUs became fully vested as of the modification date. Mr. Harrington and Ms. Fumo hold RSU awards that were modified as part of the 2025 RSU Release, resulting in the recognition of stock-based compensation expense in respect of such RSUs held by Mr. Harrington and Ms. Fumo of $1.68 million during the year ended December 31, 2025, and the release of the underlying shares of our common stock. For Mr. Harrington and Ms. Fumo, 21,746 and 50,967 RSUs, respectively, became fully vested as a result of the actions described in this paragraph.
2025 Dividend
On November 17, 2025, our Board of Directors approved a one-time cash dividend to its stockholders of record as of close of business on November 18, 2025 equal to $1.99 per share. In connection with this one-time cash dividend and in accordance with the 2021 Plan, we equitably adjusted all outstanding equity awards (including stock options and RSUs) held by employees, including our NEOs, by adjusting the number of shares subject to such equity awards, and for stock options, the exercise price of such options, as applicable, to preserve the same intrinsic value such equity award had prior to the dividend, which are reflected below in the “Outstanding Equity Awards at 2025 Year-End” table.
2026 IPO Equity Grants
Our board of directors has approved a one-time equity refresh for certain key employees and our executive officers. One of our named executive officers received the equity refresh and one performance-based option granted to our Chief Executive Officer in 2022 was amended. This refresh consists of all or certain of the following components: (i) new grants of performance-based nonstatutory stock options (the “New Performance Options”), (ii) amendments to certain previously granted performance-based options (the “Option Amendments”), and (iii) new grants of restricted stock units containing both service-based and liquidity-event vesting requirements (the “IPO RSUs” and, together with the New Performance Options and the Option Amendments, the “IPO Grants”). The IPO Grants have been made under our 2021 Plan, further described in the section titled “—Employee Benefit and Stock Plans—2021 Equity Incentive Plan” below, effective on May 28, 2026.
The New Performance Options cover an aggregate of 3,200,000 shares of our common stock, have an exercise price of $19.03 per share (the fair market value of our common stock on the grant date, as determined by our board of directors based on an independent third-party valuation), and a ten-year term. The New Performance Options vest based on the achievement of target per share prices of our common stock on set measurement dates, with 0% of the shares vesting at a per share price equal to or less than $25.63 and 100% vesting at a per share price of $41.94 or greater, with linear interpolation between such thresholds. Any unvested portion will be forfeited upon the individual’s termination of service for any reason, a restrictive covenant violation, or a failure to vest in connection with the final post-IPO measurement date or a change in control.
In addition, the performance-based options previously granted to certain of our executive officers, including the performance-based options granted to Messrs. Edmunds and Harrington on April 29, 2022 (in each case, as further described below under “Executive Compensation—Outstanding Equity Awards at 2025 Year-End”), have been amended so that they are subject to the same per share vesting thresholds. Prior to this amendment, the per share return targets applicable to these options were $27.32 and $81.95, with vesting occurring from 25% to 100% on an interpolated basis between such per share return targets. Additionally, the performance-based options granted to certain of our executive officers in 2022, including those performance-based options granted to Messrs. Edmunds and Harrington in 2022, were amended such that vesting is measured on the first anniversary of the completion of this offering and again on the second anniversary of the completion of this offering (or a sooner change of control) rather than on the date that is 31 consecutive trading days following this offering and again on each of the first two six-month anniversaries of this offering.
The IPO RSUs cover an aggregate of 916,979 shares of our common stock, with an aggregate grant value of approximately $17.5 million, based on the $19.03 valuation referenced above. Each IPO RSU vests only upon satisfaction, on or before its expiration date, of both (i) a service-based requirement under which 1/12th of the IPO RSUs vest quarterly following the grant date, subject to the participant’s continued service, and (ii) a liquidity event requirement under which no IPO RSUs will vest prior to the earliest of (a) a public listing, (b) a SPAC transaction (each as defined in the applicable award agreement; this offering will constitute a public listing), or (c) a change in control (as defined in the 2021 Plan). However, if the participant ceases to be a service provider for any reason before the liquidity event requirement is satisfied, or if the liquidity event requirement is not satisfied prior to the award’s expiration date, all outstanding IPO RSUs (including those that have satisfied the service-based requirement) will be forfeited in full.
The following table sets forth the IPO Grants to be awarded to our NEO and all other grantees, as a group:

Grantee	New Performance Options (shares)	Option Amendment (shares)	IPO RSUs (shares)	IPO RSU Grant Value
Adam Edmunds	—	480,693	—	—
Chase Harrington	600,000	108,156	131,372	$2,500,000
All other grantees	2,600,000	930,949	785,607	$14,950,000

Outstanding Equity Awards at 2025 Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2025. The figures in the table give effect to the equitable adjustments effected in connection with the November 2025 dividend, as applicable:

			Option Awards						Stock Awards
Name	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Stock Options Exercisable (#)	Number of Securities Underlying Unexercised Stock Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Stock Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Adam Edmunds	4/26/2021	(3)	11/1/2020	656,507	─	─	$2.30	4/26/2031	─	─
	4/29/2022	(4)	─	─	─	480,693	$16.65	4/29/2032	─	─
	3/30/2025	(5)	─	─	─	6,029,101	$19.86	3/30/2035	─	─
Chase Harrington	4/26/2021	(3)	11/1/2020	293,660	─	─	$2.30	4/26/2031	─	─
	4/29/2022	(4)	─	─	─	108,156	$16.65	4/29/2032	─	─
	4/29/2022	(6)	4/14/2022	─	─	─	─	─	72,344	1,528,629
	2/21/2025	(7)	2/1/2025	18,575	102,328	─	$19.86	2/21/2035	─	─
	2/21/2025	(6)	2/1/2025	─	─	─	─	─	125,941	2,661,133
Amanda Fumo	2/9/2023	(4)	─	─	─	180,260	$16.65	2/9/2033	─	─
	2/9/2023	(6)	2/1/2023	─	─	─	─	─	244,666	5,169,793
	2/21/2025	(7)	2/1/2025	28,335	122,793	─	$19.86	2/21/2035	─	─
	2/21/2025	(6)	2/1/2025	─	─	─	─	─	151,129	3,193,356
_______________
(1)Amounts are calculated by multiplying the number of RSUs shown in the table by the fair market value of our common stock as of December 31, 2025. As there was no public market for our common stock on December 31, 2025, we have assumed that the fair market value on such date was $21.13 per share.
(2)Represents RSUs that vest in whole or in part based on the achievement of a performance-based vesting condition.
(3)The option vests over four years, with 1/48th of the shares vesting on each monthly anniversary of the vesting commencement date, subject to continued service with us.
(4)The option vests and becomes exercisable based upon achievement of a target per share return of our common stock on set measurement dates, subject to continued service with us. Following the completion of this offering, the measurement dates for Messrs. Edmunds and Harrington will be the one-year anniversary of the completion of the offering and the second anniversary of the completion of the offering (or a sooner change in control) and the measurement dates for Ms. Fumo will be the six month anniversary of the completion of this offering and the next three six month anniversaries thereafter (or a sooner change in control). The per share price targets applicable to this option as of December 31, 2025 were $27.32 and $81.95, with vesting occurring from 25% to 100% on an interpolated basis between such per share targets. As described above, vesting of this option is subject to continued service, and in the event of Ms. Fumo’s qualifying termination, the option will be treated in accordance with the terms of her applicable award agreement.
(5)The option vests based on achievement of a target price per share of our common stock on set measurement dates, subject to continued service with us, as further described above under “2025 Equity Grants”.
(6)The RSUs vest based on the satisfaction of both a service-based vesting condition and a performance-based vesting condition. The service-based vesting condition of the RSUs is satisfied over four years, with 25% of the shares vesting on the first anniversary of the vesting commencement date and 1/16th of the remaining shares vesting on each quarterly anniversary thereafter, subject to continued service with us. The performance-based vesting condition will be satisfied upon the completion of this offering. RSUs for which the service-based vesting condition has not yet been satisfied as of the completion of this offering will continue to vest on their original service based vesting schedule following the offering.
(7)The option vests over four years, with 1/16th of the shares vesting on each quarterly anniversary of the vesting commencement date, subject to continued service with us. In November 2025, Mr. Harrington exercised 4,604 then-vested options underlying such option award.

Executive Employment Agreements
Adam Edmunds
Prior to the completion of this offering, we intend to enter into a continuing employment letter with Adam Edmunds, our Chief Executive Officer. The employment letter is not expected to have a specific term and will provide that Mr. Edmunds’ employment is at-will.
Potential Payments upon Termination or Change of Control
Prior to the completion of this offering, we expect to enter into arrangements with our NEOs providing for severance and change in control benefits upon certain qualifying terminations of employment.
As of December 31, 2025, our NEOs were not entitled to any cash severance payments or benefits in connection with the termination of their employment.
Each of Mr. Harrington’s and Ms. Fumo’s applicable award agreements provide that if he or she experiences a qualifying termination of employment by the Company other than for “cause” (as defined in such NEO’s applicable award agreement) or due to a restrictive covenant violation, all RSUs held by such NEO that have satisfied the “standard vesting schedule” (as defined in the applicable award agreement) condition as of such qualifying termination will remain outstanding and eligible to vest on a liquidity event (as defined in the applicable award agreement) in accordance with their terms, but any settlement value is capped at the fair market value of the underlying shares on the termination date. All other RSUs will be forfeited.
In connection with the termination of Ms. Fumo’s employment, which was effective as of May 1, 2026, we agreed to provide Ms. Fumo with a cash amount equal to $150,000 as well as up to four months of company-paid COBRA continuation premiums, in all cases, subject to her execution and non-revocation of a release of claims. The RSUs held by Ms. Fumo will be treated in accordance with their terms, as described above in connection with a qualifying termination of employment by us other than for “cause”. In addition, the performance options held by Ms. Fumo described in footnote (4) to the “Outstanding Equity Awards at 2025 Year-End” table above will be forfeited to the extent the continued service condition has not been satisfied as of her termination date.
In addition, if, within the 12 month period following a change in control, any NEO experiences a qualifying termination of employment by the Company other than for “good cause” (as defined in the applicable award agreement), all then-unvested time-vesting options granted to such NEOs on or after April 29, 2022 will accelerate and vest. All other unvested options held by the NEOs will be forfeited upon any termination of employment.
For purposes of the outstanding performance options held by the NEOs, in the event of a change in control prior to this initial public offering, the outstanding performance options held by our NEOs will be tested on such change in control as the final measurement date for the underlying market-based vesting condition, and any vesting will be determined based on the level of achievement of the market-based vesting condition in such change in control.
Employee Benefit and Stock Plans
401(k) Plan
We maintain a tax-qualified 401(k) retirement plan for all U.S. employees, including our NEOs. Under our 401(k) plan, employees may elect to defer up to all eligible compensation, subject to applicable annual Code limits. We match contributions made by our employees, including our NEOs, equal to 37.5% of the first 8% of eligible compensation contributed by participants. All matching contributions vest immediately. We intend for our 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to our 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our 401(k) plan.

Health and Welfare Benefits; Perquisites
All of our current NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability, and life insurance plans, in each case on the same basis as all of our other employees. We generally do not provide material perquisites or personal benefits to our NEOs, except in limited circumstances, including company-paid housing benefits to Ms. Fumo, which terminated in connection with her departure, and participation in the president’s club sales trip for all of our NEOs. Such benefits, to the extent includible as income to the applicable NEO, also include an associated tax gross up. The aggregate value of the president’s club sales trip in 2025 (inclusive of the associated tax gross up) was $32,065, $14,361 and $32,049 to Mr. Edmunds, Mr. Harrington and Ms. Fumo, respectively. The aggregate cost of the housing benefit for 2025 (inclusive of the associated tax gross up) to Ms. Fumo was $44,420. The value of these benefits, to the extent provided to an NEO in fiscal year 2025, is included in the “All Other Compensation” column of the Summary Compensation Table above. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our NEOs, but our board of directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.
2012 Equity Incentive Plan
We maintain the 2012 Plan, pursuant to which we have granted stock options to employees, consultants, and board members. Following the effectiveness of the 2021 Plan, we have not granted any further awards under the 2012 Plan. However, all outstanding awards continued to be governed by their existing terms.
The 2012 Plan is administered by our board of directors. Subject to the provisions of the 2012 Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2012 Plan. In the event of certain changes in our capitalization such as a stock split, reverse stock split, or spin-off, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2012 Plan, the plan administrator will adjust the number and class of shares that may be delivered under the 2012 Plan and/or the number, class, and price of shares covered by outstanding awards.
Options entitle their holder, upon exercise, to receive the number of shares subject to such award. The exercise price of an option may not be less than 100% of the fair market value of the underlying share of common stock on the grant date. The term of an option may not exceed ten years. All outstanding options under the 2012 Plan are fully vested.
The 2012 Plan provides that, in the event of certain specified significant corporate transactions, generally including a merger, a person or group acquiring more than 50% of the total voting power of our stock, a sale of a substantial portion of our assets, and certain changes in the composition of our board, each outstanding award will be treated as the plan administrator determines.
Awards under the plan are generally not transferable (other than by will or the laws of descent and distribution), except as otherwise provided under the 2012 Plan or the applicable award agreements.
Our board of directors may amend, suspend, or terminate the 2012 Plan at any time, subject to stockholder approval if necessary and desirable to comply with law; however, no such action may impair the rights of any plan participant unless agreed in writing with the participant.
2021 Equity Incentive Plan
We maintain the 2021 Plan, pursuant to which we have granted stock options and RSUs to employees, consultants, and board members. Following the effectiveness of the 2026 Plan (as defined below), we will not grant any further awards under the 2021 Plan. However, all outstanding awards will continue to be governed by their existing terms.

The 2021 Plan is administered by our board of directors. Subject to the provisions of the 2021 Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2021 Plan. In the event of certain changes in our capitalization such as a stock split, reverse stock split, or spin-off, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, the plan administrator will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by outstanding awards.
Options entitle their holder, upon exercise, to receive the number of shares subject to such award. The exercise price of an option may not be less than 100% of the fair market value of the underlying share of common stock on the grant date. The term of an option may not exceed ten years. The options are generally subject to service-based, performance-based, and market-based vesting conditions.
For service-based options that have been granted under the 2021 Plan, the service-based vesting condition is satisfied based on continued service over a period of time that is set forth in the applicable award agreement, generally four years.
For performance options that have been granted under the 2021 Plan, the performance-based, market-based, and service-based vesting conditions are established by the administrator and set forth in the applicable award agreement. For performance options other than the Edmunds 2025 Performance Option, which is described above under “2025 Equity Grants”, the market-based vesting condition measures the actual or deemed per share return to our sponsor group upon certain set liquidity events or an IPO (each as defined in the applicable award agreement; this offering will constitute an IPO). The condition also takes into account the degree of participation by the sponsor group in the applicable liquidity event. If the IPO occurs prior to the fourth anniversary of the date of grant, the measurement dates for testing the per share return will be the six month anniversary of such IPO and the next three six month anniversaries thereafter (or a sooner change in control). If the IPO occurs on or after the fourth anniversary of the date of grant, the measurement dates will be the date that is 31 consecutive trading days after the completion of the offering and each of the first two six month anniversaries of the completion of this offering (or a sooner change in control).
RSUs entitle their holder, upon settlement, to receive the number of shares subject to such award. The RSUs are generally subject to both service-based and performance-based vesting conditions. The service-based vesting condition is satisfied based on continued service over a period of time that is set forth in the applicable award agreement, generally four years. The performance-based vesting condition is generally satisfied upon (i) a change in control (as defined in the 2021 Plan) or (ii) a public listing or SPAC transaction (each as defined in the applicable award agreement; this offering will constitute a public listing). The performance-based vesting condition will be satisfied upon the completion of this offering, and RSUs will vest to the extent the applicable service-based vesting condition has also been satisfied. RSUs for which the service-based vesting condition has not yet been satisfied as of the completion of this offering will continue to vest on their original service-based vesting schedule.
The 2021 Plan provides that, in the event of certain specified significant corporate transactions, generally including a merger, a person or group acquiring more than 50% of the total voting power of our stock, a sale of a substantial portion of our assets, and certain changes in the composition of our board, each outstanding award will be treated as the plan administrator determines. However, unless an individual award agreement provides otherwise, if awards are not assumed or substituted by a successor corporation in connection with the transaction, awards fully vest, but with respect to performance awards, all goals or criteria are deemed achieved at target.
Awards under the plan are generally not transferable (other than by will or the laws of descent and distribution), except as otherwise provided under the 2021 Plan or the applicable award agreements.
Our board of directors may amend, suspend, or terminate the 2021 Plan at any time, subject to stockholder approval if necessary and desirable to comply with law; however, except as provided in the

2021 Plan (including to comply with tax and other applicable laws), no such action may materially impair a participant’s right, unless agreed in writing with the participant.
New Equity Plans
In connection with the initial public offering, and subject to the approval of the stockholders, we expect to adopt the 2026 Plan and the Entrata, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”). If approved by our stockholders, the 2026 Plan and the ESPP will be effective as of the date immediately preceding the completion of this offering and we will no longer issue awards pursuant to our Existing Incentive Plans.
2026 Equity Incentive Plan
The principal purpose of the 2026 Plan is to attract, retain, and motivate selected employees, consultants, and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees, and consultants with those of stockholders by giving directors, employees, and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success.
Summary of the 2026 Plan
This section summarizes certain principal features of the 2026 Plan. The summary is qualified in its entirety by reference to the complete text of the 2026 Plan, a copy of which is filed as Exhibit 10.2 to the registration statement of which this prospectus forms a part.
Eligibility and Administration
Options, restricted stock units and other stock-based and cash-based awards under the 2026 Plan may be granted to individuals who are then our officers, employees, or consultants or are the officers, employees, or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options (“ISOs”).
The compensation committee of our board of directors is expected to administer the 2026 Plan unless our board of directors assumes authority for administration. The 2026 Plan provides that the board or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain of our senior executives to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors or a committee of non-employee directors within the meaning of Rule 16b-3 under the Exchange Act. Subject to the terms and conditions of the 2026 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2026 Plan. The administrator is also authorized to adopt, amend, or rescind rules relating to administration of the 2026 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2026 Plan. We currently expect that the full board of directors will administer the 2026 Plan with respect to awards to non-employee directors.
Shares Available for Awards
Under the 2026 Plan, a number of shares of our common stock equal to        % of the fully diluted shares of our common stock outstanding immediately after the completion of this offering, on an as-converted or as-exchanged basis, will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents, or other stock or cash based awards. The number of shares of our common stock initially reserved for issuance or transfer pursuant to awards under the 2026 Plan will be increased by the number of shares of our common stock represented by awards outstanding under the 2012 Plan and the 2021 Plan, each as amended, that become available for issuance under the counting provisions described below following the effective date of the 2026 Plan. The plan is also expected to include an evergreen feature, the details of which will be included in a subsequent filing.
The following counting provisions will be in effect for the share reserve under the 2026 Plan:
•to the extent that an award terminates, expires, or lapses, any shares subject to the award at such time will be available for future grants under the 2026 Plan;
•to the extent shares are tendered or withheld to satisfy the grant or exercise price with respect to any award under the 2026 Plan, such tendered or withheld shares will be available for future grants under the 2026 Plan;
•to the extent shares subject to SARs are not issued in connection with the stock settlement of SARs on exercise thereof, such shares will be available for future grants under the 2026 Plan;
•the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2026 Plan; and
•to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2026 Plan.
The 2026 Plan also provides that the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to a cash-based award to any individual for services as a non-employee director during any calendar year may not exceed $        .
Types of Awards
The 2026 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, performance bonus awards, performance stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms, and conditions of the award.
•Non-Qualified Stock Options (“NSOs”) provide for the right to purchase shares of our common stock at a specified price that may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.
•Incentive Stock Options (“ISOs”) will be designed in a manner intended to comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of our common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.
•Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, dividends will not be released until restrictions are removed or expire.
•Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.
•Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2026 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2026 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.
•Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.
•Other Stock or Cash Based Awards are awards of cash, fully vested shares of our common stock, and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.
•Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to any awards subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.
Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.
Certain Transactions
In the event of certain transactions, including any stock dividend or other distribution, stock split, reverse stock or unit split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2026 Plan or any awards under the 2026 Plan in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2026 Plan; (ii) any share limits set forth in the 2026 Plan; (iii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iv) the grant or exercise price per share of any outstanding awards under the 2026 Plan.
Amendment and Termination
Our board of directors may terminate, amend, or suspend the 2026 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule, or regulation (including any applicable stock exchange rule). No amendments to outstanding awards that materially and adversely affect a participant’s rights under the award may be made without participant consent, except in connection with certain transactions (such as equity restructurings, corporate transactions, or a change in control) or to preserve the intended tax treatment of the participant’s award. Notwithstanding the foregoing, the administrator has the authority to amend any outstanding option or SAR to reduce its exercise price per share or cancel any option or SAR in exchange for cash or another award, in each case, without stockholder approval.
No ISOs may be granted pursuant to the 2026 Plan after the tenth anniversary of the date our board of directors approves the 2026 Plan, and no additional annual share increases to the 2026 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2026 Plan will remain in force according to the terms of the 2026 Plan and the applicable award agreement.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations, or customs of such foreign jurisdictions. All awards will be subject to our clawback policy and any additional claw back policy or provision as set forth in an award agreement from time to time. Except as the plan administrator may determine or provide in an award agreement, awards under the 2026 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2026 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2026 Plan, the plan administrator may, in its discretion, accept cash, wire transfer, or check, shares of our common stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.
Employee Stock Purchase Plan
The ESPP is designed to allow eligible employees to purchase shares of our common stock with their accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Code for U.S. employees. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist such employees in acquiring a stock ownership interest in Entrata, to help such employees provide for their future security, and to encourage such employees to remain in our employment.
Summary of the ESPP
This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which has been filed as Exhibit 10.3 to the registration statement of which this prospectus forms a part.

Administration
Subject to the terms and conditions of the ESPP, our compensation committee will administer the ESPP. Our compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administration.
Shares Available for Awards
The maximum number of shares of our common stock which will be authorized for sale under the ESPP is equal to        % of the fully diluted shares of our common stock outstanding immediately after the completion of this offering, on an as-converted or as-exchanged basis. We also expect the ESPP to include an evergreen feature under which the share reserve is replenished annually, the details of which will be summarized in a future filing. The shares reserved for issuance under the ESPP may be authorized but unissued shares, treasury shares, or reacquired shares.
Eligibility
Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our designated subsidiaries on the first day of the offering period, or the enrollment date. Our employees (and employees of certain of our subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Consultants and non-employee directors are not eligible to participate in the ESPP.
Participation
Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation.
Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date.
Offering
Under the ESPP, participants are offered the option to purchase shares of our common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator.
The option purchase price will be the lower of 85% of the closing trading price per share of our common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date.
Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of our common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.
A participant may not assign, transfer, pledge, or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our common stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge, or other disposition will not be given effect.
Adjustments
In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock or unit split, reverse stock split, stock dividend or unit distribution, combination or reclassification of our common stock, or any other increase or decrease in the number of shares of our common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP, and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing before the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing before the new exercise date.
Amendment and Termination
Our board of directors may amend, suspend, or terminate the ESPP at any time. However, the board of directors may not amend the ESPP without obtaining stockholder approval within 12 months before or after such amendment to the extent required by applicable laws.
Director Compensation
We did not pay any fees or provide any other compensation to our non-employee directors for service as directors for the year ended December 31, 2025.
Non-Employee Director Compensation Policy
In connection with this offering, we expect to adopt a non-employee director compensation policy that, effective upon the pricing of this offering, will be applicable to each of our non-employee directors. Pursuant to this non-employee director compensation policy, each eligible non-employee director will receive a mixture of annual retainer fees and long-term equity awards.
Pursuant to this policy, each eligible non-employee director will receive an annual cash retainer of      .
Also, pursuant to this policy, we intend to grant all eligible non-employee directors an annual equity award of      .

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers, or holders of more than 5% of any class of our outstanding voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Related Party Agreements Prior to the Initial Public Offering
Existing Stockholders Agreement
We are party to an amended and restated stockholders agreement, dated as of May 9, 2025 (the “Existing Stockholders Agreement”), which provides, among other things, that certain holders of our capital stock, including the Silver Lake Stockholders, TPP Capital Advisors, Entryway DF Holdings, an entity affiliated with Dragoneer, HGGC Prop Holdings, and Expedite Lux Holdco, an entity affiliated with Blackstone, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Pursuant to our Existing Stockholders Agreement, we or our assignees and the Silver Lake Stockholders or their assignees have a right to purchase shares of our capital stock that stockholders propose to sell to other parties. In addition, the terms of the Existing Stockholders Agreement provide that certain holders of our capital stock, including entities affiliated with the Silver Lake Stockholders, TPP Capital Advisors, Entryway DF Holdings, HGGC Prop Holdings, and Expedite Lux Holdco would vote their shares of our capital stock on certain matters, including with respect to the election of directors, in accordance with the terms of the Existing Stockholders Agreement; however, such voting agreement will be terminated in connection with this offering. Silver Lake has the right to terminate the Existing Stockholders Agreement in connection with this offering, provided that certain provisions of the Existing Stockholders Agreement, including relating to registration rights, will survive such termination. We expect Silver Lake will exercise such termination right and that we will enter into the Stockholders Agreement described under “—Related Party Agreements Entered into in Connection with the Initial Public Offering─New Stockholders Agreement” below in connection with the initial public offering. Kyle Paster and John Rudella, members of our board of directors, are affiliated with Silver Lake.
After the completion of this offering and the termination of the Existing Stockholders Agreement, the Silver Lake Stockholders, TPP Capital Advisors, HGGC Prop Holdings and Expedite Lux Holdco, holding in the aggregate       shares of our common stock (including        shares of Class A common stock,        shares of Class B common stock, and        shares of Class C common stock) following the completion of this offering, will continue to be entitled to rights contained in our Existing Stockholders Agreement with respect to the registration of their shares under the Securities Act given that such rights will survive the termination of the Existing Stockholders Agreement by Silver Lake. The registration rights set forth in the Existing Stockholders Agreement will generally expire with respect to any particular stockholder at such time when such stockholder holds 1% or less of our outstanding common stock and all securities held by such holder (and its affiliates with which such holder must aggregate sales under Rule 144) can be sold in any three month period without registration in compliance with Rule 144.
We agreed in the Existing Stockholders Agreement to pay certain registration expenses (other than stock transfer taxes and underwriting discounts and commissions) including without limitation the expenses of one counsel to all of the selling stockholders, in addition to certain expenses of Silver Lake in connection with the transfer or other disposition or distribution of its securities. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include in the underwritten offering; provided the number of shares to be sold by Silver Lake in such offering may not be reduced below its pro rata share of the shares held by all holders entitled to participate in such offering. TPP Capital Advisors, HGGC Prop Holdings, LP, and Expedite Lux Holdco L.P. have the right to assign their registration rights to affiliates. Silver Lake has the right to assign its registration rights to any person.
Demand Registration Rights
After the completion of this offering, the holders of registration rights will be entitled to certain demand registration rights. At any time after the effective date of this offering, such holders can request that we register the offer and sale of the shares of Class A common stock they beneficially own. Such request for registration must relate to an offering with an aggregate offering price of at least $50,000,000. We are obligated to effect only four such registrations (inclusive of any marketed shelf takedown offerings initiated by holders of demand rights) in any twelve-month period. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of 60 days (or such longer period as may be agreed upon by the stockholders initiating the demand). Silver Lake will have the right to make unlimited demands for registration. TPP Capital Advisors, HGGC Prop Holdings, LP, and Expedite Lux Holdco L.P., will each have the right to demand the registration of its registrable securities once.
Piggyback Registration Rights
After the completion of this offering, if we propose to register the offer and sale of our common stock under the Securities Act, either for our own account or for the account of other security holders, in connection with the public offering of such common stock the holders of registration rights will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, subject to certain exceptions, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
S-3 Registration Rights
After the completion of this offering, the holders of registration rights will be entitled to certain resale shelf registration rights on Form S-3 with respect to the shares of Class A common stock they beneficially own, including the shares of Class A common stock issuable upon conversion of outstanding shares of Class B common stock. The holders of these shares may make a written request that we register the offer and sale of their shares of Class A common stock on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if another shelf registration is effective preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than twice in any 12-month period, for a period of up to 60 days (or such longer period as may be agreed upon by the stockholders initiating the demand). The holders of such shares will also have the right to initiate shelf-takedowns, including without limitation underwritten shelf takedowns, by written request to us. In the case of marketed underwritten takedowns, the number of requests by each holder will be limited as set forth in “—Demand Registration Rights” above.
Services Agreement
On March 13, 2022, we entered into a services agreement with Silver Lake Management Company IV, L.L.C. (“SLMC”), an affiliate of Silver Lake (the “Services Agreement”). Under the Services Agreement, at our request and subject to our mutual agreement with SLMC, SLMC and its affiliates (and its and their respective representatives) may provide us with various monitoring, advisory, and consulting services from time to time. The Services Agreement also requires us to reimburse SLMC and its affiliates for all reasonable out-of-pocket expenses incurred in providing those services or in connection with SLMC or its affiliates’ ownership or certain transfers of their interests in us, including expenses for retaining third-party service providers in connection with such purposes. In 2023, 2024, and 2025, we paid SLMC and its affiliates $0.5 million, $0.4 million, and $0.1 million, respectively, for services and the reimbursement of out-of-pocket expenses under the Services Agreement. The Services Agreement grants us a non-exclusive license of certain intellectual property owned by SLMC in connection with receiving services pursuant to the Services Agreement. We also agree in the Services Agreement to a release of claims and indemnity of SLMC for certain liabilities in connection with the engagement of, or services provided by, SLMC. We expect to amend certain terms of the Services Agreement in connection with becoming a public company prior to the consummation of this offering.
Stock Repurchases
In June 2025, we waived certain restrictions and requirements under the Existing Stockholders Agreement in connection with a distribution of 133,990 shares of our common stock by an entity affiliated with Silver Lake, a holder of more than 5% of our outstanding capital stock, to a new stockholder. Following such distribution, we repurchased an aggregate of 133,990 shares of our common stock from such new stockholder at a purchase price of $23.12 per share, for an aggregate purchase price of $3,097,849.
In June 2025, we repurchased an aggregate of 850,745 shares of our common stock from an entity affiliated with TPP Capital Advisors, a holder of more than 5% of our outstanding capital stock, at a purchase price of $23.12 per share, for an aggregate purchase price of $19,669,224.
2025 Tender Offer
In June 2025, we commenced a tender offer for shares of our common stock from certain of our employees and upon completion of the tender offer in July 2025, we purchased an aggregate of 1,620,322 shares of our common stock at a purchase price of $23.12 per share, for an aggregate purchase price of $37,461,845 (the “2025 Tender Offer”).
The table below summarizes purchases of our common stock from certain of our executive officers and directors in the 2025 Tender Offer. The amounts set forth in the column titled “Aggregate Purchase Price” represent the gross proceeds realized by the seller, before any reduction for tax withholding or amounts deducted by us in respect of the net exercise of employee stock options.

Name	Position(s)	Shares of Common Stock	Aggregate Purchase Price
Adam Edmunds	Chief Executive Officer and Director	510,994	$11,814,181
Mark Hansen	Chief Financial Officer	261,044	$6,035,337
Nico Dato	Chief Marketing Officer	74,237	$1,716,359
Amanda Fumo	Chief Revenue Officer	15,200	$351,424
Jason Taylor	Chief Technology Officer and Chief Information Security Officer	289,558	$6,694,581
Catherine Wong	Chief Product Officer and Chief Operating Officer	55,947	$1,293,495
The 2025 Tender Offer was conducted to reward and incentivize employees and to provide liquidity.
Promissory Notes
In 2021, we loaned TPP Capital Advisors, a holder of more than 5% of our common stock and an entity with which our former director, Nobutaka Mutaguchi, is affiliated, an aggregate of approximately $80.0 million. The loans were evidenced by four non-recourse promissory notes and the repayment obligations were secured by the pledge of certain shares of our common stock held by TPP Capital Advisors. The loans accrued interest at a rate of 1.0% per annum until December 25, 2023, on which date the interest rate and maturity date were amended by us and TPP Capital Advisors to (i) 11.35% per annum during the period from December 26, 2023 through January 16, 2024 and (ii) 25.0% per annum from January 17, 2024 through the amended maturity date of June 30, 2024. In January 2024, TPP Capital Advisors repaid $31.9 million in cash in partial satisfaction of the obligations due under the notes. In February 2024, TPP Capital Advisors exercised its rights under the notes to deliver 2.8 million shares of our common stock to us in satisfaction of all remaining principal and interest due under the notes.
Other Transactions
We have granted stock options and RSUs to our executive officers and certain of our directors. See the section titled “Executive Compensation—Outstanding Equity Awards at 2025 Year-End” for a description of these stock options and RSUs.
On January 28, 2026, our director William Koefoed purchased 11,831 shares of our common stock at a purchase price of $21.13 per share for an aggregate purchase price of $249,989.03, which was determined to be the fair market value of the shares at the time of purchase.
Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2023, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Related Party Agreements Entered into in Connection with the Initial Public Offering
New Stockholders Agreement
In connection with the pricing of this offering, we intend to enter into a new stockholders agreement (the “Stockholders Agreement”) with the Class B Stockholders. The Stockholders Agreement will give the Silver Lake Stockholders the right to designate directors for nomination to our board of directors. The Silver Lake Stockholders will have the right to designate a number of directors for nomination to our board of directors, which number (rounded up to the next whole number) shall be determined by multiplying: (i) the total authorized number of directors on our board of directors at such time by (ii) the percentage of the total shares of our common stock then issued and outstanding that is beneficially owned by Silver Lake and its affiliates and permitted transferees under the Stockholders Agreement. The Silver Lake Stockholders will have the right to designate at least one director for nomination for so long as Silver Lake (together with its affiliates and permitted transferees under the Stockholders Agreement) beneficially owns at least 5% of the shares of our common stock issued and outstanding. We will agree in the Stockholders Agreement to take necessary action to support the nomination of, and to cause our board of directors to include such Silver Lake designees in the slate of nominees recommended to our stockholders for election. Additionally, the Stockholders Agreement will provide that at least one Silver Lake designee will be entitled to serve on each committee of our board of directors for so long as Silver Lake has the right to designate at least one director for nomination to our board of directors; provided that any such Silver Lake designee shall at all times remain eligible to serve on the applicable committee under applicable law and the listing standards of the New York Stock Exchange on which the Class A common stock is then listed, including any applicable general and heightened independence requirements. Additionally, the Stockholders Agreement will specify that we will not take certain significant actions without the prior written consent of the Silver Lake Stockholders, including:
•entering into any transaction or agreement that results in a change in control;

•certain acquisitions, divestitures transactions for aggregate consideration in excess of $100 million, or entry into joint ventures or similar business alliances having, in each case, a fair market value of more than $100 million;
•issuing shares or equity securities other than pursuant to any equity compensation plan;
•incurring, refinancing, redeeming, or repurchasing indebtedness in excess of $100 million;
•increasing or reducing the size of our board of directors;
•initiating any liquidation, dissolution, bankruptcy, or other insolvency proceeding;
•terminating, hiring or appointing our chief executive officer;
•any material change in the nature of our business;
•amendments to our certificate of incorporation and bylaws; and
•declaration of dividends;
until the later of (i) the date the Silver Lake Stockholders (including their affiliates and permitted transferees under the Stockholders Agreement) cease to beneficially own at least 10% of the number of shares of our common stock outstanding immediately prior to giving effect to the closing of this offering, and (ii) the Sunset Date.
Furthermore, the other Class B Stockholders that will enter into the Stockholders Agreement, who, together with Silver Lake, will collectively hold approximately       % of the voting power of our outstanding common stock (or        % of the voting power of our outstanding common stock if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full) will agree with us to cast all votes such parties are entitled to vote with respect to proposals submitted to our stockholders (whether at any annual or special meeting, by written consent, or otherwise), including with respect to the election of directors, in accordance with the recommendations of our board of directors.
Exchange Agreements
To facilitate the Class B Stock Exchange and the Class C Stock Exchange, we have entered into exchange agreements with the Class B Stockholders and the Class C Stockholder, pursuant to which, following the effectiveness of our amended and restated certificate of incorporation, which will occur after effectiveness of this registration statement and prior to the completion of this offering, all outstanding shares of our Class A common stock beneficially owned by such stockholders (after giving effect to the Reclassification) will automatically be exchanged for an equal number of shares of our Class B common stock or Class C common stock, as applicable.
Limitation of Liability and Indemnification of Officers and Directors
We expect to adopt an amended and restated certificate of incorporation, which will become effective prior to the completion of this offering, and which will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors and officers, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•for our directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•any transaction from which they derived an improper personal benefit; or
•for our officers, any derivative action by or in the right of the corporation.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors and officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, we expect to adopt amended and restated bylaws, which will become effective prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, our amended and restated bylaws, and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors. Our indemnification obligations under the indemnification agreement are primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.
The underwriting agreement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Following the completion of this offering, our audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of any class of our outstanding voting securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter that will be in effect upon completion of this offering will provide that our audit committee shall review and approve or disapprove any related party transactions. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable offerings or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of      , and as adjusted to reflect the sale of our Class A common stock in this offering assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock, for:
•each of our NEOs;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of any class of our voting securities.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting power or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based our calculation of the percentage of beneficial ownership prior to this offering on     shares of our Class A common stock outstanding,       shares of our Class B common stock outstanding, and        shares of our Class C common stock outstanding as of       (after giving effect to the Reclassification, the Class B Stock Exchange, the Class C Stock Exchange, and the RSU Settlement). We have based our calculation of the percentage of beneficial ownership after this offering on       shares of our Class A common stock issued by us in our initial public offering and       shares of our Class A common stock, Class B common stock, and Class C common stock outstanding immediately after the completion of this offering, assuming that the underwriters will not exercise their option to purchase up to an additional       shares of our Class A common stock from us in full. A person is deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of       or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of      (assuming the satisfaction of the performance-based vesting condition) to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Although each outstanding share of our Class B common stock and our Class C common stock is convertible at any time, at the option of the holder, into one share of our Class A common stock, subject in the case of shares of our Class C common stock to the beneficial ownership limitations described herein, the beneficial ownership of our Class A common stock set forth below excludes the shares of our Class A common stock issuable upon conversion of outstanding shares of our Class B common stock and Class C common stock. Each share of our Class A common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, each share of our Class B common stock is entitled to ten votes per share on all matters submitted to a vote of the stockholders, including the election of directors and each share of our Class C common stock is not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Entrata, Inc., 4205 Chapel Ridge Road, Lehi, UT 84048.

		Number of Shares of Common Stock Beneficially Owned After the Offering				Percentage of Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number of Shares Beneficially Owned Before the Offering	%	Class A	Class B	Class C	% of Total Shares of Common Stock	% of Voting Power
Named Executive Officers and Directors:
Adam Edmunds(1)
Chase Harrington(2)
Amanda Fumo(3)
William Koefoed(4)
Kyle Paster(5)
John Rudella(6)
All executive officers and directors as a group (10 persons)(7)
5% or Greater Stockholders:
Entities affiliated with Silver Lake(8)
TPP Capital Advisors Ltd.(9)
Entities affiliated with Dragoneer Investment Group(10)
______________
*Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes certain important terms of our capital stock, as they are expected to be in effect prior to the completion of this offering. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws that will become effective prior to the completion of this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, and Stockholders Agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Immediately following the completion of this offering, our authorized capital stock will consist of 2,400,000,000 shares of capital stock, $0.001 par value per share, of which:
•2,000,000,000 shares are designated as Class A common stock;
•150,000,000 shares are designated as Class B common stock;
•150,000,000 shares are designated as Class C common stock; and
•100,000,000 shares are designated as preferred stock.
After giving effect to the Reclassification, the Class B Stock Exchange, the Class C Stock Exchange, and the RSU Settlement, and assuming each had occurred as of March 31, 2026, there were       shares of our Class A common stock outstanding, held by       stockholders of record,        shares of our Class B common stock outstanding, held by       stockholders of record,       shares of our Class C common stock outstanding, held by        stockholders of record, and no shares of our preferred stock outstanding. Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our capital stock. The amended and restated certificate of incorporation provides that subject to limited exceptions, we may not issue any additional shares of Class B common stock following this offering and the Class B Stock Exchange.
Common Stock
We have three classes of authorized common stock, Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion.
Dividend Rights
The holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information.
Voting Rights
Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to ten votes for each share held on all matters submitted to a vote of stockholders, and holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. The holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or pursuant to our amended and restated certificate of incorporation. Delaware law could require holders of our Class A common stock, our Class B common stock, or our Class C common stock to vote separately as a single class if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of one or more classes of our common stock so as to affect them adversely and disproportionately. Such adversely and disproportionately affected classes may be required to vote separately to approve the proposed amendment as a result.
Approval of at least a majority of the outstanding shares of our Class B common stock voting as a separate class will be required to amend or modify any provision of the amended and restated certificate of incorporation inconsistent with the above rights, or otherwise alter, any provision of the amended and restated certificate of incorporation to modify the voting, conversion, or other rights, powers, preferences, privileges, or restrictions of our Class B common stock.
We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.
Conversion of Class B Common Stock and Class C Common Stock
Each outstanding share of Class B common stock is convertible at any time at the option of the holder thereof into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, that occurs after the completion of this offering and the Class B Stock Exchange, except for certain permitted transfers, described in our amended and restated certificate of incorporation, including transfers to affiliates of the transferor or with the approval of our board of directors. Shares of Class B common stock beneficially owned by Adam Edmunds and Chase Harrington may also be transferred to certain affiliated entities or estate planning vehicles over which they exercise exclusive voting control. Once converted into Class A common stock, the shares of Class B common stock will not be reissued. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the Sunset Date, which is the first date on which the number of shares of Class B common stock outstanding is less than 20% of the number of shares of our Class B common stock outstanding as of the date of the closing of this offering, after giving effect to the Class B Stock Exchange.
Each outstanding share of Class C common stock is convertible at any time at the option of the holder thereof into one share of Class A common stock; provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.99% of the shares of our Class A common stock issued and outstanding following such conversion. Any purported delivery of shares of our Class A common stock upon conversion of shares of our Class C common stock that would exceed such beneficial ownership limitation will be void ab initio. In addition, each share of Class C common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, that occurs after the completion of this offering and the Class C Stock Exchange, except for certain permitted transfers, described in our amended and restated certificate of incorporation, including transfers to affiliates or with the approval of our board of directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable
In connection with this offering, our legal counsel will opine that the shares of our common stock to be issued in this offering will be fully paid and non-assessable.
Preferred Stock
After the completion of this offering, no shares of our preferred stock will be outstanding. Pursuant to our amended and restated certificate of incorporation that will become effective prior to the completion of this offering, our board of directors will have the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Anti-Takeover Provisions
Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective prior to the completion of this offering, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions
Section 203 of the Delaware General Corporation Law
We have opted out of Section 203 of the Delaware General Corporation Law; however, our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3 of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the Delaware General Corporation Law.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our amended and restated certificate of incorporation will provide that Silver Lake and its affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.
Our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective prior to the completion of this offering, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
Classified Board of Directors
Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors. The Stockholders Agreement will also require the consent of the Silver Lake Stockholders to increase or decrease the size of our board of directors.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated certificate of incorporation will provide that following the date that Silver Lake and its affiliates beneficially own, in the aggregate, less than 50% of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors (the “Trigger Date”), our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors following the Trigger Date without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Prior to the Trigger Date, our amended and restated certificate of incorporation will provide that our stockholders may take action by written consent. Our amended and restated certificate of incorporation will further provide that following the Trigger Date, special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. Following the Trigger Date, these provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors. Prior to the Trigger Date, our amended and restated certificate of incorporation will provide that special meetings of our stockholders may also be called by a majority of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors.

Removal of Directors; Vacancies
Under the Delaware General Corporation Law, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time following the Trigger Date, directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders, other than nominations made as provided in the Stockholders Agreement or by or at the direction of the board of directors or a committee of the board of directors. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. These notice requirements will not apply to Silver Lake and its affiliates for as long as the Stockholders Agreement remains in effect. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Amendment of Charter and Bylaws Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the board of directors is expressly authorized to make, alter, amend, rescind, or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. Prior to the Trigger Date, any amendment, alteration, rescission, or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission, or repeal and voting together as a single class. Following the Trigger Date, any amendment, alteration, rescission, or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.
The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our amended and restated certificate of incorporation will provide that following the Trigger Date, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed, or rescinded only by the affirmative vote of the holders of at least 66 2/3% in the voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class:
•the provisions relating to the voting, conversion, or other rights, powers, preferences, or restrictions of our classes of common stock;
•the provision relating to the authorization of undesignated preferred stock;
•the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;
•the provisions providing for a classified board of directors;
•the provisions regarding resignation and removal of directors;
•the provisions regarding competition and corporate opportunities;
•the provisions regarding entering into business combinations with interested stockholders;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on our board of directors and newly created directorships;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director or officer;
•the provisions regarding indemnification and advancement of expenses;
•the exclusive forum provisions; and
•the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.
Issuance of Undesignated Preferred Stock
Our board of directors will have the authority, without further action by our stockholders, to issue up to     shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Stockholders Agreement Provisions
In addition, our Stockholders Agreement will provide that until the later of (i) the date the Silver Lake Stockholders (including their affiliates and permitted transferees under the Stockholders Agreement) cease to beneficially own at least 10% of the number of shares of our common stock outstanding immediately prior to giving effect to the closing of this offering, and (ii) the Sunset Date, the Silver Lake Stockholders’ consent will be required for us to take certain significant actions specified therein, including, among other things, to increase or reduce the size of our board of directors, terminate, hire, or appoint our chief executive officer, issue equity or enter into certain transactions above specified size thresholds or any transaction or agreement that results in a change in control, incur indebtedness above a specified threshold, declare dividends, or amend our organizational documents. See “Certain Relationships and Related Party Transactions—Related Party Agreements Entered into in Connection with the Initial Public Offering—New Stockholders Agreement.”
Corporate Opportunities/Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors, or stockholders or their respective affiliates, other than those officers, directors, stockholders, or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, none of Silver Lake or any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Silver Lake or any of its affiliates, or any non-employee director, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as our director or officer. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted, to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation. Any amendment to the foregoing provisions of our amended and restated certificate of incorporation requires the affirmative vote of at least two-thirds of the voting power of all shares of our common stock then outstanding.
Exclusive Forum
Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any of our directors, stockholders, or officers to us or our stockholders, (iii) any action or proceeding arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws, or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine; provided that, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, such action or proceeding may be brought in the federal district court for the District of Delaware or other state courts of the State of Delaware. Our amended and restated certificate of incorporation will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note that stockholders cannot waive compliance (or consent to non-compliance) with the federal securities laws and the rules and regulations thereunder. See the section titled “Risk Factors—Delaware law and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer, or proxy contest difficult, thereby adversely affecting the market price of our Class A common stock.”
Transfer Agent and Registrar
Upon the completion of this offering, the transfer agent and registrar for our common stock will be      . The transfer agent and registrar’s address is      .
Limitations of Liability and Indemnification
See the section titled “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”
Listing
We have applied for the listing of our Class A common stock on the New York Stock Exchange under the symbol “ENT”.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our common stock for sale will have on the prevailing market price of our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices. As described below, only a limited number of shares of our Class A common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future. Although we have applied to list our Class A common stock on the New York Stock Exchange under the symbol “ENT”, we cannot assure you an active public market for our Class A common stock will develop.
Following the completion of this offering, based on the number of shares of our capital stock outstanding as of March 31, 2026 and after giving effect to the Reclassification, the Class B Stock Exchange, the Class C Stock Exchange, and the RSU Settlement, we will have a total of       shares of our Class A common stock outstanding,       shares of our Class B common stock outstanding, and       shares of our Class C common stock outstanding, or       shares of our Class A common stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock. Of these outstanding shares, all       shares of our Class A common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.
The remaining outstanding shares of our Class A common stock (including shares issued upon conversion of our Class B common stock and Class C common stock) will be, and shares underlying outstanding RSUs and shares subject to stock options will be upon issuance, deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration, including exemptions provided by Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. As a result of the lock-up and market standoff agreements described below and the provisions of our Existing Stockholders Agreement described in the section titled “Certain Relationships and Related Party Transactions—Related Party Agreements Prior to the Initial Public Offering—Existing Stockholders Agreement,” and subject to the provisions of Rule 144 or Rule 701, shares of our Class A common stock (including shares issued upon conversion of our Class B common stock and Class C common stock) will be available for sale in the public market as follows (assuming no exercise of outstanding stock options or settlement of outstanding RSUs subsequent to March 31, 2026):
•beginning on the date of this prospectus, all       shares of our Class A common stock sold in this offering will be immediately available for sale in the public market; and
•beginning       days after the date of this prospectus (subject to the terms of the lock-up and market standoff agreements described below)       additional shares will become eligible for sale in the public market, of which       shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.
Lock-Up and Market Standoff Agreements
We will agree that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, other than the shares of our Class A common stock to be sold hereunder and certain other exceptions.
Our directors, our executive officers and holders of substantially all of our capital stock and securities convertible into our capital stock have entered or will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities agreed, among other things and subject to certain exceptions described in the section titled “Underwriting,” not to sell or transfer any common stock or securities convertible into or exercisable or exchangeable for or that represent the right to receive shares of common stock, for 180 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters.
In addition, our executive officers, directors and holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us under which they have agreed that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, they will not, without our prior written consent, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our common stock.
Rule 144
In general, Rule 144 provides that once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, Rule 144 provides that our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares of our Class A common stock that does not exceed the greater of:
•1% of the number of shares of our capital stock then outstanding, which will equal       shares immediately after the completion of this offering; or
•the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
Sales of our Class A common stock (including shares issued upon conversion of our Class B common stock and Class C common stock) made in reliance upon Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.
Registration Rights
For a description of rights some holders of common stock will have to require us to register the shares of our Class A common stock they beneficially own, see “Certain Relationships and Related Party Transactions—Related Party Agreements Prior to the Initial Public Offering—Existing Stockholders Agreement.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable immediately upon effectiveness of such registration.
Following completion of this offering, the shares of our common stock covered by registration rights would represent approximately      % of our outstanding common stock (or approximately      %, if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). These shares of common stock also may be sold under Rule 144, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.
Registration Statement on Form S-8
We intend to file a registration statement on Form S-8 under the Securities Act promptly after the effectiveness of this offering to register shares of our Class A common stock subject to RSUs and options outstanding, as well as reserved for future issuance, under our equity compensation plans. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our Class A common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions, and any applicable market standoff agreements and lock-up agreements. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for a description of our equity compensation plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined herein) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws and any applicable state, local, or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that acquire our Class A common stock pursuant to this offering and hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special tax rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions, regulated investment companies or real estate investment trusts;
•brokers, dealers, or traders in securities;
•persons that elect to use a mark-to-market method of accounting for their holdings in our Class A common stock;
•“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•persons holding our indebtedness whose indebtedness is repaid, in whole or in part, in connection with this offering;
•tax-qualified retirement plans; and

•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section titled “Dividend Policy,” we currently do not expect to declare any dividends on our Class A common stock in the foreseeable future. However, if we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, backup withholding and FATCA (as defined herein), dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussions below regarding backup withholding and FATCA (as defined herein), a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless: (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final

Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.
If investors are considering the purchase of our shares of Class A common stock, investors should consult their own tax advisors concerning the U.S. federal income tax consequences to such investors in light of their particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Class A common stock indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares of Class A Common Stock
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.
BofA Securities, Inc.
Needham & Company, LLC
Raymond James & Associates, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
William Blair & Company, L.L.C.
KeyBanc Capital Markets Inc.
Stephens Inc.
Truist Securities, Inc.
Total
The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares of Class A common stock covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional       shares of Class A common stock from us to cover sales by the underwriters of a greater number of shares of Class A common stock than the total number set forth in the table above. They may exercise that option for 30 days. If any shares of Class A common stock are purchased pursuant to this option, the underwriters will severally purchase shares of Class A common stock in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase       additional shares of Class A common stock.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares of Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of Class A common stock sold by the underwriters to securities dealers may be sold at a discount of up to $      per share of Class A common stock from the initial public offering price. After the initial offering of the shares of Class A common stock, the representatives may change the offering price and the other selling terms. The offering of the shares of Class A common stock by the underwriters is subject to their receipt and acceptance of the shares of Class A common stock being offered and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers, directors, holders of substantially all of our equity securities and substantially all of our option holders who are not also stockholders (the “lock-up parties”) have agreed with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option, right, or warrant to purchase, purchase any option or contract to sell, lend, or otherwise transfer or dispose of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock (collectively, the “Common Stock”), or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock (such shares of Common Stock, options, rights, warrants, or other securities, collectively, “lock-up securities”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap, or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge, or other disposition (whether by the lock-up party or someone other than the lock-up party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any lock-up securities, or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction, or arrangement to do any of the foregoing, in each case for a period of 180 days after the date of this prospectus, except with the prior written consent of the representatives.
Prior to this offering, there has been no public market for the shares of Class A common stock. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares of Class A common stock, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management team, and the consideration of the above factors in relation to market valuation of companies in related businesses.
An application has been made to list the Class A common stock on the New York Stock Exchange under the symbol “ENT”. This offering is contingent upon final approval of our listing of our Class A common stock on the New York Stock Exchange.
In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares of Class A common stock for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares of Class A common stock or purchasing shares of Class A common stock in the open market. In determining the source of shares of Class A common stock to cover the covered short position, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market as compared to the price at which they may purchase additional shares of Class A common stock pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares of Class A common stock for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, Class A common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Class A common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     . We have also agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering in an amount up to $     .
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters or their affiliates act as lenders under our Credit Agreement and may therefore receive a portion of the net proceeds from this offering. As a result, such affiliates have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise), and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The Class A common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of such Class A common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A common stock offered by this prospectus in any jurisdiction in which such an offer or solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any securities may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation (as defined below), except that an offer to the public in that Relevant Member State of the shares of Class A common stock may be made at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of Class A common stock shall result in a requirement for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2 of the Prospectus Regulation.
In the case of any shares of Class A common stock being offered to a financial intermediary, as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted, and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
This prospectus has been prepared on the basis that the offering of shares of Class A common stock falls within one of the exceptions specified in Part 1 of Schedule 1 of the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) and, accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. This prospectus does not constitute a prospectus for the purposes of the POATRs.
An offer to the public of any shares of Class A common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of Class A common stock may be made at any time under the following exemptions.
No shares of Class A common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom except that the shares of Class A common stock may be made to the public in the United Kingdom at any time:
(a)at any time to any legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs;
(b)at any time to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 to the POATRs) in the United Kingdom subject to obtaining the prior consent of the relevant underwriters nominated by us for any such offer; or
(c)at any time in any other circumstances falling within Part 1 of Schedule 1 to the POATRs.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of Class A common stock.
Notice to Prospective Investors in Canada
The shares of Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Hong Kong
The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than (a) to ”professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in this prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of Class A common stock may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the shares of Class A common stock be circulated, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Notice to Prospective Investors in Japan
The shares of Class A common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of Class A common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of, Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Brazil
The offer and sale of the shares of Class A common stock has not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The shares of Class A common stock may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the shares of Class A common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these shares of Class A common stock on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS
Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. Latham & Watkins LLP, New York, New York, has also acted as our counsel in connection with this offering. Certain legal matters will be passed on for the underwriters by Ropes & Gray LLP, New York, New York.
EXPERTS
The consolidated financial statements of Entrata, Inc. at December 31, 2024 and 2025, and for the years then ended, appearing in this prospectus or the registration statement of which this prospectus forms a part have been audited by BDO USA, P.C., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have submitted with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at www.entrata.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC on the website of the SEC referred to above, as well as on our website, www.entrata.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

ENTRATA, INC.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Entrata, Inc.
Lehi, Utah
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Entrata, Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, P.C.
We have served as the Company's auditor since 2023.
Salt Lake City, Utah
March 6, 2026

Entrata, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2024	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$43,312	$95,111
Designated cash	267,360	272,017
Restricted cash	8,089	10,938
Accounts receivable, net of allowances of $1,709 and $4,550 as of December 31, 2024 and 2025, respectively	29,874	38,437
Deferred contract costs	27,130	28,053
Prepaid expenses and other current assets	13,414	22,899
Total current assets	389,179	467,455
Property, equipment, and software, net	18,170	20,394
Right-of-use assets	9,804	22,266
Restricted cash, net of current portion	498	705
Deferred contract costs, net of current portion	20,839	21,024
Intangible assets, net	49,889	39,828
Goodwill	185,575	192,409
Other assets	26,733	24,651
Total assets	$700,687	$788,732
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$8,571	$7,923
Accrued expenses and other current liabilities	40,184	51,025
Deferred revenue	7,482	10,134
Customer deposits	265,872	270,455
Current portion of long-term debt	873	2,807
Total Current Liabilities	322,982	342,344
Lease liabilities, net of current portion	9,034	20,623
Long-term debt, net of current portion	167,531	387,443
Customer deposits, net of current portion	440	449
Other liabilities	5,525	5,467
Total liabilities	505,512	756,326
Commitments and contingencies (Note 10)
Stockholders' equity
Common stock, $0.001 par value per share, 375,000 shares authorized; 171,535 and 179,047 shares issued and outstanding as of December 31, 2024 and 2025, respectively	171	179
Additional paid-in capital	796,649	573,758
Accumulated other comprehensive income (loss)	(854)	8,584
Accumulated deficit	(600,791)	(550,115)
Total stockholders' equity	195,175	32,406
Total liabilities and stockholders' equity	$700,687	$788,732
See accompanying notes to consolidated financial statements.

Entrata, Inc.
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share data)

	Year Ended December 31,	Year Ended December 31,
	2024	2025
Revenue	$412,000	$509,295
Cost of revenue	183,272	203,143
Gross profit	228,728	306,152

Operating expenses
Sales and marketing	74,043	85,725
Research and product development	60,132	73,200
General and administrative	42,005	64,618
Total operating expenses	176,180	223,543
Operating income	52,548	82,609

Other income (expense)
Interest expense, net	(17,984)	(15,790)
Other (expense) income, net	(31)	(2,715)
Loss on debt extinguishment	—	(4,188)
Income before tax	34,533	59,916
Income tax expense	12,774	9,240
Net income	21,759	50,676
Net income per common share:
Basic	$0.13	$0.29
Diluted	$0.12	$0.28
Weighted average common shares outstanding:
Basic	172,282	176,275
Diluted	176,601	178,357

Comprehensive income:
Net income	21,759	50,676
Foreign currency translation adjustment	112	9,438
Total comprehensive income	$21,871	$60,114
See accompanying notes to consolidated financial statements.

Entrata, Inc.
Consolidated Statements of Stockholders’ Equity
(in thousands)

	Common Stock		Additional Paid-in Capital	Related Party Stock Subscription Receivable	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2023	174,722	$175	$799,373	$(82,037)	$(966)	$(572,265)	$144,280
Exercise of stock options	66	—	177	—	—	—	177
Vesting of restricted stock units	34	—	—	—	—	—	—
Stock issued as consideration for acquisition of businesses	331	—	7,198	—	—	—	7,198
Repurchase and retirement of common stock	(805)	(1)	(12,070)	—	—	—	(12,071)
Stock-based compensation	—	—	1,791	—	—	—	1,791
Interest accrued on related party stock subscription receivable	—	—	1,120	(1,120)	—	—	—
Settlement of related party stock subscription receivable	(2,813)	(3)	(940)	83,157	—	(50,285)	31,929
Foreign currency translation adjustment	—	—	—	—	112	—	112
Net income	—	—	—	—	—	21,759	21,759
Balance as of December 31, 2024	171,535	$171	$796,649	$—	$(854)	$(600,791)	$195,175

	Common Stock		Additional Paid-in Capital	Related Party Stock Subscription Receivable	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2024	171,535	$171	$796,649	$—	$(854)	$(600,791)	$195,175
Exercise of stock options	1,978	2	5,091	—	—	—	5,093
Vesting of restricted stock units	922	1	(1)	—	—	—	—
Repurchase and retirement of common stock	(4,039)	(4)	(93,344)	—	—	—	(93,348)
Issuance of common stock for cash	8,651	9	199,991	—	—	—	200,000
Stock-based compensation	—	—	21,628	—	—	—	21,628
Foreign currency translation adjustment	—	—	—	—	9,438	—	9,438
Dividends paid	—	—	(356,256)	—	—	—	(356,256)
Net income	—	—	—	—	—	50,676	50,676
Balance as of December 31, 2025	179,047	$179	$573,758	$—	$8,584	$(550,115)	$32,406
See accompanying notes to consolidated financial statements.

Entrata, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,	Year Ended December 31,
	2024	2025
Cash flows from operating activities:
Net income	$21,759	$50,676
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	10,485	11,222
Amortization of intangible assets	9,560	10,156
Unrealized loss on foreign exchange	—	2,821
Amortization of debt issuance costs and original issuance discounts	877	849
Loss on extinguishment of debt	—	4,188
Amortization of deferred contract costs	31,835	33,712
(Gain) loss on sale of property and equipment	(92)	8
Gain on lease modification	—	(197)
Stock-based compensation	1,751	20,214
Change in fair value of contingent consideration	(9,451)	—
Noncash rent expense	3,128	3,973
Deferred income taxes	(6,476)	5,247
Changes in assets and liabilities:
Accounts receivable	(7,173)	(8,563)
Deferred contract costs	(31,644)	(33,796)
Other assets	(2,715)	(12,830)
Accounts payable	(154)	(891)
Accrued expenses and other liabilities	(588)	10,900
Operating lease liabilities	(5,282)	(4,869)
Deferred revenue	1,419	2,652
Customer deposits	144,689	4,591
Net cash provided by operating activities	161,928	100,063
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(43,341)	—
Purchase of property, equipment and software	(9,574)	(12,974)
Proceeds from sale of fixed assets	91	11
Net cash used in investing activities	(52,824)	(12,963)
Cash flows from financing activities:
Proceeds from issuance of debt	—	399,000
Payment of dividend	—	(356,256)
Issuance of common stock for cash	—	200,000
Payments on long-term debt	(1,750)	(173,250)
Repurchase of common stock	(12,071)	(93,348)
Payment of debt issuance costs	—	(8,941)
Proceeds from related party stock subscriptions	31,929	—
Proceeds from exercise of stock options	177	5,093

	Year Ended December 31,	Year Ended December 31,
	2024	2025
Net cash provided by (used in) financing activities	18,285	(27,702)
Effect of exchange rate on cash	(294)	114
Net increase in cash and cash equivalents, designated cash and restricted cash	127,095	59,512
Cash and cash equivalents, designated cash and restricted cash:
Beginning of period	192,164	319,259
End of period	$319,259	$378,771

Supplemental cash flow information:
Cash paid for interest	$20,250	$20,619
Net cash paid for income taxes	$17,537	$12,749
Non-cash investing and financing activities:
Accrued interest on subscription receivable	$1,120	$—
Lease liability arising from the recognition of right-of-use asset	$711	$19,533
Purchase of property and equipment in accounts payable	$258	$86
Stock-based compensation capitalized as internal-use software	$40	$434
Stock-based compensation capitalized as deferred contract costs	$—	$979
Release of RSUs	$—	$1
See accompanying notes to consolidated financial statements.

Note 1. Description of Business and Summary of Significant Accounting Policies
Description of Business
Entrata, Inc. (“Entrata” or the “Company”) is a comprehensive Operating System for the rental property market that connects Customer Relationship Management, Enterprise Resource Planning, Property Operations, and Resident Engagement in a single platform. Entrata was incorporated under the laws of the state of Delaware on July 11, 2003 as Property Solutions International, Inc. and changed its name to Entrata, Inc. on June 23, 2015. Unless otherwise stated, references to “Entrata,” the “Company,” “we,” “us,” and “our” refer to Entrata, Inc. and its consolidated subsidiaries.
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Entrata, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation for the periods presented.
Use of Estimates
In preparing the financial statements in conformity with U.S. GAAP, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenue and expenses for the years presented. Material estimates that are particularly susceptible to significant change in the near term relate to the nature and timing of the satisfaction of performance obligations and related reserves, valuation of acquisition-related intangible assets, the determination of capitalized internal-use software costs, allowance for customer credits, estimated useful lives of long-lived tangible and intangible assets, estimated period of benefit used to amortize costs capitalized to obtain and fulfill revenue contracts, contingent commissions related to the sale of insurance products, valuation of common stock, valuation of stock-based compensation awards, valuation of derivative liabilities, valuation of contingent consideration, the incremental borrowing rate associated with the Company’s operating leases, and the recoverability of deferred income tax assets, which are based upon expectations of future taxable income and allowable deductions. Actual results could differ from these estimates. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable, the result of which forms the basis for making judgments about the carrying value of assets and liabilities.
Net Income Per Share Attributable to Common Stockholders
The Company computes net income per share using the single-class method as it has had only one class of common stock for the periods presented. Basic net income per share attributable to common stockholders is calculated by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net income per share attributable to common stockholders is calculated by giving effect to all potentially dilutive common share equivalents outstanding during the period, including stock options, restricted stock units, and other equity awards, using the treasury stock method. Because the Company has had only one class of common stock for the periods presented, presentation of separate earnings per share amounts for multiple classes or under the two-class method is not required.
Segment Information
The Company operates as a single reportable segment under Accounting Standards Codification (“ASC 280”), Segment Reporting. The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer. Management has concluded that the Company’s operations represent one operating and reportable segment because the CODM manages the business, allocates resources, and evaluates performance on a consolidated basis. The CODM is not provided with discrete financial information below the consolidated level for decision-making purposes. The CODM evaluates operating performance and allocates resources primarily based on net income as reported on the consolidated statements of operations and comprehensive income. The CODM uses consolidated net income to make operating decisions, allocate resources, and evaluate financial performance, primarily by monitoring actual results compared to forecasted results, as well as by reviewing year-over-year results and trending historical performance. The CODM also uses net income (loss) in competitive analysis by benchmarking to the Company’s competitors. The measure of segment assets is reported on the consolidated balance sheets as total assets.
Significant segment expenses include cost of revenue, sales and marketing, research and product development, and general and administrative expenses. For expenses incurred during the years ended December 31, 2024 and 2025, refer to the Consolidated Statements of Operations and Comprehensive Income.
Concentration of Credit Risk and Significant Customers
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, designated cash, restricted cash, and accounts receivable. The Company maintains its cash and cash equivalents, designated cash, and restricted cash in bank deposit accounts, which at times exceed federally insured limits. The Company has not experienced any losses in these instruments and believes it is not exposed to any significant risk with respect to cash and cash equivalents, designated cash, and restricted cash.
In the normal course of business, the Company provides credit terms to its customers and seldom requires collateral. No customer or operator accounted for more than 10% of accounts receivable, net at December 31, 2024 and 2025. No customer or operator accounted for more than 10% of revenue in the years ended December 31, 2024 and 2025. The Company maintains an allowance for credit losses based upon the expected collectability of accounts receivable using historical loss rates adjusted for forward-looking assumptions based on management’s judgments.
Revenue Recognition
Revenue is derived from subscriptions to the Company’s cloud-based Operating System of software solutions, payment processing, and other services. The Company recognizes revenue as it satisfies one or more performance obligations under the terms of a contract, generally as control of goods and services are transferred to customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services and does not include any taxes collected from customers, which are subsequently remitted to governmental authorities. The Company includes estimated variable consideration in revenue to the extent that it is probable that a significant reversal of cumulative revenue will not occur. The Company estimates variable consideration using the most likely amount method. The Company estimates and accrues an allowance for customer credits for potential adjustments as a reduction to revenue based on several factors, including past history.
Subscription-related
The Company’s Subscription-related revenue consists of monthly subscription fees from its Operating System, rent credit reporting, utility services, and from payment processing fees, given the Company requires all subscribers of its Operating System to use its payment solution for all payments processed through its Operating System. The Company generally recognizes revenue for subscription fees on a ratable basis from the implementation completion date or start date through the end of the subscription term. The Company’s subscription agreements for its Operating System and utility services generally are non-cancellable, have an initial term of three to five years and are billed monthly, while the Company’s subscription agreements for rent credit reporting are month to month and can be cancelled at any time. Occasionally some contracts are billed quarterly or annually in advance. The Company’s utility services provide software-enabled tools that allow operators to manage and allocate resident utility charges and are provided on a subscription basis. With regard to payment processing, the Company accepts a wide range of payment methods, including electronic checks, ACH, debit card, and credit card. The payment processing fee payable to the Company is calculated as a fixed per-transaction fee. The only exception to this is credit cards, which have a payment processing fee that is a percentage of the total payment processed. In addition, operators are charged a monthly subscription fee to access the Company’s payment solution. The Company’s payment processing fees are recorded gross of any interchange and payment processing fees due to third parties.
Embedded Technology Solutions
Embedded Technology Solutions revenue consists of fees for the Company’s software-enabled services, including resident screening and insurance. The Company’s Embedded Technology Solutions are usage-based services and the Company generally invoices its usage-based services on a monthly basis or collects the fee at the time of service. These solutions are contracted with operators, bundled with the Company’s property management software, and are generally coterminous with the related Operating System agreements. The Embedded Technology Solutions give rise to variable consideration. The rate per transaction is stated and fixed within the contract; however, the quantity of transactions in any given month by the Company’s customers is unknown at the inception of the contract.
The Company allocates all variable revenue associated with its resident screening product to the underlying transactions pursuant to the variable consideration allocation exception and recognizes such revenue in the month in which the transactions occur. The Company believes that allocating the variable amount entirely to the transactional services performance obligation is consistent with the allocation objective documented in ASC 606.
The Company allocates the total amount of variable revenue from its insurance products to two distinct performance obligations. For the first performance obligation, selling the policy, the Company recognizes revenue at a point-in-time for the total estimated future collections associated with this performance obligation. The second performance obligation, administration of the policy, includes payment processing and carrying out the end-to-end operation of carrier policy programs, which are combined as a series and recognized over time. Variable consideration for the Company’s insurance product includes contingent commissions from the Company’s insurance underwriting partners. Variable consideration is constrained until the risk of significant revenue reversal is not probable. The Company utilizes third parties in delivering certain Embedded Technology Solutions, including prospect screening and insurance. For each arrangement, the Company evaluates whether it is acting as the principal or the agent. In assessing whether the Company controls the specified good or service before it is transferred to the customer, key considerations include the Company’s discretion in establishing pricing and its responsibility for fulfilling the good or service, including primary responsibility for service delivery. When the Company concludes that it controls the good or service prior to transfer, it is the principal in the arrangement and recognizes revenue on a gross basis, such as for resident screening. When the Company concludes that it does not control the good or service before transfer and its role is to arrange for the third party to provide the good or service directly to the customer, it is the agent in the arrangement and recognizes revenue on a net basis, such as for the Company’s insurance product.
Contracts with Multiple Performance Obligations
Many of the Company’s contracts with customers contain multiple performance obligations. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require judgment. The Company accounts for individual performance obligations separately if they are distinct and distinct within the context of the contract. The performance obligations for these contracts include implementation services, access to and use of the Company’s Operating System and customer support. Access and use of the Company’s cloud-based software products and implementation services are not considered distinct and are combined into a single performance obligation.

Deferred Revenue
For the Company’s subscription products, the Company typically invoices customers monthly. Occasionally some contracts are billed quarterly or annually in advance of the commencement of the service period. The Company records deferred revenue when billings are invoiced in advance of revenue recognition from the Company’s subscription and other services. Accordingly, the deferred revenue balance does not represent the total contract value of annual subscription agreements. The Company’s invoices are generally due upon receipt. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that its contracts do not include a significant financing component.
Cost of Revenue
Cost of revenue consists primarily of salaries and related employee expenses of the Company’s operations and support personnel, including the personnel providing training and implementation services, expenses related to hosting the Company’s Operating System, transaction processing fees, fees paid to certain third-party providers; allocations of overhead costs, amortization of capitalized internal-use software costs; amortization of intangible assets; and depreciation.
Deferred Contract Costs
The Company capitalizes incremental and recoverable costs of obtaining customer contracts as well as costs of fulfilling customer contracts. Costs to obtain customer contracts consist primarily of sales commissions tied to generation of customer contracts and paid to the Company’s sales organization. The Company typically does not pay commissions for contract renewals and therefore commissions paid to obtain contracts are not commensurate with commissions upon renewal. Costs to fulfill customer contracts are related to professional services for the setup and implementation of the Company’s Operating System for customers, which consist primarily of headcount-related costs and overhead allocated to implementation teams. The capitalized amounts are deferred and amortized on a straight-line basis over an estimated period of benefit of three years, which is commensurate with the pattern of revenue recognition. The Company determined the period of benefit by taking into consideration its customer contract term, the useful life of the associated technology, average customer life, and other factors. Amortization expense for the deferred costs to obtain a contract is included within sales and marketing expense in the accompanying consolidated statements of operations and comprehensive income. Amortization expense for the deferred costs to fulfill contracts is included within cost of revenue on the accompanying consolidated statements of operations and comprehensive income.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. The fair value of the Company’s cash and cash equivalents approximates carrying value.
Designated Cash and Customer Deposits
The Company maintains payment processing relationships with financial institutions pursuant to which rent payments made by residents are held for limited periods of time prior to being remitted to operators, the Company’s customers. These funds are restricted and designated for the settlement of resident payment transactions. The funds are held in separate bank accounts and are presented as designated cash in the consolidated balance sheets. The Company records a corresponding liability, customer deposits, in the consolidated balance sheets for amounts payable to operators. The customer deposits balance differs from designated cash as it reflects only the portion of resident funds owed to the Company’s customers.

Restricted Cash
The Company underwrites certain customers for payment processing, and assumes the risk associated with chargebacks or fraudulent card activity. For these customers, the Company requires cash deposits be made to cover potential future losses. In certain instances, a customer will require its deposit to be placed into a separate account at a financial institution, which is classified as restricted cash. These accounts are held in the United States and are deposited in bank accounts insured by the Federal Deposit Insurance Corporation up to its prescribed limits, and are treated as funds held in escrow, over which the Company has control. The Company has recorded corresponding customer deposits in current liabilities in the consolidated balance sheets.
The Company also maintains restricted cash related to premiums collected for insurance policies sold, which is included in restricted cash in the consolidated balance sheets.
Cash, designated cash, and restricted cash at the end of the periods within the consolidated statements of cash flows consists of the following as presented on the consolidated balance sheets as of December 31, 2024 and 2025 (in thousands):

	December 31, 2024	December 31, 2025
Cash and cash equivalents	$43,312	$95,111
Designated cash	267,360	272,017
Restricted cash	8,089	10,938
Restricted cash, net of current portion	498	705
Total cash and cash equivalents, designated cash and restricted cash	$319,259	$378,771
Accounts Receivable
Accounts receivable primarily represent trade receivables recorded at invoiced amounts, net of an allowance for credit losses. The allowance for credit losses is based on historical loss experience, the aging of the Company’s trade receivables, an evaluation of the potential risk of loss associated with delinquent accounts, and current and future economic conditions that may affect a customer’s ability to pay. Accounts are written off when management determines that the likelihood of collection is remote. During the years ended December 31, 2024 and 2025, bad debt expense was $0.1 million and $1.5 million, respectively.
Related Party Stock Subscription Receivable
Related party stock subscription receivable represented non-recourse notes receivable that were collateralized by the Company’s common stock. Interest earned on non-recourse notes was recorded within equity.
Property, Equipment, and Software
Property, equipment, and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the related assets. Depreciation of leasehold improvements is computed on a straight-line basis over the shorter of the estimated useful life of the asset or the remaining lease term.

The estimated useful lives by asset classification are generally as follows:

Asset Type	Useful Life
Furniture, fixtures and other equipment	3-11 years
Leasehold improvements	1-11 years
Internal-use software	3 years
Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation or amortization are removed from the related accounts and any gain or loss is reflected in general and administrative expenses in the consolidated statements of operations and comprehensive income. Software is primarily comprised of internal-use software.
Costs incurred to develop software intended for the Company’s internal use are capitalized during the application development stage. Capitalization of such costs ends once the project is substantially complete and ready for its intended use. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable that the expenditure will result in additional functionality. Costs related to preliminary project activities and post-implementation operating activities are expensed as incurred.
Internal-use software costs are amortized on a straight-line basis over their expected useful lives. Capitalized internal-use software costs are recognized within property, equipment, and software, net on the consolidated balance sheets. Amortization of internal-use software is included in cost of revenue and general and administrative expense in the accompanying consolidated statements of operations and comprehensive income.
Impairment of Long-Lived Assets
The Company reviews its property, equipment, and software and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may be impaired. Indicators of impairment considered by management include a significant decrease in the market price of the assets, a significant adverse change as to how the assets are used, current period operating losses or negative cash flows associated with the use of the assets, and the current expectation that the assets will be sold below their projected carrying values.
If it is determined that the estimated undiscounted future cash flows are not sufficient to recover the carrying values of the assets, an impairment loss is recognized in the consolidated statement of operations and comprehensive income for the difference between the carrying values and the fair values of the assets. Management does not consider any of the Company’s long-lived assets to be impaired as of December 31, 2024 and 2025.
Leases
The Company enters into operating lease arrangements for real estate assets related to office space. The Company determines if an arrangement contains a lease at its inception by assessing whether there is an identified asset and whether the arrangement conveys the right to control the use of the identified asset in exchange for consideration. Operating leases are included as right-of-use assets and lease liabilities in the consolidated balance sheets. The current portion of lease liabilities is included in accrued expenses and other current liabilities in the consolidated balance sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

Lease payments consist of the fixed payments under the arrangements. Variable costs, such as maintenance and utilities based on actual usage, are not included in the measurement of right-of-use assets and lease liabilities but are expensed when the event determining the amount of variable consideration to be paid occurs. As the implicit rate of the Company’s leases is not determinable, the Company calculates an incremental borrowing rate based on the information available at the lease commencement date or standard effective date in determining the present value of lease payments. Lease expense is recognized on a straight-line basis over the lease term.
The Company generally uses the non-cancellable lease term when recognizing the right-of-use assets and lease liabilities unless it is reasonably certain that a renewal option or termination option will be exercised. The Company accounts for lease components and non-lease components as a single lease component.
Leases with a term of twelve months or less are not recognized on the consolidated balance sheets. The Company recognizes lease expense for these leases on a straight-line basis over the term of the lease.
Debt Issuance Costs
The Company capitalizes certain costs directly associated with the acquisition of debt and reports such debt issuance costs on the balance sheets as a direct reduction from the carrying amount of the related debt liability. Payments of lender fees are also capitalized as a direct reduction from the carrying amount of the related debt liability. Amortization of debt issuance costs and lender fees are included in interest expense, net in the Consolidated Statements of Operations and Comprehensive Income.
Foreign Currency Translation
The functional currency of the Company’s international subsidiaries is the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ equity. Foreign currency transaction gains and losses are included in net income. Assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the weighted average exchange rate during the year presented. Equity accounts are translated using historical exchange rates.
Business Combinations
The Company allocates the fair value of the purchase consideration of its acquisitions to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values, other than deferred revenue, which is recognized in accordance with ASC Topic 606. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Purchase consideration includes assets and equity transferred and liabilities assumed, all of which are measured at their fair value as of the date of acquisition.
In determining the fair value of equity issued as purchase consideration, management determined the fair value of the Company’s common stock as of the acquisition date. Because the Company’s common stock is not publicly traded, management exercised judgment in estimating its fair value and considered multiple factors, including contemporaneous valuations prepared in accordance with Section 409A of the Internal Revenue Code, the Company’s financial performance and projections, recent equity transactions, market conditions, and other relevant factors.
Certain business combination transactions completed by the Company were structured to include a combination of up-front and contingent payments to be made at specified dates subsequent to the date of acquisition. Deferred and contingent payments determined to be purchase consideration are recorded at fair value as of the acquisition date. The Company’s contingent consideration arrangements are obligations to make future payments to the seller contingent upon the achievement of future operational or financial targets and are remeasured to fair value at the end of each reporting period until the obligations are settled.
The valuation of the net assets acquired as well as certain elements of purchase consideration requires management to make significant estimates and assumptions, especially with respect to future expected cash flows, useful lives, and discount rates. The Company engaged third-party valuation specialists to assist in management's analysis of the fair value of the acquired intangible assets. While the Company utilized third-party specialists for assistance with certain valuation analyses, management was responsible for determining all fair value estimates and assumptions, including the fair value of equity issued as consideration, and the resulting valuations reflect management’s conclusions and judgments.
During the measurement period, the Company may record adjustments to the assets acquired and liabilities assumed with a corresponding offset to goodwill. Subsequent changes to the fair value of contingent consideration are reflected in general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income. Acquisition costs are expensed as incurred and are included in general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income. The Company includes the results of operations from acquired businesses in its consolidated financial statements from the effective date of the acquisition.
Goodwill
The Company tests goodwill for impairment on an annual basis on December 31 of each year, or more frequently if circumstances indicate that the assets may not be recoverable. For purposes of goodwill impairment testing, the Company has one reporting unit.
The Company evaluates impairment of goodwill either by assessing qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount, or by performing a quantitative assessment. Qualitative factors include industry and market considerations, overall financial performance, and other relevant events and circumstances affecting the reporting unit. If the Company chooses to perform a qualitative assessment and after considering the totality of events or circumstances, the Company determines it is more likely than not that the fair value of the Company’s reporting unit is less than its carrying amount, the Company would perform a quantitative fair value test. The Company’s quantitative impairment assessment utilizes a weighted combination of a discounted cash flow model (known as the income approach) and comparisons to publicly traded companies engaged in similar businesses (known as the market approach). These approaches involve judgmental assumptions, including forecasted future cash flows expected to be generated by the business over an extended period of time, long-term growth rates, the identification of comparable companies, and the Company’s discount rate based on its weighted average cost of capital. These assumptions are predominately unobservable inputs and considered Level 3 measurements. ASU 2017-04, Intangibles - Goodwill and Other, which the Company adopted previously, simplifies the testing for goodwill impairment by eliminating the requirement to determine the fair value of individual assets and liabilities of a reporting unit to measure goodwill impairment. To calculate any potential impairment when the Company performs a quantitative test, the Company compares the fair value of its reporting unit with its carrying amount, including goodwill. Any excess of the carrying amount of the reporting unit’s goodwill over its fair value is recognized as an impairment loss, and the carrying value of goodwill is written down.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their financial statement carrying amount. In addition, deferred tax assets are recorded for the utilization of the future tax benefit of these deferred tax assets. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. The Company follows the authoritative guidance regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the consolidated financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions.
Stock-Based Compensation
The Company recognizes stock-based compensation expense for stock-based awards granted to employees based on the estimated fair value of the awards on the date of grant. The Company recognizes expense for stock options and restricted stock units with only a service-based vesting condition on a straight-line basis over the requisite service period of the awards. The Company recognizes expense for options and restricted stock units that have explicit service-based, performance-based and market-based vesting conditions using the accelerated attribution method over the requisite service period of the awards. The Company does not record compensation expense until the performance-based vesting condition is probable of being met. The Company records the effect of forfeitures on stock-based compensation as they occur.
The fair value of each stock option is estimated on the date of grant using the Black Scholes option-pricing model or a Monte Carlo method for options with a performance-based vesting condition. The fair value of restricted stock units is based on the price per share of the underlying common stock as of the most recent 409A valuation on the grant date.
In determining the fair value of restricted stock units, management determines the fair value of the Company’s common stock as of the grant date. Because the Company’s common stock is not publicly traded, management exercises judgment in estimating its fair value and considers multiple factors, including contemporaneous valuations prepared in accordance with Section 409A of the Internal Revenue Code, the Company’s financial performance and projections, recent equity transactions, market conditions, and other relevant factors.
Advertising
The Company expenses all advertising costs as they are incurred. Advertising expenses for the years ended December 31, 2024 and 2025 were $11.9 million and $13.8 million, respectively.
Recently Adopted Accounting Pronouncements
In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments “improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses.” In addition, the amendments enhance interim disclosure requirements, clarify requirements for entities with a single reportable segment, and contain other disclosure requirements. ASU 2023-07 is effective for calendar year-end public business entities in the 2024 annual period and in 2025 for interim periods. The Company adopted ASU 2023-07 for the 2024 annual period on a retrospective basis. This adopted ASU results in the Company including the additional required disclosures. Refer to Segment Information in this note for more information.
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively and is effective for calendar year-end public business entities in the 2025 annual period and in 2026 for interim periods with early adoption permitted. The Company adopted ASU 2023-09 for the 2025 annual period on a prospective basis. This adopted ASU results in the Company including the additional required disclosures.
Recent Accounting Pronouncements Not Yet Adopted
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses, which requires that public entities disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. This ASU will result in the required additional disclosures being included in the consolidated financial statements on a prospective basis, with the option for retrospective application, once adopted. The Company is currently evaluating this guidance and the impact it may have on its consolidated financial statements.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses: Measurement for Credit Losses for Accounts Receivable and Contract Assets, which provides all entities with a practical expedient to assume that current conditions as of the balance sheet date do not change for the remaining life of current accounts receivable and contract assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025 and interim reporting periods within those annual reporting periods with early adoption permitted. The Company is currently evaluating this guidance and the impact it may have on its consolidated financial statements.
In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software: Targeted Improvements to the Accounting for Internal-Use Software, which modernizes the accounting for internal-use software. ASU 2025-06 removes all references to software development stages and requires capitalization of software costs when management has committed to the software project and it is probable the software will be completed and perform its intended use. ASU 2025-06 is effective for fiscal years beginning after December 15, 2027 and interim reporting periods within those annual reporting periods with early adoption permitted. The Company is currently evaluating this guidance and the impact it may have on its consolidated financial statements.
Note 2. Fair Value Measurements
The Company measures certain financial assets and liabilities at fair value on a recurring basis in accordance with ASC 820, Fair Value Measurement, which establishes a framework for measuring fair value and a fair value hierarchy based on the observability of inputs. This hierarchy prioritizes the use of observable inputs and minimizes the use of unobservable inputs when determining fair value, as follows:
•Level 1 — Observable inputs such as quoted prices in active markets for identical assets or liabilities.
•Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3 — Unobservable inputs that are supported by little or no market activity, which require management judgment or estimation.

The following table presents the hierarchy of fair value as of the end of each reporting period (in thousands):

Financial Assets	Fair Value Hierarchy	December 31, 2024	December 31, 2025
Cash and cash equivalents	Level 1	$43,312	95,111
Designated cash	Level 1	267,360	272,017
Restricted cash	Level 1	8,089	10,938
Restricted cash, net of current portion	Level 1	498	705
Total financial assets		$319,259	$378,771
The Company’s financial instruments that were measured at fair value on a recurring basis using significant unobservable inputs (Level 3) relate to a contingent consideration liability of up to $50.0 million tied to operational performance targets through the end of 2024 and assumed by the Company in connection with its July 2023 acquisition of Rent Dynamics, which was valued using a Monte Carlo simulation model that estimates the probability-weighted present value of expected earnout payments based on projected revenue outcomes. For additional information, see Note 4 below. The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

Contingent Consideration Liability
Balance at January 1, 2024	$13,133
Additions	—
Adjustments to fair value	(9,451)
Settlements	(3,682)
Balance at December 31, 2024	—
No other assets or liabilities were measured at fair value on a recurring basis as of the balance sheet dates presented.
There were no transfers between levels of the fair value hierarchy during the year ended December 31, 2024 or 2025. The Company’s financial instruments not measured at fair value on a recurring basis include accounts receivable, accounts payable, accrued expenses, and long-term debt. The carrying amounts of these instruments approximate fair value because of their short maturities or variable interest rates.
Nonrecurring Fair Value Measurements
During the year ended December 31, 2024, the Company measured certain assets at fair value on a nonrecurring basis in connection with business combinations. The fair values of intangible assets acquired (customer relationships, developed technology, and in-process research and development) were determined using income and market approaches, which utilize significant unobservable inputs and are therefore classified within Level 3 of the fair value hierarchy.

Asset type	Fair value (at acquisition) (in thousands)	Valuation Technique	Level
Customer relationships	$900	With-or-without method	Level 3
Developed technology	$3,600	Excess earnings method	Level 3
In-process research and development	$1,700	Excess earnings method	Level 3

Note 3. Revenue Recognition
Sales and usage-based taxes are excluded from revenue.
The following table presents revenue disaggregated by major revenue source (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2025
Subscription-related	$354,701	$437,742
Embedded Technology Solutions	57,299	71,553
Total Revenue	$412,000	$509,295
The Company’s revenue is generated primarily from customers in the United States.
Subscription-related
The Company generates the majority of its Subscription-related revenue by implementing and licensing subscriptions to its cloud-based Operating System of software solutions and from payment processing fees. The Company requires all subscribers of its Operating System to use its payment solution for all payments processed through its Operating System. The Company’s solutions are provided pursuant to contractual commitments with customers that typically include a promise that the Company will deliver access to its Operating System over defined service delivery periods.
Revenue from subscriptions is generally recognized ratably over the term of the arrangement from the date of implementation completion through the contract end date. Consideration for subscriptions consists primarily of fixed fees that are based on the number of units and level of services selected by customers. The Company invoices a portion of fees at the initial order date and generally monthly thereafter, although some contracts are billed quarterly or annually. With regard to payment processing, the Company accepts a wide range of payment methods, including electronic checks, ACH, debit card, and credit card. The payment processing fee payable to the Company is calculated as a fixed per-transaction fee. The only exception to this is credit cards, which have a payment processing fee that is a percentage of the total payment processed. In addition, operators are charged a monthly subscription fee to access the Company’s payment solution. The Company’s payment processing fees are recorded gross of any interchange and payment processing fees due to third parties.
Embedded Technology Solutions
The Company sells certain usage-based services to customers based on a fixed rate per transaction. Revenue for the Company’s resident screening product is calculated based on the number of transactions processed monthly and varies from month to month according to actual usage. The contract terms for these products are generally three to five years in length and contracted at the operator level. The Company allocates the total amount of variable revenue from the resident screening product entirely to the transactions as a result of the variable-consideration allocation exception and recognizes the revenue in the month the transactions occur.
Revenue for the Company’s insurance product is recognized as two distinct performance obligations are satisfied. The first performance obligation, selling the policy, is recognized at a point-in-time. The second performance obligation, administration of the policy, is recognized over time. Revenue for the Company’s insurance product includes contingent commissions from its insurance underwriting partners. The Company allocates contingent commissions to both performance obligations on a relative standalone selling price basis. The Company constrains variable consideration until the risk of significant revenue reversal is not probable.

Remaining Performance Obligations
As of December 31, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations that are unsatisfied (or partially unsatisfied) was $272.5 million. The Company expects to recognize approximately $134.6 million of this amount as revenue over the next 12 months and expects to recognize approximately $122.2 million of this amount as revenue between 13 and 36 months, and the remainder thereafter.
The Company expects to recognize the majority of its remaining performance obligations over the remaining terms of its customer contracts, which generally range from three to five years. The Company includes only contractual billing amounts within remaining performance obligations and does not include usage-based services or other commission-based products.
Contract Balances
Contract assets generally consist of amounts recognized as revenue before they can be invoiced to customers. These contract assets are included in accounts receivable and related disclosures. Contract liabilities are comprised of billings or payments received from customers in advance of performance under the contract and are referred to as deferred revenue in the accompanying consolidated financial statements. The following table presents contract balances as of December 31, 2023, 2024, and 2025 (in thousands):

	December 31, 2023	December 31, 2024	December 31, 2025
Accounts receivable, net	22,316	29,874	38,437
Contract assets (included in Accounts receivable, net)	2,511	3,794	6,441
Deferred revenue	5,951	7,482	10,134
The Company recognized $7.5 million of revenue during 2025 that was included in deferred revenue at the beginning of the period.
Contract Acquisition Costs
The Company capitalizes certain commissions as incremental costs of obtaining a contract with a customer if the Company expects to recover those costs. The commissions are capitalized and amortized over a period of benefit determined to be three years. The balances below, as well as the balances of contract fulfillment costs in the following section, are included in deferred contract costs and deferred contract costs, net of current portion on the consolidated balance sheets (in thousands):

	December 31, 2024	December 31, 2025
Contract acquisition costs – current	$11,179	$11,352
Contract acquisition costs – noncurrent	8,337	7,416
Total	$19,516	$18,768
Amortization of contract acquisition costs is recognized within sales and marketing expense and totaled $13.8 million and $13.9 million for the years ended December 31, 2024 and 2025, respectively.
Contract Fulfillment Costs
The Company capitalizes certain costs that relate directly to contracts that generate or enhance resources that will be used in satisfying future performance obligations if the Company expects to recover those costs. The deferred contract fulfillment costs are amortized over a three-year period of benefit (in thousands):

	December 31, 2024	December 31, 2025
Contract fulfillment costs – current	$15,951	$16,701
Contract fulfillment costs – noncurrent	12,502	13,608
Total	$28,453	$30,309
Amortization of capitalized fulfillment costs is recognized within cost of revenue and totaled $18.0 million and $19.9 million for the years ended December 31, 2024 and 2025, respectively.
Customer Deposits
In limited cases, the Company underwrites customers for payment processing and assumes liability for chargebacks or fraudulent card activity. As of both December 31, 2024 and 2025, the Company held total deposits of $0.4 million from customers underwritten for payment processing. These amounts are recorded within customer deposits, net of current portion on the consolidated balance sheets.
Note 4. Business Combinations
Colleen AI
On June 18, 2024, the Company acquired all of the outstanding ownership interests of Colleen AI Inc., an AI-powered platform that furthers the Company’s ability to automate property operations, as well as Colleen Technologies Ltd., a wholly owned subsidiary of Colleen AI based in Tel Aviv, Israel. Aggregate purchase consideration was $53.2 million. The acquisition was financed through a combination of cash on hand as well as through a transfer of 331,400 shares of common stock with a fair value per share of $21.72 based on the Company’s 409A valuation at the time, for a total of $7.2 million in common stock. The transaction was accounted for using the acquisition method and, as a result, assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date.
The acquired intangible assets consisted of developed technology, in-process research and development, and customer relationships. The assigned useful lives of the developed technology and customer relationships were both 4 years while the in-process research and development had an indefinite useful life. Preliminary goodwill recognized of $46.3 million is primarily comprised of expansion of the Company’s product offerings as well as anticipated synergies from the sale of AI services to existing customers. Goodwill and the acquired intangible assets are not deductible for tax purposes due to the nature of the nontaxable business combination as the Company received a carryover in the tax bases of the acquired assets and assumed liabilities. The Company applied pushdown accounting to record the intangible assets and goodwill in Israeli Shekels on the financial statements of Colleen Technologies Ltd. Accordingly, changes in the foreign currency exchange rate between the U.S. Dollar and Israeli Shekel may cause fluctuations in the values recorded on the consolidated financial statements. Acquisition costs associated with this transaction of $3.8 million were expensed as incurred.
Purchase Consideration and Purchase Price Allocation
The pro forma information related to the acquisition of Colleen AI was not material to the Company’s consolidated financial statements and its related notes for the year ended December 31, 2024. Accordingly, pro forma financial information has been omitted. The purchase price allocation has been finalized, and the measurement period is now closed. No measurement period adjustments were recorded in the periods presented and the final allocation of the purchase consideration did not differ materially from the preliminary amounts recorded by the Company. The components of the purchase consideration and the final allocation of purchase price as of December 31, 2024 are as follows (in thousands):

Amount
Base consideration amount	$53,539
Less: Closing cash and net working capital adjustment	(306)
Fair value of total consideration	$53,233

Assets acquired and liabilities assumed:
Cash	$2,694
Restricted cash	32
Accounts receivable, net of allowances	386
Prepaid expenses and other current assets	98
Property and equipment	76
Intangible assets	6,279
Accounts payable	(1,166)
Accrued expenses and other current liabilities	(367)
Deferred revenue	(112)
Deferred tax liability	(943)
Total net assets acquired and liabilities assumed	$6,977

Goodwill	46,256
Total purchase consideration	$53,233
Contingent Consideration Activity
On July 10, 2023, the Company acquired all of the outstanding ownership interests of Simplified Business Group, LLC (dba Rent Dynamics), a software provider of rent credit reporting services for residents. The Purchase Agreement associated with the 2023 acquisition of Rent Dynamics provided for up to $50.0 million of contingent consideration tied to operational performance targets through the end of 2024. The operational performance targets were driven by a revenue calculation based on the primary product sold by Rent Dynamics with specific targets for the years ended December 31, 2023 and 2024. Changes in the fair value of the contingent consideration liability are recognized in general and administrative expense in the consolidated statements of operations and comprehensive income. The fair value of the contingent consideration is based on actual results through December 31, 2024. The following table presents changes in the Company’s contingent consideration for the year ended December 31, 2024 (in thousands):

Balance at January 1, 2024	$13,133
Payment in April 2024	(3,682)
Change in fair value	(9,451)
Balance at December 31, 2024	$—

Note 5. Balance Sheet Components
Prepaid expenses and other current assets
The following is a summary of prepaid expenses and other current assets (in thousands):

	December 31, 2024	December 31, 2025
Prepaid expenses	$12,006	$12,697
Prepaid taxes	—	8,398
Other current assets	1,408	1,804
Total prepaid expenses and other current assets	$13,414	$22,899
Accrued Expenses and Other Current Liabilities
The following is a summary of accrued expenses and other current liabilities (in thousands):

	December 31, 2024	December 31, 2025
Accrued compensation	$17,139	$19,811
Accrued income and other taxes payable	1,587	2,056
Other current liabilities	21,458	29,158
Total accrued expenses and other current liabilities	$40,184	$51,025
Note 6. Property, Equipment, and Software, Net
Property, equipment, and software, net consisted of the following (in thousands):

	December 31, 2024	December 31, 2025
Furniture, fixtures and other equipment	$23,377	$21,793
Internal-use software	37,064	39,903
Leasehold improvements	11,447	11,264
Total property, equipment and software	71,888	72,960
Less: accumulated depreciation and amortization	(53,718)	(52,566)
Property, equipment and software, net	$18,170	$20,394
Depreciation and amortization expense for the years ended December 31, 2024 and 2025 was $10.5 million and $11.2 million, respectively.
As of December 31, 2024 and 2025, capitalized internal-use software, net of accumulated amortization, was $10.8 million, and $12.6 million, respectively. The Company capitalized $7.5 million and $9.2 million of internal-use software for the years ended December 31, 2024 and 2025, respectively.
An immaterial amount of stock-based compensation expense was capitalized associated with internal-use software during the year ended December 31, 2024. $0.4 million of stock-based compensation expense was capitalized associated with internal-use software during the year ended December 31, 2025.

The weighted-average amortization period for capitalized internal-use software is three years. As of December 31, 2025, the estimated aggregate amortization expense for capitalized internal-use software for each of the fiscal years thereafter is as follows (in thousands):

Fiscal Period:
2026	$6,771
2027	4,222
2028	1,582
Total	$12,575
Note 7. Goodwill and Identified Intangible Assets
Changes in the carrying amount of goodwill were as follows (in thousands):

Balance January 1, 2024	$138,660
Goodwill acquired	46,256
Impact of foreign currency adjustments	659
Balance at December 31, 2024	$185,575
Impact of foreign currency adjustments	6,834
Balance at December 31, 2025	$192,409
The Company completed its annual goodwill impairment test during the fourth quarter of 2024 and 2025 and concluded that goodwill was not impaired as of December 31, 2024 or 2025.
During the year ended December 31, 2024, the Company determined that the in-process research and development intangible asset associated with the Colleen AI business combination was substantially completed and placed into service. The Company reclassified the carrying amount of the in-process research and development into developed technology and began amortizing the intangible asset over the determined useful life of four years. This reclassification reflects the evaluation that the asset had progressed from its developmental phase to one in which it is expected to generate future economic benefits under its intended use. Intangible assets consisted of the following at December 31, 2024 (in thousands, except years):

	Carrying Amount	Accumulated Amortization	Net	Weighted Average Remaining Useful Life (Years)
Finite-lived intangible assets:
Developed technologies	$16,322	$(4,672)	$11,650	3.0
Trademarks	1,700	(784)	916	3.5
Customer relationships	45,709	(8,386)	37,323	6.5
Total intangible assets	$63,731	$(13,842)	$49,889

Intangible assets consisted of the following at December 31, 2025 (in thousands, except years):

	Carrying Amount	Accumulated Amortization	Net	Weighted Average Remaining Useful Life (Years)
Finite-lived intangible assets:
Developed technologies	$16,322	$(8,728)	$7,594	2.0
Trademarks	1,700	(1,044)	656	2.5
Customer relationships	45,841	(14,263)	31,578	5.5
Total intangible assets	$63,863	$(24,035)	$39,828
The change in the carrying amount for customer relationships when comparing the periods is due to immaterial foreign currency changes.
Amortization expense for finite-lived intangible assets totaled $9.6 million and $10.2 million for the years ended December 31, 2024 and 2025, respectively. Amortization expense for developed technologies is recorded in cost of revenue and amortization expense for trademarks and customer relationships are recorded in sales and marketing in the consolidated statements of operations and comprehensive income. The following table sets forth the estimated amortization of intangible assets as of December 31, 2025 for the years ending December 31 (in thousands):

2026	10,176
2027	8,891
2028	6,626
2029	5,600
2030	5,600
Thereafter	2,935
Total	$39,828
No impairment of finite-lived intangible assets was identified as of December 31, 2024 or 2025.
Note 8. Debt
JPMorgan Chase Bank Term Loan
On September 30, 2025, the Company entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, and issuing bank (the “2025 Credit Agreement”). Pursuant to the 2025 Credit Agreement, the Company borrowed $400.0 million on a term loan (the “2025 Term Loan”) with a revolving loan commitment of up to $75.0 million. The Company did not draw on the revolver during the period ended December 31, 2025. The Company also has up to $15.0 million in letters of credit available under the 2025 Credit Agreement, none of which has been drawn during the periods presented. The borrowings are collateralized by the equity interests of certain of the Company’s wholly owned subsidiaries and by substantially all Company assets, including accounts receivable, cash accounts, equipment, and intellectual property.
The 2025 Term Loan has a maturity date of September 30, 2032. Quarterly payments of $1.0 million began in March 2026, with the remainder due on the maturity date. The 2025 Term Loan bears interest at 3.00% + SOFR if the first-lien leverage ratio is greater than 2.75 and 2.75% + SOFR if the first-lien leverage ratio is less than or equal to 2.75. As of December 31, 2025, the interest rate was approximately 6.7%. Interest payments are made monthly. Fees on the unused portion of the revolver are 0.5% per annum. The 2025 Term Loan has a 1.0% prepayment penalty, which expires on March 30, 2026. Interest expense was $7.2 million for the year ended December 31, 2025.

The Company incurred debt issuance costs of $9.9 million, inclusive of $1.0 million in original issuance discounts. These costs have been capitalized and are being amortized using the effective interest method over the life of the 2025 Term Loan. Such amortization is included in interest expense, net. Amortization of deferred financing costs was $0.2 million for the year ended December 31, 2025.
Debt extinguishment
As part of the financing of the 2025 Term Loan, the Company repaid in full the Blue Owl Term Loan (as defined below), totaling $171.9 million in outstanding principal. The remaining unamortized debt issuance costs associated with the Blue Owl Term Loan as of September 30, 2025 were written off, totaling $4.2 million, and recognized in the consolidated statements of operations and comprehensive income.
Blue Owl Term Loan
On July 10, 2023, in connection with the acquisition of Rent Dynamics, the Company entered into a Credit Agreement with Blue Owl Credit Income Corp., as administrative agent, collateral agent, and issuing bank (the “Blue Owl Credit Agreement”). The Company borrowed $175.0 million on a term loan (the “Blue Owl Term Loan”) with a revolving loan commitment of up to $20.0 million. The Company did not draw on the revolver during the year ended December 31, 2024 or 2025. The Company also had up to $3.0 million in letters of credit under the Blue Owl Credit Agreement, none of which had been drawn during the periods presented. The borrowings were collateralized by the equity interests of the Company’s wholly owned subsidiaries and by substantially all Company assets, including accounts receivable, cash accounts, equipment, and intellectual property.
The Blue Owl Term Loan had a maturity date of July 10, 2030. Quarterly payments of $0.4 million were required beginning in March 2024, with the remainder due on the maturity date. The Blue Owl Term Loan bore interest at 6.00% + SOFR if the first-lien leverage ratio was greater than 2.85 and 5.75% + SOFR if the ratio was less than or equal to 2.85. As of December 31, 2024, the first-lien leverage ratio was below 2.85 and the interest rate was approximately 10.1%. Interest payments were made monthly. Fees on the unused portion of the revolver were 0.5% per annum. Interest expense was $19.5 million and $13.2 million for the years ended December 31, 2024 and 2025, respectively.
The Company capitalized $6.1 million of costs incurred in connection with the Blue Owl Credit Agreement, of which $4.9 million were lender fees. Debt-financing costs are presented as a direct reduction of the carrying amount of the related debt and amortized on a straight-line basis (approximating the effective-interest method) over the loan term. Such amortization is included in interest expense, net. Amortization of deferred financing costs was $0.9 million and $0.7 million for the years ended December 31, 2024 and 2025, respectively.
Covenants and Other Terms
The 2025 Credit Agreement and the Blue Owl Credit Agreement both contain customary affirmative, negative, financial and reporting covenants. Affirmative covenants require the Company to maintain its business and properties, carry adequate insurance and furnish financial and other information to lenders. Negative covenants restrict additional indebtedness, encumbrances or dispositions of assets, changes to corporate structure, and certain dividends and distributions. The financial covenants for both the 2025 Term Loan and Blue Owl Term Loan impose a maximum first-lien leverage ratio only when a minimum revolver borrowing has occurred and therefore was not applicable as of December 31, 2024 or 2025.

Carrying Amounts
The net carrying amount of debt was as follows (in thousands):

	December 31 2024	December 31, 2025
Principal	$173,250	$400,000
Unamortized debt financing costs	(4,846)	(9,750)
Net carrying amount	$168,404	$390,250
The estimated fair value of the Company’s long-term debt approximated its carrying value as of December 31, 2024 and 2025, as the debt bears interest at variable rates that approximate current market rates. The fair value of the Company’s debt was determined using Level 2 inputs under the fair value hierarchy. The Company was in compliance with all debt covenants as of December 31, 2024 and 2025. There were no borrowings under the revolving credit facility as of those dates. No other material debt arrangements were outstanding as of December 31, 2024 or 2025.
Note 9. Stockholders’ Equity (Deficit)
Stock Options
Performance Stock Options
The Company grants performance stock options with performance-based, market-based, and service-based vesting conditions. The performance-based vesting condition required for the options to become eligible to vest includes the consummation of a liquidity event (including, but not limited to, an initial public offering, a change of control, or an extraordinary cash dividend), provided that in the event of a liquidity event other than an initial public offering or a change of control, the percentage of options that become eligible to vest is based on the level of participation by the Company’s majority owner in connection with such liquidity event. The percentage of options that vest from each grant is based on the market-based vesting condition, which require specific results as measured on key measurement dates based on the rate of return to the Company’s majority owner, provided that no options will vest if the minimum rate of return is not achieved. In the event of a liquidity event other than an initial public offering, the key measurement date is the date of such liquidity event. In the event of an initial public offering, the key measurement dates are determined based on one of the following sets of criteria: (i) if the offering occurs prior to the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the six month anniversary of the offering and, so long as a change of control does not occur prior to such date, each of the next three six month anniversaries thereafter, and if the offering occurs on or after the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the date that is 31 consecutive trading days following the offering and, so long as a change of control does not occur prior to such date, each of the first two six month anniversaries of the offering; or (ii) if the offering occurs prior to the fourth anniversary of the grant date of the option, the key measurement dates with respect to such options are the first anniversary of the offering and, so long as a change of control does not occur prior to such date, the second anniversary of the offering, and if the offering occurs on or after the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the closing date of the offering and, so long as a change of control does not occur prior to such date, the first anniversary of the offering. The service-based vesting condition requires the option holder to continue to be a service provider to the Company in order for their options to be eligible to vest.
The Company utilizes a Monte Carlo simulation valuation model to determine the appropriate value per option. No expense will be recognized prior to when the liquidity event becomes probable, which the Company has determined to be when the event is consummated. The full value of the options, excluding the value of forfeited options, will be recognized using the accelerated attribution method subsequent to the consummation of the liquidity event over any remaining requisite service period, regardless of the percentage of options that vest based on the market-based vesting condition. No stock compensation expense has been recognized related to performance stock options as of December 31, 2024 or 2025.
Traditional Stock Options
In addition to the performance stock options discussed above, the Company also granted stock options subject to an explicit service-based vesting condition and no performance-based vesting condition. The Company’s valuation of traditional stock options utilized the Black-Scholes option-pricing model that relied on the significant inputs stated in the table below. The Company utilized the simplified method to estimate the expected term of stock options.

December 31, 2025
Stock price	$21.72
Volatility	45.8%
Risk-free rate	4.3%
Dividend yield	0%
Summary of Stock Option Activity
The following table summarizes stock option activity for the periods presented:

	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (Years)
Outstanding as of January 1, 2024	7,610,051	$7.93	7.7
Granted	115,510	21.29
Exercised	(64,625)	2.75
Forfeited	(113,674)	15.53
Outstanding as of December 31, 2024	7,547,262	$8.06	6.8
Granted	6,346,812	21.74
Exercised	(1,977,871)	$2.58
Forfeited	(128,725)	19.10
Anti-Dilution Adjustment(1)	1,103,053	14.80
Outstanding as of December 31, 2025	12,890,531	$14.84	7.7
______________
(1)Represents adjustments made pursuant to antidilution provisions in connection with the November 24, 2025 cash dividend. See “Adjustment of Share-Based Compensation Awards” below.

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Life (Years)
Exercisable as of December 31, 2024	4,803,050	$2.61	6.3
Exercisable as of December 31, 2025	3,389,374	$3.19	5.5
The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2024 and 2025 was $8.29 and $8.70 per share, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2024 and 2025 was $1.1 million and $40.6 million, respectively. The total fair value of options vested during the years ended December 31, 2024 and 2025 was $1.2 million and $1.6 million, respectively.

As of December 31, 2024 and 2025, total unrecognized compensation expense related to stock awards that do not have a performance-based vesting condition was $0.1 million and $6.1 million, respectively, expected to be recognized over a weighted-average period of 0.4 years and 3.1 years, respectively.
As of December 31, 2024 and 2025, total unrecognized compensation expense related to stock awards that have a performance-based vesting condition was $18.4 million and $64.8 million, respectively.
Restricted Stock Units
Performance Restricted Stock Units
The Company grants restricted stock units (“RSUs”) with both performance-based and service-based vesting conditions. The service-based vesting condition of each RSU award allows vesting as to 25% of the award on the first anniversary of the vesting commencement date and as to an additional 6.25% of the award at the end of each successive three month period thereafter. No RSUs become eligible to vest until the performance-based vesting condition becomes probable, which the Company has determined is upon consummation of a liquidity event (public company event, including an initial public offering or change of control). Stock-based compensation expense is recognized only for those RSUs expected to meet both service-based and performance-based vesting conditions.
Certain RSUs granted contain a “Good Leaver” provision. This clause allows a holder who leaves the Company in good standing prior to a liquidity event to receive value that is capped upon such event. The holder of a Good Leaver award will vest in the number of shares that provides the lesser of:
(i)the number of shares vested based on service before leaving, or
(ii)the number of shares equal to the fair value of those shares as if vested under the service-based criteria.
No compensation expense is recognized for Good Leaver awards until a liquidity event becomes probable.
Restricted Stock Units (Service-Based)
The Company also grants RSUs with only an explicit service-based vesting condition (no performance-based vesting condition). These RSUs vest as to 25% of the award on the first anniversary of the vesting commencement date and as to an additional 6.25% of the award at the end of each successive three month period thereafter. Stock-based compensation expense for such RSUs is recognized on a straight-line basis over the requisite service period. No “Good Leaver” provisions apply to these RSUs.

Summary of RSU Activity

	Number of RSUs	Weighted-Average Grant Date Fair Value per RSU
Unvested as of January 1, 2024	4,334,497	$18.05
Granted	604,386	21.28
Vested	(34,061)	6.18
Forfeited	(294,463)	18.01
Unvested as of December 31, 2024	4,610,359	$18.52
Granted	1,039,894	16.33
Vested	(921,363)	16.12
Forfeited	(284,036)	19.02
Anti-Dilution Adjustment(1)	363,103	17.69
Unvested as of December 31, 2025	4,807,957	$16.93
_______________
(1)Represents adjustments made pursuant to antidilution provisions in connection with the November 24, 2025 cash dividend. See “Adjustment of Share-Based Compensation Awards” below.
The aggregate intrinsic value of RSUs vested during the years ended December 31, 2024 and 2025 was $0.7 million and $21.3 million, respectively.
As of December 31, 2025, total unrecognized compensation expense related to RSUs for which the performance-based vesting condition has been met or for which there is no performance-based vesting condition was $4.3 million, to be recognized over a weighted-average period of 3.0 years. Of the unvested RSUs as of December 31, 2025, 4.6 million remain subject to both explicit service-based and performance-based vesting conditions and have a total unrecognized compensation expense of $77.5 million. As of December 31, 2025, achievement of the performance-based vesting condition was not probable.
Stock-Based Compensation Expense
The Company recognized stock-based compensation expense as follows (in thousands):

	Year Ended Dec 31 2024	Year Ended Dec 31 2025
Cost of revenue	$97	$1,506
Sales and marketing	67	7,718
Research and product development	652	7,929
General and administrative	975	4,861
Total stock-based compensation expense	$1,791	$22,014
Share Repurchases
During the year ended December 31, 2024, the Company repurchased 804,735 shares of common stock from an existing stockholder in a privately negotiated transaction at $15.00 per share for total consideration of approximately $12.1 million. The repurchased shares were retired upon acquisition and recorded as a reduction to stockholders’ equity. Additionally, during the year ended December 31, 2025, the Company repurchased 2,154,325 shares of common stock from three existing stockholders in privately negotiated transactions at $23.12 per share for total consideration of approximately $49.8 million. The repurchased shares were retired upon acquisition and recorded as a reduction to stockholders’ equity.

2025 Common Stock Investment
In May 2025, the Company issued and sold 8,650,520 shares of its common stock to an investor at a purchase price of $23.12 per share, resulting in aggregate proceeds of $200.0 million. The shares include an embedded security price guarantee under which the Company is obligated to issue additional shares of common stock to the investor to guarantee an internal rate of return (“IRR”) of 12.5% in the event the Company undergoes a change of control within three years of the investment date (the “Top-Up”). The Company evaluated the Top-Up feature and determined that it does not meet the definition of an embedded derivative under ASC 815 as there is no market mechanism to facilitate net settlement.
2025 RSU Release
In June 2025, the Company’s Board of Directors authorized the removal of the performance-based vesting condition for a portion of the Company’s outstanding RSU awards (the “2025 RSU Release”). Specifically, the modification applied to 33% of RSU awards that had satisfied the service-based vesting condition as of the measurement date for all active employees located in the United States.
As a result of this modification, RSUs covering 790,675 shares of common stock vested. To satisfy employee tax withholding obligations associated with the RSU release, the Company elected to net settle the awards, withholding 262,924 shares of common stock based on the fair value of $23.12 per share. The net shares issued to employees totaled 527,751.
The modification was accounted for as a change in vesting conditions in accordance with ASC 718, Compensation—Stock Compensation. In connection with the removal of the performance-based vesting condition, the Company remeasured the fair value of the affected awards as of the modification date and recognized compensation expense based on that fair value for the portion of the awards that had satisfied the service-based vesting condition. The total compensation expense recognized in connection with this modification was approximately $17.7 million and is included in the accompanying consolidated statements of operations and comprehensive income for the year ended December 31, 2025.
2025 Tender Offer
In July 2025, the Company administered a tender offer to repurchase outstanding common stock from eligible equity holders (the “2025 Tender Offer”). The tender offer was open to all active U.S.-based employees who, as of the eligibility date, held Company shares, time-vested options, or any combination thereof (including shares released in the 2025 RSU release). Employees were eligible to sell up to 33% of their vested options or owned shares of common stock (including shares released in the 2025 RSU release). The offer to purchase was at a price of $23.12 per share of common stock, which represented the fair value per share. In the tender offer, employees sold to the Company 1,620,322 shares of common stock for a total purchase price of $37.5 million. The tendered shares were retired upon acquisition and recorded as a reduction to stockholders’ equity.
International Offer 2025
In connection with the 2025 Tender Offer made available to active U.S.-based employees, the Company also provided certain international employees with outstanding RSU awards the opportunity to cancel up to 33% of the RSUs that had satisfied the service-based vesting condition but remained subject to a performance-based vesting condition. Under this program, eligible employees could elect to cancel such vested RSUs in exchange for a cash payment of $23.12 per RSU, which represented the fair value per share as of the date of the transaction.
A total of 17,451 RSUs were canceled in exchange for aggregate cash consideration of approximately $0.4 million. Because the awards had not yet vested for accounting purposes, the cash payments were accounted for as stock-based compensation expense under ASC 718, Compensation—Stock Compensation. The total expense recognized in connection with this transaction is included in stock-

based compensation within the consolidated statements of operations and comprehensive income for the year ended December 31, 2025.
Dividend Declaration and Payment
On November 17, 2025, the Company’s Board of Directors approved a one-time cash dividend of $1.99 per share of common stock. Stockholders of record as of the close of business on November 18, 2025 were entitled to the dividend. The dividend was paid on November 24, 2025 and totaled $356.3 million. The dividend did not result in the vesting of any performance-based awards for which the liquidity event could include an extraordinary cash dividend and such performance-based awards may vest in the future in accordance with their respective terms.
Adjustment of Share-Based Compensation Awards
Effective November 24, 2025, certain outstanding RSUs and stock options granted under the Company’s 2012 Equity Incentive Plan and 2021 Equity Incentive Plan were adjusted pursuant to antidilutive provisions contained in the applicable grant agreements. In accordance with these provisions, the number of shares subject to the affected stock options and RSUs was increased, and for stock options, the per-share exercise price was reduced. These adjustments preserve the economic value of the awards immediately prior to the dividend.
These adjustments did not otherwise modify the vesting conditions, contractual terms, or classification of the awards.
Note 10. Commitments and Contingencies
Operating Leases
The Company leases office space under non-cancelable operating leases with various expiration dates and options to renew. The leases require monthly payments that may be subject to annual increases. Certain leases include renewal options that the Company is not reasonably certain to exercise; therefore, such options are excluded from lease-term determinations. All identified leases are classified as operating leases.
As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on information about collateralized debt and term structure as the discount rate for measuring lease liabilities.
During the year ended December 31, 2025, the Company terminated its existing lease agreement for its India office facility prior to the contractual expiration date and entered into a new lease for a different location with the same lessor. The termination of the previous lease resulted in the derecognition of the related right-of-use asset and lease liability and the recognition of a gain of approximately $0.2 million. The gain is included in Other income, net in the accompanying consolidated statements of operations and comprehensive income. The new India office lease had a right-of-use asset and corresponding lease liability of $18.7 million and has a term of 10 years. The lease contains fixed monthly payments subject to annual escalations. The Company classified this lease as an operating lease.
Additionally, during the year ended December 31, 2025, the Company entered into a new office lease in Israel, which had a right-of-use asset and corresponding lease liability of $1.0 million. The lease contains fixed quarterly payments subject to annual escalations. The Company classified this lease as an operating lease.
As of December 31, 2024 and 2025:
•Right-of-use assets were $9.8 million and $22.3 million, respectively.
•Current maturities of operating lease liabilities were $4.9 million and $4.6 million, respectively.

•Noncurrent lease liabilities were $9.0 million and $20.6 million, respectively.
Operating lease costs were $4.5 million and $6.5 million for the years ended December 31, 2024 and 2025, respectively. Short-term lease costs were $0.7 million and $0.5 million for the years ended December 31, 2024 and 2025, respectively. Cash paid for operating leases was $5.5 million and $7.2 million in the years ended December 31, 2024 and 2025, respectively.
The maturities of the Company’s operating lease liabilities were as follows as of December 31, 2025 (in thousands):

Year Ending December 31	Future Lease Payments
2026	$6,830
2027	6,190
2028	2,957
2029	2,962
2030	3,039
Thereafter	14,525
Total future minimum lease payments	36,503
Less: imputed interest	(11,244)
Total lease liabilities	$25,259
As of December 31, 2025, the weighted-average remaining lease term was 7.6 years and the weighted-average discount rate was 9.8%.
During 2024, the Company entered into a new sublease agreement with a third party for office space in the Company’s Lindon, Utah offices. Sublease income was not material for the year ended December 31, 2024 or 2025.
During 2025, the Company entered into a lease agreement for office space in Logan, Utah that will commence on April 1, 2026. In addition, the Company entered into a lease agreement for additional office space in India, which is expected to commence in March 2026. No right-of-use asset or corresponding lease liability has been recorded for these leases as of December 31, 2025. Future minimum lease payments under these noncancellable leases totaled $10.7 million as of December 31, 2025.
Litigation
From time to time, the Company may become involved in legal proceedings or be subject to claims arising in the normal course of business. The Company has accrued for all litigation losses that are both probable and estimable, and such amounts were not material as of December 31, 2024 or 2025. Legal fees are expensed as incurred. Insurance recoveries are recorded when collection is probable.
Warranties and Indemnification
The performance of the Company’s Operating System is typically warranted to perform in a manner consistent with general industry standards. Customer agreements generally include provisions for indemnifying customers against liabilities if the Company’s products or services infringe a third party’s intellectual property rights.
In addition, the Company has certain agreements with indemnification obligations for breaches of security or data incidents involving its Operating System or vendors. To date, the Company has not incurred any material costs under such obligations and has not accrued any material liabilities related thereto.

Director and Officer Indemnification
The Company has agreed to indemnify its directors and certain officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred in actions or proceedings to which they are made a party by reason of their service. The Company maintains director and officer insurance coverage that would generally enable recovery of a portion of any future amounts paid. No material costs have been incurred related to such obligations.
Note 11. Employee Benefit Plans
Entrata sponsors a defined contribution 401(k) retirement plan (the “Retirement Plan”). Employees who have completed 30 days of service and are at least 18 years of age are eligible to participate in the Retirement Plan.
Employees may elect to contribute a portion of their annual compensation up to the maximum amount allowed under Internal Revenue Service regulations ($23,000 for 2024 and $23,500 for 2025).
The Company matches 37.5% of the first 8% of eligible compensation contributed by participants. Additional discretionary contributions may also be made by the Company.
For the years ended December 31, 2024 and 2025, the Company contributed $3.1 million and $3.4 million (net of forfeited contributions) to the Retirement Plan, respectively.
Entrata India Pension Plan
Entrata India sponsors a defined benefit pension plan (the “Pension Plan”) for all employees in India. Employees completing five or more years of service are eligible to participate. Entrata India purchases financial securities such as money market and other low-risk investments to fund liabilities to retiring employees.
As of December 31, 2024, the Pension Plan’s net unfunded liability was $0.8 million. As of December 31, 2025, the Pension Plan was fully funded.
The Pension Plan is included within other long-term liabilities on the consolidated balance sheets.
Note 12. Income Taxes
The components of income before tax were as follows (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2025
United States	$30,714	$55,255
Foreign	3,819	4,661
Income before tax	$34,533	$59,916

The components of income tax expense were as follows (in thousands):

Current income tax:	Year Ended December 31, 2024	Year Ended December 31, 2025
Federal	$10,323	$304
State and local	1,829	1,464
Foreign	7,099	2,227
Total current income tax expense	$19,251	$3,995

Deferred income tax:	Year Ended December 31, 2024	Year Ended December 31, 2025
Federal	$(5,991)	$5,510
State and local	422	(92)
Foreign	(908)	(173)
Total deferred income tax benefit	$(6,477)	$5,245

Total income tax:	Year Ended December 31, 2024	Year Ended December 31, 2025
Federal	$4,332	$5,814
State and local	2,251	1,372
Foreign	6,191	2,054
Total income tax expense	$12,774	$9,240
The reconciliation of income tax expense computed at the U.S. federal statutory tax rate to the actual income tax expense is as follows (in thousands):

Year ended December 31, 2024
Income tax expense at federal statutory rate	$7,251
Other non-deductible expenses	1,326
State income taxes	1,866
Unrecognized tax benefits	1,043
Stock compensation	(132)
Return to provision adjustments	(535)
Intellectual Property Transfer Tax	6,164
Credits	(3,507)
Global intangible low-taxed income	12
Related party interest	235
Other	(949)
Total income tax expense	$12,774

	Year ended December 31, 2025
	Amount	Percent
Income tax expense at US federal statutory rate	$12,582	21.00%
Domestic state income taxes (net of federal benefit) [53]	988	1.65%
Domestic federal
Tax credits
Research credits	(335)	(0.56)%
Non-deductible and non-taxable expenses	263	0.44%
Cross-border tax laws	621	1.04%
Stock compensation	(5,829)	(9.73)%
Other	(172)	(0.29)%
Foreign
Israel	926	1.55%
Other	464	0.78%
Worldwide changes in unrecognized tax benefits	(268)	(0.45)%
Total income tax expense	$9,240	15.42%
The total tax expense of $12.8 million for year ended December 31, 2024 was higher than the expected tax expense computed at the U.S. federal statutory tax rate of 21%, primarily due to non-deductible expenses and a foreign tax related to the transfer of intellectual property, partially offset by the research and development credit. The total tax expense of $9.2 million for the year ended December 31, 2025 was lower than the expected tax expense computed at the U.S. federal statutory rate of 21%, primarily due to windfall benefits from stock compensation.
During 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted into law in the United States. Among its multiple provisions, the TCJA created a requirement causing income earned by foreign subsidiaries of the U.S. stockholder to be included in the gross income for the purposes of calculating taxable income. This provision is known as Global Intangible Low-Tax Income, or “GILTI.” ASC 740 states that the U.S. entity can make an accounting policy election either to recognize deferred taxes for temporary differences that are expected to reverse in future years or provide for the tax expense resulting from those items in the year the tax is incurred. The Company’s policy is to recognize GILTI as a period expense within the period the tax is incurred.
On July 4, 2025, the One Big Beautiful Bill Act ("OBBBA") was signed into law. Included in the OBBBA are provisions that allow for the immediate expensing of domestic U.S. research and development expenses, immediate expensing of certain capital expenditures, and other changes to the U.S. taxation of profits derived from foreign operations. OBBBA contains multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. The Company recognized the effects of the OBBBA provisions in its financial results to the extent they are applicable to the year ended December 31, 2025. The Company will continue to evaluate the impact of these provisions on the year ended December 31, 2026 and subsequent consolidated financial statements.
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):
53 The state and local jurisdictions that make up the majority (greater than 50%) of the state and local tax expense are Texas, Maryland, and California.

Deferred tax assets	Year ended December 31, 2024	Year ended December 31, 2025
Accrued expenses	$35	$132
Accrued bonus and vacation	1,627	2,323
IBNR reserves	52	115
Right of use liability	2,600	1,636
Stock compensation	1,510	1,326
Reserves	329	371
Research and development expense	27,614	20,769
Net operating loss, credits	—	1,687
Other	1,004	1,711
Gross deferred tax assts	$34,771	$30,070
Less: Valuation allowance	(15)	—
Total deferred tax assets	$34,756	$30,070

Deferred tax liabilities	Year ended December 31, 2024	Year ended December 31, 2025
Deferred commissions	$(4,632)	$(4,488)
Right of Use Asset	(1,680)	(1,051)
Property, equipment, and software	(1,253)	(716)
Intangible assets	(2,271)	(4,176)
Total deferred tax liabilities	(9,836)	(10,431)
Net deferred tax assets	$24,920	$19,639
The net deferred tax assets of $24.9 million and $19.6 million as of December 31, 2024 and 2025, respectively, are recorded within other assets and other liabilities on the consolidated balance sheets. In assessing the realizability of the deferred tax assets, the Company considers whether it is more-likely-than-not that some or all of the deferred tax assets would be realized. In evaluating the Company’s ability to utilize its deferred tax assets, it considered all available evidence, both positive and negative, including future reversals of existing taxable temporary differences and projected future taxable income, on a jurisdiction-by-jurisdiction basis. As of December 31, 2024 and 2025, the Company concluded, based on the weight of all available evidence, that it is more likely than not that the U.S. deferred tax assets will be realized. The Company held a valuation allowance for deferred tax assets in a foreign jurisdiction, where the net valuation allowance changed by an immaterial amount during the year ended December 31, 2024. For the year ended December 31, 2025, the Company took the position that no valuation allowances were required in any jurisdictions.
The Company does not have federal net operating loss (“NOL”) carryforwards for the years ending December 31, 2024 and 2025. The Company has an ending state NOL amount of $2.7 million and $2.0 million as of December 31, 2024 and 2025, respectively. The Company’s outstanding state NOLs will begin to expire in 2028.
The Company’s foreign subsidiary located in Pune, India has benefited from a Special Economic Zone program as a result of its operations in a qualified zone. The Company has benefitted from Minimum Alternative Tax Credits that were fully utilized in 2024.

A reconciliation of the beginning and ending amount of unrecognized tax benefits were as follows (in thousands):

	Year ended December 31, 2024	Year ended December 31, 2025
Balance, beginning of year	$2,303	$3,286
Additions based on tax positions relating to current year	1,014	(76)
Additions based on tax positions relating to prior years	67	(179)
Lapse of statute of limitations	(98)	(126)
Balance, end of year	$3,286	$2,905
The Company recognizes the effects of income tax positions only if those positions are more-likely-than-not to be realized based on the technical merits. Recognized income tax positions are measured at the largest amount that is greater than 50% likelihood of being realized.
The Company has established total gross reserves for uncertain tax positions of $2.9 million as of December 31, 2025. The Company accrues interest and penalties related to reserves for income taxes as a component of income tax expense. The gross amount of interest and penalties was $0.6 million and $0.3 million, respectively, for the year ended December 31, 2025. The Company notes that, if recognized, $2.7 million of unrecognized tax benefits will affect the effective tax rate.
The Company conducts business in various international jurisdictions and, as a result, the Company files income tax returns in the U.S. federal, state, and foreign jurisdictions. The Company is subject to examination by taxing authorities throughout the world, including India, Canada, the Netherlands, Israel, and the United States. A number of the Company’s tax returns remain subject to examination by U.S. taxing authorities including 2022 – 2025. However, there are no active examinations.
Although future distributions of foreign earnings to the United States should not be subject to U.S. federal income taxes, state taxes or foreign taxes may be imposed on such earnings. Despite the U.S. taxation of these amounts, the Company plans to continue investing the majority of these earnings indefinitely outside the United States and does not anticipate incurring any significant additional taxes related to these amounts. As of December 31, 2025, the amount of indefinitely reinvested foreign earnings was approximately $32.4 million. The amount of foreign earnings not considered indefinitely reinvested outside the United States as of December 31, 2025 was $1.7 million.
Income taxes paid net of refunds received were as follows for the year ended December 31, 2025 (in thousands):

Income Taxes Paid (net of refunds received)	Year ended December 31, 2025
US Federal	$9,198
US State and Local	1,744
Foreign
India	1,784
Other	23
Subtotal	1,807
Total	$12,749

Note 13. Related Party Receivables
Non-Recourse Notes
Non-recourse notes represent notes receivable from individuals that are entirely collateralized by shares of Entrata common stock. These non-recourse notes were issued in 2021 and had an original maturity date of December 31, 2024.
During March 2022, the maturity date for one stockholder’s non-recourse note was amended to December 25, 2023. In December 2023, the maturity date was further amended to June 30, 2024. Additionally, the interest rate was changed effective December 25, 2023 to 11.35% until January 16, 2024, and to 25.0% from January 17, 2024 through the maturity date of June 30, 2024. In January 2024, the stockholder paid $31.9 million in cash toward the non-recourse note receivable. In February 2024, the remaining balance of the non-recourse note was settled by the delivery of 2.8 million shares of common stock from the stockholder to the Company, which shares were subsequently retired. The number of shares delivered in settlement of the note was determined based on the total outstanding note receivable balance of $51.2 million (including accrued interest), divided by a value of $18.21 per share of common stock as of the settlement date, consistent with the terms of the note.
Upon settlement, the Company reduced additional paid-in capital by $0.9 million, representing the carrying value of additional paid-in capital for the shares owned by the stockholder plus the interest recorded to additional paid-in capital during the term of the note receivable.
The Company recorded a reduction to retained earnings (deficit) of $50.3 million, representing a deemed dividend to the stockholder.
The outstanding balances of non-recourse notes receivable were $0.0 million as of both December 31, 2024 and 2025.
Note 14. Net Income Per Share
The following table sets forth the computation of basic and diluted net income per share attributable to common stockholders (in thousands, except per share data):

	Year Ended Dec 31, 2024	Year Ended Dec 31, 2025
Numerator:
Net income	$21,759	$50,676
Denominator:
Weighted average shares used to compute net income per share, basic	172,282	176,275
Dilution due to employee equity awards	4,319	2,082
Weighted average shares used to compute net income per share, diluted	176,601	178,357
Net income per share
Basic net income per share	$0.13	$0.29
Diluted net income per share	$0.12	$0.28
The table above does not include RSUs and options outstanding as of December 31, 2024 or 2025 that were still subject to a performance-based vesting condition that was not considered probable as of that date.

Entrata, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)
(unaudited)

	December 31, 2025	March 31, 2026
Assets
Current assets
Cash and cash equivalents	$95,111	$119,940
Designated cash	272,017	299,062
Restricted cash	10,938	11,562
Accounts receivable, net of allowances of $4,550 and $5,223 as of December 31, 2025 and March 31, 2026, respectively	38,437	38,946
Deferred contract costs	28,053	27,543
Prepaid expenses and other current assets	22,899	17,501
Total current assets	467,455	514,554
Property, equipment, and software, net	20,394	20,286
Right-of-use assets	22,266	28,533
Restricted cash, net of current portion	705	771
Deferred contract costs, net of current portion	21,024	20,700
Intangible assets, net	39,828	37,287
Goodwill	192,409	192,671
Other assets	24,651	24,707
Total assets	$788,732	$839,509
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$7,923	$9,549
Accrued expenses and other current liabilities	51,025	42,888
Deferred revenue	10,134	11,416
Customer deposits	270,455	297,417
Current portion of long-term debt	2,807	2,785
Total Current Liabilities	342,344	364,055
Lease liabilities, net of current portion	20,623	26,106
Long-term debt, net of current portion	387,443	386,853
Customer deposits, net of current portion	449	527
Other liabilities	5,467	5,399
Total liabilities	756,326	782,940
Commitments and contingencies (Note 8)
Stockholders' equity
Common stock, $0.001 par value per share, 375,000 shares authorized; 179,047 and 179,078 shares issued and outstanding as of December 31, 2025 and March 31, 2026, respectively	179	179
Additional paid-in capital	573,758	574,958
Accumulated other comprehensive income	8,584	8,201
Accumulated deficit	(550,115)	(526,769)
Total stockholders' equity	32,406	56,569
Total liabilities and stockholders' equity	$788,732	$839,509
See accompanying notes to condensed consolidated financial statements.

Entrata, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2026
Revenue	$116,601	$143,483
Cost of revenue	47,655	53,459
Gross profit	68,946	90,024

Operating expenses
Sales and marketing	18,136	19,144
Research and product development	16,383	18,221
General and administrative	13,141	15,619
Total operating expenses	47,660	52,984
Operating income	21,286	37,040

Other income (expense)
Interest expense, net	(4,347)	(6,553)
Other income, net	557	13
Income before tax	17,496	30,500
Income tax expense	3,557	7,154
Net income	13,939	23,346
Net income per common share:
Basic	$0.08	$0.13
Diluted	$0.08	$0.13
Weighted average common shares outstanding:
Basic	171,540	179,062
Diluted	175,847	181,730

Comprehensive income:
Net income	13,939	23,346
Foreign currency translation adjustment	(1,157)	(383)
Total comprehensive income	$12,782	$22,963
See accompanying notes to condensed consolidated financial statements.

Entrata, Inc.
Condensed Consolidated Statements of Stockholders’ Equity
(in thousands)
(unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2024	171,535	$171	$796,649	$(854)	$(600,791)	$195,175
Exercise of stock options	10	—	20	—	—	20
Vesting of restricted stock units	8	—	—	—	—	—
Stock-based compensation	—	—	922	—	—	922
Foreign currency translation adjustment	—	—	—	(1,157)	—	(1,157)
Net income	—	—	—	—	13,939	13,939
Balance as of March 31, 2025	171,553	$171	$797,591	$(2,011)	$(586,852)	$208,899

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2025	179,047	$179	$573,758	$8,584	$(550,115)	$32,406
Vesting of restricted stock units	19	—	—	—	—	—
Stock-based compensation	—	—	950	—	—	950
Issuance of common stock for cash	12	—	250			250
Foreign currency translation adjustment	—	—	—	(383)	—	(383)
Net income	—	—	—	—	23,346	23,346
Balance as of March 31, 2026	179,078	$179	$574,958	$8,201	$(526,769)	$56,569
See accompanying notes to condensed consolidated financial statements.

Entrata, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2026
Cash flows from operating activities:
Net income	$13,939	$23,346
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,696	3,002
Amortization of intangible assets	2,536	2,545
Unrealized (gain) loss on foreign exchange	(405)	164
Amortization of debt issuance costs and original issuance discounts	219	387
Amortization of deferred contract costs	8,152	8,598
Loss on sale of property and equipment	5	—
Gain on lease modification	(198)	—
Stock-based compensation	863	910
Noncash rent expense	863	1,037
Deferred income taxes	(2,331)	1,440
Changes in assets and liabilities:
Accounts receivable	(316)	(509)
Deferred contract costs	(7,820)	(7,749)
Other assets	(1,238)	3,767
Accounts payable	(1,584)	1,264
Accrued expenses and other liabilities	2,998	(8,840)
Operating lease liabilities	(1,099)	(1,098)
Deferred revenue	2,386	1,282
Customer deposits	(54,435)	27,041
Net cash (used in) provided by operating activities	(34,769)	56,587
Cash flows from investing activities:
Purchase of property, equipment and software	(3,108)	(2,755)
Proceeds from sale of fixed assets	4	4
Net cash used in investing activities	(3,104)	(2,751)
Cash flows from financing activities:
Issuance of common stock for cash	—	250
Payments on long-term debt	(438)	(1,000)
Proceeds from exercise of stock options	20	—
Net cash used in financing activities	(418)	(750)
Effect of exchange rate on cash	11	(522)
Net (decrease) increase in cash and cash equivalents, designated cash and restricted cash	(38,280)	52,564
Cash and cash equivalents, designated cash and restricted cash:
Beginning of period	319,259	378,771
End of period	$280,979	$431,335

Supplemental cash flow information:
Cash paid for interest	4,413	6,579
Net cash paid (received) for income taxes	(681)	(1,383)
Non-cash investing and financing activities:
Lease liability arising from the recognition of right-of-use asset	19,545	7,967
Purchase of property and equipment in accounts payable	—	176
Stock-based compensation capitalized as internal-use software	30	26
Stock-based compensation capitalized as deferred contract costs	29	15
See accompanying notes to condensed consolidated financial statements.

Note 1. Description of Business and Summary of Significant Accounting Policies
Description of Business
Entrata, Inc. (“Entrata” or the “Company”) is a comprehensive Operating System for the rental property market that connects Customer Relationship Management, Enterprise Resource Planning, Property Operations, and Resident Engagement in a single platform. Entrata was incorporated under the laws of the state of Delaware on July 11, 2003 as Property Solutions International, Inc. and changed its name to Entrata, Inc. on June 23, 2015. Unless otherwise stated, references to “Entrata,” the “Company,” “we,” “us,” and “our” refer to Entrata, Inc. and its consolidated subsidiaries.
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission for interim reporting. Certain information and note disclosures included in the Company’s annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations.
These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited annual consolidated financial statements for the year ended December 31, 2025 included elsewhere in this registration statement. There have been no changes to the Company’s significant accounting policies as described in the Company’s audited annual consolidated financial statements for the year ended December 31, 2025. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments, including those of a normal and recurring nature, which are necessary for the fair presentation of the results for the interim period presented. The results of operations for interim periods are not necessarily indicative of results for the full year. The unaudited condensed consolidated financial statements include the accounts of Entrata, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation for the periods presented.
Use of Estimates
In preparing the condensed consolidated financial statements in conformity with U.S. GAAP, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenue and expenses for the years presented. Material estimates that are particularly susceptible to significant change in the near term relate to the nature and timing of the satisfaction of performance obligations and related reserves, valuation of acquisition-related intangible assets, the determination of capitalized internal-use software costs, allowance for customer credits, estimated useful lives of long-lived tangible and intangible assets, estimated period of benefit used to amortize costs capitalized to obtain and fulfill revenue contracts, contingent commissions related to the sale of insurance products, valuation of common stock, valuation of stock-based compensation awards, valuation of derivative liabilities, valuation of contingent consideration, the incremental borrowing rate associated with the Company’s operating leases, and the recoverability of deferred income tax assets, which are based upon expectations of future taxable income and allowable deductions. Actual results could differ from these estimates. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable, the result of which forms the basis for making judgments about the carrying value of assets and liabilities.
Segment Information
The Company operates as a single reportable segment under Accounting Standards Codification (“ASC 280”), Segment Reporting. The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer. Management has concluded that the Company’s operations represent one operating and reportable segment because the CODM manages the business, allocates resources, and evaluates performance on a consolidated basis. The CODM is not provided with discrete financial information below the consolidated level for decision-making purposes. The CODM evaluates operating performance and allocates resources primarily based on net income as reported on the consolidated statements of operations and comprehensive income. The CODM uses consolidated net income to make operating decisions, allocate resources, and evaluate financial performance, primarily by monitoring actual results compared to forecasted results, as well as by reviewing year-over-year results and trending historical performance. The CODM also uses net income in competitive analysis by benchmarking to the Company’s competitors. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets.
Significant segment expenses include cost of revenue, sales and marketing, research and product development, and general and administrative expenses. For expenses incurred during the three months ended March 31, 2025 and 2026, refer to the Condensed Consolidated Statements of Operations and Comprehensive Income.
Cash and Cash Equivalents, Designated Cash, and Restricted Cash
Cash and cash equivalents, designated cash, and restricted cash at the end of the periods within the condensed consolidated statements of cash flows consists of the following as presented on the condensed consolidated balance sheets as of December 31, 2025 and March 31, 2026 (in thousands):

	December 31, 2025	March 31, 2026
Cash and cash equivalents	$95,111	$119,940
Designated cash	272,017	299,062
Restricted cash	10,938	11,562
Restricted cash, net of current portion	705	771
Total cash and cash equivalents, designated cash and restricted cash	$378,771	$431,335
Recently Adopted Accounting Pronouncements
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively and is effective for calendar year-end public business entities in the 2025 annual period and in 2026 for interim periods with early adoption permitted. The Company adopted ASU 2023-09 for the 2025 annual period on a prospective basis. This adopted ASU results in the Company including the additional required disclosures.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses: Measurement for Credit Losses for Accounts Receivable and Contract Assets, which provides all entities with a practical expedient to assume that current conditions as of the balance sheet date do not change for the remaining life of current accounts receivable and contract assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025 and interim reporting periods within those annual reporting periods with early adoption permitted. The Company adopted this new standard effective January 1, 2026 and the adoption did not have a material impact on the consolidated financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses, which requires that public entities disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. This ASU will result in the required additional disclosures being included in the consolidated financial statements on a prospective basis, with the option for retrospective application, once adopted. The Company is currently evaluating this guidance and the impact it may have on its consolidated financial statements.
In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software: Targeted Improvements to the Accounting for Internal-Use Software, which modernizes the accounting for internal-use software. ASU 2025-06 removes all references to software development stages and requires capitalization of software costs when management has committed to the software project and it is probable the software will be completed and perform its intended use. ASU 2025-06 is effective for fiscal years beginning after December 15, 2027 and interim reporting periods within those annual reporting periods with early adoption permitted. The Company is currently evaluating this guidance and the impact it may have on its consolidated financial statements.
In December 2025, the FASB issued ASU 2025-11, Interim Reporting: Narrow-Scope Improvements, which provides clarifications intended to improve the consistency and usability of interim disclosure requirements, including a comprehensive listing of required interim disclosures and a new disclosure principle for reporting material events occurring after the most recent annual period. The amendments do not change the underlying objectives of interim reporting but are designed to enhance clarity in application. ASU 2025-11 is effective for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating this guidance and the impact it may have on its consolidated financial statements.
Note 2. Revenue Recognition
The following table presents revenue disaggregated by major revenue source (in thousands):

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2026
Subscription-related	$100,525	$121,937
Embedded Technology Solutions	16,076	21,546
Total Revenue	$116,601	$143,483
The Company’s revenue is generated primarily from customers in the United States.
Remaining Performance Obligations
As of March 31, 2026, the aggregate amount of the transaction price allocated to remaining performance obligations that are unsatisfied (or partially unsatisfied) was $279.0 million. The Company expects to recognize approximately $139.9 million of this amount as revenue over the next 12 months and expects to recognize approximately $123.3 million of this amount as revenue between 13 and 36 months, and the remainder thereafter.
The Company expects to recognize the majority of its remaining performance obligations over the remaining terms of its customer contracts, which generally range from three to five years. The Company includes only contractual billing amounts within remaining performance obligations and does not include usage-based services or other commission-based products.

Contract Balances
The following table presents contract balances as of December 31, 2024 and 2025 and March 31, 2026 (in thousands):

	December 31, 2024	December 31, 2025	March 31, 2026
Accounts receivable, net	29,874	38,437	38,946
Contract assets (included in Accounts receivable, net)	3,794	6,441	5,697
Deferred revenue	7,482	10,134	11,416
The Company recognized $1.9 million and $2.5 million of revenue during the three months ended March 31, 2025 and 2026, respectively, that was included in deferred revenue at the beginning of the period.
Contract Acquisition Costs
The balances below, as well as the balances of contract fulfillment costs in the following section, are included in deferred contract costs and deferred contract costs, net of current portion on the condensed consolidated balance sheets (in thousands):

	December 31, 2025	March 31, 2026
Contract acquisition costs – current	$11,352	$10,704
Contract acquisition costs – noncurrent	7,416	7,031
Total	$18,768	$17,735
Amortization of contract acquisition costs is recognized within sales and marketing expense and totaled $3.3 million and $3.5 million for the three months ended March 31, 2025 and 2026, respectively.
Contract Fulfillment Costs
The following table presents the balances of contract fulfillment costs as of December 31, 2025 and March 31, 2026 (in thousands):

	December 31, 2025	March 31, 2026
Contract fulfillment costs – current	$16,701	$16,839
Contract fulfillment costs – noncurrent	13,608	13,669
Total	$30,309	$30,508
Amortization of capitalized fulfillment costs is recognized within cost of revenue and totaled $4.8 million and $5.1 million for the three months ended March 31, 2025 and 2026, respectively.
Customer Deposits
As of December 31, 2025 and March 31, 2026, the Company held total deposits of $0.4 million and $0.5 million from customers underwritten for payment processing, respectively. These amounts are recorded within customer deposits, net of current portion on the condensed consolidated balance sheets.

Note 3. Balance Sheet Components
Prepaid Expenses and Other Current Assets
The following is a summary of prepaid expenses and other current assets (in thousands):

	December 31, 2025	March 31, 2026
Prepaid expenses	$12,697	$14,429
Prepaid taxes	8,398	1,132
Other current assets	1,804	1,940
Total prepaid expenses and other current assets	$22,899	$17,501
Accrued Expenses and Other Current Liabilities
The following is a summary of accrued expenses and other current liabilities (in thousands):

	December 31, 2025	March 31, 2026
Accrued compensation	$19,811	$12,674
Accrued income and other taxes payable	2,056	2,360
Other current liabilities	29,158	27,854
Total accrued expenses and other current liabilities	$51,025	$42,888
Note 4. Property, Equipment, and Software, Net
Property, equipment, and software, net consisted of the following (in thousands):

	December 31, 2025	March 31, 2026
Furniture, fixtures and other equipment	$21,793	$21,912
Internal-use software	39,903	41,854
Leasehold improvements	11,264	11,628
Total property, equipment and software	72,960	75,394
Less: accumulated depreciation and amortization	(52,566)	(55,108)
Property, equipment and software, net	$20,394	$20,286
Depreciation and amortization expense for the three months ended March 31, 2025 and 2026 was $2.7 million and $3.0 million, respectively.
Note 5. Goodwill and Identified Intangible Assets
Changes in the carrying amount of goodwill were as follows (in thousands):

Balance December 31, 2025	$192,409
Impact of foreign currency adjustments	262
Balance at March 31, 2026	$192,671
There was no impairment of goodwill during the three months ended March 31, 2025 or 2026.

Intangible assets consisted of the following at December 31, 2025 (in thousands):

	Carrying Amount	Accumulated Amortization	Net
Developed technologies	$16,322	$(8,728)	$7,594
Trademarks	1,700	(1,044)	656
Customer relationships	45,841	(14,263)	31,578
Total intangible assets	$63,863	$(24,035)	$39,828
Intangible assets consisted of the following at March 31, 2026 (in thousands):

	Carrying Amount	Accumulated Amortization	Net
Developed technologies	$16,322	$(9,741)	$6,581
Trademarks	1,700	(1,109)	591
Customer relationships	45,847	(15,732)	30,115
Total intangible assets	$63,869	$(26,582)	$37,287
Amortization expense for finite-lived intangible assets totaled $2.5 million in both of the three months ended March 31, 2025 and 2026. Amortization expense for developed technologies is recorded in cost of revenue and amortization expense for trademarks and customer relationships are recorded in sales and marketing in the consolidated statements of operations and comprehensive income.
There was no impairment of intangible assets during the three months ended March 31, 2025 or 2026.
Note 6. Debt
JPMorgan Chase Bank Term Loan
On September 30, 2025, the Company entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, and issuing bank (the “2025 Credit Agreement”). Pursuant to the 2025 Credit Agreement, the Company borrowed $400.0 million on a term loan (the “2025 Term Loan”) with a revolving loan commitment of up to $75.0 million. The Company did not draw on the revolver during the period ended March 31, 2026. The Company also has up to $15.0 million in letters of credit available under the 2025 Credit Agreement, none of which has been drawn during the periods presented. The borrowings are collateralized by the equity interests of certain of the Company’s wholly owned subsidiaries and by substantially all Company assets, including accounts receivable, cash accounts, equipment, and intellectual property.
The 2025 Term Loan has a maturity date of September 30, 2032. Quarterly payments of $1.0 million began in March 2026, with the remainder due on the maturity date. The 2025 Term Loan bears interest at 3.00% + SOFR if the first-lien leverage ratio is greater than 2.75 and 2.75% + SOFR if the first-lien leverage ratio is less than or equal to 2.75. As of December 31, 2025 and March 31, 2026, the interest rate was approximately 6.7% and 6.4%, respectively. Interest payments are made monthly. Fees on the unused portion of the revolver are 0.5% per annum. The 2025 Term Loan had a 1.0% prepayment penalty, which expired on March 30, 2026. Interest expense was $4.4 million and $6.6 million for the three months ended March 31, 2025 and 2026, respectively.
The Company incurred debt issuance costs of $9.9 million, inclusive of $1.0 million in original issuance discounts. These costs have been capitalized and are being amortized using the effective interest method over the life of the 2025 Term Loan. Such amortization is included in interest expense, net. Amortization of deferred financing costs was $0.2 million and $0.4 million for the three months ended March 31, 2025 and 2026, respectively.

Other Terms
The 2025 Credit Agreement contains customary affirmative, negative, financial and reporting covenants. Affirmative covenants require the Company to maintain its business and properties, carry adequate insurance and furnish financial and other information to lenders. Negative covenants restrict additional indebtedness, encumbrances or dispositions of assets, changes to corporate structure, and certain dividends and distributions. The financial covenants for the 2025 Term Loan impose a maximum first-lien leverage ratio only when a minimum revolver borrowing has occurred and therefore was not applicable as of December 31, 2025 and March 31, 2026.
Carrying Amounts
The net carrying amount of debt was as follows (in thousands):

	December 31, 2025	March 31, 2026
Principal	$400,000	$399,000
Unamortized debt financing costs	(9,750)	(9,362)
Net carrying amount	$390,250	$389,638
The estimated fair value of the Company’s long-term debt approximated its carrying value as of December 31, 2025 and March 31, 2026, as the debt bears interest at variable rates that approximate current market rates. The fair value of the Company’s debt was determined using Level 2 inputs under the fair value hierarchy.
Note 7. Stockholders’ Equity
Stock Options
Performance Stock Options
The Company grants performance stock options with performance-based, market-based, and service-based vesting conditions. The performance-based vesting condition required for the options to become eligible to vest includes the consummation of a liquidity event (including, but not limited to, an initial public offering, a change of control, or an extraordinary cash dividend), provided that in the event of a liquidity event other than an initial public offering or a change of control, the percentage of options that become eligible to vest is based on the level of participation by the Company’s majority owner in connection with such liquidity event. The percentage of options that vest from each grant is based on the market-based vesting condition, which require specific results as measured on key measurement dates based on the rate of return to the Company’s majority owner, provided that no options will vest if the minimum rate of return is not achieved. In the event of a liquidity event other than an initial public offering, the key measurement date is the date of such liquidity event. In the event of an initial public offering, the key measurement dates are determined based on one of the following sets of criteria: (i) if the offering occurs prior to the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the six month anniversary of the offering and, so long as a change of control does not occur prior to such date, each of the next three six month anniversaries thereafter, and if the offering occurs on or after the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the date that is 31 consecutive trading days following the offering and, so long as a change of control does not occur prior to such date, each of the first two six month anniversaries of the offering; or (ii) if the offering occurs prior to the fourth anniversary of the grant date of the option, the key measurement dates with respect to such options are the first anniversary of the offering and, so long as a change of control does not occur prior to such date, the second anniversary of the offering, and if the offering occurs on or after the fourth anniversary of the grant date of the option, the key measurement dates with respect to such option are the closing date of the offering and, so long as a change of control does not occur prior to such date, the first anniversary of the offering. The service-based vesting condition requires the option holder to continue to be a service provider to the Company in order for their options to be eligible to vest.
The Company utilizes a Monte Carlo simulation valuation model to determine the appropriate value per option. No expense will be recognized prior to when the liquidity event becomes probable, which the Company has determined to be when the event is consummated. The full value of the options, excluding the value of forfeited options, will be recognized using the accelerated attribution method subsequent to the consummation of the liquidity event over any remaining requisite service period, regardless of the percentage of options that vest based on the market-based vesting condition. No stock compensation expense was recognized related to performance stock options in the three months ended March 31, 2025 or 2026.
Traditional Stock Options
In addition to the performance stock options discussed above, the Company also grants stock options subject to an explicit service-based vesting condition and no performance-based vesting condition. The Company’s valuation of traditional stock options utilizes the Black-Scholes option-pricing model. The Company utilizes the simplified method to estimate the expected term of stock options.
Summary of Stock Option Activity
The following table summarizes stock option activity for the period presented:

	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2025	12,890,531	$14.84	7.7
Forfeited	(7,628)	16.65
Outstanding as of March 31, 2026	12,882,903	$14.84	7.5

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Life (Years)
Exercisable as of March 31, 2026	3,439,023	$3.43	5.3
The total fair value of options vested during the three months ended March 31, 2026 was $0.5 million.
As of March 31, 2026, total unrecognized compensation expense related to stock awards that do not have a performance-based vesting condition was $5.6 million, expected to be recognized over a weighted-average period of 2.8 years.
As of March 31, 2026, total unrecognized compensation expense related to stock awards that have a performance-based vesting condition was $64.8 million.
Restricted Stock Units
Performance Restricted Stock Units
The Company grants restricted stock units (“RSUs”) with both performance-based and service-based vesting conditions. The service-based vesting condition of each RSU award provides for vesting as to 25% or 33% of the award on the first anniversary of the vesting commencement date, with the remainder vesting ratably on a quarterly basis thereafter, while other awards vest ratably on a quarterly basis over three years. No RSUs become eligible to vest until the performance-based vesting condition becomes probable, which the Company has determined is upon consummation of a liquidity event (public company event, including an initial public offering or change of control). Stock-based compensation expense is recognized only for those RSUs expected to meet both service-based and performance-based vesting conditions.
Certain RSUs granted contain a “Good Leaver” provision. This clause allows a holder who leaves the Company in good standing prior to a liquidity event to receive value that is capped upon such event. The holder of a Good Leaver award will vest in the number of shares that provides the lesser of
(i)the number of shares vested based on service before leaving, or
(ii)the number of shares equal to the fair value of those shares as if vested under the service-based criteria.
No compensation expense is recognized for Good Leaver awards until a liquidity event becomes probable.
Restricted Stock Units (Service-Based)
The Company also grants RSUs with only an explicit service-based vesting condition (no performance-based vesting condition). These RSUs vest over periods of three to four years. Certain awards vest as to 25% or 33% of the award on the first anniversary of the vesting commencement date, with the remainder vesting ratably on a quarterly basis thereafter, while other awards vest ratably on a quarterly basis over three years. Stock-based compensation expense for such RSUs is recognized on a straight-line basis over the requisite service period. No “Good Leaver” provisions apply to these RSUs.
Summary of RSU Activity

	Number of RSUs	Weighted-Average Grant Date Fair Value per RSU
Unvested as of December 31, 2025	4,807,957	$16.93
Granted	1,509,987	21.13
Vested	(19,375)	21.91
Forfeited	(50,210)	19.59
Unvested as of March 31, 2026	6,248,359	$17.91

The aggregate intrinsic value of RSUs vested during the three months ended March 31, 2026 was $0.4 million.
As of March 31, 2026, total unrecognized compensation expense related to RSUs for which the performance-based vesting condition has been met or for which there is no performance-based vesting condition was $5.0 million, to be recognized over a weighted-average period of 2.6 years. Of the unvested RSUs as of March 31, 2026, 6.0 million remain subject to both explicit service-based and performance-based vesting conditions and have a total unrecognized compensation expense of $107.3 million. As of March 31, 2026, achievement of the performance-based vesting condition was not probable.

Stock-Based Compensation Expense
The Company recognized stock-based compensation expense as follows (in thousands):

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2026
Cost of revenue	$48	$28
Sales and marketing	72	141
Research and product development	403	462
General and administrative	340	279
Total stock-based compensation expense	$863	$910
Note 8. Commitments and Contingencies
Operating Leases
The Company leases office space under non-cancelable operating leases with various expiration dates and options to renew. The leases require monthly payments that may be subject to annual increases. Certain leases include renewal options that the Company is not reasonably certain to exercise; therefore, such options are excluded from lease-term determinations. All identified leases are classified as operating leases.
As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on information about collateralized debt and term structure as the discount rate for measuring lease liabilities.
During the three months ended March 31, 2026, the Company commenced the second phase of its lease for office space in India, which was originally entered into during the year ended December 31, 2025. In connection with the commencement of this phase, the Company recognized an additional right-of-use asset and corresponding operating lease liability of approximately $7.4 million.
During the three months ended March 31, 2026, the Company commenced its lease for office space in Logan, Utah, which was originally entered into during the year ended December 31, 2025. In connection with the commencement of this lease, the Company recognized a right-of-use asset and corresponding operating lease liability of approximately $0.6 million.
As of December 31, 2025 and March 31, 2026:
•Right-of-use assets were $22.3 million and $28.5 million, respectively.
•Current maturities of operating lease liabilities were $4.6 million and $5.3 million, respectively.
•Noncurrent lease liabilities were $20.6 million and $26.1 million, respectively.
Operating lease costs were $1.4 million and $1.7 million for the three months ended March 31, 2025 and 2026, respectively. Short-term lease costs was $0.1 million for both of the three months ended March 31, 2025 and 2026. Cash paid for operating leases was $1.6 million and $1.7 million in the three months ended March 31, 2025 and 2026, respectively. Sublease income was not material in the three months ended March 31, 2025 or 2026.

The maturities of the Company’s operating lease liabilities were as follows as of March 31, 2026 (in thousands):

Year Ending December 31	Future Lease Payments
Remaining portion of 2026	$5,941
2027	7,159
2028	3,968
2029	4,017
2030	4,141
Thereafter	19,036
Total future minimum lease payments	44,262
Less: imputed interest	12,829
Total lease liabilities	$31,433
As of March 31, 2026, the weighted-average remaining lease term was 7.8 years and the weighted-average discount rate was 9.1%.
Litigation
From time to time, the Company may become involved in legal proceedings or be subject to claims arising in the normal course of business. The Company has accrued for all litigation losses that are both probable and estimable, and such amounts were not material as of December 31, 2025 and March 31, 2026. Legal fees are expensed as incurred. Insurance recoveries are recorded when collection is probable.
Warranties and Indemnification
The performance of the Company’s Operating System is typically warranted to perform in a manner consistent with general industry standards. Customer agreements generally include provisions for indemnifying customers against liabilities if the Company’s products or services infringe a third party’s intellectual property rights.
In addition, the Company has certain agreements with indemnification obligations for breaches of security or data incidents involving its Operating System or vendors. To date, the Company has not incurred any material costs under such obligations and has not accrued any material liabilities related thereto.
Director and Officer Indemnification
The Company has agreed to indemnify its directors and certain officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred in actions or proceedings to which they are made a party by reason of their service. The Company maintains director and officer insurance coverage that would generally enable recovery of a portion of any future amounts paid. No material costs have been incurred related to such obligations.
Note 9. Employee Benefit Plans
Entrata sponsors a defined contribution 401(k) retirement plan (the “Retirement Plan”). Employees who have completed 30 days of service and are at least 18 years of age are eligible to participate in the Retirement Plan.
Employees may elect to contribute a portion of their annual compensation up to the maximum amount allowed under Internal Revenue Service regulations ($23,500 for 2025 and $24,500 for 2026).

The Company matches 37.5% of the first 8% of eligible compensation contributed by participants. Additional discretionary contributions may also be made by the Company.
For the three months ended March 31, 2025 and 2026, the Company contributed $0.9 million and $0.9 million (net of forfeited contributions) to the Retirement Plan, respectively.
Note 10. Income Taxes
The Company calculates its provision for income taxes on a quarterly basis by applying an estimated annual effective tax rate to income from operations and by calculating the tax effect of discrete items recognized during the quarter.
For the three months ended March 31, 2025, the Company recorded income tax expense of $3.6 million, representing an effective tax rate of 20.3%. The Company’s effective tax rate differs from the U.S. federal statutory rate of 21% primarily due to benefits from research and development tax credits, partially offset by non-deductible stock compensation and state income taxes. For the three months ended March 31, 2026, the Company recorded income tax expense of $7.2 million, representing an effective tax rate of 23.5%. The Company’s effective tax rate differs from the U.S. federal statutory rate of 21% primarily due to non-deductible expenses and state income taxes, partially offset by research and development tax credits.
The Company assesses its ability to realize its deferred tax assets on a quarterly basis and the Company establishes a valuation allowance if it is more-likely-than-not that some portion of deferred tax assets will not be realized. The Company weighs all available positive and negative evidence, including its earnings history and results of recent operations, scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies. The Company has determined that no valuation allowance was necessary as of March 31, 2026.
Note 11. Net Income Per Share
The following table sets forth the computation of basic and diluted net income per share attributable to common stockholders (in thousands, except per share data):

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2026
Numerator:
Net income	$13,939	$23,346
Denominator:
Weighted average shares used to compute net income per share, basic	171,540	179,062
Dilution due to employee equity awards	4,307	2,668
Weighted average shares used to compute net income per share, diluted	175,847	181,730
Net income per share
Basic net income per share	$0.08	$0.13
Diluted net income per share	$0.08	$0.13
The table above does not include RSUs and options outstanding as of March 31, 2025 or 2026 that were still subject to a performance-based vesting condition that was not considered probable as of that date.
Note 12. Subsequent Events
In April 2026, the Company amended its lease agreement for its headquarters office space in Lehi, Utah. The amendment extends the lease term through February 2038 and modifies the contractual rental payments over the extended term. No remeasurement of the related right-of-use asset or lease liability had been recorded as of March 31, 2026. Future minimum lease payments under this noncancellable lease are approximately $40.1 million.

      Shares
Entrata, Inc.
Class A Common Stock

Prospectus

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution.
The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the exchange listing fee.

Amount to be Paid
SEC registration fee		$13,810
FINRA filing fee		15,500
Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*
Total	$	*
_______________
*To be filed by amendment.
Item 14.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.
We expect to adopt an amended and restated certificate of incorporation, which will become effective prior to the completion of this offering, and which will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, neither our directors nor officers will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, as applicable, except liability of:
•any breach of the director’s or officer’s duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for our directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•any transaction from which the director or officer derived an improper personal benefit; or
•for our officers, any derivative action by or in the right of the corporation.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, our amended and restated bylaws, and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15.    Recent Sales of Unregistered Securities.
Since May 27, 2023, we have issued the following unregistered securities:
Common Stock Issuances
On May 9, 2025, we sold 8,650,520 shares of our common stock in a private placement to two accredited investors at a per share purchase price of $23.12, for an aggregate purchase price of $200.0 million.
On January 28, 2026, we sold 11,831 shares of our common stock in a private placement to an accredited investor at a per share purchase price of $21.13, for an aggregate purchase price of $0.2 million.
Option and RSU Issuances
From May 27, 2023 through the date of this registration statement, we granted to our directors, officers, employees, consultants, and other service providers options to purchase an aggregate of 9,780,789 shares of our common stock under our equity compensation plans at exercise prices ranging from $18.72 to $23.12 per share on a pre-dividend basis.
From May 27, 2023 through the date of this registration statement, we granted to our directors, officers, employees, consultants, and other service providers an aggregate of 4,448,732 RSUs to be settled in shares of our common stock under our equity compensation plans (net of RSUs issued in connection with acquisitions discussed below).
Securities Issued in Connection with Acquisitions
In June 2024, we acquired Colleen AI Inc. using a combination of cash and our common stock. As partial consideration for the acquisition, we issued an aggregate of 331,400 shares of our common stock (which at the time were valued at $7.2 million to individuals and entities who were former employees or stockholders of such company). None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 16.    Exhibits and Financial Statement Schedules.
Exhibits
See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.
Financial Statement Schedules
All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.    UNDERTAKINGS.
The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of the registrant, as currently in effect.
3.2*	Form of Amended and Restated Certificate of Incorporation of the registrant, to be in effect upon completion of this offering.
3.3	Bylaws of the registrant, as currently in effect.
3.4*	Form of Amended and Restated Bylaws of the registrant, to be in effect upon completion of this offering.
4.1*	Amended and Restated Stockholders Agreement among the registrant and certain holders of its capital stock, dated as of May 9, 2025, to be terminated upon completion of this offering (and providing for certain ongoing registration rights that will survive such termination).
4.2*	Stockholders Agreement among the registrant and certain holders of its capital stock, to be in effect upon completion of this offering.
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1+*	Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
10.2+*	Entrata, Inc. 2026 Equity Incentive Plan and related form agreements.
10.3+*	Entrata, Inc. 2026 Employee Stock Purchase Plan and related form agreements.
10.4+	Entrata, Inc. 2012 Equity Incentive Plan and related form agreements.
10.5+	Entrata, Inc. 2021 Equity Incentive Plan and related form agreements.
10.6+*	Non-Employee Director Compensation Policy.
10.7+*	Executive Incentive Compensation Plan.
10.8+*	Change in Control and Severance Policy.
10.9+*	Separation and Release Agreement between the registrant and Amanda Fumo, dated March 30, 2026.
10.10*	Lease Agreement between the registrant and Boyer Lehi Holdings, L.C., dated as of March 15, 2016, amended as of April 28, 2026.
10.11^	Credit Agreement between the registrant, the several lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., dated as of September 30, 2025.
21.1	List of subsidiaries of the registrant.
23.1	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm.
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on page II-6).
107.1	Filing fee table.
_______________
*To be filed by amendment. All other exhibits are submitted herewith.
+Indicates management contract or compensatory plan.
^    Certain information in this exhibit (indicated by asterisks) has been redacted because it is both (i) not material and (ii) information that the registrant treats as private or confidential.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Lehi, Utah, on the 28th day of May, 2026.

ENTRATA, INC.

By:	/s/ Adam Edmunds
Adam Edmunds
Chief Executive Officer and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam Edmunds and Mark Hansen, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam Edmunds	Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2026
Adam Edmunds

/s/ Mark Hansen	Chief Financial Officer (Principal Financial and Accounting Officer)	May 28, 2026
Mark Hansen

/s/ Chase Harrington	Director	May 28, 2026
Chase Harrington

/s/ William Koefoed	Director	May 28, 2026
William Koefoed

/s/ Kyle Paster	Director	May 28, 2026
Kyle Paster

/s/ John Rudella	Director	May 28, 2026
John Rudella